Exhibit 10.20

EXECUTION VERSION

ABL CREDIT AGREEMENT

dated as of

August 13, 2018

among

FBM ALPHA LLC,

as Holdings,

FOUNDATION BUILDING MATERIALS HOLDING COMPANY LLC,

as the Lead Borrower,

THE ADDITIONAL US BORROWERS PARTY HERETO,

THE CANADIAN BORROWERS PARTY HERETO,

THE LENDERS PARTY HERETO,

BANK OF AMERICA, N.A.,

as Administrative Agent,

and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

GOLDMAN SACHS BANK USA,

RBC CAPITAL MARKETS1,

and

SUNTRUST ROBINSON HUMPHREY,

as Joint Lead Arrangers and Joint Bookrunners

[1]	RBC Capital Markets is a brand name for the capital markets activities of Royal Bank of Canada and its affiliates.

i

3.5	No Legal Bar	118
3.6	No Material Litigation	119
3.7	Ownership of Property; Liens; Insurance	119
3.8	Intellectual Property	119
3.9	Taxes	119
3.10	Federal Reserve Board Regulations	119
3.11	ERISA; Canadian Pension Plans	119
3.12	Investment Company Act	120
3.13	Restricted Subsidiaries	120
3.14	Use of Proceeds	121
3.15	Environmental Matters	121
3.16	Accuracy of Information, Etc.	121
3.17	Security Documents	122
3.18	Solvency	122
3.19	Sanctions; Anti-Bribery Laws; Anti-Terrorism, Money Laundering and Corruption Laws	122
3.20	Labor Matters	123
3.21	Borrowing Base Certificates	123
3.22	Beneficial Ownership. As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all respects	123

Section 4.	CONDITIONS PRECEDENT	123

4.1	Conditions to Closing Date	123
4.2	Conditions to Each Post-Closing Extension of Credit	125

Section 5.	AFFIRMATIVE COVENANTS	126

5.1	Financial Statements	126
5.2	Certificates: Other Information	128
5.3	Payment of Obligations	129
5.4	Conduct of Business and Maintenance of Existence	130
5.5	Maintenance of Property: Insurance	130
5.6	Inspection of Property; Books and Records; Discussions	130
5.7	Notices	131
5.8	Environmental Laws	131
5.9	Additional Collateral, Etc.	131
5.10	Use of Proceeds	133
5.11	Further Assurances	133
5.12	Canadian Pension Plans	133
5.13	Designation of Subsidiaries	134
5.14	Post-Closing Matters	134
5.15	Limitation on Lines of Business	134
5.16	Changes in Fiscal Periods	134
5.17	Qualifying Equipment	134

Section 6.	NEGATIVE COVENANTS	135

6.1	Financial Covenant	135
6.2	Limitation on Indebtedness	135
6.3	Limitation on Liens	141
6.4	Limitation on Fundamental Changes	148

6.5	Limitation on Disposition of Property	148
6.6	Limitation on Restricted Payments	150
6.7	Limitation on Investments	153
6.8	Limitation on Optional Payments of Covered Debt Instruments	157
6.9	Limitation on Transactions with Affiliates	157
6.10	Limitation on Negative Pledge Clauses	159
6.11	Limitation on Restrictions on Restricted Subsidiary Distributions	161
6.12	Limitation on Activities of Holdings and Intermediate Parents	162

Section 7.	EVENTS OF DEFAULT	163

7.1	Events of Default	163
7.2	Right to Cure	167

Section 8.	THE ADMINISTRATIVE AGENT	168

8.1	Appointment	168
8.2	Delegation of Duties	168
8.3	Exculpatory Provisions	169
8.4	Reliance by the Administrative Agent	169
8.5	Notice of Default	169
8.6	Non-Reliance on the Administrative Agent and Other Lenders	170
8.7	Indemnification	170
8.8	Agent in Its Individual Capacity	170
8.9	Successor Administrative Agent	171
8.10	Lead Borrower as Borrower Representative	171
8.11	Arrangers	172
8.12	Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim	172
8.13	Certain ERISA Matters	172

Section 9.	MISCELLANEOUS	174

9.1	Notices	174
9.2	Waivers; Amendments	177
9.3	Expenses; Indemnity; Damage Waiver	180
9.4	Successors and Assigns	182
9.5	Survival	186
9.6	Counterparts; Integration; Effectiveness	186
9.7	Severability	187
9.8	Right of Setoff	187
9.9	Governing Law; Jurisdiction; Consent to Service of Process	187
9.10	WAIVER OF JURY TRIAL	188
9.11	Headings	188
9.12	Confidentiality	188
9.13	PATRIOT Act; Canadian Anti-Money Laundering	189
9.14	Release of Liens and Guarantees; Secured Parties	190
9.15	No Fiduciary Duty	191
9.16	Interest Rate Limitation	192
9.17	Intercreditor Agreements	192
9.18	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	192
9.19	Judgment Currency	193

9.20	Collateral or Margin Posted Under Hedge Agreements	193

Section 10.	ADDITIONAL LOAN PARTIES AND OBLIGATIONS	194

10.1	Additional Borrowers	194
10.2	Discretionary Guarantors	194

SCHEDULES:

I.	Consolidated EBITDA Adjustments
2.1	Lenders
2.4(a)	Existing Letters of Credit
3.4	Consents, Authorizations, Filings and Notices
3.13(a)	Restricted Subsidiaries
3.13(b)	Unrestricted Subsidiaries
5.14	Post-Closing Matters
5.17	Qualifying Equipment Locations
6.2(d)	Existing Indebtedness
6.3(f)	Existing Liens
6.7(c)	Existing Investments
6.9(b)	Existing Affiliate Transactions
6.10	Existing Negative Pledges

EXHIBITS:

A-1	Form of US Guarantee and Collateral Agreement
A-2	Form of Canadian Collateral Agreement
B	Form of Compliance Certificate
C	Form of Closing Certificate
D	Form of Perfection Certificate
E	Form of Assignment and Assumption
F	Form of ABL Intercreditor Agreement
G-1	Form of Revolving Credit Note
G-2	Form of Swingline Note
H-1 - H-4	Forms of US Tax Compliance Certificates
I-1	Form of Borrowing Request
I-2	Form of Interest Election Request
I-3	Form of Notice of Prepayment
J	Form of Solvency Certificate
K-1	Form of Notice of Additional Borrower
K-2	Form of Notice of Additional Guarantor
L	Form of Borrowing Base Certificate
M	Form of Collateral Access Agreement

ABL CREDIT AGREEMENT, dated as of August 13, 2018, among FBM ALPHA LLC, a Delaware limited liability company (“Holdings”), FOUNDATION BUILDING MATERIALS HOLDING COMPANY LLC, a Delaware limited liability company (the “Lead Borrower”), the Additional US Borrowers (as defined herein) party to this Agreement, the Canadian Borrowers (as defined herein) party to this Agreement (together with the Lead Borrower and Additional US Borrowers, “Borrowers”, and each, a “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement as lenders and as issuing banks, and BANK OF AMERICA, N.A., as administrative agent and collateral agent (together with its successors and permitted assigns in such capacity, the “Administrative Agent”).

PRELIMINARY STATEMENTS

The Lead Borrower has requested that, substantially simultaneously with the consummation of the Refinancing, (i) the Lenders hereunder extend credit to the Lead Borrower and the other Borrowers from time to time on or after the Closing Date in accordance with the Revolving Credit Commitments in an initial aggregate principal amount of up to $400.0 million pursuant to this Agreement and (ii) certain other lenders extend credit to the Lead Borrower in the form of Term Loans on the Closing Date in an initial aggregate principal amount of up to $450.0 million pursuant to the Term Loan Credit Agreement.

On the Closing Date, the proceeds of the Loans that are drawn on the Closing Date, together with (i) the proceeds of the Term Loans and (ii) certain of the cash on the balance sheet of the Lead Borrower, will be used (A) to consummate the Refinancing, (B) to consummate the other Transactions, (C) to pay the Transaction Costs and (D) for other purposes permitted hereunder.

The Lenders have indicated their willingness to extend credit on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

SECTION 1.    DEFINITIONS

1.1    Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“30-Day Excess Availability”: on a given date, the quotient obtained by dividing (a) the sum of each day’s Specified Excess Availability during the thirty (30) consecutive day period immediately preceding such date by (b) thirty (30).

“ABL Intercreditor Agreement”: the Intercreditor Agreement, dated as of the Closing Date, and substantially in the form of Exhibit F hereto, among the Administrative Agent, the Term Loan Administrative Agent, and any other Senior Representatives or other Persons from time to time party thereto, and acknowledged by Holdings, the Lead Borrower and the other Guarantors party thereto from time to time, and which shall also include any replacement intercreditor agreement entered into in accordance with the terms hereof.

“ABL Priority Collateral”: as defined in the ABL Intercreditor Agreement. In addition, all assets of the Canadian Loan Parties of the type constituting “ABL Priority Collateral” in the ABL Intercreditor Agreement shall constitute ABL Priority Collateral for purposes hereof and the other Loan Documents.

“ABR”: when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to, (a) solely with respect to US Revolving Credit Loans, the Alternate Base Rate, or (b) solely with respect to Canadian Revolving Credit Loans: (i)

the Canadian Base Rate, in the case of ABR Loans denominated in US Dollars, or (ii) the Canadian Prime Rate, in the case of ABR Loans denominated in Canadian Dollars.

“Account”: an “account” as such term is defined in Article 9 of the UCC or the PPSA, as applicable, and any and all supporting obligations in respect thereof.

“Account Debtor”: each Person who is obligated on an Account.

“Accounting Change”: as defined in Section 1.5.

“Acquired Asset Borrowing Base”: the US Acquired Asset Borrowing Base plus the Canadian Acquired Asset Borrowing Base.

“Additional Borrower”: each Wholly Owned Subsidiary of the Lead Borrower set forth on the signature pages hereto as an Additional US Borrower or a Canadian Borrower and any Person that is added as an additional Borrower hereunder with respect to any Revolving Credit Facility in accordance with the provisions set forth in Section 10.1.

“Additional Lenders”: any Eligible Assignee that extends commitments under the Revolving Credit Facilities pursuant to Section 2.20.

“Additional US Borrower”: each Domestic Subsidiary that is a Wholly Owned Subsidiary of the Lead Borrower set forth on the signature pages hereto as an Additional US Borrower and any other Additional Borrower that is a Domestic Subsidiary.

“Adjusted LIBO Rate”: with respect to any Fixed Rate Borrowing for any Interest Period, an interest rate per annum equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided, that the Adjusted LIBO Rate shall in no event be less than 0.00%.

“Administrative Agent”: as defined in the preamble hereto.

“Administrative Agent Deposit Account”: as defined in Section 2.21(c).

“Administrative Questionnaire”: an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agent Advance”: as defined in Section 2.1(d).

“Agent Advance Period”: as defined in Section 2.1(d).

“Agent Indemnitee”: as defined in Section 8.7.

“Aggregate Borrowing Base”: at any time, the US Borrowing Base at such time plus the Canadian Borrowing Base at such time.

“Aggregate Exposure”: with respect to any Lender at any time, the sum of (a) the aggregate principal amount of all Revolving Credit Loans of such Lender then outstanding plus (b) the LC Exposure of such Lender at such time.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure (including its share of unfunded Agent Advances) at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”: this ABL Credit Agreement.

“Alternate Base Rate”: for any day a fluctuating rate per annum equal to the greatest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the Adjusted LIBO Rate that would be calculated as of such day (or, if such day is not a Business Day, as of the next preceding Business Day) in respect of a proposed Fixed Rate Loan with a one-month Interest Period plus 1.00%; provided that the Alternate Base Rate shall, in no event, be less than 0.00%. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Rate or the Adjusted LIBO Rate for any reason, the Alternate Base Rate shall be determined without regard to clause (a) or (c), as the case may be, of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the prime rate, the Federal Funds Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the prime rate, the Federal Funds Rate or the Adjusted LIBO Rate, respectively.

“Anti-Corruption Laws”: all laws, rules and regulations of any jurisdiction to the extent applicable to Holdings, the Borrowers or any of their respective Subsidiaries from time to time concerning or relating to bribery, corruption or money laundering, including without limitation the FCPA.

“Anticipated Cure Deadline”: as defined in Section 7.2(a).

“Applicable Margin”: initially a rate per annum equal to in the case of Loans maintained as (A) ABR Loans, 0.50%, and (B) Fixed Rate Loans, 1.50% until the date of the delivery of the first Quarterly Pricing Certificate in accordance with the first sentence of the following paragraph (each, a “Start Date”), commencing with the Quarterly Pricing Certificate delivered with respect to the first full fiscal quarter ending after the Closing Date. From and after the first Start Date to and including the applicable End Date described below, the Applicable Margins for such Type of Loans shall be those set forth below opposite the Historical Excess Availability indicated to have been achieved in any certificate delivered in accordance with the first sentence of the following paragraph:

Level	Historical Excess Availability:	Applicable Margin for Fixed Rate Loans:	Applicable Margin for ABR Loans:
I	Equal to or greater than 66 2⁄3%	1.25%	0.25%
II	Less than 66 2⁄3% and equal to or greater than 33 1⁄3%	1.50%	0.50%
III	Less than 33 1⁄3%	1.75%	0.75%

Without duplication of the rate set forth in Section 2.12(a), the “Applicable Margin” with respect to FILO Loans shall be 0.50% per annum higher than the amounts set forth above for the applicable period then in effect, as more fully described in Section 2.12(a).

The Historical Excess Availability used in a determination of the Applicable Margins shall be determined based on the delivery of a certificate of a Responsible Officer of the Lead Borrower (each, a “Quarterly Pricing Certificate”) to the Administrative Agent (with a copy to be sent by the Administrative Agent to each Lender), within 15 Business Days after the last day of any fiscal quarter, which Quarterly Pricing Certificate shall set forth the calculation of the Historical Excess Availability as at the last day of the fiscal quarter ended immediately prior to the relevant Start Date. The Applicable Margins so determined shall apply, except as set forth in the succeeding sentence, from and including the relevant Start Date to but excluding the earlier of (x) the date on which the next Quarterly Pricing Certificate is delivered to the Administrative Agent and (y) the date which is 15 Business Days following the last day of the fiscal quarter in which the previous Start Date occurred (such earlier date, the “End Date”), at which time, if no Quarterly Pricing Certificate has been delivered to the Administrative Agent (and thus commencing a new Start Date), the Applicable Margins shall be those that correspond to a Historical Excess Availability at Level III above (such Applicable Margins as so determined, the “Highest Applicable Margins”) and the Highest Applicable Margins shall apply until a Quarterly Pricing Certificate is delivered to the Administrative Agent (and thus commencing a new Start Date). Notwithstanding anything to the contrary contained above in this definition, (i) the Applicable Margins shall be the Highest Applicable Margins at all times during which there shall exist any Event of Default, (ii) at all times prior to the date of delivery of the first Quarterly Pricing Certificate following the completion of a field examination and inventory appraisal in accordance with Section 5.2, and delivery of a Borrowing Base Certificate based on such field examination and inventory appraisal, the Applicable Margins shall be maintained at Level II above, (iii) from and after the most recent Incremental Facility Closing Date for any Incremental Facility Amendment pursuant to which the Applicable Margins have been increased above the Applicable Margins in effect immediately prior to such Incremental Facility Closing Date, the Applicable Margins shall be increased to those respective percentages per annum set forth in the applicable Incremental Facility Amendment and (iv) from and after any Extension, with respect to any Extended Revolving Credit Commitments, the Applicable Margins specified for such Extended Revolving Credit Commitments shall be those specified in the applicable definitive documentation therefor.

“Applicable Percentage”: the US Percentage or the Canadian Percentage, as applicable.

“Approved Currency”: each of US Dollars and Canadian Dollars.

“Approved Fund”: any Person (other than a natural Person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit as its primary activity and that is administered or managed by (a) a Lender, (b) an Affiliate or branch of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers”: the collective reference to Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date hereof), Goldman Sachs Bank USA, RBC Capital Markets and SunTrust Robinson Humphrey, as joint lead arrangers and joint bookrunners for the Revolving Credit Facility.

“Assignment and Assumption”: an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.4), and accepted by the Administrative Agent, in the form of Exhibit E or any other form approved by the Administrative Agent and the Lead Borrower.

“Attributable Indebtedness”: when used with respect to any Sale and Leaseback Transaction, as at the time of determination, the present value (discounted at a rate equivalent to the Lead Borrower’s then current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such Sale and Leaseback Transaction.

“Auto Renewal Letter of Credit”: as defined in Section 2.4(c).

“Availability Period”: the period from and including, the Closing Date to but excluding the earlier of the Maturity Date and the date of termination of the Revolving Credit Commitments.

“Average Revolving Credit Facility Balance”: for any period for any Facility, the amount obtained by dividing the Total Revolving Credit Exposure for such Facility at the end of each day for the period in question by the number of days in such period.

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation”: with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank of America”: Bank of America, N.A. (where applicable, acting through its Canadian branch).

“Bankruptcy Code”: Title 11 of the United States Code (11 U.S.C. § 101, et seq.).

“Bankruptcy Event”: with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding or a corporate statutory arrangement proceeding having similar effect, is subject to, or any Person that directly or indirectly controls such Person is subject to, a forced liquidation, or has had a receiver, interim receiver, receiver and manager, conservator, trustee, administrator, custodian, monitor, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it or any substantial part of its assets, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided, that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, so long as such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or Canada or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Beneficial Ownership Certification”: a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation”: 31 C.F.R. § 1010.230.

“Benefit Plan”: any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code that is subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor thereto).

“Board of Directors”: with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, (ii) in the case of any limited liability company or unlimited liability company, the board of managers of such Person or, if there is none, the Board of Directors of the managing member of such Person, (iii) in the case of any partnership, the Board of Directors of the general partner of such Person, (iv) in any other case, the functional equivalent of the foregoing, and (v) in the case of any Person organized under the laws of a jurisdiction other than the United States, any State thereof or the District of Columbia, the foreign equivalent of any of the foregoing.

“Borrower” and “Borrowers”: as defined in the preamble.

“Borrower Materials”: as defined in Section 9.1.

“Borrowing”: Loans of the same Class, Type and currency, made, converted or continued on the same date and, in the case of Fixed Rate Loans, as to which a single Interest Period is in effect.

“Borrowing Base”: the US Borrowing Base, the Canadian Borrowing Base, the FILO Borrowing Base or the Aggregate Borrowing Base, as applicable. For the avoidance of doubt, in the case of any Permitted Acquisition, the Borrowing Base shall include amounts attributable to the target or assets acquired in such Permitted Acquisition to the extent set forth in the definitions of US Borrowing Base, Canadian Borrowing Base and Aggregate Borrowing Base and subject to the limits of the Acquired Asset Borrowing Base to the extent applicable.

“Borrowing Base Certificate”: as defined in Section 5.2(c).

“Borrowing Request”: a request by a Borrower for a Borrowing, substantially in the form of Exhibit I-1 or such other form as shall be approved by the Administrative Agent.

“Business Day”: any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or Toronto, Ontario are authorized or required by law to remain closed; provided, that, when used in connection with a LIBO Rate Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in US Dollar deposits in the London interbank market.

“Canadian ABL Sublimit”: $75.0 million as such amount may be increased from time to time in accordance with Section 2.20.

“Canadian Acquired Asset Borrowing Base”: as defined in the definition of Canadian Borrowing Base.

“Canadian Anti-Money Laundering Laws”: (as the context requires) (i) the Criminal Code (Canada), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), including any guidelines or orders thereunder, the Special Economic Measures Act (Canada), Resolutions Implementing the United Nations Resolution on the Suppression of Terrorism, United Nations Al-Qaida and Taliban Regulations, or (ii) any other applicable anti-money laundering, anti-terrorist financing, sanction and “know your client” laws of Canada.

“Canadian Base Rate”: for any day, a fluctuating rate per annum equal to the greatest of (a) the per annum rate of interest designated by Bank of America, N.A. (acting through its Canada branch) from time to time as its base rate for commercial loans made by it in Dollars, which rate is based on various factors, including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such rate; (b) the Federal Funds Rate for such day, plus  1⁄2 of 1.00%; and (c) the LIBO Rate for a 30 day interest period as of such day, plus 1.00%; provided, that in no event shall the Canadian Base Rate be less than zero. Any change in such rate shall take effect at the opening of business on the applicable Business Day.

“Canadian Borrowers”: each Canadian Subsidiary of the Lead Borrower set forth on the signature pages hereto as a Canadian Borrower and any other Additional Borrower that is a Canadian Subsidiary.

“Canadian Borrowing Base”: as of any date of calculation, the amount calculated as the “Canadian Borrowing Base” pursuant to the Borrowing Base Certificate most recently delivered to the Administrative Agent in accordance with Section 5.2(c) (but as modified as provided below in this definition), equal to, without duplication, the sum of:

(a)    85.0% of the US Dollar Equivalent of the book value of Eligible Trade Accounts of each Canadian Loan Party; plus

(b)    90.0% of the US Dollar Equivalent of the book value of Eligible Credit Card Accounts of each Canadian Loan Party; plus

(c)    the lesser of (i) 75.0% of the US Dollar Equivalent of the Value of Eligible Inventory of each Canadian Loan Party and (ii) 85.0% of the US Dollar Equivalent of the NOLV of Eligible Inventory for each Canadian Loan Party; plus

(d)    the lesser of (i) 85.0% of the US Dollar Equivalent of the NOLV of Eligible Qualifying Equipment of each Canadian Loan Party and (ii) the amount obtained by multiplying (A) the amount obtained by dividing (x) the amount set forth in clause (i) above by (y) the net book value of all Eligible Qualifying Equipment of each Canadian Loan Party as of the most recent annual appraisal received by the Administrative Agent, by (B) the Qualifying Equipment Net Book Value Amount of Eligible Qualifying Equipment of each Canadian Loan Party; provided that the amounts contributed to the Canadian Borrowing Base pursuant to this clause (d) and the US Borrowing Base pursuant to the clause (d) of the definition of “US Borrowing Base” shall not, in the aggregate, exceed the lesser of (A) $50.0 million and (B) 15.0% of the Line Cap; plus

(e)    100% of the US Dollar Equivalent of the Eligible Cash of each Canadian Loan Party; minus

(f)    the Eligible Reserves on the Canadian Borrowing Base.

Notwithstanding the foregoing, any Eligible Inventory (including inventory in transit) and Eligible Trade Accounts (i) acquired by any Canadian Loan Party in a Permitted Acquisition or (ii) of any Person that becomes a Canadian Loan Party in connection with such Permitted Acquisition, in each case, subject to a first priority Lien in favor of the Administrative Agent (subject to first Priority Priming Liens), may be immediately included in a Borrowing Base Certificate delivered by the Lead Borrower in an amount equal to 50.0% of the book value thereof as set forth in the consolidated balance sheet of the relevant acquired entities or sellers (in the case of an asset acquisition) for the most recently ended fiscal quarter of the Canadian Loan Parties for which financial statements have been delivered pursuant to Section 5.1(a) or (b), and applying eligibility and reserve criteria consistent with those applied to the calculation of the Canadian Borrowing Base (other than eligibility and reserve criteria based in whole or in part upon the absence of a field examination or inventory appraisal), until the completion by the Administrative Agent of a reasonably satisfactory field examination and inventory appraisal in respect thereof; provided, however, if the acquired Eligible Inventory and Eligible Trade Accounts so included in the Canadian Borrowing Base would not increase the Aggregate Borrowing Base by more than $25.0 million, then such acquired Eligible Inventory and Eligible Trade Accounts, which are similar in type and nature to the Eligible Inventory and Eligible Trade Accounts otherwise included in the Canadian Borrowing Base, may be immediately included in the Canadian Borrowing Base, and applying eligibility and reserve criteria consistent with, those applied to the calculation of the Canadian Borrowing Base, until the completion by the Administrative Agent of a reasonably satisfactory field examination and inventory appraisal in respect thereof (the “Canadian Acquired Asset Borrowing Base”). To the extent that the Administrative Agent has not completed, at the Lead Borrower’s expense, a field examination and inventory appraisal reasonably satisfactory to the Administrative Agent within 90 days of the acquisition of such Eligible Inventory and Eligible Trade Accounts (or such longer period as the Administrative Agent may reasonably agree) such Eligible Inventory and Eligible Trade Accounts will cease to be eligible for inclusion in the Canadian Borrowing Base.

The Administrative Agent shall have the right (but not the obligation) to review such computations and if the Administrative Agent shall have reasonably determined in good faith in its Permitted Discretion that such computations have not been calculated in accordance with the terms of this Agreement, the Administrative Agent shall have the right to correct any such errors.

“Canadian Cash Management Obligations”: obligations owed by any Canadian Loan Party to any Qualified Counterparty in respect of or in connection with Cash Management Services and designated by such Qualified Counterparty and the Lead Borrower in writing to the Administrative Agent as a “Cash Management Obligation”.

“Canadian Collateral”: the Collateral owned by (or, in the event such Collateral has been foreclosed upon, immediately prior to such foreclosure that was owned by) a Canadian Loan Party.

“Canadian Defined Benefit Plan” means any Canadian Pension Plan that is a “registered pension plan” as defined in subsection 248(1) of the ITA and which contains a “defined benefit provision” as defined in subsection 147.1(1) of the ITA, whether existing on the Closing Date or which would be considered a Canadian Defined Benefit Plan if assumed, adopted or otherwise participated in or contributed to by a Group Member for its employees or former employees in Canada thereafter.

“Canadian Dollars”: dollars in lawful currency of Canada.

“Canadian Guarantee and Collateral Agreements”: each of (i) the Canadian ABL Guarantee and Collateral Agreement among each Canadian Loan Party and the Administrative Agent, substantially in the form of Exhibit A-2 (the “Canadian ABL Guarantee and Collateral Agreement”), and (ii) the US Guarantee and Collateral Agreement as such agreement relates to the Canadian Loan Parties.

“Canadian Intercreditor Agreement” means the Intercreditor Agreement in substantially the same form as the ABL Intercreditor Agreement, with such modifications as mutually agreed between the Lead Borrower and the Administrative Agent.

“Canadian IP Security Agreement”: the Canadian IP Security Agreement to be executed by the Canadian Loan Parties party thereto from time to time with respect to Intellectual Property of the Canadian Loan Parties registered in Canada and the United States, as may be amended, restated, supplemented or otherwise modified from time to time, in each case, in substantially the form of Exhibit A to the Canadian ABL Guarantee and Collateral Agreement.

“Canadian LC Exposure”: as defined in the definition of “LC Exposure”.

“Canadian LC Sublimit”: $5.0 million, as such amount may be increased from time to time in accordance with Section 2.20 or Section 9.2(f).

“Canadian Letter of Credit”: any Letter of Credit issued hereunder for the account of a Canadian Borrower.

“Canadian Line Cap”: at any time, the lesser of (i) 100% (or, during an Agent Advance Period, 110%) of the Canadian Borrowing Base at such time and (ii) the Canadian ABL Sublimit in effect at such time.

“Canadian Loan Party”: any Canadian Borrower or Canadian Subsidiary Guarantor.

“Canadian Multiemployer Plan”: any Multiemployer Plan that is contributed to by a Group Member in respect of its employees in Canada.

“Canadian Obligations” all unpaid principal of and accrued and unpaid interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether or not a claim for post-filing or post-petition interest is allowed or allowable in such proceeding) on the Canadian Revolving Credit Loans, all Canadian Swingline Loans, all Canadian LC Exposure, all accrued and unpaid fees and all expenses, Reimbursement Obligations, indemnities and all other advances to, debts, liabilities and obligations of any Canadian Loan Party to any Lender, the Administrative Agent, any Issuing Bank or any indemnified party arising under the Loan Documents in respect of any Canadian Revolving Credit Loan, Canadian Swingline Loan, Canadian Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute, contingent, due or to become due, now existing or hereafter arising.

“Canadian Pension Event”: (a) the termination or partial termination of a Canadian Defined Benefit Plan or (b) the institution of proceedings by any Governmental Authority to terminate a Canadian Defined Benefit Plan in whole or in part or have a replacement administrator or trustee appointed to administer a Canadian Defined Benefit Plan, which notice or appointment of a trustee or similar official is reasonably likely to result in the termination of such Canadian Defined Benefit Plan.

“Canadian Pension Plans”: each pension, superannuation benefit or retirement savings plan, arrangement or scheme including any pension plan, top-up pension or supplemental pension, “registered retirement savings plan” (as defined in the ITA), “registered pension plan” (as defined in the ITA) and “retirement compensation arrangement” (as defined in the ITA) that is maintained or contributed to by any Group Member for its employees or former employees in Canada, but does not include the Canada Pension Plan or the Quebec Pension Plan as maintained by the Government of Canada or the Province of Quebec or any Canadian Multiemployer Plan.

“Canadian Percentage”: with respect to any Canadian Revolving Credit Lender, the percentage of the total Canadian Revolving Credit Commitments represented by such Lender’s Canadian Revolving Credit Commitment. If the Canadian Revolving Credit Commitments have terminated or expired, the Canadian Percentages shall be determined based upon the Canadian Revolving Credit Commitments most recently in effect, giving effect to any assignments. The Canadian Percentage shall be adjusted appropriately, as determined by the Administrative Agent, in accordance with Section 2.19(c) to disregard the Canadian Revolving Credit Commitment of Defaulting Lenders.

“Canadian Prime Rate”: for any day, a fluctuating rate per annum equal to the highest of (i) the per annum rate of interest designated by Bank of America (acting through its Canada branch) from time to time as its prime rate for commercial loans made by it in Canada in Canadian Dollars, which rate is based on various factors, including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such rate; or (ii) the CDOR Rate for a one month interest period as of such day, plus 1.00% per annum; provided, that in no event shall the Canadian Prime Rate be less than zero. Any change in such rate shall take effect at the opening of business on the applicable Business Day.

“Canadian Revolving Credit Borrowing”: a Borrowing comprised of Canadian Revolving Credit Loans.

“Canadian Revolving Credit Commitments”: as to any Canadian Revolving Credit Lender, the obligation of such Revolving Credit Lender, if any, to make Canadian Revolving Credit Loans pursuant to Section 2.1(a), and to participate in Canadian Letters of Credit pursuant to Section 2.4 and Canadian Swingline Loans pursuant to Section 2.23, expressed as an amount representing the maximum aggregate permitted amount of such Canadian Revolving Credit Lender’s Canadian Revolving Credit Exposure hereunder, and in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Canadian Revolving Credit Commitment” opposite such Revolving Credit Lender’s name on Schedule 2.1, or, as the case may be, in the Assignment and Assumption pursuant to which such Canadian Revolving Credit Lender became a party hereto, in each case as the same may be changed from time to time pursuant to the terms hereof.

“Canadian Revolving Credit Exposure”: at any time, with respect to any Lender, the sum of such Lender’s Canadian Revolving Credit Loans, participations in Agent Advances to Canadian Borrowers, its LC Exposure in respect of Canadian Letters of Credit and its Canadian Swingline Exposure at such time.

“Canadian Revolving Credit Facility”: as defined in the definition of the term “Revolving Credit Facility”.

“Canadian Revolving Credit Lender”: a Revolving Credit Lender with a Canadian Revolving Credit Commitment or that is a holder of Canadian Revolving Credit Loans.

“Canadian Revolving Credit Loans”: as defined in Section 2.1(a).

“Canadian Secured Obligations” means all Canadian Obligations, together with (a) all Canadian Cash Management Obligations and Other Canadian Cash Management Obligations and (b) all Canadian Specified Hedge Agreements and Other Canadian Specified Hedge Agreements; provided, that (i) obligations of Holdings or any Restricted Subsidiary under, or in respect of, any Canadian Specified Hedge Agreement, Other Canadian Specified Hedge Agreement, Canadian Cash Management Obligations or Other Canadian Cash Management Obligations shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the Canadian Obligations are so secured and guaranteed and (ii) any release of Collateral or Guarantors effected in the manner permitted by this Agreement or any Security Document shall not require the consent of holders of obligations under Canadian Specified Hedge Agreements, Other Canadian Specified Hedge Agreements or holders of any Canadian Cash Management Obligations or Other Canadian Cash Management Obligations. Notwithstanding the foregoing, the “Canadian Secured Obligations” of any Loan Party shall not include any Excluded Swap Obligation of such Loan Party.

“Canadian Secured Parties”: the Secured Parties holding the Canadian Secured Obligations.

“Canadian Security Documents”: the collective reference to (a) the Canadian Guarantee and Collateral Agreements, (b) the Canadian IP Security Agreement, and (c) all other security documents governed by the laws of Canada or any province or territory thereof hereafter delivered to the Administrative Agent granting a Lien on any Property of any Loan Party to secure any Obligations.

“Canadian Specified Hedge Agreement”: any Hedge Agreement entered into or assumed by any Canadian Loan Party and any Qualified Counterparty and designated by such Qualified Counterparty and Holdings in writing to the Administrative Agent as a “Specified Hedge Agreement”.

“Canadian Subsidiary”: any Subsidiary of the Lead Borrower organized or existing under the laws of Canada or one of the provinces or territories of Canada.

“Canadian Subsidiary Guarantors”: each Canadian Subsidiary that is a Subsidiary Guarantor.

“Canadian Swingline Exposure”: with respect to any Canadian Revolving Credit Lender, at any time, such Canadian Revolving Credit Lender’s Applicable Percentage of the Canadian Swingline Loans outstanding at such time.

“Canadian Swingline Lender”: Bank of America (acting through its Canada branch), in its capacity as lender of Canadian Swingline Loans hereunder.

“Canadian Swingline Loan”: a Loan made by the Canadian Swingline Lender pursuant to Section 2.23(b).

“Canadian Term Loans”: as defined in Section 6.2(dd).

“Capital Expenditures”: for any period, with respect to any Person, the aggregate of, without duplication, all expenditures (whether paid in cash or accrued as liabilities and including capitalized research and development costs and capitalized software expenditures) of such Person during such period that, in conformity with GAAP, are or are required to be included as additions to property, plant or equipment on the consolidated balance sheet of such Person; provided, however, that Capital Expenditures shall not include: (i) expenditures to the extent they are made with (a) the proceeds from the issuance of Qualified Capital Stock of the Lead Borrower or any direct or indirect parent company (to the extent contributed to the Lead Borrower as common equity and other than any Cure Amount) after the Closing Date or (b) proceeds of the issuance of Qualified Capital Stock of, or a cash capital contribution to, the Lead Borrower after the Closing Date; (ii) expenditures with proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or other property or otherwise to acquire, maintain, develop, construct, improve, upgrade or repair assets or properties useful in the business of the Lead Borrower and its Subsidiaries within 18 months of receipt of such proceeds; (iii) interest capitalized during such period; (iv) (x) expenditures that are accounted for as capital expenditures of such Person and that actually are paid for by a third party (excluding the Lead Borrower and any Subsidiary thereof) and for which neither of the Lead Borrower nor any Subsidiary thereof has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other Person (whether before, during or after such period) and (y) expenditures that are financed with tenant improvement allowances (or similar real estate incentive programs); (v) the purchase price of equipment purchased during such period to the extent the consideration therefor consists of any combination of (a) used or surplus equipment traded in at the time of such purchase or (b) the proceeds of a concurrent sale of used or surplus equipment, in each case, in the ordinary course of business; (vi) investments in respect of a Permitted Acquisition; or (vii) (x) the purchase of property, plant or equipment made within 18 months of any asset sale to the extent purchased with the proceeds of such asset sale and (y) with respect to any property, plant and equipment that, within 12 months following the purchase or acquisition thereof, is sold pursuant to a sale-leaseback or similar capitalized financing.

“Capital Lease Obligations”: with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet (excluding the footnotes thereto) of such Person under GAAP; and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock or share capital of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing, including convertible securities but excluding debt securities convertible or exchangeable into any of the foregoing.

“Cash Equivalents”: (a) US Dollars and Canadian Dollars; (b) securities and other obligations issued or directly and fully guaranteed or insured by the United States or Canadian government or any agency or instrumentality thereof (provided, that the full faith and credit of the United States or Canada is pledged in support of those securities) having maturities of not more than one year from the date of acquisition; (c) certificates of deposit, time deposits, guaranteed investment certificates and eurocurrency time deposits with maturities of one year or less from the date of acquisition, demand deposits, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any Lender or with any domestic or foreign bank having, or which is a banking subsidiary of a domestic or foreign bank holding company or any branch of a foreign bank in the US or Canada having, capital and surplus of not less than $500.0 million (or its foreign currency equivalent); (d) fully collateralized repurchase obligations for underlying securities of the types described in clauses (b) and (c) above or clause (f) below entered into with any financial institution meeting the qualifications specified in clause (c) above; (e) commercial paper and variable or fixed rate notes rated at least P-2 by Moody’s or at least A-2 by

S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) and, in each case, maturing within one year after the date of acquisition; (f) marketable short-term money market and similar highly liquid funds having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency); (g) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any province or territory of Canada or any political subdivision or taxing authority thereof rated at least P-2 by Moody’s or at least A-2 by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) with maturities of one year or less from the date of acquisition; (h) Investments with average maturities of one year or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency); and (i) investment funds investing substantially all of their assets in Cash Equivalents of the kinds described in clauses (a) through (h) of this definition.

In the case of Investments by any Foreign Subsidiary that is a Restricted Subsidiary, Cash Equivalents shall also include (i) Investments of the type and maturity described in clauses (a) through (i) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable Canadian rating agencies and (ii) other short-term investments utilized by Foreign Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (a) through (i) and in this paragraph.

Notwithstanding the foregoing, Cash Equivalents shall include, in the case of any Foreign Subsidiary, amounts denominated in the local currency of the jurisdiction of incorporation or formation of such Foreign Subsidiary in addition to those set forth in clause (a) above; provided, that such amounts are held by such Foreign Subsidiary from time to time in the ordinary course of business and not for speculation.

“Cash Management Control Agreement”: a “control agreement” in form and substance reasonably acceptable to the Administrative Agent containing terms regarding the treatment of all cash, Cash Equivalents and other amounts on deposit in the respective deposit account or securities account governed by such Cash Management Control Agreement consistent with the requirements of Section 2.21 and in the case of any deposit account or securities account holding Eligible Cash, the requirements set forth in the definition of such term.

“Cash Management Obligations”: all US Cash Management Obligations, Canadian Cash Management Obligations, Other US Cash Management Obligations and Other Canadian Cash Management Obligations.

“Cash Management Services”: any treasury, depositary, disbursement, lockbox, funds transfer, pooling, netting, overdraft, stored value card, purchase card (including so-called “procurement cards” or “P-cards”), debit card, credit card, e-payable, cash management and similar services and any automated clearing house transfer of funds.

“CDOR Rate”: with respect to each day during each Interest Period pertaining to a CDOR Rate Borrowing, the rate of interest per annum equal to the Canadian Dollar bankers’ acceptance rate, or comparable or successor rate approved by the Administrative Agent, determined by it at or about 10:00 a.m. (Toronto time) on the applicable day (or the preceding Business Day, if the applicable day is not a Business Day) for a term comparable to the CDOR Rate Borrowing, as published on the CDOR or other applicable Reuters screen page (or other commercially available source designated by the Administrative Agent from time to time); provided, that in no event shall the CDOR Rate be less than zero.

“CFC”: (a) a “controlled foreign corporation” within the meaning of Section 957 of the Code, but only if a Loan Party or a “United States person” (within Section 7701(a)(30) of the Code) that is an Affiliate of a Loan Party is, with respect to such Person, a “United States shareholder” (within the meaning of Section 951(b) of the Code) described in Section 951(a)(1) of the Code; and (b) each Subsidiary of any Person described in clause (a).

“CFPOA”: as defined in Section 3.19(a).

“Change in Law”: (a) the adoption of any law, rule, regulation or treaty after the date of this Agreement or, if later, the date on which the applicable Lender or Issuing Bank becomes a Lender or an Issuing Bank hereunder, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or, if later, the date on which the applicable Lender or Issuing Bank becomes a Lender or an Issuing Bank hereunder, or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement or, if later, the date on which the applicable Lender or Issuing Bank becomes a Lender or an Issuing Bank hereunder; provided, that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives promulgated thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, in each case shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated or issued.

“Change of Control”: the occurrence of any of the following events: (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of FBMI or any of its Subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) (excluding from any determination of the amount of Capital Stock beneficially owned by such “person” or “group”, where such person or group includes both Permitted Investors and one or more Persons that are not Permitted Investors, any Capital Stock beneficially owned by Permitted Investors), other than any such “person” or “group” comprised solely of Permitted Investors, shall become the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of Capital Stock representing more than the greater of (i) 35.0% of the ordinary voting power for the election of directors of the Permitted Holding Company that shall have issued or sold Capital Stock, measured by voting power rather than number of shares, and (ii) the percentage of such ordinary voting power of such Permitted Holding Company held, directly or indirectly, by the Permitted Investors, taken together (unless the Permitted Investors retain the right, by contract or otherwise, to elect or designate a majority of the directors of the Permitted Holding Company); or (b) Holdings shall cease to own and control, of record and beneficially, directly or indirectly, 100% of each class of outstanding Capital Stock of the Lead Borrower.

“City Code”: as defined in Section 1.8.

“Class”: (a) when used with respect to Lenders, refers to whether such Lenders are Canadian Revolving Credit Lenders, US Revolving Credit Lenders, US Swingline Lender, Canadian Swingline Lender, Additional Lenders (of the same tranche) or Extending Revolving Credit Lenders (of the same tranche), (b) when used with respect to Revolving Credit Commitments, refers to whether such Revolving Credit Commitments are Canadian Revolving Credit Commitments, US Revolving Credit Commitments (of the same tranche), commitments to make US Swingline Loans or Canadian Swingline Loans or Extended Revolving Credit Commitments (of the same tranche) and (c) when used with respect to Loans or Borrowings, refers to whether such Loan or the Loans comprising such Borrowing, are Canadian Revolving Credit Loans, US Revolving Credit Loans, US Swingline Loans, Canadian Swingline Loans or loans in respect of the same Class of Revolving Credit Commitments.

“Closing Date”: the date on which the conditions precedent set forth in Section 4.1 shall have been satisfied or waived in accordance with Section 9.2.

“Code”: the Internal Revenue Code of 1986, as amended.

“Collateral”: all Property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is created or purported to be created by any Security Document to secure the Obligations.

“Collateral Access Agreement”: a collateral access agreement substantially in the form of Exhibit M (or such other form as may be reasonably satisfactory to the Administrative Agent) with such amendments or modifications as may be reasonably satisfactory to the Administrative Agent.

“Collateral Foreign Subsidiary”: (a) any Specified Foreign Subsidiary, (b) any Subsidiary of Holdings, substantially all the assets of which constitute 65% or more of the voting stock in one or more Specified Foreign Subsidiaries, (c) any Subsidiary of Holdings that is treated as a disregarded entity for US Federal income tax purposes and that directly or through one or more disregarded entities, owns 65.0% or more of the voting stock of a Subsidiary of the Lead Borrower described in clause (a) or (b) above, or (d) any other Subsidiary of Holdings whose provision of a guarantee under the Loan Documents would constitute an investment in “United States property” by a CFC with respect to which the Lead Borrower (or any of its direct or indirect owners, solely as a result of such owner’s direct or indirect ownership of an interest in the Lead Borrower) is a “United States shareholder” (within the meaning of section 951(b) of the Code) described in Section 951(a)(1) of the Code (or any similar law or regulation in any applicable jurisdiction) or otherwise result in a material adverse tax consequence to Holdings (or any of its direct or indirect owners, to the extent such adverse tax consequence arises as a result of such owner’s direct or indirect ownership of an interest in the Lead Borrower) or one of its Subsidiaries, as reasonably determined by the Lead Borrower (in consultation with the Administrative Agent).

“Collateral Test Trigger Event”: a (a) commencing on the date on which (i) a Specified ABL Default has occurred and is continuing or (ii) Excess Availability is less than the greater of (x) 15.0% of the Line Cap (without giving effect to any increase thereof during an Agent Advance Period) as then in effect and (y) $55.0 million, for a period of five consecutive Business Days and (b) ending on the first date thereafter on which (i) no Specified ABL Default is continuing and (ii) Excess Availability has been greater than or equal to the greater of (x) 15.0% of the Line Cap (without giving effect to any increase thereof during an Agent Advance Period) as then in effect and (y) $55.0 million, for a period of 20 consecutive days.

“Collection Banks”: as defined in Section 2.21(a).

“Commingled Inventory”: Inventory of any Qualified Loan Party that is commingled (whether pursuant to a consignment, a toll manufacturing agreement or otherwise) with Inventory of another Person (other than another Qualified Loan Party) at a location owned, leased or rented by a Qualified Loan Party, but only to the extent that such Inventory of such Qualified Loan Party is not readily identifiable as separate from such Inventory of such other Person.

“Commitment”: with respect to any Lender, the Revolving Credit Commitment and the FILO Commitment of such Lender. On the Closing Date, the aggregate amount of Commitments is $400.0 million.

“Commodity Exchange Act”: The Commodity Exchange Act (7 U.S.C. § 1, et seq.), as amended from time to time, and any successor statute.

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Lead Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Lead Borrower and that is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under subsection (b), (c), (m) or (o) of Section 414 of the Code.

“Communications”: as defined in Section 9.1.

“Company Intellectual Property”: as defined in Section 3.8(i).

“Compliance Certificate”: a certificate duly executed by a Responsible Officer, substantially in the form of Exhibit B.

“Compliance Period”: any period (a) commencing on the date on which Specified Excess Availability is less than the greater of (i) 10.0% of the Line Cap (without giving effect to any increase thereof during an Agent Advance Period) at such time and (ii) $25.0 million and (b) ending on the first date thereafter on which Specified Excess Availability has been greater than or equal to the greater of (i) 10.0% of the Line Cap (without giving effect to any increase thereof during an Agent Advance Period) at such time and (ii) $25.0 million, for a period of 20 consecutive days.

“Concentration Account”: any concentration account maintained by any Loan Party (other than any such concentration account constituting an Exempt Account) into which the funds in any collection account are transferred on a periodic basis as provided for in Section 2.21.

“Connection Income Taxes”: (a) Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes and (b) Other Connection Taxes that are Canadian federal or provincial Taxes that are imposed on or measured by capital or taxable capital.

“Consolidated EBITDA”: for any period, with respect to Lead Borrower and its Restricted Subsidiaries, the Consolidated Net Income for such period:

(1)    increased (without duplication of each other and with amounts that are adjusted pursuant to the definition of Consolidated Net Income, and to the extent deducted in determining such Consolidated Net Income for such period (except with respect to clauses (h), (j), (t) and (u) below)), by:

(a)

provision for taxes based on income, profits or capital of Lead Borrower and its Restricted Subsidiaries, including US and Canadian federal, state and provincial franchise and similar taxes attributable to such period, and, without duplication, the amount of any Restricted Payments made pursuant to Section 6.6(c)(ii); plus

(b)

total interest expense (net of interest income to the extent not already included in total interest expense for such period) and, to the extent not reflected in such total interest expense, payments made in respect of hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk (minus any payments received in respect of such hedging obligations or other derivative instruments), amortization or write-off of debt discount and debt issuance costs and commissions (including amortization of deferred financing fees) and discounts and other fees and charges (including bank fees, agency fees, rating agency fees, Permitted Receivables Financing Fees, Qualified Securitization Fees, fees and charges relating to surety bonds in connection with any financing activities and commissions, discounts and other fees and charges owed with respect to letters of credit, bankers’ acceptance or any similar facilities) associated with Indebtedness (including the Revolving Credit Loans and the Term Loans); plus

(c)	depreciation and amortization expense (which, for the avoidance of doubt, will include amortization of deferred financing fees or costs, including the amortization of original issue discount); plus

(d)	amortization of intangibles (including goodwill); plus

(e)

(A) costs and expenses in connection with the Transactions, (B) any transaction fees, costs and expenses (including upfront fees, commissions, premiums or charges) incurred in connection with, to the extent permitted under the Loan Documents (including any amendment, waiver or other modification of this Agreement), any Permitted Receivables Financing or Qualified Securitization Facility, equity issuances, Investments, Dispositions, recapitalizations, mergers, amalgamations, option buyouts or the incurrence, refinancing or repayment of Indebtedness or any amendments, waivers or other modifications under the agreements relating to such Indebtedness or similar transactions, in each case whether or not consummated and (C) costs incurred in connection with strategic initiatives, transition costs, operating expense reductions, synergies and other business optimization and information systems-related costs (including non-recurring employee bonuses in connection therewith and non-recurring product and Intellectual Property development costs); plus

(f)

non-cash compensation expense, including deferred compensation, and any other non-cash losses, charges and expenses, including write-offs or write-downs (but not including any write-off or write-down of inventory or accounts receivable) and, if applicable, including the excess of rent expense over actual cash rent paid during the relevant period due to the use of straight line rent for GAAP purposes (provided that, to the extent any non-cash charge represents an accrual of or reserve for potential cash items in any future period, (i) Lead Borrower may determine not to add back such non-cash charge in the current period or (ii) to the extent Lead Borrower determines to add back such non-cash charge, the cash payable in respect thereof in such future period shall be subtracted from Consolidated EBITDA); plus

(g)	[reserved]; plus

(h)

cash receipts (or any netting arrangements resulting in reduced cash expenditures) not included in Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such cash receipts or netting arrangement were deducted in the calculation of Consolidated EBITDA pursuant to clause (2) below for any previous period and not added back; plus

(i)

any charges, costs, expenses, accruals or reserves in connection with the rollover, acceleration or payout of equity interests held by management, in each case, to the extent that such charges, costs, expenses, accruals or reserves are funded with net cash proceeds contributed to Lead Borrower as a capital contribution or net cash proceeds of issuances of Capital Stock of Lead Borrower (other than Disqualified Capital Stock); plus

(j)

(A) pro forma “run-rate” cost savings, pro forma adjustments, operating expense reductions and synergies related to the Transactions that are reasonably quantifiable and projected by Lead Borrower in good faith to result from actions that have been taken or initiated or are expected to be taken (in the good faith determination of the Lead Borrower) within 24 months after the Closing Date and (B) pro forma “run-rate” cost savings, operating expense reductions and synergies related to any Pro Forma Transactions that are reasonably quantifiable and projected by Lead Borrower in good faith to result from actions that have been taken or initiated or are expected to be taken (in the good faith determination of Lead Borrower) within 24 months after such Pro Forma Transaction; plus

(k)

restructuring and similar charges (including severance, relocation costs, costs related to entry into new markets, integration and facilities opening costs and other business optimization expenses, signing costs, retention or completion bonuses, transition costs, costs related to closure/consolidation of facilities and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities)) and costs and expenses relating to achieving pro forma “run rate” cost savings, pro forma adjustments, operating expense reductions and synergies described in the preceding clause (j); plus

(l)

all losses (x) upon any sale, abandonment or other disposition of any asset of the Lead Borrower or any Restricted Subsidiary (including pursuant to any Sale and Leaseback Transaction) that is not sold, abandoned or otherwise disposed of in the ordinary course of business (as determined in good faith by the Lead Borrower) and (y) from disposed, abandoned, divested and/or discontinued assets, properties or operations and/or discontinued operations (other than, at the option of the Lead Borrower, assets or properties pending the divestiture or termination thereof); plus

(m)

earn-out obligation expense incurred in connection with any Permitted Acquisition or other Investment (including any acquisition or other investment consummated prior to the Closing Date) and paid or accrued during the applicable period; plus

(n)

realized foreign exchange losses resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of the Lead Borrower and the Restricted Subsidiaries; plus

(o)

realized or unrealized net losses resulting from changes in the fair market value of any non-speculative Hedge Agreements and losses, charges and expenses attributable to the early extinguishment or conversion of Indebtedness, Hedge Agreements or other derivative instruments (including deferred financing expenses written off and premiums paid) (other than with respect to Hedge Agreements or other derivative instruments entered into in the ordinary course of business); plus

(p)	non-controlling or minority interest expense consisting of income attributable to third parties in respect of their Capital Stock in non- Wholly Owned Subsidiaries; plus

(q)

losses or discounts on sales of Permitted Receivables Financing Assets, Qualified Securitization Assets or participations therein in connection with any Permitted Receivables Financing or Qualified Securitization Facility; plus

(r)	losses attributable to, and payments of, legal settlements, fines, judgments or orders; plus

(s)

losses, expenses or other charges associated with compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and losses, expenses or other charges relating to compliance with the provisions of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, as applicable to companies with equity or debt securities held by the public, the rules of national securities exchange companies with listed equity or debt securities, directors’ or managers’ compensation, fees and expense reimbursement, charges and losses relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors’ and officer’s insurance and other executive costs, legal and other professional fees and listing fees (the foregoing being referred to herein as, “Public Company Costs”); plus

(t)

proceeds of business interruption insurance in an amount representing the earnings for the applicable period that such proceeds are intended to replace (whether or not then received so long as the Lead Borrower in good faith expects to receive such proceeds within the next four fiscal quarters (it being understood that to the extent not actually received within such fiscal quarters, to the extent previously added back to Consolidated Net Income in determining Consolidated

EBITDA for a prior fiscal quarter such reimbursement amounts shall be deducted in calculating Consolidated EBITDA for such fiscal quarter)); plus

(u)	the other add-backs and adjustments of the type set forth in Schedule I hereto; plus

(v)

with respect to any joint venture entity, an amount equal to the proportion of those items described in clauses (a) and (c) above with respect to such joint venture entity and corresponding to Lead Borrower and the Restricted Subsidiaries’ proportionate share of such joint venture entity’s Consolidated Net Income (determined as if such joint venture entity were a Restricted Subsidiary); plus

(w)

the amount of any non-recurring costs, expenses or other charges attributable to opening a new plant or facility or consummation of a new project or location until the date that is twelve (12) months after the date of opening or consummation thereof; provided, that (A) such costs are reasonably identifiable and certified by a Responsible Officer of Lead Borrower and (B) costs attributable to such plant or facility after twelve (12) months from the date of opening of such plant or facility or consummation of such project or location shall not be included in this clause (w); plus

(x)	expenses, charges, costs, accruals, reserves or losses in connection with any single or one-time event; plus

(y)

other add-backs and adjustments with respect to any Permitted Acquisitions or similar Investments following the Closing Date reflected in any quality of earnings report prepared by one of the “big four” accounting firms or another accounting firm reasonably satisfactory to the Administrative Agent delivered to the Administrative Agent in connection with such transaction;

(2)    decreased (without duplication) by, to the extent included in determining Consolidated Net Income for such period, the sum of:

(a)

any non-cash gains or income (other than amounts accrued in the ordinary course of business consistent under accrual-based revenue recognition procedures in accordance with GAAP), excluding any such income that represents the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period (other than such cash charges that have not increased Consolidated EBITDA); plus

(b)

any income or gain realized (A) upon any sale, abandonment or other disposition of any asset of the Lead Borrower or any Restricted Subsidiary that is not sold, abandoned or otherwise disposed of in the ordinary course of business (as determined in good faith by the Lead Borrower) or (B) from disposed, abandoned, divested and/or discontinued assets, properties or operations and/or discontinued operations (other than, at the option of the Lead Borrower, assets or properties pending the divestiture or termination thereof); plus

(c)

unrealized net income or gains resulting from changes in the fair market value of any non-speculative Hedge Agreements, and gains attributable to the early extinguishment or conversion of Indebtedness or Hedge Agreements or other derivative instruments (other than with respect to Hedge Agreements or other derivative instruments entered into in the ordinary course of business); plus

(d)

realized foreign exchange income or gains resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of the Lead Borrower and the Restricted Subsidiaries; plus

(e)	any non-controlling or minority interest income consisting of loss attributable to third parties in respect of their Capital Stock in non- Wholly Owned Subsidiaries; and

(3)     increased or decreased (without duplication) by, as applicable, any adjustments resulting from the application of Accounting Standards Codification Topic 460.

Notwithstanding the foregoing, the Consolidated EBITDA of the Lead Borrower and its Restricted Subsidiaries for the fiscal quarters ended June 30, 2017, September 30, 2017, December 31, 2017 and March 31, 2018, respectively, shall be deemed to be those amounts separately disclosed to the Administrative Agent prior to the Closing Date.

“Consolidated First Lien Debt”: at any date, the sum of (x) the aggregate principal amount of Consolidated Total Debt under this Agreement and under the Term Loan Credit Agreement, in each case to the extent such debt is secured on a first lien basis with respect to any Collateral owned by the Loan Parties and (y) the aggregate principal amount of Consolidated Total Debt that is secured by Liens on any of the Collateral on an equal or senior priority basis with such debt described in clause (x) (but without regard to the control of remedies).

“Consolidated Fixed Charge Coverage Ratio”: for any period, the ratio of (A)(i) Consolidated EBITDA, minus (ii) the aggregate amount of all Capital Expenditures made by the Lead Borrower and its Restricted Subsidiaries during such period (other than Capital Expenditures to the extent financed with the proceeds of any incurrence of Indebtedness (other than the incurrence of any Loans), proceeds from asset sales or proceeds from equity issuances (net of sales proceeds of equipment)), minus (iii) the aggregate amount of all cash payments made by the Lead Borrower and its Restricted Subsidiaries in respect of income taxes or income tax liabilities (net of cash income tax refunds) during such period, to (B) Consolidated Fixed Charges of the Lead Borrower and its Restricted Subsidiaries for such period.

“Consolidated Fixed Charges”: with respect to any Person for any period, the sum of (i) Consolidated Interest Expense, plus (ii) scheduled payments in cash of principal on Indebtedness included in the definition of Consolidated Total Debt, plus (iii) solely for purposes of determining whether any Restricted Payments may be made pursuant to Section 6.6(o), the Restricted Payments then proposed to be made thereunder and all other Restricted Payments made pursuant to such Section 6.6(o) on or after the first day of the relevant Test Period.

“Consolidated Interest Expense”: cash interest expense (including that attributable to Capital Lease Obligations) in respect of Indebtedness of the type included in the definition of Consolidated Total Debt, net of cash interest income of the Lead Borrower and its Restricted Subsidiaries with respect to all outstanding Indebtedness of the Lead Borrower and its restricted Subsidiaries, including all commissions, discounts and other cash fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net cash costs (less net cash payments) under Hedge Agreements, but excluding, for the avoidance of doubt, (a) any non-cash interest expense and any capitalized interest, whether paid or accrued, (b) the amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (c) amortization of deferred financing costs, debt issuance costs, commissions, fees and expenses, (d) any expenses resulting from discounting of Indebtedness in connection with the application of recapitalization accounting or purchase accounting, (e) penalties or interest related to taxes and any other amounts of non-cash interest resulting from the effects of acquisition method accounting or pushdown accounting, (f) the accretion or accrual of, or accrued interest on, discounted liabilities (other than Indebtedness) during such period, (g) non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations under Hedge Agreements or other derivative instruments pursuant to FASB Accounting Standards Codification No. 815-Derivatives and Hedging, (h) any one-time cash costs associated with breakage in respect of Hedge Agreements for interest rates, (i) any payments with respect to make whole premiums or other breakage costs of any Indebtedness, (j) all non-recurring interest expense consisting of liquidated damages for failure to timely comply with registration rights obligations, all as calculated on a consolidated basis in accordance with GAAP and (k) expensing of bridge, arrangement, structuring, commitment or other financing fees.

“Consolidated Net Income”: with respect to Lead Borrower and the Restricted Subsidiaries for any period, the net income (or loss) of Lead Borrower and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided, however, that there shall not be included in such Consolidated Net Income:

(1)    any net income (or loss) of any Person if such Person is not a Restricted Subsidiary, except that Lead Borrower’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed by such Person during such period to Lead Borrower or a Restricted Subsidiary as a dividend or other distribution or return on investment or could have been distributed, as reasonably determined by a Responsible Officer of Lead Borrower;

(2)    any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss) realized upon the sale, abandonment or other disposition of any asset or disposed operations of Lead Borrower or any of its Restricted Subsidiaries (including pursuant to any Sale and Leaseback Transaction) which is not sold, abandoned or otherwise disposed of in the ordinary course of business (as determined in good faith by management or the Board of Directors of Lead Borrower) and from disposed, abandoned, divested and/or discontinued assets, properties or operations and/or discontinued operations (other than, at the option of Lead Borrower, assets or properties pending the divestiture or termination thereof);

(3)    [reserved];

(4)    any extraordinary, exceptional, unusual or nonrecurring gain, loss, charge, accrual or expense (including Transaction Costs) or any charges, expenses, accrual or reserves in respect of any restructuring, redundancy or severance expense;

(5)    the cumulative effect of a change in accounting principles, including any impact resulting from the Lead Borrower electing to apply IFRS at any time following the Closing Date;

(6)    any (i) non-cash compensation charge or expense arising from any grant of stock, stock options or other equity based awards and any non-cash deemed finance charges in respect of any pension liabilities or other provisions or on the re-evaluation of any benefit plan obligation and (ii) income (loss) attributable to deferred compensation plans or trusts;

(7)    all deferred financing costs written off and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness or hedging obligations and any net gain (loss) from any write-off or forgiveness of Indebtedness;

(8)    any unrealized net gains or losses in respect of non-speculative hedging obligations or any ineffectiveness recognized in earnings related to qualifying non-speculative hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of non-speculative hedging obligations;

(9)    any unrealized foreign currency translation increases or decreases or transaction gains or losses in respect of indebtedness of any Person denominated in a currency other than the functional currency of such Person, including those related to currency re-measurements of intercompany indebtedness or other obligations of the Lead Borrower or any Restricted Subsidiary owing to the Lead Borrower or any Restricted Subsidiary (including any net loss or gain resulting from hedging obligations for currency exchange risk), and any unrealized foreign exchange gains or losses relating to translation of assets and liabilities denominated in foreign currencies;

(10)    any purchase accounting effects including, but not limited to, adjustments to inventory, property and equipment, software and other intangible assets and deferred revenue in component amounts required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Lead Borrower and the Restricted Subsidiaries), as a result of any consummated acquisition, or the amortization or write-off of any amounts thereof (including any write-off of in process research and development);

(11)    any impairment charge or asset write-off or write-down (other than with respect to Accounts, Inventory or Equipment), in each case pursuant to GAAP;

(12)    any after-tax effect of income (loss) from the early extinguishment or cancellation of Indebtedness or hedging obligations or other derivative instruments;

(13)    accruals and reserves that are established (x) within twelve (12) months after the Closing Date that are so required to be established as a result of the Transactions in accordance with GAAP and (y) within twelve (12) months after the closing of any other acquisition that is required to be established, adjusted or incurred, as applicable, as a result of such acquisition in accordance with GAAP;

(14)    any net unrealized gains and losses resulting from hedging obligations or embedded derivatives that require similar accounting treatment and the application of Topic 815 and related pronouncements; and

(15)    any deferred tax expense associated with tax deductions or net operating losses arising as a result of the Transactions, or the release of any valuation allowances related to such item.

In addition, to the extent not already included in the Consolidated Net Income of the Lead Borrower and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include (i) any expenses and charges that are reimbursed by indemnification or other reimbursement provisions in connection with any Investment or any sale, conveyance, transfer or other disposition of assets permitted under this Agreement, or, so long as the Lead Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed and only to the extent that such amount is (A) not denied by the applicable payor in writing within 180 days and (B) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days) and (ii) to the extent covered by insurance (including business interruption insurance) and actually reimbursed, or, so long as the Lead Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (A) not denied by the applicable carrier in writing within 180 days and (B) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption.

“Consolidated Secured Debt”: at any date, the aggregate principal amount of Consolidated Total Debt that is secured by a Lien on any Collateral owned by any Loan Party.

“Consolidated Total Assets”: the consolidated total assets of the Group Members, determined in accordance with GAAP, shown on the consolidated balance sheet of the Lead Borrower as of the end of the most recently ended fiscal quarter prior to the applicable date of determination for which financial statements have been delivered; provided, that, for purposes of calculating “Consolidated Total Assets” under this Agreement, the consolidated assets of the Group Members shall be adjusted to reflect any acquisitions and dispositions of assets outside the ordinary course of business that have occurred during the period from the date of the applicable balance sheet through the applicable date of determination.

“Consolidated Total Debt”: at any date, an amount equal to the aggregate outstanding principal amount of all third party debt for borrowed money (including purchase money debt), unreimbursed drawings under letters of credit to the extent not reimbursed within three (3) Business Days following the drawing thereof, Capital Lease Obligations and third party debt obligations evidenced by notes or similar instruments, in each case, of the Lead

Borrower and the Restricted Subsidiaries, on a consolidated basis and determined in accordance with GAAP (excluding, in any event, (i) any amounts under any Permitted Receivables Financing or Qualified Securitization Facility, (ii) any Letter of Credit or any other letter of credit except to the extent of unreimbursed obligations under such Letter of Credit or other letter of credit that have not been reimbursed within three (3) Business Days following a drawing thereunder and (iii) obligations under Hedge Agreements other than Hedge Agreements entered into for the purpose of hedging currency risk).

“Contractual Obligation”: with respect to any Person, (i) the Organizational Documents of such Person and (ii) any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

“Control Investment Affiliate”: with respect to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Controlled Account”: each deposit account maintained by a Loan Party at a Collection Bank and subject to a Cash Management Control Agreement, including any Concentration Account.

“Covered Debt”: any Indebtedness of a Group Member that constitutes (a) Indebtedness for borrowed money that is contractually subordinated in right of payment to the Obligations, (b) Permitted Ratio Debt that is contractually subordinated in right of payment to the Obligations or is secured by liens on the Collateral that are junior to the Liens securing the Obligations (it being understood that Covered Debt shall not apply to the Term Loan Credit Facility or any other indebtedness that is secured on a pari passu basis with the Term Loan Credit Facility) or (c) Permitted Payment Conditions Debt, in each case, to the extent that such Indebtedness constitutes Material Debt.

“Credit Card Accounts”: payment intangibles from the proceeds of any Credit Card Processor.

“Credit Card Processor”: Visa, Mastercard, American Express, Diners Club, Discover and any other major credit card processor acceptable to the Administrative Agent in its Permitted Discretion.

“Credit Party”: the Administrative Agent, any Issuing Bank or any other Lender.

“Cure Amount”: as defined in Section 7.2(a).

“Cure Right”: as defined in Section 7.2(a).

“Daily Adjusted LIBO Rate”: for any day, the LIBO Rate two Business Days prior to such day for a 30 day interest period.

“Debtor Relief Laws”: the Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding-up and Restructuring Act (Canada) and other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, compromise, arrangement or similar debtor relief laws of the United States, Canada or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally, and including the statutory arrangement provisions of any corporations statute having similar effect.

“Default”: any of the events specified in Section 7, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender”: any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Lead Borrower, the Issuing Banks, the Swingline Lenders or the Administrative Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after written request by the Administrative Agent, any Lender or any Issuing Bank or Swingline Lender acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans (unless such Lender indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) and participations in then outstanding Letters of Credit or Swingline Loans under this Agreement (provided, that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s and the Lead Borrower’s receipt of such certification in form and substance reasonably satisfactory to the Administrative Agent), (d) admits that it is insolvent or has become the subject of a Bankruptcy Event or (e) has, or has a direct or indirect parent that has, become subject to a Bail-In Action. This definition is subject to the provisions of Section 2.19.

“Designated Non-Cash Consideration”: the fair market value (as determined in good faith by the Lead Borrower) of non-cash consideration received by a Group Member in connection with a Disposition pursuant to Section 6.5(j) that is designated as “Designated Non-Cash Consideration” pursuant to a certificate of a Responsible Officer, setting forth the basis of such valuation, less the amount of cash and Cash Equivalents received in connection with a subsequent sale of such Designated Non-Cash Consideration.

“Discretionary Guarantor”: as defined in Section 10.2.

“Disposition”: with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof (excluding Liens); and the terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Capital Stock”: any Capital Stock which, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable) or upon the happening of any event or condition, (i) matures or is mandatorily redeemable (other than solely for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for Qualified Capital Stock), in whole or in part, (iii) provides for the scheduled payments or dividends or similar distributions in cash, or (iv) is or becomes convertible into or exchangeable for Indebtedness or any other Capital Stock that would constitute Disqualified Capital Stock, in each case, prior to the date that is 91 days after the then Latest Maturity Date at the time of issuance, except, in the case of clauses (i) and (ii), if as a result of a change of control event or asset sale or other Disposition or casualty event, so long as any rights of the holders thereof to require the redemption thereof upon the occurrence of such a change of control event or asset sale or other Disposition or casualty event are subject to the prior payment in full of the Obligations; provided, that if such Capital Stock is issued pursuant to a plan for the benefit of employees of the Lead Borrower (or any direct or indirect parent company thereof) or any Group Member or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the Lead Borrower or any Group Member in order to satisfy applicable statutory or regulatory obligations.

“Disqualified Lender”: (i) any bank, financial institution or other institutional lender that has been identified in writing to the Arrangers as a Disqualified Lender on or prior to the date hereof, (ii) any other Persons who are competitors of the Lead Borrower or any Group Member that are separately identified in writing by the Lead Borrower or Lone Star to the Administrative Agent from time to time and (iii) in each case of the foregoing clauses (i) and (ii), any of such Person’s Affiliates (other than in the case of clause (ii), any bona-fide debt fund, investment vehicle or lending entity) that are either (x) identified in writing by the Lead Borrower or Lone Star to the Administrative Agent from time to time, (y) clearly identifiable as an Affiliate on the basis of such Affiliate’s name or (z) identified by the Lead Borrower in a written notice to the Administrative Agent that such person constitutes an Affiliate. The list of Disqualified Lenders shall be specified on a schedule that is held with the Administrative Agent, which shall be made available by the Administrative Agent to the Lenders upon request therefor, subject to customary confidentiality requirements.

“Domestic Subsidiary”: a Restricted Subsidiary that is organized under the laws of the United States or any State thereof or the District of Columbia.

“Dominion Period”: any period (a) commencing on the date on which (i) a Specified ABL Default has occurred and is continuing or (ii) Excess Availability is less than the greater of (x) 10.0% of the Line Cap (without giving effect to any increase thereof during an Agent Advance Period) as then in effect and (y) $35.0 million, for a period of five consecutive Business Days and (b) ending on the first date thereafter on which (i) no Specified ABL Default is continuing and (ii) Excess Availability has been greater than or equal to the greater of (x) 10.0% of the Line Cap (without giving effect to any increase thereof during an Agent Advance Period) as then in effect and (y) $35.0 million, for a period of 20 consecutive days.

“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority”: any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee”: (i) any Lender, any Affiliate or branch of a Lender and any Approved Fund, and (ii) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans in the ordinary course; provided, that “Eligible Assignee” shall not include (w) any Disqualified Lender, (x) any Lender that is, as of the date of the applicable assignment, a Defaulting Lender, (y) any natural person or (z) Lone Star, Holdings, any Borrower, any Affiliate of any of the foregoing or any of their respective Subsidiaries.

“Eligible Cash”: cash and Cash Equivalents of a Qualified Loan Party held in a deposit account or securities account maintained with (i) the Administrative Agent or (ii) another financial institution in which the Administrative Agent, for the benefit of the Secured Parties, has a first priority perfected security interest pursuant to a control agreement reasonably satisfactory to the Administrative Agent, subject only to First Priority Priming Liens; provided that in the case of a deposit account or securities account maintained with another financial institution pursuant to clause (ii) above, such account shall be subject to daily balance reporting to or online viewing access for the Administrative Agent.

“Eligible Credit Card Accounts”: all of the Credit Card Accounts (other than any Permitted Receivables Financing Assets) owned by any Qualified Loan Party that arise in the ordinary course of business from the sale of goods or rendition of services, except Credit Card Accounts as to which any of the exclusionary criteria set forth below applies. Eligible Credit Card Accounts shall not include any Accounts of a Qualified Loan Party that:

(a)	have been outstanding for more than five (5) Business Days from the date of sale;

(b)	with respect to which a Qualified Loan Party does not have good, valid and marketable title thereto, free and clear of any Lien (other than Permitted Liens);

(c)

are not subject to a first priority perfected security interest in favor of the Administrative Agent for its own benefit and the benefit of the other Secured Parties (other than any First Priority Priming Liens);

(d)

are disputed, or with respect to which a claim, counterclaim, offset or chargeback has been asserted, by the related credit card or debit card processor (but only to the extent of such dispute, counterclaim, offset or chargeback);

(e)	as to which the Credit Card Processor has the right under certain circumstances to require a Qualified Loan Party to repurchase such Accounts from such Credit Card Processor;

(f)

due from Credit Card Processors (other than Visa, Mastercard, American Express, Diners Club and Discover) which the Administrative Agent determines, in its Permitted Discretion, to be unlikely to be collected; or

(g)	due from Credit Card Processors which are not organized in or do not have their principal offices in the United States or Canada.

“Eligible Inventory”: all of the Inventory owned by any Qualified Loan Party, except any Inventory as to which any of the exclusionary criteria set forth below applies. Eligible Inventory shall not include any Inventory of a Qualified Loan Party that:

(a)	consists of work-in-process;

(b)	is obsolete, unsalable, shopworn, damaged or unfit for sale;

(c)	is not of a type held for sale by the applicable Qualified Loan Party in the ordinary course of business or consistent with past practice as is being conducted by each such Qualified Loan Party;

(d)	is not subject to a first priority perfected Lien in favor of the Administrative Agent on behalf of the Secured Parties, subject only to First Priority Priming Liens;

(e)	is not owned by a Qualified Loan Party free and clear of all Liens other than Permitted Liens;

(f)	is placed on consignment unless Eligible Reserves have been established with respect thereto;

(g)

except as provided in clause (r) below, is covered by a negotiable document of title, unless, at the Administrative Agent’s request, such document has been delivered to the Administrative Agent or an agent thereof and the amount of any shipping fees, costs and expenses are reflected in Reserves;

(h)	consists of goods that are slow moving (to the extent not included in determining Net Orderly Liquidation Value) or constitute spare parts (not intended for sale), packaging and shipping materials, promotional products (not intended for sale), or supplies used or consumed in a Qualified Loan Party business;

(i)	is manufactured, assembled or otherwise produced in violation of the Fair Labor Standards Act and subject to the “hot goods” provisions contained in Title 25 U.S.C. 215(a)(i);

(j)	except as provided in clause (r) below, is not covered by property or casualty insurance required by the terms of this Agreement (except to the extent of any deductible thereunder);

(k)	consists of goods which have been returned or rejected by the buyer and are not in salable condition;

(l)	is Inventory with respect to which the representations or warranties pertaining to such Inventory set forth in any Loan Document are untrue in any material respect;

(m)	does not conform in all material respects to all standards imposed by any governmental agency, division or department thereof which has regulatory authority over such goods or the use or sale thereof;

(n)	is Commingled Inventory;

(o)

except as provided in clause (r) below, is located in a jurisdiction (i) other than in a Qualified Jurisdiction unless such Inventory is owned by a Qualified Loan Party and supported by an irrevocable letter of credit payable in an Approved Currency issued by a financial institution reasonably acceptable to the Administrative Agent and such irrevocable letter of credit is delivered to the Administrative Agent (including any delivery of an electronic letter of credit), or (ii) containing Inventory with an aggregate value of less than $100,000;

(p)

is subject to a license agreement or other arrangement with a third party which, in the Administrative Agent’s Permitted Discretion, restricts the ability of the Administrative Agent to exercise its rights under the Loan Documents with respect to such Inventory unless such third party has entered into an agreement in form and substance reasonably satisfactory to the Administrative Agent permitting the Administrative Agent to exercise its rights with respect to such Inventory or the Administrative Agent has otherwise agreed to allow such Inventory to be eligible in its Permitted Discretion;

(q)	consists of Hazardous Materials or goods that can be transported or sold only with licenses that are not readily available;

(r)

(i) is not located on premises owned, leased or rented by a Qualified Loan Party unless such Inventory is stored with a bailee or warehouseman and either (x) a reasonably satisfactory and acknowledged bailee or warehouseman letter has been received by the Administrative Agent or (y) Eligible Reserves reasonably satisfactory to the Administrative Agent have been established with respect thereto, (ii) is located on leased or rented premises unless either (x) a Collateral Access Agreement has been delivered to the Administrative Agent or (y) Rent Reserves have been established with respect thereto, provided that this clause (ii) shall not apply unless Rent Reserves are permitted to be imposed upon Inventory at the relevant location pursuant to the terms of the definition of such term, or (iii) is located at an owned location subject to a mortgage in favor of a creditor other than the Administrative Agent or the Term Loan Administrative Agent unless either (x) a Collateral Access Agreement has been delivered to the Administrative Agent or (y) Eligible Reserves reasonably satisfactory to the Administrative Agent have been established with respect thereto; provided that in the event any Inventory that would be ineligible under this clause (r)

because subclause (x) of any of clauses (i), (ii) or (iii) is not satisfied, the Administrative Agent may not unreasonably refuse to impose the Reserves referred to in subclause (y) of such clause to cause such ineligibility; provided further that any such Inventory that is (a) in transit (i) within the United States or Canada and between locations owned, leased or rented by one or more Qualified Loan Parties, or (ii) outside of the United States or Canada and in transit to locations owned, leased or rented by one or more Qualified Loan Parties and (x) supported by an irrevocable letter of credit payable in an Approved Currency issued by a financial institution reasonably acceptable to the Administrative Agent and such irrevocable letter of credit is delivered to the Administrative Agent (including any delivery of an electronic letter of credit), or (y) subject to a negotiable bill of lading or title document reasonably satisfactory to the Administrative Agent and being handled by a customs broker, freight- forwarder or other handler that has delivered a lien waiver reasonably acceptable to the Administrative Agent, and (b) would otherwise constitute Eligible Inventory (without regard to clause (g) or (o) of the definition thereof) shall constitute Eligible Inventory (provided that the maximum aggregate amount of such Eligible Inventory in transit included in the Aggregate Borrowing Base shall not exceed $30,000,000).

(s)

subject to the Acquired Asset Borrowing Base, is acquired in a Permitted Acquisition unless and until the Administrative Agent has completed or received an appraisal of such Inventory and established Reserves (if applicable) therefor in its Permitted Discretion; or

(t)

is Inventory for which any contract relating to such Inventory expressly includes retention of title in favor of the vendor or supplier thereof or a conditional sale; provided that such Inventory shall not be excluded from Eligible Inventory solely pursuant to this clause (t) to the extent that either (i) such retention of title or conditional sale is not effective under applicable law to give such vendor or supplier ownership of such Inventory or a Lien, in each case prior in right to the Lien of the Administrative Agent therein, or (ii) (A) the Administrative Agent shall have received evidence reasonably satisfactory to it that the full purchase price of such Inventory has, or will have, been paid prior to or upon the delivery of such Inventory to the relevant Qualified Loan Party, or (B) Eligible Reserves reasonably satisfactory to the Administrative Agent have been established with respect thereto (which Reserves the Administrative Agent may not unreasonably refuse to establish if subclauses (i) and (ii)(A) do not apply).

Subject to the limitations in the definition of “Eligible Reserves,” the Administrative Agent shall have the right, upon at least five (5) Business Days’ prior written notice to the Lead Borrower (which notice shall include a reasonably detailed description of such Reserve being established, modified or eliminated), to establish, modify or eliminate Reserves against Eligible Inventory from time to time in its Permitted Discretion, except that any such Reserves shall (i) not be duplicative of adjustments of the amount of Eligible Inventory pursuant to the other provisions of this definition and (ii) not be based on circumstances, conditions, events or contingencies known to the Administrative Agent as of the Closing Date and for which no Reserves were imposed on the Closing Date (unless such circumstances, conditions, events or contingencies shall have changed in any material adverse respect since the Closing Date). During such notice period, the Administrative Agent shall, if requested, discuss any such Reserve or change with the Lead Borrower and the Lead Borrower may take such action as may be required so that the event, condition or matter that is the basis for such Reserve or change no longer exists or exists in a manner that would result in the establishment of a lower Reserve or result in a lesser change, in each case, in a manner and to the extent reasonably satisfactory to the Administrative Agent.

“Eligible Qualifying Equipment”: the Qualifying Equipment owned by any Qualified Loan Party, except any Qualifying Equipment as to which any of the exclusionary criteria set forth below applies. Eligible Qualifying Equipment shall not include any Equipment of a Qualified Loan Party that:

(a)    is obsolete, unsalable, shopworn, damaged or unfit for sale, has been out for repair for more than 30 consecutive days or does not meet in all material respects all standards imposed by any Governmental Authority having regulatory authority with respect thereto;

(b)    is not subject to a first priority perfected Lien in favor of the Administrative Agent on behalf of the Secured Parties, subject only to First Priority Priming Liens;

(c)    is not owned by a Qualified Loan Party free and clear of all Liens other than Permitted Liens;

(d)    in the case of Rolling Stock, after the date that is ninety (90) days following the Closing Date (or such later date as the Administrative Agent may agree in its reasonable discretion), is not either (i) subject to a valid certificate of title (other than with respect to trailers that are registered or located in a State that does not provide that a “certificate of title” is an evidence of ownership of trailers registered or located in such State) or (ii) fully assembled and delivered to a Qualified Loan Party subject to a manufacturer’s statement of origin that has been delivered to the applicable titling authority to promptly cause such Rolling Stock to become titled and the Administrative Agent’s Lien has been indicated on the applicable “certificate of title”;

(e)    is not covered by property or casualty insurance required by the terms of this Agreement (except to the extent of any deductible thereunder);

(f)    is located in a jurisdiction other than in a Qualified Jurisdiction; or

(g)    was acquired in connection with a Permitted Acquisition, until the completion of an appraisal thereof.

Subject to the limitations in the definition of “Eligible Reserves,” the Administrative Agent shall have the right, upon at least five (5) Business Days’ prior written notice to the Lead Borrower (which notice shall include a reasonably detailed description of such Reserve being established, modified or eliminated), to establish, modify or eliminate Reserves against Eligible Qualifying Equipment from time to time in its Permitted Discretion, except that any such Reserves shall (i) not be duplicative of adjustments of the amount of Eligible Qualifying Equipment pursuant to the other provisions of this definition and (ii) not be based on circumstances, conditions, events or contingencies known to the Administrative Agent as of the Closing Date and for which no Reserves were imposed on the Closing Date (unless such circumstances, conditions, events or contingencies shall have changed in any material adverse respect since the Closing Date). During such notice period, the Administrative Agent shall, if requested, discuss any such Reserve or change with the Lead Borrower and the Lead Borrower may take such action as may be required so that the event, condition or matter that is the basis for such Reserve or change no longer exists or exists in a manner that would result in the establishment of a lower Reserve or result in a lesser change, in each case, in a manner and to the extent reasonably satisfactory to the Administrative Agent.

“Eligible Reserves”: Reserves against the Canadian Borrowing Base or the US Borrowing Base established or modified in the Permitted Discretion of the Administrative Agent subject to the following: (i) the amount of any Eligible Reserves shall have a reasonable relationship to the event, condition or other matter that is the basis for the establishment of such Reserve or such modification thereto, (ii) except as otherwise expressly provided in the definition of Eligible Trade Account, Eligible Credit Card Account, Eligible Inventory or Eligible Qualifying Equipment, no Reserves shall be established or modified to the extent they are duplicative of Reserves or modifications already accounted for through eligibility or other criteria (including collection/advance rates), (iii) any rent reserves will be subject to the limitations set forth in the definition of “Rent Reserves,” and (iv) no Reserves will be imposed relating to obligations under any Specified Hedge Agreement or Cash Management Obligations without the written consent of the Lead Borrower.

“Eligible Trade Accounts”: all of the Accounts (other than any Credit Card Accounts and any Permitted Receivables Financing Assets) owned by any Qualified Loan Party, except any Accounts as to which any of the exclusionary criteria set forth below applies. Eligible Trade Accounts shall not include any Account of a Qualified Loan Party that:

(a)	does not arise from the sale of goods or the performance of services by a Qualified Loan Party in the ordinary course of its business;

(b)

(i) upon which any Qualified Loan Party’s right to receive payment is not absolute (other than as a result of rights to return inventory in the ordinary course of business of such Qualified Loan Party) or is contingent upon the fulfillment of any condition whatsoever or (ii) as to which any Qualified Loan Party is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process, or (iii) if the Account represents a progress billing consisting of an invoice for goods sold or used or services rendered pursuant to a contract under which the Account Debtor’s obligation to pay that invoice is subject to any Qualified Loan Party’s completion of further performance under such contract;

(c)	to the extent any Account Debtor has or has asserted a right of setoff, or has asserted a defense, counterclaim or dispute as to such Account;

(d)	is not a true and correct statement of bona fide indebtedness incurred in the amount of the Account for merchandise sold to or services rendered and accepted by the applicable Account Debtor;

(e)	with respect to which an invoice has not been sent to the applicable Account Debtor;

(f)	is not owned by any Qualified Loan Party or constitutes an Excluded Receivable;

(g)

is the obligation of an Account Debtor that is a government or governmental agency but only with respect to such Accounts described in this clause (g) in an aggregate amount at any time in excess of $5.0 million, unless, in each case, the applicable Qualified Loan Party has complied (and delivered to the Administrative Agent evidence of such compliance) with respect to such obligation with the Federal Assignment of Claims Act of 1940, the Financial Administration Act (Canada) and any similar applicable foreign, state, province, territory, county or municipal law restricting the assignment thereof or the granting of a Lien thereon with respect to such obligation;

(h)

is the obligation of an Account Debtor (including any government or governmental agency) located in a jurisdiction other than the United States or Canada (or any other jurisdiction approved by the Required Lenders in their reasonable discretion) unless (i) payment thereof is assured by an irrevocable letter of credit payable in an Approved Currency issued by a financial institution reasonably acceptable to the Administrative Agent and such irrevocable letter of credit is delivered to the Administrative Agent (including any delivery of an electronic letter of credit) or (ii) such Account is covered by credit insurance in form, substance and amount, and by an insurer, satisfactory to the Administrative Agent in its Permitted Discretion (with the extent of such coverage being determined giving effect to any foreign country limits, insured percentage amounts and credit limits under such credit insurance);

(i)

to the extent any Qualified Loan Party is liable for goods sold or services rendered by the applicable Account Debtor to the applicable Qualified Loan Party, but only to the extent of the potential offset;

(j)	arises with respect to goods that are delivered on a bill-and-hold, cash-on delivery basis or placed on consignment, guaranteed sale or other terms by reason of which the payment by the Account

Debtor is or may be conditional, other than rights to return inventory in the ordinary course of business;

(k)

is not paid within the earlier of sixty (60) days following its due date or ninety (90) days following its original invoice date or which has been written off the books of such Qualified Loan Party or otherwise designated as uncollectible by such Qualified Loan Party;

(l)

is an Account in respect of which the Account Debtor obligated upon such Account suspends business, makes a general assignment for the benefit of creditors or fails to pay its debts generally as they come due;

(m)

a Bankruptcy Event occurs with respect to the Account Debtor obligated upon such account; provided that so long as post-petition financing is being provided to such Account Debtor, post-petition accounts of such Account Debtor may be deemed Eligible Trade Accounts by and to the extent approved by the Administrative Agent, in its Permitted Discretion, on a case-by-case basis;

(n)	is an Account as to which the Administrative Agent’s Lien thereon, on behalf of itself and the Secured Parties, is not a first priority perfected lien subject only to First Priority Priming Liens;

(o)	is an Account with respect to which the representations or warranties pertaining to such Accounts set forth in any Loan Document are untrue in any material respect;

(p)	is payable in any currency other than Approved Currency;

(q)	is not owned by a Qualified Loan Party free and clear of all Liens other than Permitted Liens;

(r)	is the obligation of an Account Debtor if 50% or more of the dollar amount of all Accounts owing by that Account Debtor are ineligible under the other criteria listed in clause (k) of this definition;

(s)	is evidenced by a judgment, instrument, note or chattel paper;

(t)

is an Account to the extent that such Account, together with all other Accounts owing by such Account Debtor as of any date of determination exceed 20% of all Eligible Trade Accounts of the Qualified Loan Parties but only to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, however that the amount of Eligible Trade Accounts that are excluded because they exceed the foregoing percentage shall be determined based on all of the otherwise Eligible Trade Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit;

(u)	is an Account as to which any check, draft or other items of payment has previously been received which has been returned unpaid or otherwise dishonored;

(v)	consists of finance charges as compared to obligations to such Qualified Loan Party for goods sold;

(w)

is an Account with respect to which the Account Debtor is the subject of any US or Canadian sanctions administered by OFAC, Canadian Anti-Money Laundering Laws or any similar applicable law, including by being a person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC or a designated person under Canadian Anti-Money Laundering Laws or any similar applicable OFAC Regulation;

(x)

is an Account arising out of a sale made or services rendered by any Qualified Loan Party to an Affiliate of any Qualified Loan Party or to a Person controlled by an Affiliate of any Qualified Loan Party (including any employees, officers, directors or stockholders of such); provided that Accounts of other portfolio companies (other than a Loan Party) of the Permitted Investors shall not be excluded by this clause (x);

(y)	is an Account that was not paid in full, and a Qualified Loan Party created a new receivable for the unpaid portion of the Account; or

(z)	is an Account representing any manufacturer’s or supplier’s credits, discounts, incentive plans or similar arrangements entitling a Qualified Loan Party to discounts on future purchase therefrom.

Subject to the limitations in the definition of “Eligible Reserves,” the Administrative Agent shall have the right, upon at least five (5) Business Days’ prior written notice to the Lead Borrower (which notice shall include a reasonably detailed description of such Reserve being established, modified or eliminated), to establish, modify or eliminate Reserves against Eligible Trade Accounts from time to time in its Permitted Discretion, except that any such Reserves shall not be duplicative of adjustments of the amount of Eligible Trade Accounts pursuant to the other provisions of this definition and not be based on circumstances, conditions, events or contingencies known to the Administrative Agent as of the Closing Date and for which no Reserves were imposed on the Closing Date (unless such circumstances, conditions, events or contingencies shall have changed in any material adverse respect since the Closing Date) During such notice period, the Administrative Agent shall, if requested, discuss any such Reserve or change with the Lead Borrower and the Lead Borrower may take such action as may be required so that the event, condition or matter that is the basis for such Reserve or change no longer exists or exists in a manner that would result in the establishment of a lower Reserve or result in a lesser change, in each case, in a manner and to the extent reasonably satisfactory to the Administrative Agent.

“Engagement Letter”: that certain Engagement Letter, dated as of July 10, 2018, by and among the Lead Borrower, Bank of America and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“Environmental Laws”: any and all laws, rules, orders, regulations, statutes, ordinances, enforceable guidelines, policies, codes, decrees or other legally enforceable requirements of any federal, state, provincial, territorial, local, municipal, foreign or other Governmental Authority, regulating, relating to or imposing liability associated with or standards of conduct for the protection of the environment or, insofar as it relates to exposure to hazardous or toxic materials, of human health.

“Environmental Liability”: any liability, obligation or cost, contingent or otherwise (including any liability for damages, costs of environmental remediation or compliance with orders and directives, fines, penalties or indemnities), resulting from or based upon (a) compliance or non-compliance with any applicable Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) human exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any written contract or agreement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permits”: any and all permits, licenses, approvals, registrations and other authorizations of a Governmental Authority required under any Environmental Law.

“Equipment”: “equipment” as such term is defined in Article 9 of the UCC or the PPSA, as applicable (and shall include all Rolling Stock and mobile equipment).

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended.

“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default”: any of the events specified in Section 7; provided, that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Availability”: as of any date of determination, the amount by which (a) the Line Cap (without giving effect to any increase thereof during an Agent Advance Period) at such time exceeds (b) the Total Revolving Credit Exposure at such time.

“Exchange Act”: the Securities Exchange Act of 1934.

“Excluded Assets”: the collective reference to:

(1)    any interest in leased real property (including any leasehold interests in real property) (it being agreed that no Loan Party shall be required to deliver landlord lien waivers, estoppels, bailee letters or collateral access letters) and any agreement or arrangement (including any sale and purchase agreement, call option agreement, assignment, lease agreement or otherwise) relating to the acquisition of (either directly or indirectly) any interest in leased real property (including any leasehold interests in real property);

(2)    any fee interest (including, for the avoidance of doubt, any freehold interest) in real property;

(3)    any motor vehicles and any other assets subject to a certificate of title (other than (x) proceeds thereof and other than to the extent such rights can be perfected by filing a UCC-1 financing statement or PPSA financing statement or by a similar filing in any relevant US or Canadian jurisdiction and (y) Qualifying Equipment);

(4)    Letter-of-Credit Rights (other than to the extent constituting supporting obligations or to the extent such rights can be perfected by filing a UCC-1 financing statement or PPSA financing statement or by a similar filing in any relevant US or Canadian jurisdiction);

(5)    (a) any “margin stock” within the meaning of such term under Regulation U as now and from time to time hereafter in effect and (b) Commercial Tort Claims of any US Loan Party below $5.0 million;

(6)    any asset if the granting of a security interest or pledge under the Security Documents in such asset would be prohibited by any law, rule or regulation or agreements with any Governmental Authority or would require the consent (including regulatory), approval, license or authorization of any Governmental Authority unless such consent, approval, license or authorization has been received (except to the extent such prohibition or restriction is ineffective under the UCC, the PPSA or any similar applicable law in any relevant jurisdiction and other than proceeds thereof, to the extent the assignment of such proceeds is effective under the UCC, the PPSA or any similar applicable law in any relevant jurisdiction notwithstanding any such prohibition or restriction);

(7)    Capital Stock in any joint venture or Restricted Subsidiary that is not a domestic Wholly Owned Subsidiary, to the extent that granting a pledge of or a security interest in such Capital Stock under the Security Documents would not be permitted by the terms of such joint venture or such Restricted Subsidiary’s Organizational Documents;

(8)    with respect to US Borrower Obligations, (x) any assets of a Collateral Foreign Subsidiary if such Collateral Foreign Subsidiary is described in clause (a), (b) or (d) of the definition of Collateral Foreign Subsidiary and (y) any assets to the extent a security interest in such assets could result in an investment in “United States property” by a CFC with respect to which the Lead Borrower (or any direct or indirect owner thereof, solely as a result of such owner’s direct or indirect ownership of an interest in the Lead Borrower) is a “United States shareholder” within the meaning of section 956 of the Code by a CFC with respect to which a US Loan Party is a US Shareholder as determined under Section 958(a) of the Code (or any similar law or regulation in any applicable jurisdiction) or any other assets to the extent a security interest in such assets could result in material adverse Tax consequences to the Lead Borrower (or any direct or indirect owner thereof, to the extent such adverse Tax consequences arise as a result of such owner’s direct or indirect ownership of an interest in the Lead Borrower), the Lead Borrower or any of its Subsidiaries, as reasonably determined by the Lead Borrower in consultation with the Administrative Agent; provided that no more than 65.0% of the outstanding voting Capital Stock and 100% of the outstanding non-voting Capital Stock of any Collateral Foreign Subsidiary shall be included in the Collateral with respect to US Borrower Obligations, and the excluded voting Capital Stock of such Collateral Foreign Subsidiary shall, with respect to US Borrower Obligations, constitute Excluded Assets;

(9)    Exempt Accounts (together with cash and Cash Equivalents maintained in any Exempt Account);

(10)    (i) any lease, license or other agreement relating to a purchase money obligation or similar arrangement, capital lease or sale/leaseback, or any Property being leased or purchased thereunder, or the proceeds or products thereof and (ii) any license or other agreement not referred to in clause (i) (or any rights or interests thereunder), in each case, to the extent that a grant of a security interest therein under the Loan Documents would violate or invalidate such lease, license or agreement or create a right of termination in favor of any other party thereto (other than a Loan Party) (except to the extent such restriction is ineffective under the UCC, the PPSA or any similar law in any relevant jurisdiction and other than proceeds and products thereof, to the extent the assignment of such proceeds and products is expressly deemed effective under the UCC, the PPSA or any similar law in any relevant jurisdiction notwithstanding any such restriction);

(11)    assets in circumstances where the Administrative Agent and the Lead Borrower reasonably agree that the cost of obtaining or perfecting a security interest under the Loan Documents in such assets is excessive in relation to the benefit to the Lenders afforded thereby;

(12)    any United States intent-to-use trademark applications or intent-to-use service mark applications to the extent and for so long as the grant of a security interest therein would impair the validity or enforceability of, or render void or voidable or result in the cancellation of, a Loan Party’s right, title or interest therein or any trademark or service mark issued as a result of such application under applicable Federal law;

(13)    any Property of any Excluded Subsidiary and any Property of any Person that is not a Subsidiary which, if a Subsidiary, would constitute an Excluded Subsidiary;

(14)    any Intellectual Property specifically requiring filing in a jurisdiction outside of a Qualified Jurisdiction;

(15)    Permitted Receivables Financing Assets sold, conveyed or otherwise transferred to a Permitted Receivables Financing Subsidiary or otherwise pledged in connection with any Permitted Receivables Financing or Qualified Securitization Assets sold, conveyed or otherwise transferred to a

Qualified Securitization Subsidiary or otherwise pledged in connection with any Qualified Securitization Facility (collectively, “Excluded Receivables”);

(16)    Capital Stock in Immaterial Subsidiaries that are not Loan Parties (or any Person that is not a Subsidiary which, if a Subsidiary, would constitute an Immaterial Subsidiary) Unrestricted Subsidiaries, captive insurance Subsidiaries, not-for-profit Subsidiaries, special purpose entities, including special purpose entities in connection with any Permitted Receivables Financing or any Qualified Securitization Facility and any Subsidiary acquired pursuant to a Permitted Acquisition that is subject to the limitations of any permitted assumed Indebtedness with respect thereto, which Indebtedness prohibits the granting of a guarantee or Lien in respect of the Term Loan Credit Facility; provided, that (i) such prohibition was not created in contemplation of such Permitted Acquisition and (ii) the foregoing exclusion shall only continue for so long as such prohibition is effective; and

(17)     [reserved];

(18)    any cash or cash equivalent instrument posted by any Loan Party as margin or collateral under a Hedge Agreement that is prohibited from constituting Collateral or security for the Loans pursuant to Section 9.20(c) hereof;

provided, that assets described above that were deemed “Excluded Assets” as a result of a prohibition or restriction described above shall no longer be “Excluded Assets” upon termination of the applicable prohibition or restriction that caused such assets to be treated as “Excluded Assets.”

“Excluded Contributions”: the sum of (i) the net cash proceeds received by the Lead Borrower from (a) capital contributions to its common Capital Stock (other than proceeds from capital contributions constituting a Cure Amount) or (b) the sale (other than to a Subsidiary) of Capital Stock of the Lead Borrower (other than proceeds from the issuance of Disqualified Capital Stock or any Cure Amount) which proceeds are used substantially concurrently to make an Investment, Restricted Payment or other transaction not prohibited hereunder minus (ii) the amount of Excluded Contributions previously applied to make any Restricted Payment pursuant to Section 6.6(j)(ii) and/or any Investment pursuant to Section 6.7(cc).

“Excluded Receivables”: as defined in clause (15) of the definition of “Excluded Assets”.

“Excluded Subsidiary”: (a) any Immaterial Subsidiary (subject, for the avoidance of doubt, to the proviso in the definition thereof), (b) any Unrestricted Subsidiary, (c) any Subsidiary to the extent such Subsidiary’s guaranteeing any of the Obligations or otherwise becoming a Loan Party is prohibited or restricted by any Requirement of Law or requires the consent, approval, license or authorization of any Governmental Authority (unless such consent, approval, license or authorization has been received), or is prohibited by any Contractual Obligation existing on (but not arising in contemplation of or in connection with) the Closing Date (or, if later, the date such Subsidiary is acquired or formed so long as such Contractual Obligation did not arise in contemplation of or in connection with such acquisition or formation), including any Restricted Subsidiary acquired pursuant to a Permitted Acquisition or other Investment permitted hereunder to the extent that Indebtedness permitted to be assumed hereunder and not incurred in contemplation of such Permitted Acquisition or other Investment prohibits such Restricted Subsidiary (or any Restricted Subsidiary thereof that guarantees such Indebtedness) from becoming a Guarantor, (d) with respect to the guarantee of any US Borrower Obligations, any direct or indirect subsidiary of the Lead Borrower that is a Specified Foreign Subsidiary, and any direct or indirect subsidiary of the Lead Borrower substantially all the assets of which constitute 65% or more of the voting stock in Specified Foreign Subsidiaries, (e) with respect to any Subsidiary other than a Domestic Subsidiary, any such Subsidiary (A) that does not have the legal capacity to provide a guarantee (whether as a result of financial assistance, corporate benefit, thin capitalization, capital maintenance, liquidity maintenance or similar legal principles) and/or (B) for which the provision of a guarantee would conflict with the fiduciary duties of such person’s directors or result in a material risk of personal or criminal liability for such person or any of its officers of directors, (f) with respect to the guarantee of any US Borrower Obligations, any Subsidiary whose provision of a guarantee would constitute an investment in “United States property” by a CFC with respect to which any US Borrower is a “United States shareholder” within the meaning of section 956 of the Code as determined under Section 958(a) of the Code (or any similar law or regulation in any applicable jurisdiction) or otherwise result in an adverse tax consequence to the Lead Borrower or one of its Subsidiaries, as reasonably determined by the Borrower (in consultation with the Administrative Agent), (g) any Collateral Foreign Subsidiary if such Collateral Foreign Subsidiary is described in clause (a), (b) or (d) of the definition of Collateral Foreign Subsidiary, (h) any Subsidiary in circumstances where the Lead Borrower and the Administrative Agent reasonably agree that any of the cost of providing a guarantee of the Revolving Credit Facility is excessive in relation to the value afforded thereby, (i) any Subsidiary where the provision of a guaranty would result in material adverse tax consequences to Holdings, the Lead Borrower or any of their Subsidiaries as reasonably determined by the Lead Borrower, (j) any Subsidiary that is not a Wholly Owned Subsidiary organized under the laws of the United States (or any State thereof or the District of Columbia), unless such Subsidiary is a “Loan Party” as defined in the Term Loan Credit Agreement, (k) any not-for-profit Subsidiary, (l) captive insurance Subsidiaries, and (m) special purpose entities, including Permitted Receivables Financing Subsidiaries and Qualified Securitization Subsidiaries; provided, that any Subsidiary described above shall be deemed not to be an Excluded Subsidiary during any period when such Subsidiary is a Discretionary Guarantor (other than for purposes of determining whether such Subsidiary is required to remain as a Subsidiary Guarantor pursuant to the terms of this Agreement).

“Excluded Swap Obligation”: with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the guaranty of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty of such Loan Party or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guaranty or security interest is or becomes illegal or unlawful.

“Excluded Taxes”: any of the following Taxes imposed on or with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Loan Parties hereunder, or required to be withheld or deducted from any payment to any such recipient (a) Taxes imposed on (or measured by) net income (however denominated), franchise Taxes, branch profits Taxes and Canadian federal or provincial Taxes imposed on (or measured by) capital or taxable capital, in each case, (i) imposed as a result of such recipient being organized under the laws of, or having its principal office or, in the case of any Lender or Issuing Bank, its applicable lending office or the office to which its interests, rights and obligations under this Agreement are assigned located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, US Federal or Canadian withholding Taxes that are imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Revolving Credit Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Revolving Credit Commitment (other than pursuant to an assignment request by the applicable Borrower under Section 2.18(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.16, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Revolving Credit Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such recipient’s failure to comply with Section 2.19(e), (d) any US Federal withholding Taxes imposed under FATCA, (e) Canadian withholding Taxes imposed by reason of such recipient not dealing at arm’s length with the relevant Loan Parties at the time of such payment, (f) Canadian withholding Taxes imposed on such recipient by reason of such recipient (i) being a “specified shareholder” (as defined in subsection 18(5) of the ITA of the relevant Loan

Parties), or (ii) not dealing at arm’s length with a “specified shareholder” (as defined in subsection 18(5) of the ITA) of the relevant Loan Parties or (g) any withholding Tax payable under regulation 105 to the ITA in respect of services performed in Canada.

“Exempt Accounts”: deposit accounts, securities accounts or other similar accounts (i) for the sole purpose of funding payroll obligations, employee benefit or health benefit obligations, Tax obligations, escrow arrangements, trust accounts or holding funds owned by Persons other than the Loan Parties, (ii) that constitute zero-balance accounts, (iii) that are accounts in jurisdictions other than a Qualified Jurisdiction, (iv) that are accounts held by any Non-Loan Party Subsidiary, (v) that are disbursement accounts, (vi) that are accounts that hold solely the proceeds of any permitted Indebtedness, including, for the avoidance of doubt, the Term Loan Credit Facility and the Revolving Credit Facility and (vii) that are accounts other than those described in clauses (i) through (vi) and are accounts held by Loan Parties with respect to which the average daily balance of the funds maintained on deposit therein for the three month period ending on the date of determination does not exceed, individually, $3.0 million; provided that if on the last day of any calendar month of the Lead Borrower the average daily balance of funds for the calendar month then ended on deposit in all deposit accounts or securities accounts that are Exempt Accounts pursuant to this clause (vii) at that time exceeds $6.0 million, the Lead Borrower shall select which of such accounts shall cease to be Exempt Accounts and take all steps necessary to comply with Sections 5.9 and 2.21 in respect thereof, in each case within 30 days after the end of such calendar month (subject, for the avoidance of doubt, to Section 5.9(d)).

“Existing ABL Credit Agreement”: that certain ABL Credit Agreement, dated as of August 9, 2016, among Holdings, the Lead Borrower, the additional borrowers from time to time party thereto, the lenders and issuing banks from time to time party thereto, Goldman Sachs Bank USA, as administrative agent, and Bank of America, as collateral agent, as amended prior to the Closing Date.

“Existing Senior Secured Notes”: those certain 8.25% Senior Secured Notes due 2021 issued by the Lead Borrower, pursuant to the Senior Secured Notes Indenture.

“Existing Senior Secured Notes Indenture”: that certain Indenture, dated as of August 9, 2016, by and among Borrower, as issuer, various of the Guarantors, as guarantors, and the Existing Senior Secured Notes Trustee relating to the Existing Senior Secured Notes, as amended, restated, modified, supplemented or replaced prior to the date hereof.

“Existing Senior Secured Notes Trustee”: Wilmington Trust, National Association.

“Extended Revolving Credit Commitment”: as defined in Section 2.22(a)(i).

“Extending Revolving Credit Lender”: as defined in Section 2.22(a)(i).

“Extension”: as defined in Section 2.22(a).

“Extension Amendment”: as defined in Section 2.22(c).

“Extension Offer”: as defined in Section 2.22(a).

“Facility”: as defined in the definition of Revolving Credit Facility.

“Facility Fee”: fees payable on the undrawn portion of the Revolving Credit Commitments pursuant to Section 2.10(a).

“Facility Fee Rate”: the rate per annum on the undrawn portion of the Revolving Credit Commitments (excluding any Revolving Credit Commitments of Defaulting Lenders, except to the extent such Revolving Credit Commitments are reallocated to Lenders that are not Defaulting Lenders) determined pursuant to the table below:

Level	Historical Average Utilization:	Facility Fee Rate:
I	Less than or equal to 50.0%	0.375%
II	Greater than 50.0%	0.250%

The Facility Fee Rate shall be determined from the grid above based on the Historical Average Utilization as of the last day of the fiscal quarter most recently ended for which a Quarterly Pricing Certificate has been delivered. Notwithstanding anything to the contrary contained above in this definition, (i) the Facility Fee Rate shall be maintained at Level I above at all times during which there shall exist any Event of Default, (ii) at all times prior to the date of delivery of the first Quarterly Pricing Certificate, the Facility Fee Rate shall be maintained at Level I above, (iii) from and after the most recent Incremental Facility Closing Date for any Incremental Facility Amendment pursuant to which the Facility Fee Rate has been increased above the Facility Fee Rate in effect immediately prior to such Incremental Facility Closing Date, the Facility Fee Rate shall be increased to those respective percentages per annum set forth in the applicable Incremental Facility Amendment and (iv) from and after any Extension, with respect to any Extended Revolving Credit Commitments, the Facility Fee Rate specified for such Extended Revolving Credit Commitments shall be those specified in the applicable Extension Amendment.

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any intergovernmental agreements with respect thereto, any law, regulation, or other official guidance enacted in a non-US jurisdiction pursuant to an intergovernmental agreement with respect thereto, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any law, regulation, or other published administrative guidance implementing an intergovernmental agreement entered into in connection with the implementation of such sections of the Code.

“FBMI”: Foundation Building Materials, Inc., or any successor by merger or otherwise thereto.

“FCPA”: United States Foreign Corrupt Practices Act of 1977.

“Federal Funds Rate”: for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter”: the Fee Letter, dated as of July 10, 2018, by and among the Lead Borrower, Bank of America and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“FILO Amortization Date”: each of the nine month anniversary of the Closing Date and the last day of each three month period thereafter.

“FILO Borrowing”: a Borrowing comprised of FILO Loans.

“FILO Borrowing Base”: as of any date of calculation, the amount calculated as the “FILO Borrowing Base” pursuant to the Borrowing Base Certificate most recently delivered to the Administrative Agent in accordance with Section 5.2(c) (but as modified as provided below in this definition), equal to, without duplication, the sum of:

(a)    5.0% of the book value of Eligible Trade Accounts of each US Loan Party; provided that such percentage shall automatically be reduced by 0.278% on each FILO Amortization Date; plus

(b)    10.0% of the Value of Eligible Inventory of each US Loan Party; provided that such percentage shall automatically be reduced by 0.556% on each FILO Amortization Date; minus

(c)    the Eligible Reserves on the US Borrowing Base.

“FILO Commitment”: with respect to each Lender, the commitment of such Lender to make a portion of the FILO Loan to the Lead Borrower hereunder on the Closing Date in the amount set forth opposite such Lender’s name on Schedule 2.1 hereto. As of the Closing Date, the FILO Commitments are in the aggregate amount of $25.0 million (the “FILO Commitment Amount”). Upon making the FILO Loans on the Closing Date, the FILO Commitments shall expire.

“FILO Facility”: the FILO Commitments and the extensions of credit made thereunder.

“FILO Lenders”: each Lender with a FILO Commitment.

“FILO Loan Cap”: the lesser of (i) the FILO Commitment Amount and (ii) the FILO Borrowing Base.

“FILO Loans”: a Loan made by a Revolving Credit Lender on the Closing Date pursuant to Section 2.1(b). Each FILO Loan shall be a Fixed Rate Loan or an ABR Loan.

“FILO Push Down Reserve”: an amount, at any time of calculation, equal to the excess, if any, of the then outstanding principal amount of the FILO Loans over the FILO Loan Cap at such time.

“FILO Reclassification Election”: at any time the outstanding principal balance of the FILO Loans is less than or equal to $20.0 million, the Lead Borrower may provide written notice to the Administrative Agent electing to reclassify such FILO Loans as Revolving Credit Loans so long as Excess Availability exists at such time (without giving effect to the increased advance rates applicable to the FILO Facility), in which case the FILO Facility shall be terminated.

“Financial Covenant”: the covenant set forth in Section 6.1.

“First Lien Net Leverage Ratio”: as of any date of determination, the ratio of (a)(i) Consolidated First Lien Debt on such date less (ii) the aggregate amount of Unrestricted Cash of the Lead Borrower and its Restricted Subsidiaries on such date, to (b) Consolidated EBITDA of the Lead Borrower and its Restricted Subsidiaries for the Relevant Reference Period.

“First Priority Priming Liens”: (i) with respect to any Collateral, any Permitted Liens applicable to such Collateral (other than any Liens securing the Term Loan Obligations) which as a matter of law have priority over the respective Liens on such Collateral created in favor of the Administrative Agent for the benefit of the Secured Parties pursuant to the relevant Security Document and (ii) without limitation of clause (i), any Lien on Collateral located on premises subject to a lease or held in a warehouse and in which the landlord or warehouseman thereunder has a first priority perfected security interest in such Collateral.

“Fixed Amounts”: as defined in Section 1.7(b).

“Fixed Charge Condition”: with respect to any action or proposed action, 30-Day Excess Availability and Specified Excess Availability on the date of such action or proposed action (in each case calculated after giving effect on a Pro Forma Basis to any increase in any Borrowing Base or Acquired Asset Borrowing Base and the Borrowing of any Loans or issuance of any Letters of Credit in connection with the action or proposed action (and assuming that such increase in Borrowing Base or Acquired Asset Borrowing Base had occurred and such Loans and Letters of Credit had been made on the first day of the applicable 30-day period for which 30-Day Excess Availability is to be determined)) exceeds the greater of (A) 15.0% (or solely in the case of Restricted Payments and Specified Prepayments, 20.0%) of the Line Cap at such time and (B) $50.0 million (or solely in the case of Restricted Payments and Specified Prepayments, $70.0 million).

“Fixed Rate”: when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to (i) for any Loan or Borrowing denominated in US Dollars, the Adjusted LIBO Rate or, (ii) for any Loan or Borrowing denominated in Canadian Dollars, the CDOR Rate.

“Foreign Currency”: an official national currency (including the Euro) of any nation other than the United States and which constitutes freely-transferable and lawful money under the laws of the country or countries of issuance.

“Foreign Lender”: any Lender or Issuing Bank that is not a US Person.

“Foreign Loan Party”: any Loan Party that is not a US Loan Party.

“Foreign Subsidiary”: any Restricted Subsidiary of the Lead Borrower that is not a Domestic Subsidiary.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time; provided, however, that if the Lead Borrower notifies the Administrative Agent that the Lead Borrower requests an amendment to any provision hereof in respect of an Accounting Change (including through the adoption of International Financial Reporting Standards (“IFRS”)) (or if the Administrative Agent notifies the Lead Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), GAAP shall be interpreted in accordance with Section 1.5 until such notice shall have been withdrawn or such provision amended in accordance with Section 1.5.

“Governmental Authority”: any nation or government, any state, province, territory or other political subdivision thereof and any other agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Group Member”: The Lead Borrower or any of the Restricted Subsidiaries of the Lead Borrower.

“Guarantee Obligation”: with respect to any Person (the “guaranteeing person”), any obligation of the guaranteeing person guaranteeing or having the economic effect of guaranteeing any Indebtedness (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security for such primary obligation, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, in each case, so as to enable the primary obligor to pay such primary obligation, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or Disposition permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation (or portion thereof) in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Lead Borrower in good faith.

“Guarantors”: the collective reference to Holdings, any Intermediate Parent, the Borrowers (other than with respect to a Borrower’s own Obligations) and the Subsidiary Guarantors.

“Hazardous Materials”: (a) petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and explosive or radioactive substances or (b) any chemical, material, waste, substance or pollutant that is prohibited, limited or regulated pursuant to any applicable Environmental Law.

“Hedge Agreements”: all interest rate or currency swaps, caps or collar agreements, foreign exchange agreements, commodity contracts, or hedging or similar arrangements (which, for the avoidance of doubt, shall include any master agreement that governs the terms of one or more interest rate or currency swaps, caps or collar agreements, foreign exchange agreements, commodity contracts, or hedging or similar arrangements) entered into by the Lead Borrower or any other Group Member providing for protection against fluctuations in interest rates, currency exchange rates, commodity prices, other risks or the exchange of nominal interest obligations, either generally or under specific contingencies.

“Historical Average Utilization”: for the purposes of the definition of Facility Fee Rate, in the case of each Start Date, an amount equal to (x) the sum of each day’s utilization of the Total Revolving Credit Commitments, excluding for this purpose any Swingline Exposure, as determined by the amount of the Total Revolving Credit Exposure at such time, during the most recently ended fiscal quarter divided by (y) the number of days in such fiscal quarter, expressed as a percentage of the Total Revolving Credit Commitments.

“Historical Excess Availability”: for the purposes of the definition of Applicable Margin, in the case of each Start Date, an amount equal to (x) the sum of each day’s Excess Availability during the most recently ended fiscal quarter divided by (y) the number of days in such fiscal quarter.

“Holdings”: as defined in the preamble hereto, together with any successor thereto to the extent permitted under Section 6.12.

“IFRS”: as defined in the definition of GAAP.

“Immaterial Subsidiary”: at any date of determination, each Restricted Subsidiary of the Lead Borrower that has been designated by the Lead Borrower as an “Immaterial Subsidiary” for purposes of this Agreement (and not subsequently designated as no longer constituting an “Immaterial Subsidiary” as provided below); provided that (a) for purposes of this Agreement, at no time shall (i) any Subsidiary be an Immaterial Subsidiary if the Consolidated Total Assets of such Subsidiary at the last day of the most recently ended fiscal quarter for which financial statements have been delivered equal or exceed 2.5% of the Consolidated Total Assets of the Lead Borrower and its Restricted Subsidiaries at such date, (ii) any Subsidiary be an Immaterial Subsidiary if the gross revenues of such Subsidiary for the most recently ended four full fiscal quarters for which financial statements have been delivered equal or exceed 2.5% of the consolidated gross revenues of the Lead Borrower and its Restricted Subsidiaries for such period, (iii) the Consolidated Total Assets of all Immaterial Subsidiaries at the last day of the most recently ended fiscal quarter for which financial statements have been delivered equal or exceed 5.0% of the Consolidated Total Assets of the Lead Borrower and its Restricted Subsidiaries at such date or (iv) the gross revenues for the most recently ended four full fiscal quarters for which financial statements have been delivered of all Immaterial Subsidiaries equal or exceed 5.0% of the consolidated gross revenues of the Lead Borrower and its Restricted Subsidiaries for such period, in each case determined in accordance with GAAP, (b) the Lead Borrower shall not designate any new Immaterial Subsidiary if such designation would not comply with the provisions set forth in clause (a) above, and (c) if the Consolidated Total Assets or gross revenues of all Restricted Subsidiaries so designated by the Lead Borrower as “Immaterial Subsidiaries” (that at such time continue to constitute “Immaterial Subsidiaries” under this Agreement) shall as of the end of the Lead Borrower’s most recently ended fiscal quarter for which financial statements have been delivered exceed the limits set forth in clause (a)(iii) or (a)(iv) above, then, the Lead Borrower shall designate sufficient Immaterial Subsidiaries to no longer constitute Immaterial Subsidiaries so as to eliminate such excess, and each such designated Subsidiary shall thereupon cease to be an Immaterial Subsidiary (or, if the Lead Borrower shall make no such designation by the next date of delivery of financial statements pursuant to Section 5.1(a) or Section 5.1(b), one or more of such Immaterial Subsidiaries selected in descending order based on their respective contributions to the Consolidated Total Assets of the Lead Borrower and its Subsidiaries shall cease to be considered to be Immaterial Subsidiaries until such excess is eliminated) and any such Subsidiary (if not otherwise an Excluded Subsidiary) shall be required to comply with Section 5.9(c) within the time periods set forth therein; and provided further that the Lead Borrower may designate and re-designate a Restricted Subsidiary as an Immaterial Subsidiary at any time, subject to the terms set forth in this definition. For purposes of this definition, Consolidated Total Assets shall be calculated eliminating all intercompany items.

“Incremental Equivalent Debt”: as defined in the Term Loan Credit Agreement, as in effect on the Closing Date.

“Incremental Facilities”: as defined in Section 2.20(a).

“Incremental Facility Amendment”: as defined in Section 2.20(c).

“Incremental Facility Closing Date”: as defined in Section 2.20(d).

“Incremental Revolving Commitments”: as defined in Section 2.20(a).

“Incurrence-Based Amounts”: as defined in Section 1.7(b).

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of Property or services (other than (i) trade accounts or similar obligations to a trade creditor and accrued expenses payable in the ordinary course of business, (ii) any earn-out obligation unless such obligation is not paid promptly after becoming due and payable and (iii) accruals for payroll or other employee compensation and other liabilities accrued in the ordinary course of business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale, installment sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property), but limited to the lesser of the fair market value (as determined in good faith by the Lead Borrower) of such Property and the principal amount of such Indebtedness if recourse is solely to such Property, (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under bankers’ acceptances, letters of credit, surety bonds and similar instruments (except unsecured and unmatured reimbursement obligations in respect thereof obtained in the ordinary course of business to secure the performance of obligations that are not Indebtedness pursuant to another clause of this definition), (g) the liquidation value of all Disqualified Capital Stock of such Person, to the extent mandatorily redeemable in cash prior to the date that is the 91st day after the relevant Latest Maturity Date (as determined on the date of issuance thereof) (other than in connection with change of control events and asset sales and other Disposition and casualty events to the extent that the terms of such Capital Stock provide that such Person may not redeem any such Capital Stock in connection with such change of control event or asset sale or other Disposition or casualty event unless such redemption is subject to the prior payment in full of the Obligations), (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above of another Person secured by any Lien on Property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligations (but limited to the lesser of the fair market value of such Property and the principal amount of such obligations) and (j) solely for the purposes of Section 6.2 and Section 7, the net obligations of such Person in respect of Hedge Agreements (determined by reference to the termination value as of any date of determination).

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation, company, or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise limited.

“Indemnified Taxes”: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise defined in clause (a), Other Taxes.

“Indemnitee”: as defined in Section 9.3(b).

“Information”: as defined in Section 9.12(a).

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA; and the term “Insolvent” shall have a correlative meaning.

“Intellectual Property”: the collective reference to all rights in intellectual property, whether arising under United States, state, multinational or Canadian or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, industrial designs, trademarks, trademark licenses, service marks, technology, know-how and processes, recipes, formulas, trade secrets and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Coverage Ratio”: for any period, the ratio of (A) Consolidated EBITDA for such period to (B) Consolidated Interest Expense for the Relevant Reference Period.

“Interest Election Request”: a request by a Borrower to convert or continue a Borrowing in accordance with Section 2.6, substantially in the form of Exhibit I-2 or such other form as shall be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent).

“Interest Payment Date”: (a) with respect to any ABR Loan, the first calendar day of the month following the last calendar day of each March, June, September and December commencing with October 1, 2018, and (b) with respect to any Fixed Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Fixed Rate Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period”: with respect to any Fixed Rate Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, if approved by all participating Lenders, twelve months) thereafter, as the applicable Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period; provided, further, that the initial Interest Period with respect to any Fixed Rate Borrowing on the Closing Date may be for such other period specified in the applicable Borrowing Request that is acceptable to the Administrative Agent. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interim Financial Statements”: as defined in Section 3.1(i).

“Intermediate Parent”: any Person that is a Subsidiary of Holdings and of which the Lead Borrower is a Subsidiary.

“Inventory”: “inventory” as such term is defined in Article 9 of the UCC or the PPSA, as applicable.

“Investments”: as defined in Section 6.7.

“IP Office”: each of the United States Patent and Trademark Office, the United States Copyright Office and the Canadian Intellectual Property Office, as applicable.

“IP Security Agreements”: the collective reference to each Intellectual Property Security Agreement required to be entered into and delivered pursuant to the terms of this Agreement and the Security Documents, in each case, in substantially the form of Exhibit A-1 of the US Guarantee and Collateral Agreement or Exhibit A-2 of the Canadian ABL Guarantee and Collateral Agreement, as applicable.

“ISP Rules” with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuing Bank”: as the context may require, with respect to Letters of Credit issued on or after the Closing Date, Bank of America, in its capacity as issuer of Letters of Credit hereunder, its successors in such capacity as provided in Section 2.4(i) and any other Lender reasonably acceptable to the Administrative Agent and the Lead Borrower, which has agreed to act as Issuing Bank hereunder. References herein and in the other Loan Documents to Issuing Banks shall be deemed to refer to the Issuing Bank in respect of the applicable Letter of Credit or to all Issuing Banks, as the context requires.

“ITA”: the Income Tax Act (Canada), as amended.

“Last Out Tranche”: as defined in Section 2.20(b).

“Latest Maturity Date”: at any date of determination, the latest Maturity Date applicable to any Loan or Revolving Credit Commitment hereunder at such time.

“LC Disbursement”: a payment made by any Issuing Bank pursuant to a Letter of Credit.

“LC Exposure”: at any time (a) with respect to US Letters of Credit (“US LC Exposure”), the sum of (i) the aggregate undrawn amount of all outstanding US Letters of Credit at such time plus (ii) the aggregate amount of all LC Disbursements in respect of US Letters of Credit that have not yet been reimbursed by or on behalf of the applicable US Borrower at such time and (b) with respect to Canadian Letters of Credit (“Canadian LC Exposure”), the sum of (i) the aggregate undrawn amount of all outstanding Canadian Letters of Credit at such time plus (ii) the aggregate amount of all LC Disbursements in respect of Canadian Letters of Credit that have not yet been reimbursed by or on behalf of the applicable Canadian Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time, in each case with respect to the applicable Revolving Credit Facility. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

“LC Issuer Sublimit”: with respect to any Issuing Bank, the aggregate stated amount of all Letters of Credit that such Issuing Bank agrees in writing to issue at any time. With respect to (i) each Lender that is an Issuing Bank on the Closing Date, such Issuing Bank’s LC Issuer Sublimit is set forth under the heading “LC Issuer Sublimit” opposite such Lender’s name on Schedule 2.1, and (ii) any Lender that becomes an Issuing Bank after the date hereof, such Lender’s LC Issuer Sublimit will be the amount agreed between the Lead Borrower, the Administrative Agent and such Lender at the time that such Lender becomes an Issuing Bank. Each Issuing Bank’s LC Issuer Sublimit may be modified from time to time pursuant to an agreement signed by such Issuing Bank, the Administrative Agent and the Lead Borrower.

“LCT Election”: as defined in Section 1.8.

“LCT Test Date”: as defined in Section 1.8.

“Lead Borrower”: as defined in the preamble.

“Lender Parties”: as defined in Section 9.15.

“Lenders”: the Persons listed on Schedule 2.1 and any other Person that shall have become a party hereto as a lender pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto as a lender pursuant to an Assignment and Assumption.

“Letter of Credit”: any letter of credit issued pursuant to this Agreement.

“LIBO Rate”: subject to Section 1.11, with respect to any Fixed Rate Borrowing for any Interest Period,

(i)     the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate, which rate is approved by the Administrative Agent, as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for U.S. Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period;

(ii)    for any interest calculation with respect to an ABR Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two Business Days prior to such date for U.S. Dollar deposits with a term of one month commencing that day; and

(iii)    if the LIBO Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“LIBOR”: as defined in the definition of “LIBO Rate”.

“LIBOR Screen Rate” means the LIBO Rate quote on the applicable screen page the Administrative Agent designates to determine the LIBO Rate (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“Lien”: any mortgage, pledge, hypothecation, security assignment, deposit arrangement, encumbrance, lien (statutory or other), trust, deemed trust, legal hypothec, prior claim or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale, installment sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing); provided, that in no event shall an operating lease in and of itself constitute a Lien.

“Limited Condition Transaction”: any (x) acquisition or Investment by the Lead Borrower or one or more of its Restricted Subsidiaries permitted under this Agreement whose consummation is not conditioned on the availability of, or on obtaining, third party financing, or (y) repayment, repurchase, refinancing, prepayment, redemption, purchase, defeasement or other payment in respect of Indebtedness, in the case of this clause (y), with respect to which an irrevocable notice of repayment (or similar irrevocable notice) has been delivered.

“Line Cap”: at any time, the lesser of (i) 100% (or, during an Agent Advance Period, 110%) of the Aggregate Borrowing Base at such time and (ii) the Total Revolving Credit Commitments in effect at such time.

“Loan”: any loan made by any Lender pursuant to this Agreement (including all Revolving Credit Loans, FILO Loans and Swingline Loans).

“Loan Documents”: this Agreement, the Letter of Credit Applications, the Security Documents, any Notes, the ABL Intercreditor Agreement, any Permitted Amendment, the Fee Letter and any other document executed and delivered in conjunction with this Agreement from time to time and designated as a “Loan Document”.

“Loan Parties”: the collective reference to the Lead Borrower and the Guarantors.

“Lone Star”: Lone Star Fund IX (U.S.), L.P. (“Lone Star Fund”) and any funds, partnerships or other investment vehicles managed or directly or indirectly controlled by Lone Star Fund, but not including, however, any portfolio companies of any of the foregoing.

“Mandatory Borrowing”: as defined in Section 2.1(e).

“Market Capitalization”: an amount equal to (a) the total number of issued and outstanding shares of common stock or common equity interests of the Lead Borrower or its direct or indirect parent (including, for the avoidance of doubt, FBMI) multiplied by (b) the closing price per share of such common stock or common equity interests on the principal securities exchange on which such common stock or common equity interests are traded.

“Material Adverse Effect”: a material adverse effect on (a) the business, financial condition, assets or results of operations, in each case, of the Group Members, taken as a whole or (b) the rights and remedies of the Administrative Agent and the Lenders, taken as a whole, under any Loan Document.

“Material Debt”: Indebtedness (other than Indebtedness constituting (1) Obligations or (2) Other Obligations), or obligations in respect of one or more Hedge Agreements (other than to the extent constituting (1) Obligations, (2) Specified Hedge Agreements or (3) Other Obligations), of any one or more of the Lead Borrower or any other Group Member in an aggregate principal amount exceeding $35.0 million (but excluding intercompany Indebtedness). For purposes of determining Material Debt, the “obligations” of the Lead Borrower or any other Group Member in respect of any Hedge Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Lead Borrower or any other Group Member would be required to pay if such Hedge Agreement were terminated at such time.

“Material Party”: Holdings, any Intermediate Parent or any Restricted Subsidiary (other than an Immaterial Subsidiary).

“Maturity Date”: with respect to (a) Revolving Credit Commitments (including, for the avoidance of doubt, any Swingline Loans and Incremental Revolving Commitments) that have not been extended pursuant to Section 2.22, August 13, 2023, (b) the FILO Loans, August 13, 2023 and (c) with respect to Extended Revolving Credit Commitments, the final maturity date thereof as specified in the applicable Extension Offer accepted by the respective Revolving Credit Lender or Revolving Credit Lenders.

“Maximum Rate”: as defined in Section 9.16.

“MNPI”: any material Nonpublic Information regarding the Lead Borrower and its Subsidiaries or the Loans or securities of any of them that has not been disclosed to the Lenders generally (other than Lenders who elect not to receive such information). For purposes of this definition “material Nonpublic Information” shall mean Nonpublic Information with respect to the business of the Lead Borrower and its Subsidiaries or that would reasonably be expected to be material to a decision by any Lender to assign or acquire any Revolving Credit Loans or to enter into any of the transactions contemplated thereby or would otherwise be material for purposes of United States Federal and state securities laws.

“Moody’s”: Moody’s Investor Services. Inc.

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 3(37) or Section 4001(a)(3) of ERISA or any “multi-employer pension plan”, “multi-employer plan” or any similar plan or arrangement, as defined under applicable Canadian pension standards or income tax legislation.

“NOLV” or “Net Orderly Liquidation Value”: the cash proceeds of Inventory or Equipment which could be obtained in an orderly liquidation (net of all liquidation expenses, costs of sale, commissions, operating expenses and retrieval and related costs), as determined pursuant to the most recent third-party appraisal of such Inventory or Equipment delivered to the Administrative Agent pursuant to Section 5.2(c) by an appraiser reasonably acceptable to the Administrative Agent, and in each case expressed as a recovery percentage with respect to each such category of assets. The Net Orderly Liquidation Value for each such category of assets will be increased or reduced promptly upon receipt by the Administrative Agent of each updated appraisal.

“Non-Consenting Lender”: as defined Section 2.18(c).

“Non-Extending Lender”: as defined Section 2.18(c).

“Non-Loan Party Subsidiary”: any Restricted Subsidiary of Holdings that is not a Loan Party.

“Nonpublic Information”: information which has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD.

“Note”: any promissory note evidencing any Loan substantially in the form of Exhibit G.

“Notice of Additional Borrower”: a Notice of Additional Borrower and Assumption Agreement, in substantially the form of Exhibit K-1 hereto.

“Notice of Additional Guarantor”: a Notice of Additional Guarantor, in substantially the form of Exhibit K-2 hereto.

“Notice of Intent to Cure”: as defined in Section 7.2(c).

“Notice of Prepayment”: as defined in Section 2.9(c).

“Obligation Currency”: as defined in Section 9.19.

“Obligations”: collectively, the US Obligations and the Canadian Obligations.

“OFAC”: as defined in Section 3.19(b).

“OFAC Regulations”: as defined in Section 3.19(a).

“Organizational Documents”: with respect to any Person and as applicable, the certificate of incorporation or formation, memorandum or articles of association, bylaws, limited liability company agreement, limited partnership agreement or other organizational documents of such Person.

“Other Canadian Cash Management Obligations”: obligations owed by any Canadian Loan Party to any Other Qualified Counterparty in respect of or in connection with Cash Management Services and designated by such Other Qualified Counterparty and the Lead Borrower in writing to the Administrative Agent as a “Cash Management Obligation”.

“Other Canadian Specified Hedge Agreement”: any Hedge Agreement entered into or assumed by any Canadian Loan Party and any Other Qualified Counterparty and designated by such Other Qualified Counterparty and the Lead Borrower in writing to the Administrative Agent as a “Specified Hedge Agreement”.

“Other Connection Taxes”: with respect to the Administrative Agent, any Lender or any Issuing Bank, Taxes imposed as a result of a present or former connection between the Administrative Agent, such Lender or such Issuing Bank and the jurisdiction imposing such Tax (other than a connection arising from the Administrative Agent, such Lender or such Issuing Bank having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Obligations”: collectively, Other Canadian Cash Management Obligations, Other US Cash Management Obligations and obligations in respect of Other Specified Hedge Agreements.

“Other Qualified Counterparty”: with respect to an Other US Specified Hedge Agreement, Other Canadian Specified Hedge Agreement, Other US Cash Management Obligation or Other Canadian Cash Management Obligation, a party to a Specified Hedge Agreement or an agreement for the provision of Cash Management Services, in each case with a Loan Party and at the Lead Borrower’s request, delivers to the Administrative Agent a written notice (A) appointing the Administrative Agent as its agent under the applicable Loan Documents and (B)

agreeing to be bound by Section 8 and Sections 9.3, 9.9 and 9.10 as if such Person were a Lender; provided that any such designation shall not create in favor of such Person (x) any rights in connection with management or release of Collateral or the obligations of any Loan Party under the Loan Documents or (y) any voting or approval rights under the Loan Documents.

“Other Specified Hedge Agreement”: collectively, the Other US Specified Hedge Agreements and the Other Canadian Specified Hedge Agreements.

“Other Taxes”: any and all present or future recording, stamp or documentary, property, intangible, filing or similar Taxes imposed by any Governmental Authority arising from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.18(b)).

“Other US Cash Management Obligations”: obligations owed by any US Loan Party to any Other Qualified Counterparty in respect of or in connection with Cash Management Services, and designated by such Other Qualified Counterparty and the Lead Borrower in writing to the Administrative Agent as a “Cash Management Obligation”.

“Other US Specified Hedge Agreement”: any Hedge Agreement entered into or assumed by any US Loan Party and any Other Qualified Counterparty and designated by such Other Qualified Counterparty and the Lead Borrower in writing to the Administrative Agent as a “Specified Hedge Agreement”.

“Participant”: as defined in Section 9.4(c).

“Participant Register”: as defined in Section 9.4(c).

“PATRIOT Act”: Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act of 2001).

“Payment Conditions”: that each of the following conditions are satisfied: (i) there is no Specified ABL Default existing immediately before or immediately after the action or proposed action, (ii) 30-Day Excess Availability and Specified Excess Availability on the date of the action or proposed action (in each case calculated on a Pro Forma Basis after giving effect to the action or proposed action (and taking into account any increase in any Borrowing Base or Acquired Asset Borrowing Base in accordance with the terms thereof (it being understood that the Administrative Agent’s security interest in any assets so included in the Acquired Asset Borrowing Base shall be required to be perfected in accordance with the terms hereof as of the date of taking such action)) and the Borrowing of any Loans or issuance of any Letters of Credit (and assuming that such increase in any Borrowing Base or Acquired Asset Borrowing Base in accordance with the terms hereof and the Borrowing of any Loans and issuance of Letters of Credit had been made on the first day of the applicable 30-day period for which 30-Day Excess Availability is to be determined)) exceeds the greater of (A) 12.5% (or solely in the case of Restricted Payments and Specified Prepayments, 15.0%) of the Line Cap at such time and (B) $40.0 million (or solely in the case of Restricted Payments and Specified Prepayments, $50.0 million), (iii) unless the Fixed Charge Condition is satisfied at such time, the Lead Borrower shall be in compliance with a Consolidated Fixed Charge Coverage Ratio of not less than 1.00:1.00 for the Relevant Reference Period on a Pro Forma Basis as if such action or proposed action had occurred on the first day of such Relevant Reference Period, and (iv) in the case of Indebtedness under Section 6.2(aa), Restricted Payments under Section 6.6(p), Investments under Section 6.7(f) (other than Permitted Acquisitions and other Investments otherwise permitted without regard to Payment Conditions) and 6.7(l) and prepayments of Covered Debt under Section 6.8(ii) and any designation of a Subsidiary as an Unrestricted Subsidiary under Section 5.13, in each case, to the extent only permitted if Payment Conditions are satisfied, the amount of which would exceed $50.0 million, the Lead Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer of the Lead Borrower certifying as to compliance with preceding clauses (i) through (iii) and demonstrating (in reasonable detail) the calculations required by preceding clauses (ii) and (iii).

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA and any successor entity performing similar functions.

“Perfection Certificate”: a certificate in the form of Exhibit D or any other form approved by the Administrative Agent.

“Permitted Acquisition”: as defined in Section 6.7(f).

“Permitted Amendment”: any Extension Amendment or Incremental Facility Amendment.

“Permitted Discretion”: the exercise of the Administrative Agent’s reasonable credit judgment (from the perspective of a secured asset based lender), exercised in accordance with customary and generally applicable credit practices for similar asset based lending facilities, in consideration of any factor which it reasonably believes (i) could adversely affect the quantity, quality, mix or value of any Collateral (including any applicable laws that may inhibit the collection of an Account), the enforceability or priority of the Liens thereon or the amount that the Administrative Agent, the Issuing Banks or the Lenders would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation thereof, (ii) suggest that any collateral report or financial information delivered to the Administrative Agent, the Issuing Banks or the Lenders by any Person on behalf of any Loan Party is incomplete, inaccurate or misleading in any material respect, or (iii) creates an Event of Default. In exercising such judgment, the Administrative Agent may consider (but not make duplicate adjustment for) any factors that could materially increase the credit risk of lending to any Borrower on the security of the Collateral.

“Permitted Holding Company”: any direct or indirect parent of the Lead Borrower that does not hold Capital Stock of any Person other than Holdings or another Permitted Holding Company.

“Permitted Investors”: the collective reference to (a) Lone Star and its Control Investment Affiliates and (b) any members of management of the Group Members that own Capital Stock in the Lead Borrower or FBMI, directly or indirectly, on the Closing Date.

“Permitted Liens”: the collective reference to Liens permitted by Section 6.3.

“Permitted Ratio Debt”: as defined in Section 6.2(f)

“Permitted Receivables Financing”: any Receivables Financing of a Permitted Receivables Financing Subsidiary; provided, that (a) such Receivables Financing (including financing terms, covenants, termination events and other provisions) shall be in the aggregate economically fair and reasonable to the Lead Borrower and its Restricted Subsidiaries (other than any Permitted Receivables Financing Subsidiary), on the one hand, and the Permitted Receivables Financing Subsidiary, on the other and (b) the financing terms, covenants, termination events and other material provisions of such Permitted Receivables Financing shall be on market terms for similar transactions consummated at such time and may include Standard Securitization Undertakings, in each case as determined in good faith by the Lead Borrower.

“Permitted Receivables Financing Assets”: the accounts receivable subject to a Permitted Receivables Financing, and related assets (including contract rights) which are of the type customarily transferred or in respect of which security interests are customarily granted in connection with securitizations of accounts receivables (including the Capital Stock of any Permitted Receivables Financing Subsidiary), and the proceeds thereof.

“Permitted Receivables Financing Fees”: all reasonable and customary distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Permitted Receivables Financing Subsidiary in connection with, any Permitted Receivables Financing.

“Permitted Receivables Financing Subsidiary”: any Wholly Owned Subsidiary of the Lead Borrower (or another Person formed for the purposes of engaging in a Permitted Receivables Financing in which the Lead Borrower or any of its Subsidiaries makes an Investment and to which the Lead Borrower or any of its Subsidiaries transfers Permitted Receivables Financing Assets) that engages in no business or activities other than business and activities that relate to the financing of Permitted Receivables Financing Assets of the Group Members, all proceeds thereof and all rights (contingent and other), collateral and other assets relating thereto, and any business and activities incidental or related to such business, and which is designated by the Board of Directors of the Lead Borrower as a Permitted Receivables Financing Subsidiary and (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of such Permitted Receivables Financing Subsidiary (i) is guaranteed by any Group Member, other than another Permitted Receivables Financing Subsidiary (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates any Group Member, other than another Permitted Receivables Financing Subsidiary, in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of any Group Member, other than another Permitted Receivables Financing Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which no Group Member, other than another Permitted Receivables Financing Subsidiary, has any material contract, agreement, arrangement or understanding other than (i) with Standard Securitization Undertakings or (ii) on terms not materially less favorable to any Group Member than those that might be obtained at the time from Persons that are not Affiliates of the Lead Borrower and (c) to which no Group Member, other than another Permitted Receivables Financing Subsidiary, has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

“Permitted Refinancing”: with respect to any Indebtedness of any Person, any refinancing, refunding, renewal, replacement, defeasance, discharge or extension of such Indebtedness (each, a “refinancing”, with “refinanced” having a correlative meaning); provided, that (a) the aggregate principal amount (or accreted value, if applicable) does not exceed the then outstanding aggregate principal amount (or accreted value, if applicable) of the Indebtedness so refinanced, except (1) to the extent such excess amount is permitted under another then available exception under Section 6.2 or (2) by an amount equal to all unpaid accrued or capitalized interest thereon, any make-whole payments or premium (including tender premium) applicable thereto or paid in connection therewith, any swap breakage costs and other termination costs related to Hedge Agreements, plus upfront fees and original issue discount on such refinancing Indebtedness, plus other customary fees and expenses in connection with such refinancing, (b) other than in the case of a refinancing of purchase money Indebtedness and Capital Lease Obligations, such refinancing has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being refinanced, (c) in the event such Indebtedness being so refinanced is (i) contractually subordinated in right of payment to the Obligations, such refinancing shall contain subordination provisions that are substantially the same (as determined in good faith by the Lead Borrower) as those in effect prior to such refinancing or are not materially less favorable, taken as a whole (as determined in good faith by the Lead Borrower), to the Secured Parties than those contained in the Indebtedness being so refinanced or are otherwise reasonably acceptable to the Administrative Agent or (ii) secured by a junior permitted lien on the Collateral (or portion thereof) and/or subject to intercreditor arrangements for the benefit of the Lenders, in the case of this clause (ii) such refinancing shall be unsecured or secured by a junior permitted lien on the Collateral (or portion thereof), and subject to intercreditor arrangements on substantially the same terms (as determined in good faith by the Lead Borrower) as those in effect prior to such refinancing or on terms not materially less favorable, taken as a whole, to the Secured Parties than those in respect of the Indebtedness being so refinanced or on such other terms reasonably acceptable to the Administrative Agent and (d) such refinancing does not provide for the granting or obtaining of collateral security from, or obtaining any lien on any assets of, any Person, other than collateral security obtained from Persons that provided (or were required to provide) collateral security with respect to the Indebtedness being so refinanced (so long as the assets subject to such lien were or would have been required to secure the Indebtedness so refinanced); provided that additional Persons that would have been required to provide collateral security with respect to the Indebtedness being so refinanced may provide collateral security with respect to such refinancing and any Guarantor may provide collateral security otherwise permitted by this Agreement that is junior to the Liens under the Security Documents on terms not materially less favorable to the Lenders (as determined by the Lead Borrower in good faith) than those set forth in the ABL Intercreditor Agreement.

“Permitted Sale Leaseback”: any Sale and Leaseback Transaction consummated by a Group Member after the Closing Date; provided that any such Sale and Leaseback Transaction that is not between (a) a Loan Party and another Loan Party or (b) a Restricted Subsidiary that is not a Loan Party and another Restricted Subsidiary that is not a Loan Party must be, in each case, consummated for fair value as determined at the time of consummation in good faith by the Lead Borrower or such Restricted Subsidiary.

“Person”: an individual, partnership, corporation, limited liability company, unlimited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: any employee benefit plan that is subject to ERISA and in respect of which the Lead Borrower or a Commonly Controlled Entity is or, if such plan were terminated, would under Section 4062 or Section 4069 of ERISA be deemed to be an “employer” as defined in Section 3(5) of ERISA.

“Platform”: as defined in Section 9.1.

“Pledged Capital Stock”: as defined in the US Guarantee and Collateral Agreement or the Canadian Security Agreements, as applicable.

“PPSA”: the Personal Property Security Act (Ontario), the Civil Code of Quebec or similar personal property security legislation as in effect from time to time (except as otherwise specified) in any applicable province or territory of Canada.

“Private Lender Information”: as defined in Section 9.1.

“Pro Forma Basis”: with respect to compliance with any test or covenant or calculation of any ratio hereunder, the determination or calculation of such test, covenant or ratio (including in connection with Pro Forma Transactions) in accordance with Section 1.6.

“Pro Forma Transaction”: (a) the Transactions, (b) any incurrence or repayment of Indebtedness (other than for working capital purposes or in the ordinary course of business), the making of any Restricted Payment pursuant to Sections 6.6(p) or (q), any Specified Prepayment permitted under Section 6.8, any Investment that results in a Person becoming a Restricted Subsidiary or resulting from the designation of any Restricted Subsidiary as an Unrestricted Subsidiary, any Permitted Acquisition or any Disposition that results in a Restricted Subsidiary ceasing to be a Subsidiary or any Investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person or any Disposition of a business unit, line of business or division of a Group Member, in each case whether by merger, consolidation, amalgamation or otherwise and any transaction the consummation of which requires the satisfaction with the Payment Conditions and (c) any restructuring or cost saving, operational change or business rationalization initiative or other initiative.

“Proceeds”: all “proceeds” as such term is defined in Section 9-102(a)(64) of the UCC or the PPSA, if applicable, and, in any event, shall include all dividends or other income from the “Pledged Securities” (as defined in the US Guarantee and Collateral Agreement or the Canadian Security Agreements, as applicable), collections thereon or distributions or payments with respect thereto.

“Projections”: as defined in Section 5.2(b).

“Property”: any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including Capital Stock.

“Public Lender”: as defined in Section 9.1.

“Public Lender Information”: as defined in Section 9.1.

“Qualified Capital Stock”: Capital Stock that is not Disqualified Capital Stock.

“Qualified Counterparty”: with respect to any Specified Hedge Agreement or Cash Management Obligations, any counterparty thereto that, at the time such Specified Hedge Agreement or Cash Management Obligations were entered into or, in the case of a Specified Hedge Agreement or Cash Management Obligations, as the case may be, (a) existing on the Closing Date, any counterparty thereto that was the Administrative Agent, a Lender, an Arranger or an Affiliate of any of the foregoing, regardless of whether any such Person shall thereafter cease to be the Administrative Agent, a Lender, an Arranger or an Affiliate or branch of any of the foregoing or (b) entered into after the Closing Date, is the Administrative Agent, a Lender, an Arranger or an Affiliate or branch of any of the foregoing at the time of entry thereof, regardless of whether any such Person shall thereafter cease to be the Administrative Agent, a Lender, an Arranger or an Affiliate or branch of any of the foregoing.

“Qualified ECP Guarantor”: in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Holding Company Debt”: unsecured Indebtedness of Holdings that (1) is not subject to any guarantee by any Subsidiary of Holdings (including any Borrower), (2) will not mature prior to the date that is six (6) months after the Latest Maturity Date in effect on the date of issuance or incurrence thereof, (3) has no scheduled amortization or scheduled payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (it being understood that such Indebtedness may have mandatory prepayment, repurchase or redemption provisions satisfying the requirements of clause (5) below), (4) does not require any payments in cash of interest or other amounts in respect of the principal thereof prior to the later to occur of (i) the date that is four (4) years from the date of the issuance or incurrence thereof and (ii) the date that is 180 days after the Latest Maturity Date in effect on the date of such issuance or incurrence, and (5) has mandatory prepayment, repurchase or redemption, covenant, default and remedy provisions customary for senior discount notes of an issuer that is the parent of a borrower under senior secured credit facilities, and in any event, with respect to covenant, default and remedy provisions, no more restrictive (taken as a whole) than those set forth in this Agreement (other than provisions customary for senior discount notes of a holding company).

“Qualified Jurisdiction”: (a) with respect to the Lead Borrower, the United States, and (b) with respect to any other Loan Party, the United States or Canada, in each case, together with any state, province, territory or other political sub-division therein, or such other jurisdiction as shall be consented to by each Required Lender.

“Qualified Loan Party”: (i) with respect to the US Borrowing Base and the FILO Borrowing Base, each US Loan Party, and (ii) with respect to the Canadian Borrowing Base, each Canadian Loan Party.

“Qualified Securitization Assets”: (a) any accounts receivable, mortgage receivables, loan receivables, receivables or loans relating to the financing of insurance premiums, royalty, patent or other revenue streams and other rights to payment or related assets and the proceeds thereof and (b) all collateral securing such receivable or asset, all contracts and contract rights, guarantees or other obligations in respect of such receivable or asset, lockbox accounts and records with respect to such account or asset and any other assets customarily transferred (or in respect of which security interests are customarily granted) together with accounts or assets in connection with a securitization, factoring or receivable sale transaction.

“Qualified Securitization Facility”: any Securitization Facility of a Qualified Securitization Subsidiary; provided, that (a) such Securitization Facility (including financing terms, covenants, termination events and other provisions) shall be in the aggregate economically fair and reasonable to the Lead Borrower and its Restricted Subsidiaries (other than any Qualified Securitization Subsidiary), on the one hand, and the Qualified Securitization Subsidiary, on the other, (b) all sales and/or transfers of Qualified Securitization Assets to the Qualified Securitization Subsidiary in such Qualified Securitization Facility shall be made at fair market value (as determined in good faith by the Lead Borrower) and (c) the financing terms, covenants, termination events and other material provisions of such Qualified Securitization Facility shall be on market terms for similar transactions consummated at such time and may include Standard Securitization Undertakings, in each case as determined in good faith by the Lead Borrower.

“Qualified Securitization Fees”: all reasonable and customary (as determined in good faith by the Lead Borrower) distributions or payments made directly or by means of discounts with respect to any Qualified Securitization Asset or participation interest therein issued or sold in connection with, and other fees and expenses (including reasonable fees and expenses of legal counsel) paid in connection with, any Qualified Securitization Facility.

“Qualified Securitization Subsidiary”: any Wholly Owned Subsidiary of the Lead Borrower (or another Person formed for the purposes of engaging in a Qualified Securitization Facility in which the Lead Borrower or any of its Restricted Subsidiaries makes an Investment and to which the Lead Borrower or any of its Restricted Subsidiaries transfers Qualified Securitization Assets) that engages in no business or activities other than business and activities that relate to the financing of Qualified Securitization Assets of the Group Members, all proceeds thereof and all rights (contingent and other), collateral and other assets relating thereto, and any business and activities incidental or related to such business, and which is designated by the Board of Directors of the Lead Borrower as a Qualified Securitization Subsidiary and (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of such Qualified Securitization Subsidiary (i) is guaranteed by any Group Member, other than another Qualified Securitization Subsidiary (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates any Group Member, other than another Qualified Securitization Subsidiary, in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of any Group Member, other than another Qualified Securitization Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which no Group Member, other than another Qualified Securitization Subsidiary, has any material contract, agreement, arrangement or understanding other than (i) with Standard Securitization Undertakings or (ii) on terms not materially less favorable to any Group Member than those that might be obtained at the time from Persons that are not Affiliates of the Lead Borrower and (c) to which no Group Member, other than another Qualified Securitization Subsidiary, has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

“Qualifying Equipment”: any Equipment owned by a Qualified Loan Party constituting Rolling Stock or mobile equipment, in each case which is included in the most recent appraisal of Equipment conducted by, or provided to, the Administrative Agent.

“Qualifying Equipment Net Book Value Amount”: the net book value (based on the most recently delivered financial statements pursuant to Sections 5.1(a) and 5.1(b)) of Eligible Qualifying Equipment.

“Quarterly Pricing Certificate”: as defined in the definition of Applicable Margin.

“Receivables Financing”: any transaction or series of transactions that may be entered into by any Group Member pursuant to which any Group Member may sell, convey, grant a security interest in or otherwise transfer to (a) a Permitted Receivables Financing Subsidiary (in the case of a transfer by any Group Member) or (b) any other Person (in the case of a transfer by a Permitted Receivables Financing Subsidiary), or a Permitted Receivables Financing Subsidiary may grant a security interest in, or grant a Lien on, any Permitted Receivables Financing Assets of any Group Member.

“Recovery Event”: any settlement of, or payment in respect of, any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Group Member.

“Reference Rate”: (a) with respect to the Loans (other than US Swingline Loans) comprising each Fixed Rate Borrowing denominated in US Dollars, for each day during each Interest Period with respect thereto, a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing, (b) with respect to the US Swingline Loans comprising each Fixed Rate Borrowing denominated in US Dollars, for each day during each Interest Period with respect thereto, a rate equal to the Daily Adjusted LIBO Rate for such day, (c) with respect to any Fixed Rate Loan denominated in Canadian Dollars, for each day during each Interest Period with respect thereto, a rate per annum equal to the CDOR Rate for the Interest Period in effect for such Borrowing, (d) with respect to any ABR Loan denominated in US Dollars to the US Borrowers, the Alternate Base Rate, (e) with respect to any ABR Loan denominated in US Dollars to the Canadian Borrowers, the Canadian Base Rate, and (f) with respect to any ABR Loan denominated in Canadian Dollars, the Canadian Prime Rate.

“Refinancing”: (a) the redemption, defeasance or other payment in full of the Existing Senior Secured Notes and all other obligations due and payable under the Existing Senior Secured Notes Indenture, (b) the release of the Lead Borrower, as issuer, and various Guarantors, as guarantors, and their assets as collateral under the Existing Senior Secured Notes Indenture, (c) the repayment in full and termination of all commitments under the Existing ABL Credit Agreement and (d) the release of the Lead Borrower and any other Borrowers, as borrowers, and various Guarantors, as guarantors, and their assets as collateral under the Existing ABL Credit Agreement.

“Refinancing Indebtedness”: with respect to any Indebtedness, any other Indebtedness incurred in connection with a Permitted Refinancing of such Indebtedness.

“Register”: as defined in Section 9.4(b)(iv).

“Regulation FD”: Regulation FD as promulgated by the SEC under the Exchange Act, as in effect from time to time.

“Regulation H”: Regulation H of the Board as in effect from time to time.

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation”: the obligation of the applicable Borrower to reimburse each Issuing Bank pursuant to Section 2.4(c) for amounts drawn under Letters of Credit issued by such Issuing Bank.

“Related Parties”: with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, partners, trustees, managers, agents, advisors and other representatives of such Person and such Person’s Affiliates and the respective successors and permitted assigns of each of the foregoing.

“Release”: any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within any building, structure, facility or fixture.

“Relevant Reference Period”: with respect to any action or determination under this Agreement, the Test Period then most recently ended for which financial statements have been delivered pursuant to Section 5.1(a) or Section 5.1(b) immediately preceding the date on which the action for which such calculation is being made shall occur or the determination is being made (or, prior to the first delivery of the financial statements pursuant to Section 5.1(a) or 5.1(b), the Test Period ended March 31, 2018).

“Rent Reserve”: a reserve established by the Administrative Agent (upon at least three (3) Business Days’ notice to the Lead Borrower) equal to three (3) months’ rent (or a lesser amount reasonably agreed to by the Administrative Agent), in respect of rent payments made by a Qualified Loan Party for each distribution center, warehouse or other location where Inventory or Equipment of Qualified Loan Parties with a book value in excess of $2.0 million (as reported to the Administrative Agent by the Lead Borrower from time to time as requested by the Administrative Agent) and (a) that is in a jurisdiction providing lessors with statutory or common law Lien rights on personal property located at such location securing payment of rent and other charges that prime a previously perfected security interest, or (b) that is subject to a lease that grants to the landlord a Lien on property that would otherwise constitute Eligible Inventory or Eligible Qualifying Equipment which has priority over the respective Liens on such Collateral created in favor of the Administrative Agent, unless, in each case, such location is subject to a Collateral Access Agreement.

“Repayment”: as defined in Section 1.6(d).

“Reportable Event”: any of the “reportable events” set forth in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Plan, other than those events as to which notice is waived pursuant to DOL Reg. Part 4043.

“Required Lenders”: at any time, the holders of more than 50.0% of the Total Revolving Credit Commitments then in effect or, if the Revolving Credit Commitments have been terminated, the Total Revolving Credit Exposure; provided, that the Revolving Credit Exposure and Revolving Credit Commitment of any Defaulting Lender shall be disregarded in making any determination under this definition.

“Requirement of Law”: as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Requirement of Tax Law”: as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority relating to Taxes, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Reserves”: reserves, if any, established by the Administrative Agent from time to time hereunder in its Permitted Discretion against the US Borrowing Base, the Canadian Borrowing Base or the FILO Borrowing Base, including without limitation (but without duplication), (i) Rent Reserves, (ii) Specified Pari Cash Management Reserves, (iii) Specified Pari Hedge Reserves, (iv) potential dilution related to Accounts (provided, that no Reserves shall be imposed on the first 5% of dilution of Accounts and thereafter, no dilution Reserve shall exceed 1% for each incremental whole percentage in dilution over 5%), (v) sums that the Qualified Loan Parties are or will be required to pay (such as taxes, assessments and insurance premiums) and have not yet paid, (vi) amounts owing by any Qualified Loan Party to any Person to the extent secured by a Lien on, or trust over, any Collateral, (vii) amounts reflecting declines in market value or to reflect factors that may negatively impact the value of Inventory or Equipment including change in salability, obsolescence, seasonality, change in composition or mix, markdowns and vendor chargebacks, (viii) the full amount of any liabilities or amounts which rank or are capable of ranking in priority to the Administrative Agent’s Liens and/or for amounts which may represent costs relating to the enforcement of such Liens including, without limitation, (a) amounts due to employees in respect of unpaid wages, payment in lieu of notice and holiday pay or vacation pay (including amounts protected by the Wage Earner Protection Program Act (Canada)), (b) rebates related to Accounts and purchase rebates related to Inventory, (c) all amounts deducted or withheld and not paid and remitted when due under the ITA, sales tax, goods and services tax, value added tax, harmonized tax, excise tax, tax payable pursuant to Part IX of the Excise Tax Act (Canada) or similar applicable provincial legislation, government royalties, amounts currently or past due and not paid for realty, municipal or similar taxes, (d) all contributions and other amounts payable by a Qualified Loan Party under or with respect to any Canadian Pension Plan (including the amount of any wind-up or solvency deficiency (without duplication) with respect to a Canadian Defined Benefit Plan that is due and payable), and the uncrystallized amount of any wind-up or solvency deficiency (without duplication) with respect to a Canadian Defined Benefit Plan that is not yet due or payable, (e) open items relating to completion of Inventory test counts, (f) the expenses and liabilities incurred by any administrator (or other insolvency officer) and any remuneration of such administrator (or other insolvency officer) and (g) amounts subject to First Priority Priming Liens of the type described in clause (i) of the definition thereof, and (ix) such other events, conditions or contingencies as to which the Administrative Agent, in its Permitted Discretion, determines reserves should be established (without duplication of any reserves established pursuant to foregoing clauses (i) through (vi)) from time to time hereunder; provided, however, that the Administrative Agent may not implement reserves with respect to matters which are already specifically reflected as ineligible Accounts, Inventory or Equipment or criteria deducted in computing the amount of Eligible Trade Accounts or Eligible Credit Card Accounts, the Value of Eligible Inventory or the Net Orderly Liquidation Value of Eligible Inventory or Eligible Qualifying Equipment. For the purposes of determining the amount of any wind-up or solvency deficiency of a Canadian Defined Benefit Plan, reference shall be had to the most recent actuarial valuation filed with the Governmental Authority as required by applicable law, subject to any update prepared to reflect current asset values and discount rates. In the event that the outstanding amount of the FILO Loans exceeds the FILO Loan Cap, the Administrative Agent may implement the FILO Push Down Reserve subject to one Business Days prior written notice.

“Responsible Officer”: as to any Person, the chief executive officer, president, chief financial officer, chief accounting officer, treasurer or director of such Person, but in any event, with respect to financial matters, the chief financial officer, chief accounting officer, treasurer or director of such Person and, solely for purposes of notices given pursuant to Section 2, any other officer or employee of such Person so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of such Person designated in or pursuant to an agreement between such Person and the Administrative Agent. Unless otherwise qualified, all references to a “Responsible Officer” shall refer to a Responsible Officer of the Lead Borrower.

“Restricted Payments”: as defined in Section 6.6.

“Restricted Subsidiary”: any Subsidiary other than an Unrestricted Subsidiary. For the avoidance of doubt, each Borrower is as of the date hereof and shall remain for all purposes of this Agreement a Restricted Subsidiary.

“Returns”: with respect to any Investment, any dividends, interest, distributions, return of capital and other amounts received or realized in respect of such Investment.

“Revolving Credit Borrowing”: a Borrowing comprised of Revolving Credit Loans.

“Revolving Credit Commitments”: the US Revolving Credit Commitments and the Canadian Revolving Credit Commitments. The aggregate amount of the Revolving Credit Commitments on the Closing Date is $375.0 million.

“Revolving Credit Exposure”: at any time, with respect to any Lender, the sum of such Lender’s Revolving Credit Exposure and Canadian Revolving Credit Exposure.

“Revolving Credit Facility” or “Facility”: each of the US Revolving Credit Commitments and the extensions of credit made thereunder (the “US Revolving Credit Facility”) and the Canadian Revolving Credit Commitments and the extensions of credit made thereunder (the “Canadian Revolving Credit Facility”), as the same may be increased pursuant to Section 2.20 and/or extended pursuant to Section 2.22.

“Revolving Credit Lender”: each Lender that has a Revolving Credit Commitment or that is the holder of Revolving Credit Loans.

“Revolving Credit Loan”: a US Revolving Credit Loan or a Canadian Revolving Credit Loan. Each Revolving Credit Loan shall be a Fixed Rate Loan or an ABR Loan.

“Rolling Stock” means all chassis, trucks, trailers and tractors, wherever located.

“Rolling Stock Collateral” means all Rolling Stock constituting Collateral that is included in the Borrowing Base.

“Royal Bank”: the Royal Bank of Canada.

“S&P”: S&P Global Ratings, or any successor thereto.

“Sale and Leaseback Transaction”: any transaction or series of related transactions pursuant to which a Group Member (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed.

“Sanctions”: as defined in Section 3.19(b).

“Satisfactory Auditor’s Report”: as defined in Section 5.1(a).

“Scheduled Unavailability Date:” as defined in Section 1.12.

“SEC”: the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).

“Secured Net Leverage Ratio”: the ratio of (a) Consolidated Secured Debt on any date less Unrestricted Cash of Lead Borrower and its Restricted Subsidiaries, to (b) Consolidated EBITDA for the Relevant Reference Period.

“Secured Parties”: as defined in the US Guarantee and Collateral Agreement and the Canadian ABL Guarantee and Collateral Agreement, as applicable.

“Securities Act”: the Securities Act of 1933, as amended.

“Securitization Facility”: any of one or more securitization, financing, factoring or sales transactions, as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, pursuant to which the Lead Borrower or any of the Restricted Subsidiaries sells, transfers, pledges or otherwise conveys any Qualified Securitization Assets (whether now existing or arising in the future) to a Qualified Securitization Subsidiary or any other Person.

“Security Documents”: the collective reference to the US Security Documents, the Canadian Security Documents and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any Property of any Loan Party to secure any Obligations.

“Senior Representative”: with respect to any series of Permitted Pari Passu Secured Refinancing Debt (as defined in the Term Loan Credit Agreement) or Permitted Junior Secured Refinancing Debt (as defined in the Term Loan Credit Agreement) or other Indebtedness permitted to be secured by the Collateral under this Agreement, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“Solvent”: with respect to any Person, as of any date of determination, (a) the sum of the debt and liabilities (subordinated, contingent or otherwise) of such Person and its Subsidiaries, on a consolidated basis, does not exceed the fair value of the present assets of such Person and its Subsidiaries, on a consolidated basis; (b) the capital of such Person and its Subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business as conducted or contemplated to be conducted on such date; (c) the present fair saleable value of the assets of such Person and its Subsidiaries, on a consolidated basis, is greater than the total amount that will be required to pay the probable liabilities, on a consolidated basis, of such Person and its Subsidiaries as they become absolute and matured; and (d) such Person and its Subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe that they will incur, debts or other liabilities, including current obligations, beyond their ability to pay such debts or other liabilities as they become due (whether at maturity or otherwise). For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured. For purposes of this definition, the amount of any contingent, unliquidated and disputed claim and any claim that has not been reduced to judgment at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified ABL Default”: any Event of Default under Section 7.1(a), 7.1(b) (solely as a result of a breach of representations or warranties with respect to any Borrowing Base), 7.1(c)(i) (solely as a result of a failure to timely deliver a Borrowing Base Certificate), 7.1(c)(ii) (solely as a result of a failure to comply with the Financial Covenant or the cash management procedures pursuant to Section 2.21) or 7.1(f).

“Specified Canadian Pari Cash Management Obligations”: Canadian Cash Management Obligations designated by the relevant Qualified Counterparty and the Lead Borrower in writing to the Administrative Agent as “Specified Canadian Pari Cash Management Obligations”; provided that (x) as of the date of such designation (or, in the event the Specified Pari Amount with respect thereto shall increase as contemplated by the definition of such term, on the date of effectiveness of such increase), the establishment of the Specified Pari Cash Management Reserves in the amount of the Specified Pari Amount with respect thereto would not cause (i) the Total Revolving Credit Exposure to exceed the Line Cap at such time, (ii) the Total Canadian Revolving Credit Exposure to exceed the Canadian Line Cap at such time or (iii) the Total US Revolving Credit Exposure to exceed the US Line Cap at such time and (y) in no event shall an Other Canadian Cash Management Obligation constitute a Specified Canadian Pari Cash Management Obligation.

“Specified Canadian Pari Hedge Agreements”: Canadian Specified Hedge Agreements designated by the relevant Qualified Counterparty and the Lead Borrower in writing to the Administrative Agent as “Specified Canadian Pari Hedge Agreements”; provided that (x) as of the date of such designation (or, in the event the Specified Pari Amount with respect thereto shall increase as contemplated by the definition of such term, on the date of effectiveness of such increase), the establishment of the Specified Pari Hedge Reserves in the amount of the Specified Pari Amount with respect thereto would not cause (i) the Total Revolving Credit Exposure to exceed the

Line Cap at such time, (ii) the Total Canadian Revolving Credit Exposure to exceed the Canadian Line Cap at such time or (iii) the Total US Revolving Credit Exposure to exceed the US Line Cap at such time and (y) in no event shall an Other Canadian Specified Hedge Agreement constitute a Specified Canadian Pari Hedge Agreement.

“Specified Event of Default”: any Event of Default under Section 7.1(a) or Section 7.1(f).

“Specified Excess Availability”: the sum of (i) Excess Availability and (ii) the amount (not to exceed 2.5% of the Total Revolving Credit Commitments then in effect) by which the Aggregate Borrowing Base then in effect exceeds the Total Revolving Credit Commitments then in effect.

“Specified Foreign Subsidiary”: (x) any direct or indirect Subsidiary of Holdings that is a CFC and with respect to which any US Borrower is a “United States shareholder” (within the meaning of section 951(b) of the Code) described in Section 951(a)(1) of the Code (y) and Subsidiary thereof.

“Specified Hedge Agreement”: all US Specified Hedge Agreements, all Canadian Specified Hedge Agreements and all Other Specified Hedge Agreements.

“Specified Pari Amount”: with respect to any Cash Management Obligations or any Specified Hedge Agreement, an amount (up to the maximum possible amount of obligations of the Loan Parties thereunder) specified in writing by the Lead Borrower and the applicable Qualified Counterparty to the Administrative Agent, which may be increased or decreased by further such written notice to the Administrative Agent from time to time.

“Specified Pari Cash Management Obligations”: all of the Specified US Pari Cash Management Obligations and the Specified Canadian Pari Cash Management Obligations.

“Specified Pari Cash Management Reserves”: with respect to any Specified Pari Cash Management Obligations, a reserve established by the Administrative Agent in its Permitted Discretion as being reasonably appropriate to reflect the aggregate amount of Specified Pari Cash Management Obligations, as adjusted from time to time by the Administrative Agent in its Permitted Discretion.

“Specified Pari Hedge Agreements”: all Specified US Pari Hedge Agreements and all Specified Canadian Pari Hedge Agreements.

“Specified Pari Hedge Reserves”: with respect to any Specified Pari Hedge Agreement, a reserve established by the Administrative Agent in its Permitted Discretion as being reasonably appropriate to reflect the aggregate amount of Obligations in respect of Specified Hedge Agreements, as adjusted from time to time by the Administrative Agent in its Permitted Discretion.

“Specified Prepayment”: as defined in Section 6.8.

“Specified Representations”: the representations and warranties with respect to the Lead Borrower and the Guarantors set forth in this Agreement under (i) Section 3.3(a); (ii) the first two sentences and the last two sentences of Section 3.4; (iii) Section 3.5 (but only in respect of violations or defaults under Organizational Documents of the Loan Parties); (iv) Section 3.10; (v) Section 3.12; (vi) Section 3.17 (other than with respect to any representations as to priority and subject to Permitted Liens); (vii) Section 3.18; and (viii) Section 3.19 (solely as it relates to the use of proceeds).

“Specified US Pari Cash Management Obligations”: US Cash Management Obligations designated by the relevant Qualified Counterparty and the Lead Borrower in writing to the Administrative Agent as “Specified US Pari Cash Management Obligations”; provided that (x) as of the date of such designation (or, in the event the Specified Pari Amount with respect thereto shall increase as contemplated by the definition of such term, on the date of effectiveness of such increase), the establishment of the Specified Pari Cash Management Reserves in the amount of the Specified Pari Amount with respect thereto would not cause (i) the Total Revolving Credit Exposure to exceed the Line Cap at such time, (ii) the Total Canadian Revolving Credit Exposure to exceed the Canadian Line Cap at such time or (iii) the Total US Revolving Credit Exposure to exceed the US Line Cap at such time and (y) in no event shall an Other US Cash Management Obligation constitute a Specified US Pari Cash Management Obligation.

“Specified US Pari Hedge Agreements”: US Specified Hedge Agreements designated by the relevant Qualified Counterparty and the Lead Borrower in writing to the Administrative Agent as “Specified US Pari Hedge Agreements”; provided that (x) as of the date of such designation (or, in the event the Specified Pari Amount with respect thereto shall increase as contemplated by the definition of such term, on the date of effectiveness of such increase), the establishment of the Specified Pari Hedge Reserves in the amount of the Specified Pari Amount with respect thereto would not cause (i) the Total Revolving Credit Exposure to exceed the Line Cap at such time, (ii) the Total Canadian Revolving Credit Exposure to exceed the Canadian Line Cap at such time or (iii) the Total US Revolving Credit Exposure to exceed the US Line Cap at such time and (y) in no event shall an Other US Specified Hedge Agreement constitute a Specified US Pari Hedge Agreement.

“Spot Rate” for a currency means the rate determined by the Administrative Agent or an Issuing Bank, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date one Business Day prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or an Issuing Bank may obtain such spot rate from another financial institution designated by the Administrative Agent or an Issuing Bank if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that an Issuing Bank may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Canadian Dollars.

“Standard Securitization Undertakings”: reasonable and customary representations, warranties, covenants, guaranties and indemnities (including repurchase obligations in the event of a breach of representation and warranty) made or provided, and servicing obligations undertaken, by any Group Member or Subsidiary thereof in connection with a Permitted Receivables Financing or Qualified Securitization Facility.

“Statutory Reserve Rate”: a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentage shall include those imposed pursuant to such Regulation D. LIBO Rate Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Intercompany Notes”: each of (i) the US Subordinated Intercompany Note attached as Exhibit B to the US Guarantee and Collateral Agreement and (ii) the Canadian Subordinated Intercompany Note attached as Exhibit B to each of the Canadian Guarantee and Collateral Agreements.

“Subsequent Required Guarantor”: as defined in Section 5.9(c).

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company, unlimited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Lead Borrower.

“Subsidiary Guarantor”: each Subsidiary of the Lead Borrower, other than (a) a Borrower with respect to such Borrowers’ own Obligations or (b) an Excluded Subsidiary (but including any Discretionary Guarantor).

“Successor Canadian Borrower”: as defined in Section 6.4(j).

“Successor Rate”: as defined in Section 1.12.

“Successor Rate Conforming Changes” means, with respect to any proposed Successor Rate, any conforming changes to the definition of Alternate Base Rate, Canadian Base Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption of such Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such Successor Rate exists, in such other manner of administration as the Administrative Agent determines in consultation with the Lead Borrower).

“Successor US Borrower”: as defined in Section 6.4(i).

“Surety Bonds”: surety bonds for which any Group Member is liable that were obtained to secure performance commitments of any Group Member.

“Swap Obligation”: with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swingline Borrowing” means a request for Swingline Loans.

“Swingline Exposure”: as to any Revolving Credit Lender, its aggregate Canadian Swingline Exposure and US Swingline Exposure.

“Swingline Lender” means the Canadian Swingline Lender or the US Swingline Lender, or both, as the context may require.

“Swingline Loan” means a Canadian Swingline Loan or a US Swingline Loan or both, as the context may require.

“Tax Receivable Agreement”: that certain Tax Receivable Agreement, dated as of February 8, 2017, by and between LSF9 Cypress Parent 2 LLC, a Delaware limited liability company (along with any successor as provided therein), FBMI and certain stockholders of FBMI, as may be amended, restated, modified, supplemented or replaced from time to time.

“Taxes”: any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholdings), assessments, fees or charges, in each case in the nature of a tax, imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Administrative Agent”: Royal Bank, in its capacity as administrative agent and collateral agent under the Term Loan Credit Agreement, and any successors thereto in such capacity.

“Term Loan Credit Agreement”: the Term Loan Credit Agreement, dated as of the Closing Date, among Holdings, the Lead Borrower, the lenders party thereto, the Term Loan Administrative Agent and the other agents party thereto and any Permitted Refinancing thereof (unless such agreement, instrument or document expressly provides that it is not intended to be and is not a Term Loan Credit Agreement) in each case to the extent permitted hereunder.

“Term Loan Credit Facility”: the collective reference to the Term Loan Credit Agreement, any Term Loan Documents, any notes and letters of credit issued pursuant thereto and any guarantee, security agreement, patent, trademark or copyright security agreements, mortgages, letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, and other instruments and documents, executed and delivered pursuant to or in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time to the extent permitted hereunder and any Permitted Refinancing thereof (unless such agreement, instrument or document expressly provides that it is not intended to be and is not a Term Loan Credit Facility), in each case to the extent permitted hereunder.

“Term Loan Documents”: the Loan Documents, as defined in the Term Loan Credit Agreement.

“Term Loan Obligations”: the Obligations, as defined in the Term Loan Credit Agreement.

“Term Loans”: the Loans, as defined in the Term Loan Credit Agreement.

“Test Period”: on any date of determination, the period of four consecutive fiscal quarters of the Lead Borrower then most recently ended, taken as one accounting period.

“Total Canadian Revolving Credit Exposure”: at any time, the US Dollar Equivalent of the aggregate amount of the Canadian Revolving Credit Exposure of all Revolving Credit Lenders outstanding at such time.

“Total LC Sublimit”: $15.0 million, as such amount may be increased from time to time in accordance with Section 2.20 or Section 9.2(f).

“Total Net Leverage Ratio”: as of any date of determination, the ratio of (a) Consolidated Total Debt as of such date to (b) the aggregate amount of Consolidated EBITDA for the Relevant Reference Period.

“Total Revolving Credit Commitments”: at any time, the aggregate amount of the Revolving Credit Commitments then in effect.

“Total Revolving Credit Exposure”: at any time, the aggregate amount of the Revolving Credit Exposure of all Revolving Credit Lenders outstanding at such time.

“Total US Revolving Credit Exposure”: at any time, the US Revolving Credit Exposure of all US Revolving Credit Lenders outstanding at such time.

“Transaction Costs”: all fees (including original issue discount and upfront fees), costs and expenses incurred by the Lead Borrower or any other Group Member in connection with the Transactions.

“Transactions”: the collective reference to (a) the execution, delivery and performance by the Lead Borrower and each other Loan Party of this Agreement and each other Loan Document required to be delivered hereunder, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, (b) the execution, delivery and performance by the Lead Borrower and each other Loan Party of the Term Loan

Documents required to be delivered thereunder, the borrowing of the Term Loans and the use of the proceeds thereof, (c) the consummation of the Refinancing and (d) the payment of the Transaction Costs.

“Type”: when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the CDOR Rate or the Alternate Base Rate.

“UCC” or “Uniform Commercial Code”: the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another United States jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” and “US”: the United States of America.

“Unrestricted Cash”: (i) unrestricted cash and Cash Equivalents, and (ii) cash and Cash Equivalents that are restricted in favor of the Secured Parties in their capacities as such (which may also include cash and Cash Equivalents securing other Indebtedness that is secured by a Lien on the Collateral along with the Obligations) (it being agreed that cash and Cash Equivalents subject to Liens permitted under Section 6.3(h), 6.3(l), 6.3(o), 6.3(t) or, if such Liens secure any Consolidated Total Debt that is included in the relevant financial ratio that is being tested, 6.3(v) or 6.3(w) shall not be deemed to be restricted by virtue of such Liens) (in each case whether cash or Cash Equivalents are “unrestricted” or “restricted” is to be determined in accordance with GAAP).

“Unrestricted Subsidiary”: any Subsidiary of the Lead Borrower designated by the Board of Directors of the Lead Borrower as an Unrestricted Subsidiary pursuant to Section 5.13 subsequent to the date hereof, until such Person ceases to be an Unrestricted Subsidiary of the Lead Borrower in accordance with Section 5.13.

“US Acquired Asset Borrowing Base”: as defined in the definition of US Borrowing Base.

“US Borrower”: the Lead Borrower and each Additional US Borrower.

“US Borrowing Base”: as of any date of calculation, the amount calculated as the “US Borrowing Base” pursuant to the Borrowing Base Certificate most recently delivered to the Administrative Agent in accordance with Section 5.2(c) (but as modified as provided below in this definition), equal to, without duplication, the sum of:

(a)    85.0% of the book value of Eligible Trade Accounts of each US Loan Party; plus

(b)    90.0% of the book value of Eligible Credit Card Accounts of each US Loan Party; plus

(c)    the lesser of (i) 75.0% of the Value of Eligible Inventory of each US Loan Party and (ii) 85.0% of the NOLV of Eligible Inventory for each US Loan Party; plus

(d)    the lesser of (i) 85.0% of the NOLV of Eligible Qualifying Equipment of each US Loan Party and (ii) the amount obtained by multiplying (A) the amount obtained by dividing (x) the amount set forth in clause (i) above by (y) the net book value of all Eligible Qualifying Equipment of each US Loan Party as of the most recent annual appraisal received by the Administrative Agent, by (B) the Qualifying Equipment Net Book Value Amount of Eligible Qualifying Equipment of each US Loan Party; provided that the amounts contributed to the US Borrowing Base pursuant to this clause (d) and the Canadian Borrowing Base pursuant to the clause (d) of the definition of “Canadian Borrowing Base” shall not, in the aggregate, exceed the lesser of (A) $50.0 million and (B) 15.0% of the Line Cap; plus

(e)    100% of Eligible Cash of each US Loan Party; minus

(f)    the FILO Push Down Reserve; minus

(g)    the Eligible Reserves on the US Borrowing Base.

Notwithstanding the foregoing, any Eligible Inventory (including inventory in transit) and Eligible Trade Accounts (i) acquired by any US Loan Party in a Permitted Acquisition or (ii) of any Person that becomes a US Loan Party in connection with such Permitted Acquisition, in each case, subject to a first- priority Lien in favor of the Administrative Agent (subject to First Priority Priming Liens), may be immediately included in a Borrowing Base Certificate delivered by the Lead Borrower in an amount equal to 50.0% of the book value thereof as set forth in the consolidated balance sheet of the relevant acquired entities or sellers (in the case of an asset acquisition) for the most recently ended fiscal quarter of the US Loan Parties for which financial statements have been delivered pursuant to Section 5.1(a) or 5.1(b), and applying eligibility and reserve criteria consistent with those applied to the calculation of the US Borrowing Base (other than eligibility and reserve criteria based in whole or in part upon the absence of a field examination or inventory appraisal), until the completion by the Administrative Agent of a reasonably satisfactory field examination and inventory appraisal in respect thereof; provided, however, if the acquired Eligible Inventory and Eligible Trade Accounts so included in the US Borrowing Base would not increase the Aggregate Borrowing Base by more than $25.0 million, then such acquired Eligible Inventory and Eligible Trade Accounts, which are similar in type and nature to the Eligible Inventory and Eligible Trade Accounts otherwise included in the US Borrowing Base, may be immediately included in the US Borrowing Base, and applying eligibility and reserve criteria consistent with, those applied to the calculation of the US Borrowing Base, until the completion by the Administrative Agent of a reasonably satisfactory field examination and inventory appraisal in respect thereof (the “US Acquired Asset Borrowing Base”). To the extent that the Administrative Agent has not completed, at the Lead Borrower’s expense, a field examination and inventory appraisal reasonably satisfactory to the Administrative Agent within 90 days of the acquisition of such Eligible Inventory and Eligible Trade Accounts (or such longer period as the Administrative Agent may reasonably agree) such Eligible Inventory and Eligible Trade Accounts will cease to be eligible for inclusion in the US Borrowing Base.

The Administrative Agent shall have the right (but not the obligation) to review such computations and if the Administrative Agent shall have reasonably determined in good faith in its Permitted Discretion that such computations have not been calculated in accordance with the terms of this Agreement, the Administrative Agent shall have the right to correct any such errors.

“US Borrower Obligations”: the Obligations of the US Borrowers.

“US Cash Management Obligations”: obligations owed by any US Loan Party to any Qualified Counterparty in respect of or in connection with Cash Management Services and designated by such Qualified Counterparty and the Lead Borrower in writing to the Administrative Agent as a “Cash Management Obligation”.

“US Collateral”: the Collateral owned by (or, in the event such Collateral has been foreclosed upon, immediately prior to such foreclosure that was owned by) a US Loan Party.

“US Dollar Equivalent”: on any date of determination, (a) with respect to any amount in US Dollars, such amount and (b) with respect to any amount in a Foreign Currency, the equivalent in US Dollars of such amount, determined by the Administrative Agent using the Spot Rate with respect to such Foreign Currency at the time in effect for such amount.

“US Dollars” and “$”: lawful currency of the United States.

“US Guarantee and Collateral Agreement”: the ABL US Guarantee and Collateral Agreement among Holdings, each US Borrower, each US Subsidiary Guarantor, each Canadian Loan Party and the Administrative Agent, substantially in the form of Exhibit A-1.

“US Guarantors”: Holdings, each US Borrower (except with respect to its own Obligations) and each US Subsidiary Guarantor.

“US IP Security Agreements”: the collective reference to each Intellectual Property Security Agreement required to be entered into and delivered pursuant to the terms of this Agreement and the Security Documents with respect to Intellectual Property of the US Loan Parties registered in the United States and Canada, in each case, in substantially the form of Exhibit A to the US Guarantee and Collateral Agreement or the Canadian NY Law Guarantee and Collateral Agreement.

“US LC Exposure”: as defined in the definition of “LC Exposure”.

“US LC Sublimit”: $10.0 million, as such amount may be increased from time to time in accordance with Section 2.20 or Section 9.2(f).

“US Letter of Credit”: any letter of credit issued pursuant to this Agreement under the US Revolving Credit Facility.

“US Line Cap”: at any time, (a) the lesser of (i) 100% (or, during an Agent Advance Period, 110%) of the US Borrowing Base at such time and (ii) the Total Revolving Credit Commitments in effect at such time minus the Total Canadian Revolving Credit Exposure at such time.

“US Loan Parties”: the US Borrowers and US Guarantors.

“US Obligations”: all unpaid principal of and accrued and unpaid interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether or not a claim for post-filing or post-petition interest is allowed or allowable in such proceeding) on the US Revolving Credit Loans, all US Swingline Loans, all US LC Exposure, all accrued and unpaid fees and all expenses, Reimbursement Obligations, indemnities and all other advances to, debts, liabilities and obligations of any US Loan Party to the Lenders or to any Lender, the Administrative Agent, any Issuing Bank or any indemnified party arising under the Loan Documents in respect of any US Revolving Credit Loan or US Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute, contingent, due or to become due, now existing or hereafter arising. For the avoidance of doubt, the Guarantee by the US Loan Parties of the Canadian Obligations shall not constitute US Obligations.

“US Percentage”: with respect to any US Revolving Credit Lender, the percentage of the total US Revolving Credit Commitments represented by such Lender’s US Revolving Credit Commitment. If the US Revolving Credit Commitments have terminated or expired, the US Percentages shall be determined based upon the US Revolving Credit Commitments most recently in effect, giving effect to any assignments. The US Percentage shall be adjusted appropriately, as determined by the Administrative Agent, in accordance with Section 2.22(c) to disregard the US Revolving Credit Commitment of Defaulting Lenders.

“US Person” means any Person that is a “United States Person” as defined in Section 770 l(a)(30) of the Code.

“US Revolving Credit Borrowing”: a Borrowing comprised of US Revolving Credit Loans.

“US Revolving Credit Commitments”: as to any US Revolving Credit Lender, the obligation of such US Revolving Credit Lender, if any, to make US Revolving Credit Loans pursuant to Section 2.1(a), and to participate in US Letters of Credit pursuant to Section 2.4 and US Swingline Loans pursuant to Section 2.23, expressed as an amount representing the maximum aggregate permitted amount of such US Revolving Credit Lender’s US Revolving Credit Exposure hereunder, in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “US Revolving Credit Commitment” opposite such US Revolving Credit Lender’s name on Schedule 2.1, or, as the case may be, in the Assignment and Assumption pursuant to which such US Revolving Credit Lender became a party hereto, in each case as the same may be changed from time to time pursuant to the terms hereof.

“US Revolving Credit Exposure”: at any time, with respect to any Lender, the sum of such Lender’s US Revolving Credit Loans, participations in Agent Advances to US Borrowers, its LC Exposure in respect of US Letters of Credit and its US Swingline Exposure at such time.

“US Revolving Credit Facility”: as defined in the definition of the term “Revolving Credit Facility”.

“US Revolving Credit Lender”: a Lender with a US Revolving Credit Commitment or that is a holder of US Revolving Credit Loans.

“US Revolving Credit Loans”: as defined in Section 2.1(a).

“US Secured Obligations” means all US Obligations, together with (a) all US Cash Management Obligations and Other US Cash Management Obligations and (b) all US Specified Hedge Agreements and Other US Specified Hedge Agreements; provided, that (i) obligations of Holdings or any Restricted Subsidiary under, or in respect of, any US Specified Hedge Agreement, Other US Specified Hedge Agreement, US Cash Management Obligations or Other US Cash Management Obligations shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the US Obligations are so secured and guaranteed and (ii) any release of Collateral or Guarantors effected in the manner permitted by this Agreement or any Security Document shall not require the consent of holders of obligations under US Specified Hedge Agreements or Other US Specified Hedge Agreements or holders of any US Cash Management Obligations or Other US Cash Management Obligations. Notwithstanding the foregoing, the “US Secured Obligations” of any Loan Party shall not include any Excluded Swap Obligation of such Loan Party.

“US Secured Parties”: the Secured Parties holding the US Secured Obligations.

“US Security Documents”: the collective reference to (a) the US Guarantee and Collateral Agreement, (b) any US IP Security Agreements and (c) all other security documents governed by the laws of the United States or any State or other political sub-division thereof hereafter delivered to the Administrative Agent granting a Lien on any Property of any Loan Party to secure any Obligations.

“US Specified Hedge Agreement”: any Hedge Agreement entered into or assumed by any US Loan Party and any Qualified Counterparty and designated by such Qualified Counterparty and Holdings in writing to the Administrative Agent as a “Specified Hedge Agreement”.

“US Subsidiary Guarantor”: each Domestic Subsidiary of Holdings that is a Subsidiary Guarantor.

“US Swingline Exposure” means, with respect to any Lender, at any time, such Lender’s Applicable Percentage of the US Swingline Loans outstanding at such time.

“US Swingline Lender” means Bank of America, N.A., in its capacity as lender of US Swingline Loans hereunder.

“US Swingline Loan” means a Loan made pursuant to Section 2.23(a).

“US Tax Compliance Certificate”: as defined in Section 2.19(e)(ii)(B)(3).

“Value”: with respect to Eligible Inventory, the lower of (i) the cost thereof computed on a first-in first-out basis in accordance with GAAP and (ii) the market value thereof.

“Weighted Average Life to Maturity”: when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal (excluding nominal amortization), including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than (a) directors’ qualifying shares and (b) nominal shares issued to foreign nationals to the extent required by applicable Requirements of Law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Withholding Agent”: any Loan Party or the Administrative Agent, as applicable.

“Write-Down and Conversion Powers”: with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2    Other Definitional Provisions.

(a)    Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)    As used herein and in the other Loan Documents, unless otherwise specified herein or in such other Loan Document:

(i)    the words “hereof”, “herein” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Documents as a whole and not to any particular provision of thereof;

(ii)    Section, Schedule and Exhibit references refer to (A) the appropriate Section, Schedule or Exhibit in this Agreement or (B) to the extent such references are not present in this Agreement, to the Loan Document in which such reference appears;

(iii)    the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

(iv)    the word “will” shall be construed to have the same meaning and effect as the word “shall”;

(v)    the word “incur” shall be construed to mean incur, create, issue, assume or become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings);

(vi)    unless the context requires otherwise, the word “or” shall be construed to mean “and/or”;

(vii)    unless the context requires otherwise, (A) any reference to any Person shall be construed to include such Person’s legal successors and permitted assigns, (B) any reference to any law or regulation shall refer to such law or regulation as amended, modified or supplemented from time to time, and any successor law or regulation, (C) the words “asset” and “property” shall be construed to have the same meaning and effect, and (D) references to agreements (including this Agreement) or other Contractual Obligations shall be deemed to refer to such agreements or Contractual Obligations as amended, restated, amended and restated, supplemented or otherwise modified from time to time (in each case, to the extent not otherwise prohibited hereunder); and

(viii)    capitalized terms not otherwise defined herein and that are defined in the UCC or PPSA, as applicable, shall have the meanings therein described.

(c)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including”.

(d)    The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e)    The expressions “payment in full”, “paid in full” and any other similar terms or phrases when used herein with respect to the Obligations shall mean the payment in full, in immediately available funds, of all of the Obligations (excluding Obligations in respect of any Specified Hedge Agreements, Cash Management Obligations and contingent reimbursement and indemnification obligations, in each case, that are not then due and payable) and the expiration or termination of all undrawn Letters of Credit (or cash collateralization (in a manner consistent with Section 2.4(j)) or provision of backstop letters of credit (in a manner reasonably satisfactory to the relevant Issuing Bank) with respect thereto).

1.3    Classification of Loans and Borrowings(a) . For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Credit Loan”) or by Type (e.g., a “Fixed Rate Loan”) or by Class and Type (e.g., an “Fixed Rate Revolving Credit Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Credit Borrowing”) or by Type (e.g., a “Fixed Rate Borrowing”) or by Class and Type (e.g., a “Fixed Rate Revolving Credit Borrowing”).

1.4    [Reserved]

1.5    Accounting Terms: GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time (provided, that (i) notwithstanding anything to the contrary herein, all accounting or financial terms used herein shall be construed, and all financial computations pursuant hereto shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar effect) to value any Indebtedness or other liabilities of the Lead Borrower or any Subsidiary at “fair value”, as defined therein, and (ii) for purposes of determinations of the Consolidated Fixed Charge Coverage Ratio, the Interest Coverage Ratio, the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio and the Total Net Leverage Ratio, GAAP shall be construed as in effect on the Closing Date). In the event that any Accounting Change shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then upon the written request of the Lead Borrower or the Administrative Agent, the Lead Borrower, the Administrative Agent and the Lenders shall enter into good faith negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating the Lead Borrower’s financial condition shall be the same after such Accounting Change as if such Accounting Change had not occurred; provided, that such Accounting Change shall be disregarded for purposes of this Agreement until the effective date of such amendment. “Accounting Change” refers to (i) any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified

Public Accountants, (ii) the adoption by the Lead Borrower of IFRS or (iii) any change in the application of accounting principles adopted by the Lead Borrower from time to time which change in application is permitted by GAAP. Notwithstanding anything to the contrary above or in the definitions of Capital Lease Obligations or Capital Expenditures, in the event of a change under GAAP (or the application thereof) requiring all or certain operating leases to be capitalized, only those leases that would result in Capital Lease Obligations or Capital Expenditures on the Closing Date (assuming for purposes hereof that they were in existence on the Closing Date) hereunder shall be considered capital leases hereunder and all calculations and deliverables under this Agreement or any other Loan Document shall be made in accordance therewith.

1.6    Pro Forma Calculations. (a) Notwithstanding anything to the contrary herein, Consolidated EBITDA, the Consolidated Fixed Charge Coverage Ratio, the Interest Coverage Ratio, First Lien Net Leverage Ratio, the Secured Net Leverage Ratio and the Total Net Leverage Ratio shall be calculated in the manner prescribed by this Section 1.6; provided, that, notwithstanding anything to the contrary in clause (b), (c) or (d) of this Section 1.6, when calculating the Consolidated Fixed Charge Coverage Ratio for the purposes of determining actual compliance (not compliance on a Pro Forma Basis) with the Financial Covenant, the events described in this Section 1.6 that occurred subsequent to the end of the applicable Test Period, other than consummation of the Transactions, shall not be given pro forma effect.

(b)    For purposes of calculating Consolidated EBITDA for any Relevant Reference Period, the Interest Coverage Ratio, the Consolidated Fixed Charge Coverage Ratio, the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio and the Total Net Leverage Ratio, Pro Forma Transactions (and the incurrence or repayment of any Indebtedness in connection therewith) that have been made (i) during the applicable Test Period or (ii) subsequent to such Test Period and prior to or simultaneously with the event with respect to which the calculation of any such amount or ratio is being made shall be calculated on a pro forma basis assuming that all such Pro Forma Transactions (and any increase or decrease in Consolidated EBITDA and the component financial definitions used therein attributable to any Pro Forma Transaction) had occurred on the first day of the applicable Test Period. If since the beginning of any applicable Test Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Lead Borrower or any of its Restricted Subsidiaries since the beginning of such Test Period shall have made any Pro Forma Transaction that would have required adjustment pursuant to this Section 1.6, then Consolidated EBITDA, the Interest Coverage Ratio, the Consolidated Fixed Charge Coverage Ratio, the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio and the Total Net Leverage Ratio shall be calculated to give pro forma effect thereto in accordance with this Section 1.6.

(c)    Whenever pro forma effect is to be given to a Pro Forma Transaction or the calculation of the Interest Coverage Ratio, the Consolidated Fixed Charge Coverage Ratio, the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio, the Total Net Leverage Ratio or Consolidated EBITDA, the pro forma calculations shall be made in good faith by a Responsible Officer of the Lead Borrower and shall include, without duplication, (i) adjustments for the Consolidated EBITDA (as determined in good faith by the Lead Borrower) represented by any Person or line of business acquired or disposed of and (ii) for the avoidance of doubt, any adjustments relating to Pro Forma Transactions provided for under clause (1)(j) of the definition of Consolidated EBITDA.

(d)    In the event that the Lead Borrower or any Restricted Subsidiary (i) incurs (including by assumption or guarantee) or (ii) repays, redeems, defeases, retires, extinguishes or is released from, or is otherwise no longer obligated in respect of (each, a “Repayment”), any Indebtedness included in the calculation of the Interest Coverage Ratio, the Consolidated Fixed Charge Coverage Ratio, the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio or the Total Net Leverage Ratio, as the case may be (in each case, other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes), (x) during the applicable Test Period or (y) subsequent to the end of the applicable Test Period and prior to or simultaneously with the event with respect to which the calculation of any such ratio is being made, then the Interest Coverage Ratio, the First Lien Net Leverage Ratio, the Consolidated Fixed Charge Coverage Ratio, the

Secured Net Leverage Ratio or the Total Net Leverage Ratio shall be calculated giving pro forma effect to such incurrence or Repayment of Indebtedness, to the extent required, as if the same had occurred on the first day of the applicable Test Period.

(e)    If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of the event for which the calculation of the Consolidated Fixed Charge Coverage Ratio, the Interest Coverage Ratio, the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio or the Total Net Leverage Ratio is made had been the applicable rate for the entire period (taking into account any interest hedging arrangements applicable to such Indebtedness). Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a Responsible Officer of the Lead Borrower to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Lead Borrower or applicable Restricted Subsidiary may designate.

1.7    Classification of Permitted Items.

(a)    For purposes of determining compliance at any time with Sections 6.2, 6.3, 6.5, 6.6, 6.7, 6.8, 6.10 or 6.11, in the event that any Lien, Investment, Indebtedness, Disposition, Restricted Payment, Contractual Obligation, encumbrance or restriction or payment, prepayment, repurchase, redemption, defeasance or amendment, modification or other change in respect of Indebtedness meets the criteria of more than one of the categories of transactions permitted pursuant to any clause of such Sections 6.2, 6.3, 6.5, 6.6, 6.7, 6.8, 6.10 or 6.11, such transaction (or portion thereof) at any time shall be permitted under one or more of such clauses as determined by the Lead Borrower in its sole discretion at such time of determination and the Lead Borrower will, in its sole discretion, be entitled to reclassify, in whole or in part, any such transaction (other than any Restricted Payment incurred pursuant to Section 6.6), or any portion thereof, as incurred under one or more of such other clauses, in each case, so long as the ratios and other requirements of such clauses are satisfied as of the date of determination.

(b)    Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that does not require compliance with a financial ratio or test (including pro forma compliance with the Payment Conditions or any Interest Coverage Ratio test, First Lien Net Leverage Ratio test, any Secured Net Leverage Ratio test and/or any Total Net Leverage Ratio test) (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with any such financial ratio (including the Payment Conditions) or test (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that the Fixed Amounts (and any cash proceeds thereof) shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence-Based Amounts in connection with such substantially concurrent incurrence, except that incurrences of Indebtedness and Liens constituting Fixed Amounts shall be taken into account for purposes of Incurrence-Based Amounts other than Incurrence-Based Amounts contained in Section 6.2 or Section 6.3. In addition, any Indebtedness resulting from borrowings under this Agreement which occur concurrently with the incurrence of any Incurrence-Based Amount in respect of Indebtedness incurred pursuant to Section 6.2, including any Incremental Facility incurred pursuant to Section 2.23, shall be disregarded in the calculation of the financial ratio or test applicable to such Incurrence-Based Amount incurred pursuant to Section 6.2, but such borrowings under this Agreement shall not be disregarded for purposes of the calculation of any financial ratio or test applicable to any Incurrence-Based Amounts incurred pursuant to any other Section.

1.8    Limited Condition Transaction Provisions. Notwithstanding anything in this Agreement or any Loan Document to the contrary, when calculating any applicable ratio or determining other compliance with this Agreement, other than when determining compliance with Section 4.2, (including the determination of compliance with any provision of this Agreement which requires that no Default or Event of Default has occurred, is continuing or would result therefrom) in connection with a Pro Forma Transaction undertaken in connection with the consummation of a Limited Condition Transaction, the date of determination of such ratio (including compliance with the Payment Conditions (but not for the purposes of testing (i) Excess Availability or Specified Excess Availability for any purpose other than in connection with the Payment Conditions or (ii) satisfaction of the conditions to extensions of credit under any Revolving Credit Facility)) or other applicable covenant and determination of whether any Default or Event of Default (other than any Specified Event of Default) has occurred, is continuing or would result therefrom or other applicable covenant, shall, at the option of the Lead Borrower (the Lead Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), be deemed to be either (a) the date that the definitive agreements for such Limited Condition Transaction are entered into, or (b) solely in connection with an acquisition to which the United Kingdom City Code on Takeovers and Mergers (the “City Code”) applies, the date on which a “Rule 2.7 announcement” of a firm intention to make an offer in respect of such target company is made in compliance with the City Code (the “LCT Test Date”) and if, after such ratios and other provisions are measured on a pro forma basis after giving effect to such Limited Condition Transaction and the other Pro Forma Transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they occurred at the beginning of the four consecutive fiscal quarter period being used to calculate such financial ratio ending prior to the LCT Test Date, the Lead Borrower and the Lead Borrower could have taken such action on the relevant LCT Test Date in compliance with such ratios and provisions, such provisions shall be deemed to have been complied with. For the avoidance of doubt, (x) if any of such ratios are exceeded as a result of fluctuations in such ratio (including due to fluctuations in Consolidated EBITDA of the Lead Borrower) at or prior to the consummation of the relevant Limited Condition Transaction, such ratios and other provisions will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the Limited Condition Transaction is permitted hereunder and (y) such ratios and other provisions shall not be required to be tested at the time of consummation of such Limited Condition Transaction or related Pro Forma Transactions for purposes of determining the permissibility thereof. If the Lead Borrower has made an LCT Election for any Limited Condition Transaction, any related incurrence of Indebtedness or Liens shall be deemed to have occurred on the relevant LCT Test Date and be outstanding thereafter for purposes of subsequently calculating any ratios or other compliance, including compliance with the Payment Conditions (but not for the purposes of testing (i) Excess Availability or Specified Excess Availability for any purpose other than in connection with the Payment Conditions or (ii) satisfaction of the conditions to extensions of credit under the Revolving Credit Facility), under this Agreement after such date and before the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement for, or “Rule 2.7 announcement” in respect of, as applicable, such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, and to the extent baskets were utilized in satisfying any covenants, such baskets shall be deemed utilized, but any calculation of Consolidated EBITDA for purposes of other incurrences of Indebtedness or Liens or determining the permissibility of other transactions (not related to such Limited Condition Transaction) shall not reflect such Limited Condition Transaction until it is consummated or the date the definitive agreement for, or “Rule 2.7 announcement” in respect of, as applicable, such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction.

1.9    Rounding. Any financial ratios required to be satisfied in order for a specific action to be permitted under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.10    Currency Equivalents Generally.

(a)    Unless otherwise specifically set forth in this Agreement, monetary amounts are in US Dollars. Any amounts denominated or reported under a Loan Document in a currency other than US Dollars, including the Canadian Borrowing Base and the Obligations, Loans and Letters of Credit hereunder denominated in Canadian Dollars, shall, except as otherwise provided, be calculated based upon the US Dollar Equivalent thereof, as of the relevant date of determination (which, for the avoidance of doubt, shall be on a daily basis with respect to the outstanding amount of Canadian Revolving Credit Exposure). For the purposes of determining any threshold amount forming any part of any representation or warranty, covenant or Event of Default, all relevant amounts denominated in Canadian Dollars shall be calculated, as of such time of determination, at the US Dollar Equivalent thereof. For purposes of determining compliance with Sections 6.2, 6.3 and 6.7 with respect to any amount of Indebtedness or Investment in a currency other than US Dollars, no Default shall be deemed to have occurred solely as a result of changes in rates of currency exchange occurring after the time such Indebtedness or Investment is incurred, made or acquired (so long as such Indebtedness or Investment, at the time incurred, made or acquired, was permitted hereunder). Notwithstanding anything herein to the contrary, if any Obligation is funded and expressly denominated in currency other than US Dollars, the Borrowers shall repay such Obligation in such other currency.

(b)    For purposes of determining the Consolidated Fixed Charge Coverage Ratio, the First Lien Net Leverage Ratio, the Interest Coverage Ratio, the Secured Net Leverage Ratio and the Total Net Leverage Ratio, Excess Availability (to the extent used to calculate 30-Day Excess Availability, Historical Excess Availability and other calculations for prior periods), Specified Excess Availability, 30-Day Excess Availability, Historical Excess Availability, Historical Average Utilization, amounts denominated in a currency other than US Dollars will be converted to US Dollars at the currency exchange rates used in preparing the Lead Borrower’s financial statements corresponding to the Test Period with respect to the applicable date of determination and will, in the case of Indebtedness, reflect the currency translation effects, determined in accordance with GAAP, of Hedge Agreements permitted hereunder for currency exchange risks with respect to the applicable currency in effect on the date of determination of the US Dollar Equivalent of such Indebtedness.

1.11    Certain Calculations under this Agreement. Notwithstanding anything to the contrary herein, (i) if any Indebtedness or Liens incurred under a basket or carve-out that is limited in dollar principal amount thereof is refinanced under a Refinancing Indebtedness basket or carve-out, then such Refinancing Indebtedness shall constitute utilization on a dollar-for-dollar basis under such original dollar-based basket (up to the aggregate amount of such original dollar-based basket unless such Indebtedness or Lien incurrence is reclassified as being incurred under another basket or carve-out, or refinanced with Indebtedness or Liens incurred under another basket or exception), (ii) with respect to determining the permissibility of the establishment of any commitments in respect of Indebtedness, all such commitments established at or prior to such time shall be deemed to be fully drawn at the time of incurrence or establishment thereof for purposes of determining whether the applicable basket or exception is satisfied and (iii) with respect to determining the permissibility of the incurrence of any Indebtedness, the proceeds thereof shall not be counted as cash or Cash Equivalents in any “net debt” determinations relating to the incurrence thereof at the time such Indebtedness is incurred.

1.12    LIBOR/CDOR Discontinuation. Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Lead Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Lead Borrower) that the Lead Borrower or Required Lenders (as applicable) have determined, that:

(i)

adequate and reasonable means do not exist for ascertaining the LIBO Rate or CDOR Rate, as applicable, for any requested Interest Period, including, without limitation, because the LIBOR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii)

the administrator of the LIBOR Screen Rate or CDOR Rate, as applicable, or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBO Rate or CDOR Rate, as applicable, or the LIBOR Screen Rate shall no longer be made available, or used for determining the interest rate of loans (such specific date, the “Scheduled Unavailability Date”), or

(iii)

syndicated loans currently being executed, or that include language similar to that contained in this Section, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace the LIBO Rate or CDOR Rate, as applicable, then, reasonably promptly after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and the Lead Borrower may amend this Agreement to replace the LIBO Rate or CDOR Rate, as applicable, with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein), giving due consideration to any evolving or then existing convention for similar U.S. or Canadian dollar denominated syndicated credit facilities for such alternative benchmarks (any such proposed rate, a “Successor Rate”), together with any proposed Successor Rate Conforming Changes and any such amendment shall become effective at 5:00 p.m. (New York time) on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Lead Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders do not accept such amendment.

If no Successor Rate has been determined and the circumstances under clause (a) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify the Lead Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Fixed Rate Loans, shall be suspended, (to the extent of the affected Fixed Rate Loans or Interest Periods), and (y) the LIBO Rate component or Adjusted LIBO Rate component or CDOR Rate component, as applicable, shall no longer be utilized in determining the Alternate Base Rate or Canadian Base Rate, as applicable. Upon receipt of such notice, the Lead Borrower may revoke any pending Borrowing Request or Interest Election Request for a Borrowing of, conversion to or continuation of Fixed Rate Loans (to the extent of the affected Fixed Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of ABR Loans or (subject to the foregoing clause (y)) in the amount specified therein.

Notwithstanding anything else herein, any definition of Successor Rate shall provide that in no event shall such Successor Rate be less than zero for purposes of this Agreement.

SECTION 2.    AMOUNT AND TERMS OF COMMITMENTS

2.1    Revolving Credit Commitments.

(a)    Subject to the terms and conditions set forth herein, including Section 2.1(c) and Section 2.1(d) below, each US Revolving Credit Lender severally agrees to make revolving credit loans (each, a “US Revolving Credit Loan”) to any US Borrower from time to time during the Availability Period in an Approved Currency, as selected by the applicable Borrower, in an aggregate principal amount at any one time outstanding that will not (after giving effect to any concurrent use of the proceeds thereof to repay LC Disbursements in respect of US Letters of Credit) result in (i) such US Revolving Credit Lender’s US Revolving Credit Exposure exceeding such US Revolving Credit Lender’s US Revolving Credit Commitment or (ii) the Total US Revolving Credit Exposure exceeding the total US Revolving Credit Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the US Borrowers may borrow, repay, prepay and reborrow US Revolving Credit Loans during the Availability Period. Subject to the terms and conditions set forth herein, including Section 2.1(c) and (d) below, each Canadian Revolving Credit Lender severally agrees to make revolving credit loans (each, a “Canadian Revolving Credit Loan”) to any Canadian Borrower from time to time during the Availability Period in an Approved Currency in an aggregate principal amount at any one time outstanding that will not (after giving effect to any concurrent use of the proceeds thereof to repay LC Disbursements in respect of Canadian Letters of Credit) result in (i) such Canadian Revolving Credit Lender’s Canadian Revolving Credit Exposure exceeding such

Canadian Revolving Credit Lender’s Canadian Revolving Credit Commitment or (ii) the Total Canadian Revolving Credit Exposure exceeding the sum of the total Canadian Revolving Credit Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Canadian Borrowers may borrow, repay, prepay and reborrow Canadian Revolving Credit Loans during the Availability Period. Notwithstanding anything herein to the contrary, Revolving Credit Loans may only be borrowed on the Closing Date, together with the proceeds of the Term Loans and certain of the cash on the balance sheet of the Lead Borrower, (i) to consummate the Refinancing, (ii) to consummate the other Transactions, (iii) to pay the Transaction Costs and (iv) for other purposes permitted hereunder.

(b)    Subject to the terms and conditions set forth herein, each FILO Lender severally agrees to make “first in last out” amortizing terms loans (each, a “FILO Loan”) to the Lead Borrower on the Closing Date in the amount equal to such Revolving Credit Lender’s FILO Commitment. Amounts borrowed under this Section 2.1(b) and repaid or prepaid may not be reborrowed and upon each FILO Lender making such FILO Loan, the FILO Commitment of such FILO Lender shall automatically terminate.

(c)    Notwithstanding anything herein to the contrary, but subject to Section 2.1(d), Revolving Credit Loans shall not be made (and shall not be required to be made) by any Lender in any instance where the incurrence thereof (after giving effect to the use of the proceeds thereof on the date of the incurrence thereof to repay any amounts theretofore outstanding pursuant to this Agreement) would cause (i) the Total Revolving Credit Exposure to exceed the Line Cap at such time, (ii) the Total Canadian Revolving Credit Exposure to exceed the Canadian Line Cap at such time or (iii) the Total US Revolving Credit Exposure to exceed the US Line Cap at such time.

(d)    In the event that (i) any Borrower is unable to comply with the limitation set forth in Section 2.1(c) or (ii) such Borrower is unable to satisfy the conditions precedent to the making of Revolving Credit Loans set forth in Section 4.2, in either case, the Lenders, subject to the immediately succeeding proviso, hereby authorize the Administrative Agent (including through an Affiliate or branch), for the account of the applicable Lenders, to make Revolving Credit Loans to such Borrower, in either case solely in the event that the Administrative Agent in its Permitted Discretion deems necessary or desirable (A) to preserve or protect the Collateral, or any portion thereof, (B) to enhance the likelihood of repayment of the Obligations or (C) to pay any other amount chargeable to any Borrower pursuant to the terms of this Agreement, including expenses and fees, which Revolving Credit Loans may only be made as ABR Loans (each, an “Agent Advance”) for a period commencing on the date the Administrative Agent first receives a Borrowing Request requesting an Agent Advance or otherwise makes an Agent Advance until the earlier of (x) the date such Borrower is again able to comply with the Borrowing Base limitations and the conditions precedent to the making of Revolving Credit Loans, or obtain an amendment or waiver with respect thereto, (y) the date that is 60 days after the funding of the initial Agent Advances and (z) the date the Required Lenders instruct the Administrative Agent to cease making Agent Advances (in each case, the “Agent Advance Period”); provided that the Administrative Agent shall not make any Agent Advance to the extent that at the time of the making of such Agent Advance, the amount of such Agent Advance (I) when added to the aggregate outstanding amount of all other Agent Advances made to the Lead Borrower at such time, would exceed 10% of the Aggregate Borrowing Base at such time, or (II) when added to the Total Revolving Credit Exposure as then in effect (immediately prior to the incurrence of such Agent Advance), would exceed the Total Revolving Credit Commitments at such time. Agent Advances may be made by the Administrative Agent in its sole discretion and the Lead Borrower shall have no right whatsoever to require that any Agent Advances be made.

(e)    On any Business Day (but in any event no less frequently than once per week), the Administrative Agent may, in its sole discretion give notice to the Lenders that the Administrative Agent’s outstanding Agent Advances shall be funded with one or more Borrowings of Revolving Credit Loans (provided that such notice shall be deemed to have been automatically given upon the occurrence of a Default or an Event of Default under Section 7.1(f) or upon the exercise of any of the remedies provided in penultimate paragraph of Section 7.1), in which case one or more Borrowings of Revolving Credit Loans constituting ABR Loans (each such

Borrowing, a “Mandatory Borrowing”) shall be made on the immediately succeeding Business Day by all applicable Lenders pro rata based on each such Lender’s Applicable Percentage (determined before giving effect to any termination of the Revolving Credit Commitments pursuant to the penultimate paragraph of Section 7.1) and the proceeds thereof shall be applied directly by the Administrative Agent to repay the Administrative Agent for such outstanding Agent Advances. Each Lender hereby irrevocably agrees to make Revolving Credit Loans upon one (1) Business Day’s notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified in writing by the Administrative Agent notwithstanding (i) the amount of the Mandatory Borrowing may not comply with the minimum Borrowing amounts otherwise required hereunder, (ii) whether any conditions specified in Section 4 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) the date of such Mandatory Borrowing, (v) the amount of any Borrowing Base at such time, and (vi) whether such Lender’s Revolving Credit Commitment has been terminated at such time. In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under any Debtor Relief Law with respect to any Borrower), then each Lender hereby agrees that it shall forthwith purchase (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from the Lead Borrower on or after such date and prior to such purchase) from the Administrative Agent such participations in the outstanding Agent Advances as shall be necessary to cause the applicable Lenders to share in such Agent Advances ratably based upon their respective Revolving Credit Commitments (determined before giving effect to any termination of the Revolving Credit Commitments pursuant to the penultimate paragraph of Section 7.1); provided that (x) all interest payable on the Agent Advances shall be for the account of the Administrative Agent until the date as of which the respective participation is required to be purchased and, to the extent attributable to the purchased participation, shall be payable to the participant from and after the time any purchase of participations is actually made and (y) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing Lender shall be required to pay the Administrative Agent interest on the principal amount of the participation purchased for each day from and including the day upon which the Mandatory Borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the overnight Federal Funds Rate (or, in the case of an amount denominated in Canadian Dollars, the Canadian Prime Rate or such other rate reasonably determined by the Administrative Agent to be the cost to it of funding such amount) for the first three days and at the interest rate otherwise applicable to Revolving Credit Loans maintained as ABR Loans hereunder for each day thereafter.

2.2    Loans and Borrowings.

(a)    Each US Revolving Credit Loan shall be made as part of a Borrowing consisting of US Revolving Credit Loans made by the US Revolving Credit Lenders ratably in accordance with their respective US Revolving Credit Commitments. Each Canadian Revolving Credit Loan shall be made as part of a Borrowing consisting of Canadian Revolving Credit Loans made by the Canadian Revolving Credit Lenders ratably in accordance with their respective Canadian Revolving Credit Commitments. Each FILO Loan shall be made as part of a Borrowing consisting of FILO Loans made by the FILO Lenders ratably in accordance with their separate FILO Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligation hereunder.

(b)    Subject to Section 2.13, (i) each Revolving Credit Borrowing and FILO Borrowing shall be comprised entirely of ABR Loans or Fixed Rate Loans as the applicable Borrower may request in accordance herewith, (ii) each US Revolving Credit Borrowing consisting of ABR Loans shall be comprised entirely of ABR Loans, (iii) each US Revolving Credit Borrowing consisting of Fixed Rate Loans shall be comprised entirely of LIBO Rate Loans (in the case of a Fixed Rate US Revolving Credit Borrowing denominated in US Dollars), or CDOR Rate Loans (in the case of a Fixed Rate US Revolving Credit Borrowing denominated in Canadian Dollars), (iv) each Canadian Revolving Credit Borrowing consisting of ABR Loans shall be comprised entirely of Canadian Base Rate Loans (in the case of a Canadian Revolving Credit Borrowing denominated in US Dollars), or Canadian Prime Rate Loans (in the case of a Canadian Revolving Credit Borrowing denominated in Canadian Dollars) as the applicable Canadian Borrower may request in accordance herewith, (v) each Canadian Revolving Credit Borrowing consisting of Fixed Rate Loans shall be comprised entirely of LIBO Rate Loans (in the case of a Fixed Rate Canadian Revolving Credit Borrowing denominated in US Dollars), or CDOR Rate Loans (in the case of a Fixed Rate Canadian Revolving Credit Borrowing denominated in Canadian Dollars) as the applicable Canadian Borrower may request in accordance herewith, (vi) each FILO Borrowing consisting of ABR Loans shall be comprised entirely of ABR Loans, (vii) each FILO Borrowing consisting of Fixed Rate Loans shall be comprised entirely of LIBO Rate Loans. Each Lender at its option may make any Fixed Rate Loan or ABR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided, that any exercise of such option shall not affect the obligation of the applicable Lender to make such Loan or the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)    At the commencement of each Interest Period for any Fixed Rate Borrowing, and on the date of any ABR Borrowing, such Borrowing shall be in an increment of, in the case of (i) ABR Loans $500,000 or a whole multiple of $100,000 (or with respect to ABR Loans denominated in Canadian Dollars, CDN$500,000 or a whole multiple of CDN$100,000 in excess thereof) and (ii) Fixed Rate Loans, $500,000 or a whole multiple of $500,000 in excess thereof (or with respect to Fixed Rate Loans denominated in Canadian Dollars, CDN$500,000 or a whole multiple of CDN$500,000 in excess thereof); provided, that a Revolving Credit Borrowing may be in an aggregate principal amount that is equal to the entire unused balance of the Revolving Credit Commitments under the applicable Revolving Credit Facility or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.4(e). Borrowings of more than one Type and Class may be outstanding at the same time; provided, that there shall not, at any time, be more than a total of twelve Fixed Rate Borrowings outstanding.

(d)    Notwithstanding any other provision of this Agreement, the Lead Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the applicable Maturity Date for such Borrowing.

2.3    Requests for Revolving Credit Borrowing or FILO Borrowing. To request a Revolving Credit Borrowing or FILO Borrowing, the applicable Borrower shall notify the Administrative Agent of such request by in writing (a) in the case of a Fixed Rate Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing (other than Fixed Rate Borrowings to be incurred on the Closing Date for which notice may be given not later than 11:00 a.m., New York City time, one Business Day prior to the Closing Date) or (b) in the case of an ABR Borrowing (including Agent Advances), not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing (other than ABR Borrowings to be incurred on the Closing Date for which notice may be given not later than 11:00 a.m., New York City time, one Business Day prior to the Closing Date). Each such Borrowing Request shall be irrevocable and shall be delivered by hand delivery, facsimile or (subject to Section 9.1) email to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the applicable Borrower. Each such written Borrowing Request shall specify the following information in compliance with Section 2.2:

(i)    the applicable Borrower with respect to such Borrowing, including whether such Borrower is a Canadian Borrower or a US Borrower and whether the requested Borrowing is to be a US Revolving Credit Borrowing, a Canadian Revolving Credit Borrowing or a FILO Borrowing, as applicable;

(ii)    the currency and aggregate amount of the requested Borrowing;

(iii)    the date of such Borrowing, which shall be a Business Day;

(iv)    whether such Borrowing is to be an ABR Borrowing or a Fixed Rate Borrowing;

(v)    in the case of a Fixed Rate Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(vi)    the location and number of the account to which funds are to be disbursed, which shall comply with the requirements of Section 2.5;

(vii)    the US Borrowing Base, the Canadian Borrowing Base, the FILO Borrowing Base and the Aggregate Borrowing Base at such time; and

(viii)    in the case of an ABR Borrowing, whether the Revolving Credit Loans made pursuant to such Borrowing constitute Agent Advances (it being understood that the Administrative Agent shall be under no obligation to make such Agent Advance).

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Fixed Rate Borrowing, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. If no currency is specified with respect to any Borrowing, then any applicable US Borrower shall be deemed to have requested a Borrowing in US Dollars and any applicable Canadian Borrower shall be deemed to have requested a Borrowing in Canadian Dollars. If no election is made as to whether a Revolving Credit Borrowing is to be a US Revolving Credit Borrowing or a Canadian Revolving Credit Borrowing, then (A) in the case of a Borrowing Request signed by a US Borrower, such Borrower shall be deemed to have requested a US Revolving Credit Borrowing and (B) in the case of a Borrowing Request signed by a Canadian Borrower, such Borrower shall be deemed to have requested a Canadian Revolving Credit Borrowing in Canadian Dollars. Notwithstanding anything to the contrary (including in the Borrowing Request), only Canadian Borrowers shall be entitled to request a Canadian Revolving Credit Borrowing and only US Borrowers shall be entitled to request a US Revolving Credit Borrowing. Promptly following receipt of a Borrowing Request in accordance with this Section 2.3, the Administrative Agent shall advise each applicable Revolving Credit Lender under the relevant Facility or Facilities of the details thereof and of the amount of such Revolving Credit Lender’s Loan to be made as part of the requested Borrowing.

2.4    Letters of Credit.

(a)    General. Subject to the terms and conditions set forth herein, any Issuing Bank, in reliance on the agreements of the Revolving Credit Lenders set forth in Section 2.4(d), agrees to issue trade, commercial and standby (x) US Letters of Credit (which must be denominated in US Dollars) for the account of any US Borrower, or the account of such US Borrower for the benefit of any Restricted Subsidiary that is a Domestic Subsidiary, and (y) Canadian Letters of Credit (which must be denominated in an Approved Currency) for the account of any Canadian Borrower, or the account of such Canadian Borrower for the benefit of any Restricted Subsidiary that is a Canadian Subsidiary, in each case on any Business Day during the applicable Availability Period in such form as may be approved from time to time by such Issuing Bank; provided that, that no Issuing Bank shall have any obligation to issue any US Letter of Credit if, after giving effect to such issuance, (i) the LC Exposure with respect to US Letters of Credit would exceed the US LC Sublimit, (ii) the LC Exposure with respect to all Letters of Credit would exceed the Total LC Sublimit, (iii) the Total US Revolving Credit Exposure would exceed the US Line Cap at such time or (iv) the Total Revolving Credit Exposure would exceed the Line Cap at such time; provided, further, that no Issuing Bank shall have any obligation to issue any Canadian Letter of Credit if, after giving effect to such issuance, (I) the LC Exposure with respect to Canadian Letters of Credit would exceed the Canadian LC Sublimit, (II) the LC Exposure with respect to all Letters of Credit would exceed the Total LC Sublimit, (III) the Total Canadian Revolving Credit Exposure would exceed the Canadian Line Cap at such time or (IV) the Total Revolving Credit Exposure would exceed the Line Cap at such time. Subject to the terms and conditions set forth herein, the applicable Borrower may request the issuance of Letters of Credit for its own account or for its own account for the benefit of any applicable Restricted Subsidiary, in a form reasonably acceptable to the applicable Issuing Bank, at any time and from time to time during the Availability Period (but not later than the date that is five Business Days prior to the Maturity Date); provided, further, that, notwithstanding anything to the contrary herein, (X) no Issuing Bank shall have any obligation to issue any Letter of Credit if, after giving effect to such issuance, such Issuing Bank’s total LC Exposure with respect to all Letters of Credit (determined for this purpose without giving effect to the participations therein of the Lenders pursuant to Section 2.4(d)) would exceed such Issuing Bank’s LC Issuer Sublimit and (Y) no Issuing Bank shall have any obligation to issue any US Letter of Credit or Canadian Letter of Credit if the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the applicable Borrower to, or entered into by the applicable Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. It is hereby acknowledged and agreed that each of the letters of credit described in Schedule 2.4(a) (the “Existing Letters of Credit”) that was issued under the Existing ABL Credit Agreement shall constitute a “Letter of Credit” for all purposes of this Agreement and shall be deemed issued under this Agreement on the Closing Date to the extent the issuer thereof is a Lender under this Agreement.

(b)    Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the applicable Borrower shall hand deliver or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (at least three Business Days (or such shorter period as may be agreed by the applicable Issuing Bank and the Administrative Agent) in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section 2.4), the amount and currency of such Letter of Credit, the account of such Borrower or the applicable Borrower with respect to such Letter of Credit and whether such Borrower is a US Borrower or a Canadian Borrower, whether the Letter of Credit is to be a US Letter of Credit or a Canadian Letter of Credit, the currency in which such Letter of Credit is to be denominated (which, in the case of a US Letter of Credit, shall be in US Dollars and, in the case of a Canadian Letter of Credit, shall be in an Approved Currency) account of such Borrower for the benefit of any Restricted Subsidiary, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by an Issuing Bank, the applicable Borrower also shall submit a letter of credit application (a “Letter of Credit Application”) on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the applicable Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) in the case of US Letters of Credit, (A) the LC Exposure with respect to US Letters of Credit shall not exceed the US LC Sublimit, (B) the Total US Revolving Credit Exposure shall not exceed the sum of the total US Revolving Credit Commitments at such time and (C) the Total US Revolving Credit Exposure shall not exceed the US Line Cap at such time, (ii) in the case of Canadian Letters of Credit, (A) the LC Exposure with respect to Canadian Letters of Credit shall not exceed the Canadian LC Sublimit, (B) the Total Canadian Revolving Credit Exposure shall not exceed the sum of the total Canadian Revolving Credit Commitments at such time and (C) the Total Canadian Revolving Credit Exposure shall not exceed the Canadian Line Cap at such time and (iii) in the case of all Letters of Credit, (A) the LC Exposure with respect to all Letters of Credit shall not exceed the Total LC Sublimit, (B) the Total Revolving Credit Exposure shall not exceed the Line Cap at such time and (C) the applicable Issuing Bank’s total LC Exposure with respect to all Letters of Credit (determined for this purpose without giving effect to the participations therein of the Lenders pursuant to Section 2.4(d)) would not exceed such Issuing Bank’s LC Issuer Sublimit.

(c)    Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date that is one year after the date of issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, the date that is one year after the date of such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date (unless other provisions or arrangements reasonably satisfactory to the applicable Issuing Bank and the Administrative Agent shall have been made with respect to such Letter of Credit). If the applicable Borrower so requests in any notice requesting the issuance of a Letter of Credit, the applicable Issuing Bank shall issue a Letter of Credit that has automatic renewal provisions (each, an “Auto Renewal Letter of Credit”); provided, that the applicable Borrower shall be required to make a specific request to the applicable Issuing Bank for any such renewal. Once an Auto Renewal Letter of Credit has been issued, the applicable Revolving Credit Lenders shall be deemed to have authorized the renewal of such Letter of Credit at any time to an expiry date not later than the earlier of (i) the date that is one year from the date of such renewal (or such longer period as may be agreed by the applicable Issuing Bank pursuant to arrangements reasonably satisfactory to such Issuing Bank) and (ii) the date that is five Business Days prior to the Maturity Date (unless other provisions or arrangements reasonably satisfactory to the applicable Issuing Bank shall have been made with respect to such Letter of Credit); provided, that the applicable Issuing Bank shall not permit any such renewal if such Issuing Bank has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 4.2 or otherwise).

(d)    Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of any Issuing Bank or the Lenders, the applicable Issuing Bank hereby grants to each US Revolving Credit Lender (with respect to each US Letter of Credit) or each Canadian Revolving Credit Lender (with respect to each Canadian Letter of Credit), and (i) each US Revolving Credit Lender hereby irrevocably acquires from the applicable Issuing Bank, a participation in such US Letter of Credit equal to such Lender’s US Percentage of the aggregate amount available to be drawn under such US Letter of Credit and (ii) each Canadian Revolving Credit Lender hereby irrevocably acquires from the applicable Issuing Bank a participation in such Canadian Letter of Credit equal to such Lender’s Canadian Percentage of the aggregate amount available to be drawn under such Canadian Letter of Credit. In consideration and in furtherance of the foregoing, (A) each US Revolving Credit Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such US Revolving Credit Lender’s US Percentage of each LC Disbursement with respect to a US Letter of Credit made by such Issuing Bank and not reimbursed by the applicable US Borrower on the date due as provided in paragraph (e) of this Section 2.4, or of any reimbursement payment required to be refunded to the applicable US Borrower for any reason in respect thereof and (B) each Canadian Revolving Credit Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Canadian Revolving Credit Lender’s Canadian Percentage of each LC Disbursement with respect to a Canadian Letter of Credit made by such Issuing Bank in the same Approved Currency in which such Canadian Letter of Credit is denominated, and, in each case, not reimbursed by the applicable Canadian Borrower on the date due as provided in paragraph (e) of this Section 2.4, or of any reimbursement payment required to be refunded to the applicable Canadian Borrower for any reason in respect thereof. Each US Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of US Letters of Credit, and each Canadian Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Canadian Letters of Credit, and such Revolving Credit Lender’s obligations under Section 2.4(e) are absolute and unconditional and shall not be affected by any circumstance including (i) any setoff, counterclaim, recoupment, defense or other right that such Lender may have against the applicable Issuing Bank, the applicable Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 4, (iii) any adverse change in the condition (financial or otherwise) of the applicable Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrowers, any other Loan Party or any other Lender or any reduction in or termination of the US Revolving Credit Commitments or the Canadian Revolving Credit Commitments, as the case may be, or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(e)    Reimbursement. If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the applicable Borrower shall reimburse such LC Disbursement by paying to the applicable Issuing Bank an amount and currency equal to such LC Disbursement in the same currency as the LC Disbursement not later than 2:00 p.m., New York City time, on the first Business Day immediately following the day that such Borrower receives notice that such LC Disbursement is made (or, if such Borrower receives such notice after 12:00 noon, New York City time, on the second Business Day immediately following the day that such Borrower receives such notice); provided, that (if the conditions of Sections 4.2(a), 4.2(b) and 4.2(d) are satisfied) the applicable Borrower shall have the absolute and unconditional right to require that such payment be financed with an ABR Revolving Credit Borrowing under the applicable Revolving Credit Facility under which the applicable Letter of Credit was issued or Swingline Loan, in each case in an equivalent amount and currency (subject to the requirements of set forth in Sections 2.1 through 2.3, as applicable) and, to the extent so financed, the applicable Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Revolving Credit Borrowing or Swingline Loan. If the applicable Borrower fails to make such payment when due, or finance such payment in accordance with the proviso to the preceding sentence, the applicable Issuing Bank shall promptly notify the Administrative Agent of the applicable LC Disbursement and the Administrative Agent shall promptly notify each US Revolving Credit Lender (in each case of a US Letter of Credit) and each Canadian Revolving Credit Lender (in the case of a Canadian Letter of Credit) of the applicable LC Disbursement, the payment then due from the applicable Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each US Revolving Credit Lender (in the case of a US Letter of Credit) and each Canadian Revolving Credit Lender (in the case of a Canadian Letter of Credit) shall pay to the Administrative Agent its Applicable Percentage of the applicable Revolving Credit Facility of the payment then due from the applicable Borrower by wire transfer of immediately available funds to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders not later than 2:00 p.m., New York City time, on the date such notice is received (or, if such Revolving Credit Lender shall have received such notice later than 12:00 noon, New York City time on such day, not later than 10:00 a.m., New York City time, on the immediately following Business Day), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the applicable Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Revolving Credit Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Credit Lender pursuant to this paragraph to reimburse any Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Credit Loans or Fixed Rate Revolving Credit Loans as contemplated above) shall not constitute a Loan and shall not relieve the applicable Borrower of its obligation to reimburse such LC Disbursement. If any Revolving Credit Lender shall not have made its Applicable Percentage of an LC Disbursement available to the Administrative Agent as provided above, such Revolving Credit Lender, the Lead Borrower and, in the case of a Letter of Credit obtained by an Additional Borrower such Additional Borrower severally agree to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with this Section 2.4(e) to but excluding the date such amount is paid, to the Administrative Agent for the account of the applicable Issuing Bank at (i) in the case of the Borrowers, a rate per annum equal to the interest rate applicable to ABR Revolving Credit Loans and (ii) in the case of such Revolving Credit Lender,(A) in the case of Letters of Credit denominated in US Dollars, for the first such day, the Federal Funds Rate, and for each day thereafter, the Alternate Base Rate, and (B) in the case of Letters of Credit denominated in Canadian Dollars, the Canadian Prime Rate.

(f)    Obligations Absolute. Each Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) and each Revolving Credit Lender’s obligations under paragraphs (d) and (e) of this Section 2.4 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement or any Loan Document, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, (iv) any adverse change in the exchange rate or in the availability of Canadian Dollars to any Borrower or any of the Restricted Subsidiaries or in the relevant currency markets generally or (v) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.4, constitute a legal or equitable discharge of, or provide a right of setoff against, each Borrower’s obligations hereunder. None of the Administrative Agent, the Lenders or the Issuing Banks, or any of their respective Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Bank; provided, that the provisions of this Section 2.4(f) shall not be construed to excuse the applicable Issuing Bank from liability to any Borrower to the extent of any direct damages (as opposed to indirect, consequential, special and punitive damages, claims in respect of which are hereby waived by such Borrower to the extent permitted by applicable law) suffered by such Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence, bad faith or willful misconduct on the part of any Issuing Bank (as finally determined by a court of competent jurisdiction), the applicable Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)    Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit issued by such Issuing Bank. Each Issuing Bank shall promptly notify the Administrative Agent and the applicable Borrower by telephone (confirmed by facsimile or, in accordance with the second paragraph of Section 9.1, email) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided, that any failure to give or delay in giving such notice shall not relieve the applicable Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h)    Interim Interest. If any Issuing Bank shall make any LC Disbursement, then, unless the applicable Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the applicable Borrower reimburses such LC Disbursement, at the rate per annum equal to the Alternate Base Rate (in the case of US Letters of Credit denominated in US Dollars) or the Canadian Prime Rate (in the case of Canadian Letters of Credit denominated in Canadian Dollars) or the Canadian Base Rate (in the case of Canadian Letters of Credit denominated in US Dollars); provided, that, if the applicable Borrower fails to reimburse such LC Disbursement, including by requiring that such payment be financed with an ABR Revolving Credit Borrowing, pursuant to paragraph (e) of this Section 2.4, then Section 2.12(b) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section 2.4 to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)    Resignation or Replacement of Issuing Bank. An Issuing Bank may resign upon 30 days’ prior written notice to the Borrowers and the Administrative Agent. An Issuing Bank may be replaced at any time by written agreement among the Borrowers, the Administrative Agent, the replaced Issuing Bank (provided, that no consent of the replaced Issuing Bank will be required if it has no Letters of Credit or Reimbursement Obligations with respect thereto outstanding) and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such resignation or replacement of such Issuing Bank. At the time any such resignation or replacement shall become effective, the Lead Borrower any Additional Borrower shall pay all unpaid fees in respect of the US Revolving Credit Facility and the Canadian Borrowers shall pay all unpaid fees in respect of the Canadian Revolving Credit Facility, in each case, accrued for the account of the replaced Issuing Bank pursuant to Section 2.10(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the resignation or replacement of an Issuing Bank hereunder, the resigned or replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to renew Existing Letters of Credit or issue additional Letters of Credit.

(j)    Cash Collateralization. If any Event of Default under clause (i) or (ii) of paragraph (f) of Section 7.1 with respect to any Borrower shall occur and be continuing or if the Loans have been accelerated pursuant to Section 7 as a result of any Event of Default, on the Business Day that the Lead Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50.0% of the total LC Exposure), in each case, demanding the deposit of cash collateral pursuant to this paragraph, the applicable Borrower, shall deliver cash collateral to the Administrative Agent, for the benefit of the applicable Lenders, an amount in cash equal to 103% of the applicable LC Exposure as of such date plus any accrued and unpaid interest thereon. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Letter of Credit obligations (including related fees and expenses) of the applicable Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made in Cash Equivalents at the option and reasonable discretion of the Administrative Agent and at the applicable Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be released by the Administrative Agent to be applied by the Administrative Agent to reimburse the applicable Issuing Bank for LC Disbursements for which it has not been reimbursed and to pay all fees and expenses relating to Letters of Credit that were not otherwise paid when due and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the applicable Borrower for the applicable LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50.0% of the total LC Exposure), be applied to satisfy other obligations of such Borrower under this Agreement. If any Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default specified above, such amount (to the extent not applied as aforesaid) shall be returned to such Borrower within two Business Days after such Event of Default has been cured or waived (unless the Revolving Credit Commitments have been terminated and the Obligations have been accelerated, in each case in accordance with Section 7.1).

(k)    Provisions Related to Extended Revolving Credit Commitments. If the Maturity Date in respect of any tranche of Revolving Credit Commitments occurs prior to the expiration of any Letter of Credit, then (i) if one or more other tranches of Revolving Credit Commitments in respect of which the Maturity Date shall not have occurred are then in effect and such Letter of Credit would otherwise be available under such tranche of Revolving Credit Commitments, such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Credit Lenders to purchase participations therein and to make payments in respect thereof pursuant to Section 2.4(d) and (e)) under (and ratably participated in by Lenders pursuant to) the Revolving Credit Commitments in respect of such non-maturing tranches up to an aggregate amount not to exceed the aggregate amount of the unutilized Revolving Credit Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to immediately preceding clause (i), the applicable Borrower shall cash collateralize any such Letter of Credit in accordance with Section 2.4(j). For the avoidance of doubt, commencing with the Maturity Date of any tranche of Revolving Credit Commitments, the sublimit for Letters of Credit under any tranche of Revolving Credit Commitments that has not so then matured shall be as agreed in the relevant Permitted Amendment with the applicable Revolving Credit Lenders.

(l)    Additional Provisions Regarding Letters of Credit. Without limiting any other provision of this Agreement, each Issuing Bank and each other Letter of Credit Related Person (if applicable) shall not be responsible to Borrowers for, and such Issuing Bank’s rights and remedies against Borrowers and the obligation of Borrowers to reimburse such Issuing Bank for each drawing under each Letter of Credit shall not be impaired by:

(i)    honor of a presentation under any Letter of Credit that on its face substantially complies with the terms and conditions of such Letter of Credit, even if the Letter of Credit requires strict compliance by the beneficiary;

(ii)    honor of a presentation of any Letter of Credit or any document presented for purposes of drawing under any Letter of Credit that appears on its face to have been signed, presented or issued (A) by any purported successor or transferee of any beneficiary or other Person required to sign, present or issue such any Letter of Credit or any document presented for purposes of drawing under any Letter of Credit or (B) under a new name of the beneficiary;

(iii)    acceptance as a draft of any written or electronic demand or request for payment under a Letter of Credit, even if nonnegotiable or not in the form of a draft or notwithstanding any requirement that such draft, demand or request bear any or adequate reference to the Letter of Credit;

(iv)    the identity or authority of any presenter or signer of any Letter of Credit or any document presented for purposes of drawing under any Letter of Credit or the form, accuracy, genuineness or legal effect of any Letter of Credit or any document presented for purposes of drawing under any Letter of Credit (other than such Issuing Bank’s determination that any document presented for purposes of drawing under any Letter of Credit appears on its face substantially to comply with the terms and conditions of the Letter of Credit);

(v)    acting upon any instruction or request relative to a Letter of Credit or requested Letter of Credit that such Issuing Bank in good faith believes to have been given by a Person authorized to give such instruction or request;

(vi)    any errors, omissions, interruptions or delays in transmission or delivery of any message, advice or document (regardless of how sent or transmitted) or for errors in interpretation of technical terms or in translation or any delay in giving or failing to give notice to Borrowers;

(vii)    any acts, omissions or fraud by, or the insolvency of, any beneficiary, any nominated person or entity or any other Person or any breach of contract between any beneficiary and any Borrower or any of the parties to the underlying transaction to which the Letter of Credit relates;

(viii)    assertion or waiver of any provision of the ISP or UCP that primarily benefits an issuer of a letter of credit, including any requirement that any Letter of Credit or any document presented for purposes of drawing under any Letter of Credit be presented to it at a particular hour or place;

(ix)    payment to any paying or negotiating bank (designated or permitted by the terms of the applicable Letter of Credit) claiming that it rightfully honored or is entitled to reimbursement or indemnity under applicable laws or letter of credit practices applicable to it;

(x)    acting or failing to act as required or permitted under applicable laws or standard letter of credit practices applicable to where such Issuing Bank has issued, confirmed, advised or negotiated such Letter of Credit, as the case may be;

(xi)    honor of a presentation after the expiration date of any Letter of Credit notwithstanding that a presentation was made prior to such expiration date and dishonored by such

Issuing Bank if subsequently such Issuing Bank or any court or other finder of fact determines such presentation should have been honored;

(xii)    dishonor of any presentation that does not strictly comply or that is fraudulent, forged or otherwise not entitled to honor; or (xiii) honor of a presentation that is subsequently determined by such Issuing Bank to have been made in violation of international, federal, state or local restrictions on the transaction of business with certain prohibited Persons.

(m)    Limitation of Liabilities. The liability of any Issuing Bank (or any other Letter of Credit Related Person) under, in connection with or arising out of any Letter of Credit (or pre-advice), regardless of the form or legal grounds of the action or proceeding, shall be limited to direct damages suffered by Borrowers or the account party that are caused directly by such Issuing Bank’s gross negligence or willful misconduct in (i) honoring a presentation under a Letter of Credit that on its face does not at least substantially comply with the terms and conditions of such Letter of Credit; provided that in determining whether to honor any drawing or under any Letter of Credit, the Issuing Bank shall be responsible only to the examine the documents delivered under such Letter of Credit with reasonable care so as to ascertain whether they appear on their face to be in accordance with the terms and conditions of the Letter of Credit, (ii) failing to honor a presentation under a Letter of Credit that strictly complies with the terms and conditions of such Letter of Credit or (iii) retaining a document presented for purposes of drawing under a Letter of Credit and which are presented under a Letter of Credit. Each Issuing Bank shall be deemed to have acted with due diligence and reasonable care if such Issuing Bank’s conduct is in accordance with applicable law and its standard letter of credit practices or in accordance with this Agreement. Borrowers’ aggregate remedies against any Issuing Bank and any Letter of Credit Related Person for wrongfully honoring a presentation under any Letter of Credit or wrongfully retaining honored any document presented for drawing under a Letter of Credit shall in no event exceed the aggregate amount paid by Borrowers to such Issuing Bank in respect of the honored presentation in connection with such Letter of Credit under Section 2.4(c), plus interest at the rate then applicable to ABR Loans hereunder. Borrowers shall take action to avoid and mitigate the amount of any damages claimed against any Issuing Bank or any other Letter of Credit Related Person, including by enforcing its rights against the beneficiaries of the Letters of Credit. Any claim by Borrowers under or in connection with any Letter of Credit shall be reduced by an amount equal to the sum of (x) the amount (if any) saved by Borrowers as a result of the breach or alleged wrongfully conduct complained of; and (y) the amount (if any) of the loss that would have been avoided had Borrowers taken all reasonable steps to mitigate any loss, and in case of a claim of wrongful dishonor, by specifically and timely authorizing the applicable Issuing Bank to effect a cure.

(n)    Special Provisions Regarding Indemnification Relating to Letters of Credit. Each Borrower agrees to indemnify, defend and hold harmless the Administrative Agent and each Lender, any each Issuing Bank (including each Issuing Bank and its branches, Affiliates, and correspondents) and each such Person’s respective directors, officers, employees, attorneys and agents (each, including each Issuing Bank, a “Letter of Credit Related Person”) (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), which may be incurred by or awarded against any Letter of Credit Related Person (other than Taxes, which shall be governed by Section 2.13) (the “Letter of Credit Indemnified Costs”), and which arise out of or in connection with, or as a result of this Agreement, any Letter of Credit, any document relating to any Letter of Credit which is executed and delivered or submitted in connection with such Letter of Credit or the making of any draw or disbursements thereunder or any document, certificate, or other writing referred to in or related to any Letter of Credit, or any action or proceeding arising out of any of the foregoing (whether administrative, judicial or in connection with arbitration); in each case, including that resulting from the Letter of Credit Related Person’s own negligence; provided, however, that such indemnity shall not be available to any Letter of Credit Related Person claiming indemnification to the extent that such Letter of Credit Indemnified Costs may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted directly from the gross negligence or willful misconduct of the Letter of Credit Related Person claiming indemnity. This indemnification provision shall survive termination of this Agreement and all Letters of Credit.

2.5    Funding of Borrowings.

(a)    Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds in the applicable currency to the extent permitted hereunder, by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided, that same-day ABR Revolving Credit Loans will be made by each Lender on the proposed date thereof by wire transfer of immediately available funds in the applicable currency by 2:00 p.m., New York City time; provided, further, that Revolving Credit Loans to be made on the Closing Date shall be made not later than 12:00 noon, New York City time (or, if later, promptly following the satisfaction of the conditions precedent to the initial extension of credit hereunder set forth in Section 4.1); and provided further than Swingline Loans shall be made as provided in Section 2.23. The Administrative Agent will make such Loans available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to the account of the applicable Borrower maintained with the Administrative Agent in New York City or such other account reasonably approved by the Administrative Agent, in each case, as is designated, by the applicable Borrower in the applicable Borrowing Request; provided, that ABR Revolving Credit Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.4(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b)    Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section 2.5 and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, (x) in the case of Loans denominated in US Dollars, the greater of the Federal Funds Rate and a rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (y) in the case of Loans denominated in Canadian Dollars, the greater of the Canadian Prime Rate and a rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation customary practice by the Administrative Agent to be the cost of it funding such amount, or (ii) in the case of the applicable Borrower, the interest rate applicable to ABR Loans of the applicable Class. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

2.6    Interest Elections.

(a)    Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Fixed Rate Borrowing, shall have an initial Interest Period as specified in such Borrowing Request; provided, that, if the applicable Borrower fails to specify a Type of Loan in the Borrowing

Request, then the Loans shall be made as ABR Loans and if the applicable Borrower requests a Borrowing of Fixed Rate Loans, but fails to specify an Interest Period, it will be deemed to have requested an Interest Period of one month’s duration. Thereafter, the applicable Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Fixed Rate Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.6. The applicable Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. Notwithstanding any other provision of this section 2.6, the applicable Borrower will not be permitted to change the currency of any Borrowing. This Section 2.6 shall not apply to Swingline Borrowings or Agent Advances, which may not be converted or continued.

(b)    To make an election pursuant to this Section 2.6, the applicable Borrower shall notify the Administrative Agent of such election in writing by hand delivery, facsimile, or other electronic transmission by the time that a Borrowing Request would be required under Section 2.3 if the applicable Borrower were requesting a Revolving Credit Borrowing or a FILO Borrowing of the Type resulting from such election to be made on the effective date of such election (or such later time and/or date as may be agreed by the Administrative Agent in its reasonable discretion). Each such written Interest Election Request shall be irrevocable.

(c)    Each written Interest Election Request shall be in the form attached as Exhibit I-2 and shall specify the following information in compliance with Section 2.2:

(i)    the Lead Borrower with respect to such Borrowing, including whether such Borrower is a Canadian Borrower or a US Borrower;

(ii)    the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(iii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iv)    whether the resulting Borrowing is to be an ABR Borrowing or a Fixed Rate Borrowing; and

(v)    if the resulting Borrowing is a Fixed Rate Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Fixed Rate Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)    Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)    If the applicable Borrower fails to deliver a timely Interest Election Request with respect to a Fixed Rate Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period, if such Borrowing is denominated in US Dollars or Canadian Dollars, such Borrowing shall be converted to an ABR Borrowing with an Interest Period of one month. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the applicable Borrower, then, so long as an Event of Default is continuing (x) no outstanding Borrowing may be converted to or continued as a Fixed Rate Borrowing and (y) unless repaid, each Fixed Rate Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

2.7    Termination and Reduction of Commitments.

(a)    Unless previously terminated, the Revolving Credit Commitments shall terminate on the applicable Maturity Date. The commitments of each Issuing Bank to issue, amend, renew or extend any Letters of Credit shall automatically terminate on the earlier to occur of (i) the termination of the Revolving Credit Commitments and (ii) the date that is five Business Days prior to the applicable Maturity Date.

(b)    The applicable Borrower may at any time terminate, without premium or penalty, or from time to time reduce, the Revolving Credit Commitments under the Revolving Credit Facility (or under any tranche of the Revolving Credit Commitments); provided, that (i) each reduction of the Revolving Credit Commitments shall be in an amount that is an integral multiple of $500,000 and not less than $1.0 million (or the remainder of such Revolving Credit Commitments) and (ii) in any event, the applicable Borrower shall not terminate or reduce (A) the US Revolving Credit Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.9, (x) the Total US Revolving Credit Exposure would exceed the US Line Cap at such time or (y) the Total Revolving Credit Exposure would exceed the Line Cap at such time or (B) the Canadian Revolving Credit Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.9, (x) the Total Canadian Revolving Credit Exposure would exceed the Canadian Line Cap at such time or (y) the Total Revolving Credit Exposure would exceed the Line Cap at such time.

(c)    The applicable Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Credit Commitments under any Revolving Credit Facility (or any tranche thereof) pursuant to paragraph (b) of this Section 2.7 at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the applicable Revolving Credit Lenders of the contents thereof. Each notice delivered by the applicable Borrower pursuant to this Section 2.7 shall be irrevocable; provided, that a notice of termination of the Revolving Credit Commitments delivered by the applicable Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or any other financing, sale or other transaction. Any termination or reduction of the Revolving Credit Commitments shall be permanent (but subject to any increase pursuant to Section 2.20). Each reduction of the Revolving Credit Commitments under any Revolving Credit Facility (other than any such reduction resulting from the termination of the Revolving Credit Commitment of any Lender as provided in Section 2.19) shall be made ratably among the Revolving Credit Lenders holding Revolving Credit Commitments under such Revolving Credit Facility.

(d)    Upon making the FILO Loans on the Closing Date, the FILO Commitments shall be reduced to zero.

2.8    Repayment of Loans; Evidence of Debt.

(a)    (i) Each applicable US Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each US Revolving Credit Lender the then unpaid principal amount of each US Revolving Credit Loan of such Lender on the applicable Maturity Date, (ii) each applicable Canadian Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Canadian Revolving Credit Lender the then unpaid principal amount of each Canadian Revolving Credit Loan of such Lender on the applicable Maturity Date and (iii) each applicable Borrower hereby unconditionally promises to pay each applicable Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of (A) the date that is 10 Business Days after such Swingline Loan is made and (B) the applicable Maturity Date.

(b)    Each US Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each FILO Lender (x) on the first calendar day of the month following each FILO Amortization Date, FILO Loans in an aggregate principal amount equal to $1,388,888.88 (together with accrued and unpaid interest on the amounts so repaid) and (y) on the applicable Maturity Date, the then unpaid principal amount of each FILO Loan of such Lender. The Lead Borrower may repay the FILO Loans in accordance with Section 2.9(a), including in connection with a FILO Reclassification Election, with any voluntary repayments being applied to scheduled amortization as determined by the Lead Borrower.

(c)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the applicable Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d)    The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and if applicable, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the applicable Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e)    The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section 2.8 shall be conclusive, absent manifest error, of the existence and amounts of the obligations recorded therein; provided, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the applicable Borrower to repay the Loans in accordance with the terms of this Agreement.

(f)    Any Lender may request through the Administrative Agent that Loans made by it be evidenced by a promissory note. In such event, the applicable Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or if requested by such Lender, to such Lender and its registered assigns) and in the form of Exhibit G. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.4) be represented by one or more promissory notes in such form payable to the payee named therein (and its registered assigns).

2.9    Prepayment of Loans.

(a)    Each Borrower shall have the right at any time and from time to time to prepay any Borrowing made by it in whole or in part, without premium or penalty (but subject to Section 2.15), subject to prior notice in accordance with paragraph (c) of this Section 2.9; provided, that the FILO Loans may not be prepaid prior to the payment in full of the Revolving Credit Facility, except in connection with (x) a termination of all Commitments under Revolving Credit Facility and payment in full in cash of all Obligations under the Revolving Credit Facility, (y) at any time (A) there is a prepayment on a pro rata basis with the Revolving Credit Loans or (B) there is a prepayment on a non-pro rata basis, if after giving effect thereto, Payment Conditions are satisfied and (z) a FILO Reclassification Election; provided further that no Borrowing of US Revolving Credit Loans may be prepaid unless all US Swingline Loans then outstanding, if any, are prepaid concurrently therewith, and no Borrowing of Canadian Revolving Credit Loans may be prepaid unless all Canadian Swingline Loans then outstanding, if any, are prepaid concurrently therewith.

(b)    Prior to any optional or mandatory prepayment of Borrowings hereunder, the applicable Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (c) of this Section 2.9.

(c)    The applicable Borrower shall notify the Administrative Agent by facsimile or (subject to Section 9.1) email to the Administrative Agent of a Notice of Prepayment in a form approved by the Administrative

Agent and signed by the applicable Borrower (in substantially the form of Exhibit I-3 attached hereto) (“Notice of Prepayment”) of any prepayment hereunder (i) in the case of prepayment of a Fixed Rate Borrowing, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of prepayment (or such later time and/or date as may be agreed by the Administrative Agent in its reasonable discretion), (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one (1) Business Day before the date of prepayment (or such later time and/or date as may be agreed by the Administrative Agent in its reasonable discretion) or (iii) in the case of a Swingline Loan, not later than 11:00 a.m. on the date of prepayment. Each such Notice of Prepayment shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided, that any Notice of Prepayment may be conditioned upon the effectiveness of other credit facilities or any other financing, Disposition, sale or other transaction. Promptly following receipt of any such Notice of Prepayment relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.2. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12. Each repayment of a Borrowing shall be applied to the Loans included in the repaid Borrowing such that each Revolving Credit Lender holding Loans included in such repaid Borrowing receives its ratable share of such repayment (based upon the respective US Revolving Credit Exposures or Canadian Revolving Credit Exposures, as the case may be, of the Revolving Credit Lenders holding Loans included in such repaid Borrowing at the time of such repayment).

2.10    Facility Fees.

(a)    The Lead Borrower shall pay to the Administrative Agent for the account of each US Revolving Credit Lender (other than any Defaulting Lender) in accordance with its US Percentage, a Facility Fee for the period from the Closing Date to but excluding the applicable Maturity Date (or such earlier date on which the US Revolving Credit Commitments shall have expired or terminated) equal to the Facility Fee Rate divided by three hundred and sixty (360) days and multiplied by the number of days in the fiscal quarter and then multiplied by the amount, if any, by which the Average Revolving Credit Facility Balance with respect to the US Revolving Credit Facility for such fiscal quarter (or portion thereof that the US Revolving Credit Commitments are in effect) is less than the aggregate amount of the US Revolving Credit Commitments; provided that if the US Revolving Credit Commitments are terminated on a day other than the first day of a fiscal quarter, then any such fee payable for the fiscal quarter in which termination shall occur shall be paid on the effective date of such termination and shall be based upon the number of days that have elapsed during such period. The Canadian Borrowers shall pay to the Administrative Agent for the account of each Canadian Revolving Credit Lender (other than any Defaulting Lenders) in accordance with its Canadian Percentage, a Facility Fee for the period from the Closing Date to but excluding the applicable Maturity Date (or such earlier date on which the Canadian Revolving Credit Commitments shall have expired or terminated) equal to the Facility Fee Rate divided by 365 days or 366 days, as the case may be, and multiplied by the number of days in the fiscal quarter and then multiplied by the amount, if any, by which the Average Revolving Credit Facility Balance with respect to the Canadian Revolving Credit Facility for such fiscal quarter (or portion thereof that the Canadian Revolving Credit Commitments are in effect) is less than the aggregate amount of the Canadian Revolving Credit Commitments; provided that if the Canadian Revolving Credit Commitments are terminated on a day other than the first day of a fiscal quarter, then any such fee payable for the fiscal quarter in which termination shall occur shall be paid on the effective date of such termination and shall be based upon the number of days that have elapsed during such period. The foregoing notwithstanding, in accordance with Section 2.20(c), the applicable lenders may consent to a different Facility Fee Rate to be paid pursuant to the terms of any applicable Incremental Facility Amendment or Extension Offer. Accrued Facility Fees shall be payable in arrears on the first calendar day of the month following the last calendar day of each March, June, September and December of each year and on the date on which the Revolving Credit Commitments terminate, commencing on October 1, 2018. All Facility Fees shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)    Each applicable US Borrower agrees to pay to the Administrative Agent for the account of each US Revolving Credit Lender (other than any Defaulting Lenders) a participation fee with respect to its participations in US Letters of Credit, which shall accrue at (x) in the case of standby Letters of Credit, the same Applicable Margin used to determine the interest rate applicable to Fixed Rate Revolving Credit Loans and (y) in the case of trade or commercial Letters of Credit, 50.0% of the Applicable Margin used to determine the interest rate applicable to Fixed Rate Revolving Credit Loans, in each case, on the average daily amount of such Lender’s LC Exposure in respect of US Letters of Credit (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s US Revolving Credit Commitment terminates and the date on which such Lender ceases to have any LC Exposure with respect to any US Letters of Credit. Each applicable Canadian Borrower agrees to pay to the Administrative Agent for the account of each Canadian Revolving Credit Lender (other than any Defaulting Lenders) a participation fee with respect to its participations in Canadian Letters of Credit, which shall accrue at (x) in the case of standby Letters of Credit, the same Applicable Margin used to determine the interest rate applicable to Fixed Rate Revolving Credit Loans, and (y) in the case of trade or commercial Letters of Credit, 50.0% of the Applicable Margin used to determine the interest rate applicable to Fixed Rate Revolving Credit Loans, in each case, on the average daily amount of such Lender’s LC Exposure in respect of Canadian Letters of Credit (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Canadian Revolving Credit Commitment terminates and the date on which such Lender ceases to have any LC Exposure with respect to any Canadian Letters of Credit. Each Borrower, severally but not jointly, agrees to pay to each Issuing Bank a fronting fee equal to a rate to be agreed between the relevant Borrower and the relevant Issuing Bank (but in any event not to exceed a rate of 0.125% per annum) on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to the Letters of Credit issued by such Issuing Bank on account of such Borrower during the period from and including the Closing Date to but excluding the later of the date of termination of the Revolving Credit Commitments and the date on which there ceases to be any LC Exposure attributable to the Letters of Credit issued by such Issuing Bank, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Accrued participation fees and fronting fees under this paragraph (b) shall be payable, with respect to Letters of Credit denominated in US Dollars, in US Dollars and, with respect to Letters of Credit denominated in Canadian Dollars, in Canadian Dollars, on the first calendar day of the month following the last calendar day of each March, June, September and December of each year and on the date on which the Revolving Credit Commitments terminate, commencing on the last Business Day of September 2018; provided, that any such fees accruing after the date on which the Revolving Credit Commitments terminate shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within 30 days after written demand therefor. All participation fees and fronting fees shall be computed on the basis of a 360 day year, with respect to participation fees or fronting fees in respect of US Letters of Credit, or on the basis of a 365 or 366 day per year, as the case may be, with respect to participation fees or fronting fees in respect of Canadian Letters of Credit and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)    The Lead Borrower agrees to pay (or cause to be paid) to the Administrative Agent, for its own account, the fees with respect to the Revolving Credit Facility described in the Fee Letter.

(d)    All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the applicable Issuing Bank, in the case of fees payable to it) for distribution, in the case of Facility Fees and participation fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances (except as otherwise expressly agreed).

(e)    For purposes of calculating the commitment fees only, no portion of the US Revolving Credit Commitments shall be deemed utilized as a result of outstanding US Swingline Loans. For purposes of calculating the commitment fees only, no portion of the Canadian Revolving Credit Commitments shall be deemed utilized as a result of outstanding Canadian Swingline Loans.

2.11    Mandatory Prepayments.

(a)    If for any reason, at any time (i) the Total US Revolving Credit Exposure exceeds the US Line Cap, the applicable US Borrowers shall within one Business Day prepay US Revolving Credit Loans and/or cash collateralize US Letters of Credit (in accordance with Section 2.4(j)) in an aggregate amount equal to such excess or (ii) the Total Canadian Revolving Credit Exposure exceeds the Canadian Line Cap, the applicable Canadian Borrowers shall within one Business Day prepay Canadian Revolving Credit Loans and/or cash collateralize Canadian Letters of Credit (in accordance with Section 2.4(j)) in an aggregate amount equal to such excess. It is understood and agreed that in the event that the outstanding amount of the FILO Loans exceeds the FILO Loan Cap, no mandatory prepayment in respect of such excess amount shall be required; provided however the Administrative Agent shall implement the FILO Push Down Reserve in accordance with the terms hereof.

(b)    Amounts to be applied pursuant to this Section 2.11 shall be applied first to reduce outstanding ABR Loans of the applicable Class. Any amounts remaining after each such application shall be applied to prepay Fixed Rate Loans of such Class. No permanent reduction of Revolving Credit Commitments will be required in connection with any prepayment pursuant to this Section 2.11. Notwithstanding the foregoing, unless otherwise directed by the Lead Borrower, no mandatory prepayments made by a Collateral Foreign Subsidiary described in clause (a), (b) or (d) of the definition of Collateral Foreign Subsidiary shall be applied to any US Revolving Credit Borrowings.

2.12    Interest.

(a)    Subject to Section 9.16, (i) each Revolving Credit Loan (including each Swingline Loan) shall bear interest at the Reference Rate plus the Applicable Margin and (ii) each FILO Loan shall bear interest at the rate then in effect with respect to the Revolving Credit Loans as described in the foregoing clause (i) plus 0.50% per annum.

(b)    Following the occurrence and during the continuation of a Specified Event of Default, the applicable Borrower shall pay interest on any overdue amounts hereunder (after giving effect to any grace periods applicable thereto) at a rate per annum equal to (i) in the case of overdue principal of, or interest on, any Loan, 2.00% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.12 or (ii) in the case of any other overdue amount, 2.00% plus the rate applicable to ABR Loans in the applicable currency as provided in paragraph (a) of this Section 2.12.

(c)    Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Revolving Credit Commitments; provided, that (i) interest accrued pursuant to paragraph (b) of this Section 2.12 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Credit Loan that is not made in connection with the termination or permanent reduction of Revolving Credit Commitments), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Fixed Rate Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(d)    All interest hereunder shall be computed on the basis of a year of 360 days (or a 365- or 366-day year, as the case may be, in the case of ABR Loans based on the “prime rate”, or a 365-day year in the case of ABR Loans based on the Canadian Prime Rate or the Canadian Base Rate or Fixed Rate Loans based on the CDOR Rate). The applicable Reference Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(e)    Notwithstanding anything to the contrary in the foregoing clauses (a) and (b), and to the extent in compliance with Section 2.20, 2.21 or 2.22, as applicable, Loans made pursuant to an Incremental Facility or extended in connection with an Extension Offer shall bear interest at the rate set forth in the applicable Permitted Amendment to the extent a different interest rate is specified therein.

(f)    For the purposes of the Interest Act (Canada) and disclosure thereunder, whenever any interest or any fee to be paid hereunder or in connection herewith is to be calculated on the basis of a 360-day or 365-day year or any other period other than a calendar year, the yearly rate of interest to which the rate used in such calculation is equivalent is the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360, 365 or the actual number of days in such period, as applicable. The rates of interest and the Applicable Margins and other rates specified in this Agreement are nominal rates and not effective rates or yields and the parties hereto acknowledge that there is a material distinction between the nominal and effective rates of interest, that they are capable of making the calculations necessary to compare such rates and that the principle of deemed reinvestment of interest shall not apply to any calculations of interest hereunder. Each Canadian Loan Party confirms that it fully understands and is able to calculate the rates of interest and fees applicable to Borrowings based on the methodology for calculating per annum rates provided for in this Agreement. The Administrative Agent agrees that if requested in writing by the Lead Borrower it will calculate the nominal and effective per annum rate of interest or fees on any Borrowings outstanding at the time of such request and provide such information to the Canadian Loan Parties promptly following such request; provided that any error in any such calculation, or any failure to provide such information on request, shall not relieve the Canadian Loan Parties of any of their obligations under the Agreement or any other Loan Document, nor result in any liability to the Administrative Agent or any Lender. Each Canadian Loan Party irrevocably agrees not to plead or assert, whether by way of defense or otherwise, in any proceeding relating to this Agreement or any other Loan Document, that the interest payable under this Agreement and the calculation thereof has not been adequately disclosed to the Canadian Loan Parties as required pursuant to section 4 of the Interest Act (Canada).

(g)    [reserved].

(h)    If any provision of this Agreement would oblige a Canadian Loan Party to make any payment of interest or other amount payable to any Secured Party in an amount or calculated at a rate which would result in a receipt by that Secured Party of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not so result in a receipt by that Secured Party of “interest” at a “criminal rate”, such adjustment to be effected, to the extent necessary (but only to the extent necessary), as follows:

(i)    first, by reducing the amount or rate of interest; and

(ii)    thereafter, by reducing any fees, commissions, costs, expenses, premiums and other amounts required to be paid which would constitute interest for purposes of section 347 of the Criminal Code (Canada).

2.13    Alternate Rate of Interest. Other than as set forth in Section 1.12, if prior to the commencement of any Interest Period for a Fixed Rate Borrowing:

(a)    the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or CDOR Rate, as applicable, for such Interest Period; or

(b)    the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or CDOR Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the applicable Borrower and the Lenders by telephone or facsimile or other electronic communication as promptly as practicable thereafter and, until the Administrative Agent notifies the applicable Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Fixed Rate Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Fixed Rate Borrowing, such Borrowing shall be made as, or converted to, an ABR Borrowing.

2.14    Increased Costs.

(a)    If any Change in Law shall:

(i)    subject the Administrative Agent, any Lender or any Issuing Bank to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes or (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(ii)    impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate or CDOR Rate, as applicable) or any Issuing Bank; or

(iii)    impose on any Lender or any Issuing Bank or the London or Canadian interbank market any other condition (excluding any condition relating to Taxes) affecting this Agreement or Fixed Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender (or in the case of clause (i) above, to the Administrative Agent, such Lender or such Issuing Bank, as the case may be) of making or maintaining any Fixed Rate Loan (or in the case of clause (i) above, any Loan) (or of maintaining its obligation to make any such Loan) or to increase the cost to the Administrative Agent, such Lender or such Issuing Bank, as the case may be, of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by the Administrative Agent, such Lender or such Issuing Bank, as the case may be, hereunder (whether of principal, interest or otherwise), then the applicable Borrower will pay to the Administrative Agent, such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate the Administrative Agent, such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered; provided, in each case, that the Administrative Agent, such Lender or such Issuing Bank certifies that it has requested such payments from similarly situated borrowers.

(b)    If any Lender or any Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy or liquidity), then from time to time the applicable Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction; provided, in each case, that the Administrative Agent, such Lender or such Issuing Bank certifies that it has requested such payments from similarly situated borrowers.

(c)    A certificate of a Lender or an Issuing Bank setting forth in reasonable detail the matters giving rise to a claim under this Section 2.14 by such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.14 shall be delivered to the applicable Borrower and shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

(d)    Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section 2.14 shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided, that the Lead Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section 2.14 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the applicable Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e)    If any Lender reasonably determines that any Requirement of Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Fixed Rate Loans, or to determine or charge interest rates based upon the Adjusted LIBO Rate or the CDOR Rate, then, on notice thereof by such Lender to the applicable Borrower through the Administrative Agent, any obligation of such Lender to make or continue Fixed Rate Loans or to convert ABR Loans to Fixed Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the applicable Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the applicable Borrower may at its option revoke any pending request for a borrowing of, conversion to or continuation of Fixed Rate Loans and shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Fixed Rate Loans of such Lender to ABR Loans, either on the first day immediately after the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Fixed Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Fixed Rate Loans. Upon any such prepayment or conversion, the applicable Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different lending office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise cause economic, legal or regulatory disadvantage to such Lender.

2.15    Break Funding Payments In the event of (a) the payment of any principal of any Fixed Rate Loan other than on the first day immediately after the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Fixed Rate Loan other than on the first day immediately after the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Fixed Rate Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is conditional as contemplated by Section 2.9(c) and such condition is not satisfied) or (d) the assignment of any Fixed Rate Loan other than on the first day immediately after the last day of the Interest Period applicable thereto as a result of a request by the applicable Borrower pursuant to Section 2.19(c), then, in any such event, the applicable Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall consist of an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate (determined without regard to the proviso in the definition thereof) or the CDOR Rate (determined without regard to the proviso in the definition thereof), in each case, that would have been applicable to such Loan for the period from the date of such event to the first day immediately after the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for US Dollar deposits of a comparable amount and in the same currency and period from other banks in the eurocurrency market or for Canadian Dollar bankers’ acceptances in the Canadian interbank market, as applicable. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.15 shall be delivered to the applicable Borrower and shall be conclusive absent manifest error. Absent manifest error in the determination of such amount, the applicable Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

2.16    Taxes.

(a)    Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by Requirement of Tax Law. If the applicable Withholding Agent shall be required (as determined by such Withholding Agent in its good faith discretion) by Requirement of Tax Law to deduct or withhold any Taxes from such payments, then (i) in the case of deduction or withholding for Indemnified Taxes, the sum payable shall be increased by the applicable Loan Party as necessary so that after making all required deductions (including such deductions and withholdings applicable to additional sums payable under this Section 2.16) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable Withholding Agent shall make or cause to be made such deductions or withholdings and (iii) the applicable Withholding Agent shall pay or cause to be paid the full amount deducted to the relevant Governmental Authority in accordance with Requirement of Tax Law.

(b)    In addition, the applicable Loan Party shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)    The US Borrowers shall jointly and severally indemnify the Administrative Agent, each Lender and each Issuing Bank, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.16) payable or paid by the Administrative Agent, such Lender or such Issuing Bank or required to be withheld or deducted from a payment to the Administrative Agent or Lender or Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the US Borrowers hereunder and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The Borrowers shall jointly and severally indemnify the Administrative Agent, each Lender and each Issuing Bank, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.19) payable or paid by the Administrative Agent, such Lender or such Issuing Bank or required to be withheld or deducted from a payment to the Administrative Agent or Lender or Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Canadian Borrowers hereunder and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the basis for such claim and the calculation of the amount of any such payment or liability shall be delivered to the Lead Borrower by a Lender or an Issuing Bank (with a copy to the Administrative Agent) or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank, and shall be conclusive absent manifest error. Notwithstanding the foregoing, (i) no Collateral Foreign Subsidiary described in clause (a), (b) or (d) of the definition of Collateral Foreign Subsidiary shall indemnify the Administrative Agent, a Lender or an Issuing Bank for Taxes imposed with respect to any US Borrower Obligations and (ii) no Excluded Assets

described in clause (8) or clause (15) of the definition of Excluded Assets shall be applied to satisfy any such indemnification claim with respect to any US Borrower Obligations.

(d)    As soon as practicable after any payment of Taxes by a Loan Party to a Governmental Authority pursuant to this Section 2.16, the applicable Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)    (i) Any Lender or Issuing Bank that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the applicable Borrower and the Administrative Agent, at the time or times reasonably requested by the applicable Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the applicable Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender or Issuing Bank, if reasonably requested by the applicable Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the applicable Borrower or the Administrative Agent as will enable the applicable Borrower or the Administrative Agent to determine whether or not such Lender or Issuing Bank is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.16(e)(ii)(A), (ii(B) and (ii)(D) below) shall not be required if in such Lender’s or Issuing Bank’s reasonable judgment such completion, execution or submission would subject such Lender or Issuing Bank to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender or Issuing Bank.

(ii)    Without limiting the generality of the foregoing,

(A)    any Lender or Issuing Bank that is a US Person shall deliver to the applicable Borrower and the Administrative Agent on or prior to the date on which it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation from a Lender) (and from time to time thereafter upon the reasonable request of the applicable Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender or Issuing Bank is exempt from US Federal backup withholding Tax;

(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the applicable Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender or Issuing Bank under this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation) (and from time to time thereafter upon the reasonable request of the applicable Borrower or the Administrative Agent), whichever of the following is applicable:

(1)    in the case of a Foreign Lender claiming the benefits of an income Tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, US Federal withholding Tax pursuant to the “interest” article of such Tax treaty and (y) with respect to any other applicable payments under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, US Federal withholding Tax pursuant to the “business profits” or “other income” article of such Tax treaty;

(2)    executed copies of IRS Form W-8ECI;

(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the applicable Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “US Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable; or

(4)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable, a US Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a US Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the applicable Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender or Issuing Bank under this Agreement (and from time to time thereafter upon the reasonable request of the applicable Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in US Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the applicable Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)    If a payment made to a Lender or Issuing Bank under any Loan Document would be subject to US Federal withholding Tax imposed pursuant to FATCA if such Lender or Issuing Bank were to fail to comply with any requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or Issuing Bank shall deliver to the applicable Withholding Agent, on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation) and from time to time thereafter upon the request of the applicable Withholding Agent, such documentation prescribed by any Requirement of Tax Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the applicable Withholding Agent as may be necessary for the applicable Withholding Agent to comply with its obligations under FATCA, to determine whether such Lender or Issuing Bank has or has not complied with such Lender’s or Issuing Bank’s obligations under FATCA and to determine the amount to deduct and withhold from such payment. To the extent that the relevant documentation provided pursuant to this paragraph is rendered obsolete or inaccurate in any material respect as a result of changes in circumstances with respect to the status of a Lender or Issuing Bank, such Lender or Issuing Bank shall, to the extent permitted by Requirement of Tax Law, deliver to the applicable Withholding Agent revised or updated documentation sufficient for the applicable Withholding Agent to confirm whether such Lender or Issuing Bank has complied with its respective obligations under FATCA. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender and Issuing Bank agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the applicable Borrower and the Administrative Agent in writing of its legal inability to do so.

(f)    Each Lender and Issuing Bank shall indemnify the Administrative Agent for the full amount of (i) any Taxes imposed by any Governmental Authority that are attributable to such Lender or Issuing Bank (but only to the extent that an applicable Loan Party has not already indemnified the Administrative Agent for such Taxes and without limiting the obligation of the applicable Loan Parties to do so) and (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.4(c)(i) relating to the maintenance of a Participant Register, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, together with all interest, penalties, reasonable costs and expenses arising therefrom or with respect thereto, as determined by the Administrative Agent in good faith, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender or Issuing Bank by the Administrative Agent shall be conclusive absent manifest error. Should the applicable Withholding Agent not deduct or withhold any Taxes imposed by FATCA from a payment under any Loan Document based on the documentation provided by a Lender or Issuing Bank pursuant to Section 2.16(e)(ii), any amounts subsequently determined by a Governmental Authority to be subject to US Federal withholding Tax imposed pursuant to FATCA (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) shall be indemnified by such Lender or Issuing Bank. A certificate as to the amount of such payment or liability delivered to any Lender or Issuing Bank by the Withholding Agent shall be conclusive absent manifest error. Each Lender and each Issuing Bank hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or such Issuing Bank under any Loan Document or otherwise payable by the Administrative Agent to such Lender or such Issuing Bank from any other source against any amount due to the Administrative Agent under this Section 2.16(f).

(g)    If the Administrative Agent or any Lender or Issuing Bank determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by a Loan Party pursuant to this Section 2.16 or with respect to which a Loan Party has paid additional amounts pursuant to this Section 2.16, it shall pay over an amount equal to such refund to the applicable Loan Party within a reasonable period (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.16 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Administrative Agent or such Lender or Issuing Bank and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that such Loan Party, upon the request of the Administrative Agent or such Lender or Issuing Bank, agrees to repay the amount paid over to such Loan Party pursuant to this Section 2.16(f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender or Issuing Bank in the event the Administrative Agent or such Lender or Issuing Bank is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.16(f), in no event will the Administrative Agent or such Lender or Issuing Bank be required to pay any amount to a Loan Party pursuant to this Section 2.16(f) the payment of which would place the Administrative Agent or such Lender or Issuing Bank in a less favorable net after-Tax position than the Administrative Agent or such Lender or Issuing Bank would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.16(f) shall not be construed to require the Administrative Agent or any Lender or Issuing Bank to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to any Loan Party or any other Person.

(h)    Each party’s obligations under this Section 2.16 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or Issuing Bank, the termination of the Revolving Credit Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i)    Each party’s obligations under this Section 2.16 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(j)    For the avoidance of doubt, the term “Lender” shall, for all purposes of this Section 2.16, include any Swingline Lender.

2.17    Payments Generally; Pro Rata Treatment; Sharing of Set-offs; Application of Proceeds.

(a)    Each Loan Party shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.14, 2.15 or 2.16, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or if no such time is expressly required, prior to 1:00 p.m. New York City time), on the date when due, in immediately available funds, without set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent or the applicable Swingline Lender, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent’s designated bank account(s) as communicated to the Borrower from time to time, except payments to be made directly to an Issuing Bank as expressly provided herein and except that payments pursuant to Section 2.14, 2.15, 2.16 or 9.3 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient recorded in the Register promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document of principal or interest in respect of any Loan (or of any breakage indemnity in respect of any Loan) shall be made in the currency of such Loan and, except as otherwise set forth in any Loan Document, all other payments under each Loan Document shall be made in US Dollars.

(b)    If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties. Notwithstanding the foregoing, no payments by a Collateral Foreign Subsidiary described in clause (a), (b) or (d) of the definition of Collateral Foreign Subsidiary and no Excluded Assets described in clause (8) or clause (15) of the definition of Excluded Assets shall be applied to satisfy amounts due with respect to any US Borrower Obligations.

(c)    If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans, participations in LC Disbursements, or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans, participations in LC Disbursements, or Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans, participations in LC Disbursements, or Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements, or Swingline Loans; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Lead Borrower pursuant to and in accordance with the express terms of this Agreement (including Sections 2.18(b) or 2.18(c), 2.20, 2.21 and 2.22 or pursuant to the terms of any Permitted Amendment) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements, or Swingline Loans to any assignee or participant permitted under this Agreement. Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(d)    Unless the Administrative Agent shall have received notice from the applicable Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or an Issuing Bank hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or an Issuing Bank, as the case may be, the amount due. In such event, if the applicable Borrower has not in fact made such payment, then each of the Lenders or an Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of (i) the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (in the case of an amount denominated in US Dollars) and (ii) the Canadian Prime Rate or the rate reasonably determined by the Administrative Agent to be the cost of it funding such amount (in the case of an amount denominated in Canadian Dollars).

(e)    If any Lender shall fail to make any payment required to be made by it pursuant to Sections 2.4(d) or (e), 2.5, 2.17(a) or 8.7, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

(f)    Subject to the ABL Intercreditor Agreement, if an Event of Default shall have occurred and be continuing, at any time at the Administrative Agent’s election, the Administrative Agent may, notwithstanding the provisions of Section 2.11, apply all or any part of the net Proceeds of US Collateral realized through the exercise by the Administrative Agent of its remedies under the US Security Documents, and any proceeds of the guarantee set forth in the US Security Documents, whether or not held in any collateral deposit account established by the Administrative Agent to hold cash pending application to the US Secured Obligations, in payment of the US Secured Obligations in the following order (provided that if the terms of any Permitted Amendment provide for application of such Proceeds to the payment of any US Secured Obligations in a less favorable order, then the terms of such Permitted Amendment shall govern with respect to such US Secured Obligations and the Administrative Agent shall apply such Proceeds in such different order):

First, to payment of that portion of the US Secured Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, US Cash Management Obligations, Other US Cash Management Obligations, obligations under US Specified Hedge Agreements and Other US Specified Hedge Agreements and Reimbursement Obligations, but including attorneys’ fees payable under this Agreement and amounts payable under the guarantee set forth in the US Security Documents) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the US Secured Obligations constituting fees, indemnities and other amounts (other than principal and interest, US Cash Management Obligations, Other US Cash Management Obligations, obligations under US Specified Hedge Agreements and Other US Specified Hedge Agreements and LC Disbursements in respect of US Letters of Credit and, to the extent payable under clause First, attorneys’ fees) payable to the US Secured Parties (including attorneys’ fees payable under this Agreement and amounts payable under the guarantee set forth in the US Security Documents), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to the US Swingline Lender to pay US Secured Obligations in respect of US Swingline Loans (including interest) then due to the US Swingline Lender;

Fourth, to payment of that portion of the US Secured Obligations constituting accrued and unpaid interest on the US Revolving Credit Loans and LC Disbursements in respect of US Letters of Credit, ratably among the holders of such US Secured Obligations in proportion to the respective amounts described in this clause Fourth payable to them;

Fifth, (i) to payment of that portion of the US Secured Obligations constituting unpaid principal of the US Revolving Credit Loans and Reimbursement Obligations in respect of US Letters of Credit, (ii) to the extent required under Section 2.4(j) of this Agreement, to cash collateralize the portion of the LC Disbursements in respect of US Letters of Credit comprised of the aggregate undrawn amounts of US Letters of Credit, and (iii) to the payment of (A) amounts then due and payable under Specified US Pari Hedge Agreements not to exceed an amount equal to the Specified Pari Hedge Reserves and (B) Specified US Pari Cash Management Obligations then due and payable not to exceed an amount equal to the Specified Pari Cash Management Reserves, ratably among the holders of such US Secured Obligations in proportion to the respective amounts described in this clause Fifth held by them;

Sixth, to the payment of amounts then due and payable under US Specified Hedge Agreements (other than Other US Specified Hedge Agreements) to the extent not paid under clause Fifth above and US Cash Management Obligations (other than Other US Cash Management Obligations) to the extent not paid under clause Fifth above and all other US Secured Obligations (other than in respect of Other US Specified Hedge Agreements and Other US Cash Management Obligations) of the US Loan Parties that are then due and payable to the Administrative Agent and the other US Secured Parties on such date, ratably among them in proportion to the amounts described in this clause Sixth payable to them;

Seventh, as provided in clauses First through Sixth of Section 2.17(g) below;

Eighth, to payment of that portion of the US Secured Obligations constituting accrued and unpaid interest on the FILO Loans, ratably among the holders of such US Secured Obligations in proportion to the respective amounts described in this clause Eighth payable to them;

Ninth, to payment of that portion of the US Secured Obligations constituting unpaid principal on the FILO Loans, ratably among the holders of such US Secured Obligations in proportion to the respective amounts described in this clause Ninth payable to them;

Tenth, to the payment of amounts then due and payable under Other US Specified Hedge Agreements and Other US Cash Management Obligations that are then due and payable to the Other Qualified Counterparties on such date, ratably among them in proportion to amounts described in this clause Tenth payable to them;

Eleventh, as provided in clause Seventh of Section 2.17(g) below; and

Last, the balance, if any, after all of the US Secured Obligations have been paid in full, to, or at the direction of, the Lead Borrower or as otherwise required by applicable law;

provided, however, that in no event shall (i) the net Proceeds of US Collateral that constitutes assets that are described in clause (8) or clause (17) of the definition of Excluded Assets or (ii) the proceeds of the guarantee set forth in the US Security Documents of a Specified Collateral Foreign Subsidiary be applied to the payment of any amounts with respect to US Borrower Obligations.

Notwithstanding the foregoing, amounts received from any Loan Party that is not a Qualified ECP Guarantor shall not be applied to any Excluded Swap Obligation of such Loan Party.

(g)    Subject to the Canadian Intercreditor Agreement, if an Event of Default shall have occurred and be continuing, at any time at the Administrative Agent’s election, the Administrative Agent may, notwithstanding the provisions of Section 2.11, apply all or any part of the net Proceeds of Canadian Collateral realized through the exercise by the Administrative Agent of its remedies under the Canadian Security Documents, and any proceeds of the guarantee set forth in the Canadian Security Documents, whether or not held in any collateral deposit account established by the Administrative Agent to hold cash pending application to the Canadian Secured Obligations, in payment of the Canadian Secured Obligations in the following order (provided that if the terms of any Permitted Amendment provide for application of such Proceeds to the payment of any Canadian Secured Obligations in a less favorable order, then the terms of such Permitted Amendment shall govern with respect to such Canadian Secured Obligations and the Administrative Agent shall apply such Proceeds in such different order):

First, to payment of that portion of the Canadian Secured Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, Canadian Cash Management Obligations, Other Canadian Cash Management Obligations, obligations under Canadian Specified Hedge Agreements and Other Canadian Specified Hedge Agreements and Reimbursement Obligations, but including attorneys’ fees payable under this Agreement and amounts payable under the guarantee set forth in the Canadian Security Documents) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Canadian Secured Obligations constituting fees, indemnities and other amounts (other than principal and interest, Canadian Cash Management Obligations, Other Canadian Cash Management Obligations, obligations under Canadian Specified Hedge Agreements and Other Canadian Specified Hedge Agreements and LC Disbursements in respect of Canadian Letters of Credit and, to the extent payable under clause First, attorneys’ fees) payable to the Canadian Secured Parties (including attorneys’ fees payable under this Agreement and amounts payable under the guarantee set forth in the Canadian Security Documents), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to the Canadian Swingline Lender to pay Canadian Secured Obligations in respect of Canadian Swingline Loans (including interest) then due to the Canadian Swingline Lender;

Fourth, to payment of that portion of the Canadian Secured Obligations constituting accrued and unpaid interest on the Canadian Revolving Credit Loans and LC Disbursements in respect of Canadian Letters of Credit, ratably among the holders of such Canadian Secured Obligations in proportion to the respective amounts described in this clause Fourth payable to them;

Fifth, (i) to payment of that portion of the Canadian Secured Obligations constituting unpaid principal of the Canadian Revolving Credit Loans and Reimbursement Obligations in respect of Canadian Letters of Credit, (i) to the extent required under Section 2.4(j) of this Agreement, to cash collateralize the portion of the LC Disbursements in respect of Canadian Letters of Credit comprised of the aggregate undrawn amounts of Canadian Letters of Credit, and (ii) to the payment of (A) amounts then due and payable under Specified Canadian Pari Hedge Agreements not to exceed an amount equal to the Specified Pari Hedge Reserves and (B) Specified Canadian Pari Cash Management Obligations then due and payable not to exceed an amount equal to the Specified Pari Cash Management Reserves, ratably among the holders of such Canadian Secured Obligations in proportion to the respective amounts described in this clause Fifth held by them;

Sixth, to the payment of amounts then due and payable under Canadian Specified Hedge Agreements (other than Other Canadian Specified Hedge Agreements) to the extent not paid under clause Fifth above and Canadian Cash Management Obligations (other than Other Canadian Cash Management Obligations) to the extent not paid under clause Fifth above and all other Canadian Secured Obligations (other than in respect of Other Canadian Specified Hedge Agreements and Other Canadian Cash Management Obligations) of the Canadian Loan Parties that are then due and payable to the Administrative Agent and the other Canadian Secured Parties on such date, ratably among them in proportion to the amounts described in this clause Sixth payable to them;

Seventh, to the payment of amounts then due and payable under Other Canadian Specified Hedge Agreements and Other Canadian Cash Management Obligations that are then due and payable to the Other Qualified Counterparties on such date, ratably among them in proportion to amounts described in this clause Seventh payable to them; and

Last, the balance, if any, after all of the Canadian Secured Obligations have been paid in full, to, or at the direction of, the Lead Borrower or as otherwise required by applicable law;

provided, however, that in no event shall (i) the net Proceeds of Canadian Collateral that constitutes assets that are described in clause (8) or clause (17) of the definition of Excluded Assets or (ii) the proceeds of the guarantee set forth in the Canadian Security Documents of a Specified Collateral Foreign Subsidiary be applied to the payment of any amounts with respect to Canadian Borrower Obligations.

Notwithstanding the foregoing, amounts received from any Loan Party that is not a Qualified ECP Guarantor shall not be applied to any Excluded Swap Obligation of such Loan Party.

2.18    Mitigation Obligations: Replacement of Lenders.

(a)    If any Lender or Issuing Bank requests compensation under Section 2.14, or if a Borrower is required to pay any Indemnified Taxes or additional amount to any Lender or Issuing Bank or any Governmental Authority for the account of any Lender or Issuing Bank pursuant to Section 2.16, then such Lender or Issuing Bank shall use reasonable efforts to designate a different lending office for funding or booking its Loans or Letters of Credit hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender or Issuing Bank, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender or Issuing Bank to any unreimbursed cost or expense and would not otherwise cause material economic, legal or regulatory disadvantage to such Lender or Issuing Bank. The applicable Borrower hereby agrees to pay all reasonable and documented (in reasonable detail) out-of-pocket costs and expenses incurred by any Lender or Issuing Bank in connection with any such designation or assignment.

(b)    If any Lender (or any Participant in the Loans held by such Lender) requests compensation under Section 2.14, or if a Borrower is required to pay any Indemnified Taxes or additional amount to any Lender (or its Participant) or any Governmental Authority for the account of any Lender pursuant to Section 2.16 or if any Lender becomes a Defaulting Lender, then the applicable Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, either (i) require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.4), all its interests, rights and obligations under this Agreement (other than surviving rights to payments pursuant to Section 2.14 or 2.16) and the related Loan Documents to an assignee (other than a Disqualified Lender) that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, that (A) the applicable Borrower shall have received the prior written consent of the Administrative Agent and each Issuing Bank, to the extent consent for an Assignment and Assumption would be required by such Person pursuant to Section 9.4, which consent, in each case, shall not be unreasonably withheld, conditioned or delayed, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and funded participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the applicable Borrower (in the case of all other amounts) and (C) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments, or (ii) so long as no Default or Event of Default shall have occurred and be continuing, terminate the Revolving Credit Commitments of such Lender and repay all obligations of the Lead Borrower owing to such Lender relating to the Loans and participations held by such Lender as of such termination date. A Lender shall not be required to make any such assignment and delegation, or to have its Revolving Credit Commitments terminated and its obligations hereunder repaid, if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the applicable Borrower to require such assignment and delegation, or to terminate such Revolving Credit Commitments and repay such obligations, cease to apply.

(c)    If any Lender has (x) failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 9.2 requires the consent of all of the Lenders or all affected Lenders or all Lenders or all affected Lenders of a certain Class or Classes or with respect to a certain Class or Classes of the Loans (such Lender, a “Non-Consenting Lender”) or (y) elects not to participate in an Extension pursuant to Section 2.22 (such Lender, a “Non-Extending Lender”), and in each case, with respect to which the Required Lenders shall have granted their consent, then the applicable Borrower shall have the right (unless such Non-Consenting Lender grants such consent or such Non-Extending Lender agrees to extend) to either (i) replace such Non-Consenting Lender or such Non-Extending Lender by requiring such Non-Consenting Lender or such Non-Extending Lender, as applicable, to assign all or the affected portion of its Loans and its Revolving Credit Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent (other than a Disqualified Lender); provided, that (A) all Obligations (other than Obligations in respect of any Specified Hedge Agreements, Cash Management Obligations, contingent reimbursement and indemnification obligations, in each case, which are not then due and payable) of the Lead Borrower owing to such Non-Consenting Lender or such Non-Extending Lender, as applicable, being replaced shall be paid in full to such Non-Consenting Lender or such Non-Extending Lender, as applicable, concurrently with such assignment, (B) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender or such Non-Extending Lender, as applicable, a price equal to the principal amount thereof plus accrued and unpaid interest thereon, (C) in connection with any such assignment, the Lead Borrower, such Non-Consenting Lender or such Non-Extending Lender, as applicable, and the replacement Lender shall otherwise comply with Section 9.4 (including obtaining the consent of the Administrative Agent and each Issuing Bank if so required thereunder); provided, that, if the required Assignment and Assumption is not executed and delivered by such Non-Consenting Lender or such Non-Extending Lender, such Non-Consenting Lender or such Non-Extending Lender, as applicable, will be unconditionally and irrevocably deemed to have executed and delivered such Assignment and Assumption as of the date such Non-Consenting Lender or such Non-Extending Lender, as applicable, receives payment in full of the Obligations (other than Obligations in respect of any Specified Hedge Agreements, Cash Management Obligations, contingent reimbursement and indemnification obligations, in each case, which are not then due and payable) of the Lead Borrower owing to such Non-Consenting Lender or such Non-Extending Lender, as applicable, (D) the replacement Lender shall pay any processing and recordation fee referred to in Section 9.4(b)(ii)(C), if applicable, in accordance with the terms of such Section and (E) the replacement Lender shall grant its consent with respect to the applicable proposed amendment, waiver, discharge, termination or extension, or (ii) so long as no Default or Event of Default shall have occurred and be continuing, terminate the Revolving Credit Commitments of such Non-Consenting Lender or such Non-Extending Lender, as applicable, and repay all obligations of the Lead Borrower owing to such Lender relating to the Loans and participations held by such Non-Consenting Lender or such Non-Extending Lender, as applicable, as of such termination date; provided, that such termination shall be sufficient (together with all other consenting Lenders) to cause the adoption of the applicable waiver or amendment of the applicable Loan Document or Loan Documents.

(d)    Each Lender or Issuing Bank agrees that if it is replaced pursuant to this Section 2.18, it shall execute and deliver to the Administrative Agent an Assignment and Assumption to evidence such sale and purchase and shall deliver to the Administrative Agent any Note (if the assigning Lender’s Loans are evidenced by Notes) subject to such Assignment and Assumption; provided, that the failure of any Lender or Issuing Bank replaced pursuant to this Section 2.18 to execute an Assignment and Assumption or deliver such Notes shall not render such sale and purchase (and the corresponding assignment) invalid and such assignment shall be recorded in the Register and the Notes shall be deemed cancelled upon such failure. Each Lender or Issuing Bank hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Lender’s or Issuing Bank’s attorney-in-fact, with full authority in the place and stead of such Lender and in the name of such Lender or Issuing Bank, from time to time in the Administrative Agent’s discretion, with prior written notice to such Lender or Issuing Bank, to take any action and to execute any such Assignment and Assumption or other instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of clause (b) or (c) of this Section 2.18.

2.19    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply, for so long as such Lender is a Defaulting Lender:

(a)    Facility Fees shall cease to accrue on the unfunded portion of the Revolving Credit Commitment of such Defaulting Lender pursuant to Section 2.10(a);

(b)    Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, the Revolving Credit Commitments and the Aggregate Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders or other requisite Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.2); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby if such amendment, waiver or modification would adversely affect such Defaulting Lender compared to other similarly affected Lenders; provided, further, that no amendment, waiver or modification that would require the consent of a Defaulting Lender under clause (A)(1), (A)(2), (A)(3) or (C)(1) of the first proviso of Section 9.2(b) may be made without the consent of such Defaulting Lender. In the event that the Administrative Agent and the Lead Borrower each agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, such Lender shall then cease to be a Defaulting Lender with respect to subsequent periods unless such Lender shall thereafter become a Defaulting Lender. Notwithstanding the fact that any Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

(c)    if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i)    all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages in respect of the US Revolving Credit Facility or Canadian Revolving Credit Facility, as applicable, but only to the extent (A) (x) the sum of all non-Defaulting Lenders’ US Revolving Credit Exposure plus such Defaulting Lender’s US Swingline Exposure and LC Exposure attributable to US Letters of Credit does not exceed the total of all non-Defaulting

Lenders’ US Revolving Credit Commitments and (y) the sum of all non-Defaulting Lenders’ Canadian Revolving Credit Exposure plus such Defaulting Lender’s Canadian Swingline Exposure and LC Exposure attributable to Canadian Letters of Credit does not exceed the total of all non-Defaulting Lenders’ Canadian Revolving Credit Commitments and (B) (1) the US Revolving Credit Exposure of each non-Defaulting Lender after giving effect to such reallocation does not exceed the US Revolving Credit Commitment of such non-Defaulting Lender and (2) the Canadian Revolving Credit Exposure of each non-Defaulting Lender after giving effect to such reallocation does not exceed the Canadian Revolving Credit Commitment of such non-Defaulting Lender;

(ii)    if the reallocation described in clause (i) above cannot, or can only partially, be effected, each Borrower shall, within three Business Days following notice by the Administrative Agent, cash collateralize for the benefit of each applicable Issuing Bank or the applicable Swingline Lender only such Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure and Swingline Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 7.1 for so long as such LC Exposure is outstanding;

(iii)    if a Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure or Swingline Exposure pursuant to clause (ii) above, such Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.10(b) with respect to such Defaulting Lender’s LC Exposure or Swingline Exposure during the period such Defaulting Lender’s LC Exposure or Swingline Exposure is cash collateralized except to the extent of such fees that became due and payable by such Borrower prior to the date such Lender became a Defaulting Lender (it being understood that any cash collateral provided pursuant to this Section 2.18(b) shall be released promptly following the termination of the Defaulting Lender status of the applicable Lender);

(iv)    if the LC Exposure or Swingline Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.10(a) and Section 2.10(b) shall be adjusted in accordance with such non-Defaulting Lenders’ US Percentages and Canadian Percentages, as applicable;

(v)    if all or any portion of such Defaulting Lender’s LC Exposure or Swingline Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all fees payable under Section 2.10(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to each applicable Issuing Bank or the applicable Swingline Lender until and to the extent that such LC Exposure or Swingline Exposure is reallocated and/or cash collateralized;

(d)    so long as such Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, amend or increase any Letter of Credit and no Swingline Lender shall be required to make Swingline Loans, unless it is reasonably satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure or Swingline Exposure will be 100% covered by the Revolving Credit Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the applicable Borrower in accordance with Section 2.19(c), and participating interests in any newly issued or increased Letter of Credit or new Swingline Loans shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.19(c)(i) (and such Defaulting Lender shall not participate therein); and

(e)    if a Defaulting Lender has Canadian Revolving Credit Commitments or US Revolving Credit Commitments, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Canadian Letters of Credit, Canadian Swingline Loans, US Letters of

Credit or US Swingline Loans, as applicable, the Canadian Percentage or the US Percentage, as applicable, of each non-Defaulting Lender with a Canadian Revolving Credit Commitment or US Revolving Credit Commitment, as applicable, shall be computed without giving effect to the Canadian Revolving Credit Commitment or US Revolving Credit Commitment, as applicable, of the Defaulting Lender.

In the event that the Administrative Agent, the Lead Borrower and each Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Credit Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders, if any, as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage, and such Lender shall then cease to be a Defaulting Lender with respect to subsequent periods unless such Lender shall thereafter become a Defaulting Lender.

2.20    Incremental Facilities.

(a)    At any time and from time to time, subject to the terms and conditions set forth herein, the Lead Borrower may, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy of such notice to each of the Lenders), request to incur one or more increases in the Revolving Credit Commitments (or tranches of term loans in the form of Last Out Tranches in accordance with clause (b) below) (“Incremental Revolving Commitments” or the “Incremental Facilities”); provided, that except in connection with a Limited Condition Transaction consummated with the proceeds of the Last Out Tranche, upon the effectiveness of each Incremental Facility Amendment, no Default or Event of Default has occurred and is continuing or shall result therefrom. Notwithstanding anything to the contrary herein, without the consent of the Required Lenders, the aggregate amount of the Incremental Facilities shall not exceed, at any time, the sum of (i) the greater of (x) $100.0 million and (y) the excess of the Borrowing Base then in effect over the Total Revolving Credit Commitments then in effect plus (ii) the amount of all optional prepayments of Revolving Credit Borrowings in accordance with Section 2.9(a) to the extent such prepayments are accompanied by a permanent reduction in the Revolving Credit Commitments in accordance with Section 2.7(b), other than in connection with a refinancing of such Revolving Credit Borrowings and termination of Revolving Credit Commitments in accordance with Section 2.18. All Incremental Revolving Commitments shall be in an integral multiple of $1.0 million and in an aggregate principal amount that is not less than $5.0 million (or in such lesser minimum amount agreed by the Administrative Agent); provided, that such amount may be less than the applicable minimum amount if such amount represents all the remaining availability in respect of the Incremental Facilities.

(b)    The Incremental Facilities may be in the form of a separate “first-in last-out” tranche (the “Last Out Tranche”) (which may take the form of term loan tranches or revolving commitment increases or separate facilities) with separate advance rates against the Collateral included in the Borrowing Base and interest rate margins in each case to be agreed upon by the Lead Borrower and the Lenders providing the Last Out Tranche; provided, that (i) the aggregate amount of Incremental Facilities in the form of a Last Out Tranche shall not exceed $50.0 million, (ii) as between (x) the Revolving Credit Facility (other than the Last Out Tranche), any Specified Hedge Agreements and any Cash Management Services and (y) the Last Out Tranche, all proceeds from the liquidation or other realization of the Collateral shall be applied, first to the Obligations (other than Obligations arising under, out of, or in connection with, the Last Out Tranche) and second to the Obligations arising under, out of, or in connection with, the Last Out Tranche, (iii) Revolving Credit Loans under the Last Out Tranche may be prepaid or commitments thereunder may be terminated or reduced at any time on a pro rata basis with Revolving Credit Loans (other than under the Last Out Tranche) or Revolving Credit Commitments; provided, that the Lead Borrower may prepay Revolving Credit Loans under any Last Out Tranche or terminate commitments with respect thereto on a greater than pro rata basis, if after giving effect thereto, the Payment Conditions are satisfied, (iv) the Required Lenders (including, for the avoidance of doubt, Lenders under any Incremental Facilities and the Last Out Tranche) shall, subject to the terms of any intercreditor agreement (including the ABL Intercreditor Agreement), control the exercise of remedies in respect of the Collateral and (v) no changes affecting the priority status of the Revolving

Credit Facility (other than the Last Out Tranche) vis-à-vis the Last Out Tranche may be made without the consent of the Required Lenders under the Revolving Credit Facility, other than such changes which affect only the Last Out Tranche.

(c)    Except as expressly provided above with respect to the Last Out Tranche, any Incremental Revolving Commitment shall be on terms identical to the Revolving Credit Commitments under the Revolving Credit Facility proposed to be increased thereby, including with respect to having the same Guarantors and being secured by the same Collateral on a pari passu basis with all other Obligations, and, for the avoidance of doubt, such Incremental Revolving Commitment shall be deemed a Revolving Credit Commitment of the applicable Revolving Credit Facility or both Revolving Credit Facilities, as the case may be, pursuant to the applicable Incremental Facility Amendment (it being understood that an Incremental Facility establishing Incremental Revolving Commitments will not create a separate Revolving Credit Facility and such Incremental Revolving Commitments shall be deemed a part of the applicable Revolving Credit Facility), except (i) with respect to structuring, upfront and arranger fees or other similar fees that may be agreed to among the Lead Borrower and the Additional Lenders and (ii) in the case of the Last Out Tranche, with respect to terms related to the priority of payments or collateral, interest rate margins, unused line fees, the definition of Adjusted LIBO Rate, rate floors and similar pricing terms and other terms as may be agreed to among the Lead Borrower and the Additional Lenders and (other than with respect to advance rates that, when combined with the aggregate advance rates in the Borrowing Base and the FILO Borrowing Base, do not exceed 100%, pricing, interest rate margins, discounts, premiums, rate floors and fees) reasonably satisfactory to the Administrative Agent; provided, that, other than in the case of a Last Out Tranche, the Applicable Margin and the Facility Fee Rate, in each case applicable to the Revolving Credit Commitments and Revolving Credit Loans of such Revolving Credit Facility, may be increased, without the consent of any Lender, in connection with the incurrence of any Incremental Revolving Commitment such that the Applicable Margin and the Facility Fee Rate of such Revolving Credit Commitments are identical to those of the Incremental Revolving Commitments; provided, further, that if any covenant or restriction is added for the benefit of any Additional Lender providing an Incremental Revolving Commitment, no consent shall be required of the Administrative Agent or any Lender to the extent such covenant or restriction is also added for the benefit of the Lenders of the then outstanding Revolving Credit Commitments. Any Incremental Revolving Commitments shall be allocated in any Incremental Facility Amendment between the US Revolving Credit Facility and the Canadian Revolving Credit Facility as designated by the Lead Borrower, in consultation with the Administrative Agent; provided that the Canadian Revolving Credit Commitments (including the Canadian ABL Sublimit), after giving effect to the establishment of Incremental Revolving Commitments, shall not exceed $125.0 million in the aggregate without the consent of the Administrative Agent. With the consent of each applicable Issuing Bank or Swingline Lender, a portion of any Incremental Revolving Commitment allocated between the US LC Sublimit and the Canadian LC Sublimit, or the sublimit applicable to US Swingline Loans and the sublimit applicable to Canadian Swingline Loans, with such allocations to be determined by the Lead Borrower in consultation with the Administrative Agent.

(d)    Each notice from any Borrower pursuant to this Section 2.20 shall set forth the requested amount and proposed terms of the relevant Incremental Revolving Commitments. Any Additional Lenders that elect to extend Incremental Revolving Commitments shall be reasonably satisfactory to the Lead Borrower, and (unless such Additional Lender is already a Lender or an Affiliate of a Lender) the Administrative Agent and each Issuing Bank (in each case, any approval thereof not to be unreasonably withheld, delayed or conditioned), and, if not already a Lender, shall become a Lender under this Agreement pursuant to an Incremental Facility Amendment. Each Incremental Facility shall become effective pursuant to an amendment (each, an “Incremental Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Lead Borrower, any applicable Borrowers, such Additional Lender or Additional Lenders and the Administrative Agent. No Incremental Facility Amendment shall require the consent of any Lenders or any other Person other than the Lead Borrower, the Lead Borrower, the Administrative Agent and the Additional Lenders with respect to such Incremental Facility Amendment. The Lenders hereby irrevocably authorize the Administrative Agent to enter into Incremental Facility Amendments and, as appropriate, amendments to the other Loan Documents as may be necessary in order to establish new tranches or sub-tranches in respect of the existing Revolving Credit Commitments and such other amendments as may be necessary or appropriate in the opinion of the Administrative Agent and the Lead Borrower to effect the provisions of this Section 2.20 (including to provide for class voting provisions applicable to the Additional Lenders on terms comparable to the provisions of Section 9.2(b)). In addition, if so provided in such Incremental Facility Amendment and with the consent of the applicable Issuing Banks or Swingline Lenders, participations in Letters of Credit or Swingline Loans expiring on or after the Maturity Date shall be re-allocated from Lenders holding Revolving Credit Commitments to Lenders holding Incremental Revolving Commitments, be deemed to be participation interests in respect of such Incremental Revolving Commitments and the terms of such participation interests (including the participation fees applicable thereto) shall be adjusted accordingly. No Lender shall be obligated to provide any Incremental Revolving Commitments, unless it so agrees. Revolving Credit Commitments in respect of any Incremental Revolving Commitments shall become Revolving Credit Commitments under this Agreement. The effectiveness of any Incremental Facility Amendment shall, unless otherwise agreed to by the Administrative Agent and the Additional Lenders party thereto, be subject to (i) the payment in full of all fees and expenses owing to the Administrative Agent and the Lenders in respect of such Incremental Facility, to the extent invoiced prior to such date, (ii) the satisfaction or waiver on the date of the effectiveness of the Incremental Revolving Commitments thereunder (each, an “Incremental Facility Closing Date”) of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents being true and correct in all material respects on and as of the Incremental Facility Closing Date as if made on and as of such date, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date (provided, that in each case such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified by materiality or “Material Adverse Effect”; provided, further, that, in connection with any Limited Condition Transaction consummated with the proceeds of the Last Out Tranche, and to the extent agreed to by the Additional Lenders providing such Incremental Facilities, the only representations and warranties that will be deemed made and required to be true and correct in all material respects as of the applicable Incremental Facility Closing Date, except for such representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date (provided, that in each case, such materiality qualifiers shall not be applicable to any representations or warranties that already are qualified or modified by materiality or “Material Adverse Effect”), shall be the Specified Representations) and (iii) no Event of Default (or, in connection with any Limited Condition Transaction consummated with the proceeds of the Last Out Tranche, no Specified Event of Default) having occurred and being continuing on the Incremental Facility Closing Date or after giving effect to the Incremental Facility requested to be made on such date. To the extent reasonably requested by the Administrative Agent, the effectiveness of an Incremental Facility Amendment may be conditioned on the Administrative Agent’s receipt of customary legal opinions with respect thereto, board resolutions and officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Closing Date under Section 4.1, with respect to the Lead Borrower and the Restricted Subsidiaries. Upon each increase in the Revolving Credit Commitments of a Revolving Credit Facility pursuant to this Section 2.20, each Revolving Credit Lender under such Revolving Credit Facility immediately prior to such increase will automatically and without further act be deemed to have assigned to each Additional Lender in respect of such increase, and each such Additional Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Credit Lender’s participations hereunder in outstanding Letters of Credit or Swingline Loans under the applicable Revolving Credit Facility such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding participations hereunder in Letters of Credit held by each Revolving Credit Lender in such Revolving Credit Facility (including each such Additional Lender) will equal the percentage of the Total Revolving Credit Commitments of all Revolving Credit Lenders in such Revolving Credit Facility represented by such Revolving Credit Lender’s Revolving Credit Commitment thereunder. Each of the parties hereto hereby agrees that the Administrative Agent may, in consultation with the Lead Borrower, take any and all actions as may be reasonably necessary to ensure that, after giving effect to any Incremental Revolving Commitment, the outstanding Revolving Credit Loans are held by the Revolving Credit Lenders in accordance with their respective Applicable Percentages in respect of the applicable Revolving Credit Facility. The foregoing may be accomplished at the discretion of the Administrative Agent, following consultation with the Lead Borrower, (A) by requiring the outstanding Revolving Credit Loans to be prepaid with the proceeds of a new Revolving Credit Borrowing, (B) by causing non-increasing Revolving Credit Lenders to assign portions of their outstanding Revolving Credit Loans to new or increasing Revolving Credit Lenders, (C) by a combination of the foregoing or (D) by any other means agreed to by the Administrative Agent and the Lead Borrower, and any such prepayment or assignment shall be subject to Section 2.15 but shall otherwise be without premium or penalty. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to any of the transactions effected pursuant to the immediately preceding sentence.

2.21    Cash Management.

(a)    The Borrowers and each other Loan Party shall, along with the Administrative Agent and certain financial institutions selected by the Loan Parties, reasonably satisfactory to the Administrative Agent and located in a Qualified Jurisdiction (the “Collection Banks”), enter into within 90 days after the Closing Date (or, if after the Closing Date, 60 days after the opening thereof) (or in each case, such longer period as the Administrative Agent may reasonably agree), and thereafter maintain, separate Cash Management Control Agreements with respect to all deposit accounts (other than Exempt Accounts). Each Loan Party shall instruct all Account Debtors of such Loan Party to remit all payments to the applicable “P.O. Boxes” or “Lockbox Addresses” of the applicable Collection Bank (or to remit such payments to the applicable Collection Bank by electronic settlement) with respect to all Accounts of such Account Debtor which remittances shall be collected by the applicable Collection Bank and deposited in the applicable Controlled Account of the applicable Loan Party. All amounts received by any Loan Party and any Collection Bank, in respect of any Account (other than cash and Cash Equivalents maintained in Exempt Accounts or otherwise by Loan Parties not to exceed $6.0 million in the aggregate at any time), shall promptly upon receipt be deposited or swept into a Controlled Account. The Loan Parties shall instruct each Collection Bank for the applicable deposit accounts of such Loan Party (other than Exempt Accounts) that are not Controlled Accounts that the funds on deposit and available at the close of each Business Day in such account should be swept to a Concentration Account no less frequently than once every Business Day, subject to the procedures of such Collection Bank, such instructions to be irrevocable unless otherwise agreed to by the Administrative Agent.

(b)    So long as no Dominion Period then exists, the Loan Parties shall be permitted to withdraw cash and Cash Equivalents from Controlled Accounts, subject in the case of Controlled Accounts holding Eligible Cash, to the limitations set forth in the definition of Eligible Cash. If a Dominion Period exists, all collected amounts held in the Controlled Accounts shall be applied as provided in Section 2.21(c).

(c)    Each Cash Management Control Agreement relating to a Controlled Account shall (unless otherwise reasonably agreed by the Administrative Agent) include provisions that allow, during any Dominion Period, for all collected amounts held in such Controlled Account from and after the date requested by the Administrative Agent, to be sent by ACH or wire transfer or similar electronic transfer no less frequently than once per Business Day to one or more accounts maintained with the Administrative Agent (each, an “Administrative Agent Deposit Account”). Subject to the terms of the respective Security Document, during any Dominion Period, all amounts received in an Administrative Agent Deposit Account shall be applied (and allocated) by the Administrative Agent on a daily basis in the following order: (i) first, to the payment (on a ratable basis) of any outstanding expenses actually due and payable to the Administrative Agent under any of the Loan Documents and to repay or prepay outstanding Loans advanced by the Administrative Agent on behalf of the Lenders pursuant to Section 2.1(d); (ii) second, to the extent all amounts referred to in the preceding clause (i) have been paid in full, to pay to the applicable Swingline Lender all outstanding Swingline Loans and interest thereon; (iii) third, to the extent all amounts referred to in preceding clauses (i) and (ii) have been paid in full, to pay (on a ratable basis) all outstanding expenses actually due and payable to each Issuing Bank under any of the Loan Documents and to repay all outstanding unpaid LC Disbursements and all interest thereon; (iv) fourth, to the extent all amounts referred to in preceding clauses (i), (ii) and (iii) have been paid in full, to pay (on a ratable basis) all accrued and unpaid interest actually due and payable on the Revolving Credit Loans and all accrued and unpaid fees actually due and payable to the Administrative Agent, the Issuing Banks and the Lenders under any of the Loan Documents; (v) fifth, to the extent all amounts referred to in preceding clauses (i) through (iv), inclusive, have been paid in full, to repay (on a ratable basis) the outstanding principal of Revolving Credit Loans of each Revolving Credit Facility (whether or not then due and payable); (vi) sixth, to the extent all amounts referred to in preceding clauses (i) through (v), inclusive, have been paid in full, to the cash collateralization (on a ratable basis) of all LC Exposure in accordance with Section 2.4(j); (vii) seventh, to the extent all amounts referred to in preceding clauses (i) through (vi), inclusive, have been paid in full, to pay (on a ratable basis) all other outstanding Obligations (other than Obligations in respect of the FILO Facility) then due and payable to the Administrative Agent, the Issuing Banks and the Lenders under any of the Loan Documents; (viii) eighth, to the extent all amounts referred to in preceding clauses (i) through (vii), inclusive, have been paid in full, to pay (on a ratable basis) all accrued and unpaid interest actually due and payable on the FILO Loans; (ix) ninth, to the extent all amounts referred to in preceding clauses (i) through (viii), inclusive, have been paid in full, to pay (on a ratable basis) the outstanding principal of FILO Loans; and (x) tenth, to the extent all amounts referred to in preceding clauses (i) through (ix), inclusive, have been paid in full and so long as no Specified Event of Default then exists, to be returned to the applicable Borrowers for such Borrowers’ own account. Notwithstanding the foregoing, no cash collections from a Collateral Foreign Subsidiary described in clause (a), (b) or (d) of the definition of Collateral Foreign Subsidiary and no Excluded Assets described in clause (8) or clause (15) of the definition of Excluded Assets shall be applied to satisfy any US Borrower Obligations.

(d)    All costs and expenses to effect the foregoing (including reasonable legal fees and disbursements of counsel) shall be paid by the Loan Parties. Notwithstanding the foregoing, no payments by a Collateral Foreign Subsidiary described in clause (a), (b) or (d) of the definition of Collateral Foreign Subsidiary and no Excluded Assets described in clause (8) or clause (15) of the definition of Excluded Assets shall be applied to satisfy any US Borrower Obligations.

2.22    Extensions of Revolving Credit Commitments.

(a)    Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Lead Borrower to all Lenders of any Revolving Credit Facility with Revolving Credit Commitments with a like maturity date on a pro rata basis (based on the aggregate outstanding principal amount of the Revolving Credit Commitments under such Revolving Credit Facility with a like maturity date) and on the same terms to each such Lender, the Lead Borrower is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of each such Lender’s Revolving Credit Commitments of such Revolving Credit Facility and otherwise modify the terms of such Revolving Credit Commitments pursuant to the terms of the relevant Extension Offer (including by increasing the interest rate or fees payable in respect of such Revolving Credit Commitments (and related outstandings)), with such extensions not subject to any “default stoppers”, financial tests or “most favored nation” pricing provisions (each, an “Extension”, and each group of Revolving Credit Commitments so extended, as well as the original Revolving Credit Commitments of such Revolving Credit Facility not so extended, being a “tranche”; any Extended Revolving Credit Commitments shall constitute a separate tranche of Revolving Credit Commitments from the tranche of Revolving Credit Commitments of such Revolving Credit Facility from which they were extended), so long as the following terms are satisfied with respect to each applicable Revolving Credit Facility: (i) except as to pricing (including interest rates, fees and funding discounts), conditions precedent and maturity (which shall be set forth in the relevant Extension Offer), the Revolving Credit Commitment of any Revolving Credit Lender that agrees to an Extension with respect to such Revolving Credit Commitment (an “Extending Revolving Credit Lender”) extended pursuant to an Extension (an “Extended Revolving Credit Commitment”), and the related outstandings, shall be a Revolving Credit Commitment (or related outstandings, as the case may be) with the same terms as the original Revolving Credit Commitments (and related outstandings) (provided, that (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on Extended Revolving Credit Commitments (and related outstandings), (B) repayments required upon the Maturity Date of the non-extending Revolving Credit Commitments and (C) repayment made in connection with a permanent repayment and termination of commitments) of Loans with respect to Extended Revolving Credit Commitments after the applicable Extension date shall be made on a pro rata basis with all other Revolving Credit Commitments of such Revolving Credit Facility, (2) the permanent repayment of Revolving Credit Loans with respect to, and termination of, Extended Revolving Credit Commitments after the applicable Extension date shall be made on a pro rata basis with all other Revolving Credit Commitments of such Revolving Credit Facility, except that the applicable Borrower shall be permitted to permanently repay and terminate commitments of any such Class on a better than a pro rata basis as compared to any other Class with a later maturity date than such Class, (3) assignments and participations of Extended Revolving Credit Commitments and extended Revolving Credit Loans shall be governed by the same assignment and participation provisions applicable to Revolving Credit Commitments and Revolving Credit Loans of such Revolving Credit Facility and (4) at no time shall there be Revolving Credit Commitments hereunder (including Extended Revolving Credit Commitments and any original Revolving Credit Commitments) which have more than four different maturity dates), (ii) if the aggregate principal amount of Revolving Credit Commitments in respect of which Revolving Credit Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Revolving Credit Commitments offered to be extended by the Lead Borrower pursuant to such Extension Offer, then the Revolving Credit Loans of such Revolving Credit Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Revolving Credit Lenders have accepted such Extension Offer and (iii) all documentation in respect of such Extension shall be consistent with the foregoing.

(b)    With respect to all Extensions consummated by the Lead Borrower pursuant to this Section 2.22, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of this Agreement and (ii) each Extension Offer shall specify the minimum amount of Revolving Credit Commitments of each Revolving Credit Facility to be tendered. The transactions contemplated by this Section 2.22 (including, for the avoidance of doubt, payment of any interest or fees in respect of any Extended Revolving Credit Commitments on such terms as may be set forth in the relevant Extension Offer) shall not require the consent of any Lender or any other Person (other than as set forth in clause (c) below), and the requirements of any provision of this Agreement (including Sections 2.9 and 2.17) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.22 shall not apply to any of the transactions effected pursuant to this Section 2.22.

(c)    No consent of any Lender or any other Person shall be required to effectuate any Extension, other than the consent of the Lead Borrower, (and any other applicable Borrower) and each Lender agreeing to such Extension with respect to one or more of its Revolving Credit Commitments (or a portion thereof) and the Issuing Bank, which consent shall not be unreasonably withheld, conditioned or delayed. All Extended Revolving Credit Commitments and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other Obligations under this Agreement and the other Loan Documents. The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents (an “Extension Amendment”) with the Lead Borrower as may be necessary in order to establish new tranches or sub-tranches in respect of Revolving Credit Commitments of each Revolving Credit Facility so extended and such technical amendments as may be necessary or appropriate in the opinion of the Administrative Agent and the applicable Borrower to effect the provisions of this Section 2.22 (including in connection with the establishment of such new tranches or sub-tranches, or to provide for class voting provisions applicable to the Additional Lenders on terms comparable to the provisions of Section 9.2(b)). In addition, if so provided in such Extension Amendment and with the consent of the applicable Issuing Banks or Swingline Lenders, participations in Letters of Credit or Swingline Loans expiring on or after the Maturity Date shall be re-allocated from Lenders holding Revolving Credit Commitments to Lenders holding Extended Revolving Credit Commitments in accordance with the terms of such Extension Amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders holding Extended Revolving Credit Commitments, be deemed to be participation interests in respect of such Extended Revolving Credit

Commitments and the terms of such participation interests (including the commission applicable thereto) shall be adjusted accordingly.

(d)    In connection with any Extension, the Lead Borrower shall provide the Administrative Agent at least five (5) Business Days (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.22.

(e)    Notwithstanding anything to the contrary above, at any time and from time to time following the establishment of a Class of Extended Revolving Credit Commitments, the Lead Borrower may offer any Lender of a Revolving Credit Facility that had been subject to an Extension Amendment (without being required to make the same offer to any or all other Lenders) who had not elected to participate in such Extension Amendment the right to convert all or any portion of its Revolving Credit Commitments into such Class of Extended Revolving Credit Commitments of such Revolving Credit Facility; provided, that (i) such offer and any related acceptance shall be in accordance with such procedures, if any, as may be reasonably requested by, or acceptable to, the Administrative Agent; (ii) such additional Extended Revolving Credit Commitments shall be on identical terms (including as to the proposed interest rates and fees payable, but excluding any arrangement, structuring or other fees payable in connection therewith that are not generally shared with the relevant Lenders) with the existing Extended Revolving Credit Commitments, (iii) any Lender which elects to participate in an Extension Facility pursuant to this clause (e) shall enter into a joinder agreement to the respective Extension Amendment, in form and substance reasonably satisfactory to the Administrative Agent and executed by such Lender, the Administrative Agent, the Lead Borrower and any applicable Additional Borrowers and (iv) any such additional Extended Revolving Credit Commitments shall be in an aggregate principal amount that is not less than $1.0 million (or, in the case of an outstanding Class with an entire outstanding principal amount of existing Revolving Credit Commitments less than a $1.0 million that is to be refinanced in full, such outstanding principal amount or commitments), unless each of the Lead Borrower and the Administrative Agent otherwise consents. Notwithstanding anything to the contrary contained herein, any Loans made as provided above shall be treated as part of the Class to which such Loans are added, and shall not constitute a new Class of Extended Revolving Credit Commitments.

2.23    Swingline Loans.

(a)    US Swingline Loans.

(i)    Subject to the terms and conditions set forth herein, the US Swingline Lender may in its discretion, and in reliance upon the agreements of the other US Revolving Credit Lenders set forth in this Section 2.23, make available US Swingline Loans to the US Borrowers from time to time during the Availability Period in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of all outstanding US Swingline Loans exceeding $50,000,000, (ii) the Total US Revolving Credit Exposure exceeding the US Line Cap or (iii) the Total Revolving Credit Exposure exceeding the Line Cap at such time; provided, that the US Swingline Lender shall not be required to make a US Swingline Loan to refinance an outstanding US Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the US Borrowers may borrow, prepay and reborrow US Swingline Loans. To request a US Swingline Loan, the Lead Borrower shall notify the Administrative Agent of such request in writing (including any form on an electronic platform or electronic transmission platform approved by the Administrative Agent), not later than 1:00 p.m., New York City time, on the day of a proposed US Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested US Swingline

Loan. The Administrative Agent will promptly advise the US Swingline Lender of any such notice received from the Lead Borrower. The US Swingline Lender shall make each US Swingline Loan available to the US Borrowers in accordance with the instructions of the Lead Borrower (including, in the case of a US Swingline Loan made to finance the reimbursement of a US Letter of Credit as provided in Section 2.4, by remittance to the applicable Issuing Bank, and in the case of repayment of another Loan or fees or expenses, by remittance to the Administrative Agent to be distributed to the US Revolving Credit Lenders) on the requested date of such US Swingline Loan.

(ii)    To facilitate administration of the US Revolving Credit Loans, the US Revolving Credit Lenders and the Administrative Agent agree (which agreement is solely among them, and not for the benefit of or enforceable by any US Borrower) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among them as to the US Revolving Credit Loans and the US Swingline Loans and the Agent Advances shall take place on a periodic basis in accordance with this clause (ii). The Administrative Agent shall request settlement (a “Settlement”) with the US Revolving Credit Lenders on at least a weekly basis, or on a more frequent basis if so determined by the Administrative Agent, (A) on behalf of the US Swingline Lender, with respect to each outstanding US Swingline Loan and (B) with respect to collections received, in each case, by notifying the US Revolving Credit Lenders of such requested Settlement by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 2:30 p.m. New York City Time, on the date of such requested Settlement (the “Settlement Date”). Each US Revolving Credit Lender (other than the US Swingline Lender, in the case of US Swingline Loans) shall make the amount of such US Revolving Credit Lender’s US Percentage of the outstanding principal amount of the US Swingline Loans with respect to which Settlement is requested available to the Administrative Agent, to such account of the Administrative Agent as the Administrative Agent may designate, not later than 3:30 p.m., New York City time, on the Settlement Date applicable thereto, which may occur before or after the occurrence or during the continuation of a Default or an Event of Default and whether or not the applicable conditions precedent set forth in Article IV have then been satisfied without regard to any minimum amount specified therein. Such amounts made available to the Administrative Agent shall be applied against the amounts of the applicable US Swingline Loan and, together with the portion of such US Swingline Loan representing the US Swingline Lender’s pro rata share thereof, shall constitute US Revolving Credit Loans of the US Revolving Credit Lenders. If any such amount is not made available to the Administrative Agent by any US Revolving Credit Lender on the Settlement Date applicable thereto, the Administrative Agent shall, on behalf of the US Swingline Lender with respect to each outstanding US Swingline Loan, be entitled to recover such amount on demand from such US Revolving Credit Lender together with interest thereon at the Federal Funds Rate for the first three days from and after the Settlement Date and thereafter at the interest rate then applicable to US Revolving Credit Loans. Between Settlement Dates the Administrative Agent may pay over to the US Swingline Lender any payments received by the Administrative Agent, which in accordance with the terms of this Agreement would be applied to the reduction of the US Revolving Credit Loans, for application to the US Swingline Lender’s US Revolving Credit Loans or US Swingline Loans. If, as of any Settlement Date, collections received since the then immediately preceding Settlement Date have been applied to the US Swingline Lender’s US Revolving Credit Loans, the US Swingline Lender shall pay to the Administrative Agent for the accounts of the US Revolving Credit Lenders, to be applied to the outstanding US Revolving Credit Loans of such US Revolving Credit Lenders, an amount such that each US Revolving Credit Lender shall, upon receipt of such amount, have, as of such Settlement Date, its US Percentage of the US Revolving Credit Loans. During the period between Settlement Dates, the US Swingline Lender with respect to US Swingline Loans, the Administrative Agent with respect to Agent Advances and each US Revolving Credit Lender with respect to its US Revolving

Credit Loans shall be entitled to interest thereon at the applicable rate or rates payable under this Agreement.

(iii)    In addition, the US Swingline Lender may by written notice given to the Administrative Agent not later than 1:00 p.m., New York City time, on any Business Day require the applicable US Revolving Credit Lenders to acquire participations on such Business Day in all or a portion of the US Swingline Loans outstanding. Such notice shall specify the aggregate amount of US Swingline Loans in which such US Revolving Credit Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each such US Revolving Credit Lender, specifying in such notice such US Revolving Credit Lender’s US Percentage of such US Swingline Loan or Loans. Each such US Revolving Credit Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the US Swingline Lender, such US Revolving Credit Lender’s US Percentage of such US Swingline Loan or Loans. Each such US Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations in US Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each such US Revolving Credit Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.5 with respect to US Loans made by such US Revolving Credit Lender (and Section 2.5 shall apply, mutatis mutandis, to the payment obligations of such US Revolving Credit Lenders), and the Administrative Agent shall promptly pay to the US Swingline Lender the amounts so received by it from the US Revolving Credit Lenders. The Administrative Agent shall notify the Lead Borrower of any participations in any US Swingline Loan acquired pursuant to this paragraph. Any amounts received by the US Swingline Lender from the US Borrowers (or other party on behalf of any US Borrower) in respect of a US Swingline Loan after receipt by the US Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the US Revolving Credit Lenders that shall have made their payments pursuant to this paragraph and to the US Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the US Swingline Lender or the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to any US Borrower for any reason. The purchase of participations in a US Swingline Loan pursuant to this paragraph shall not relieve the US Borrowers of any default in the payment thereof.

(b)    Canadian Swingline Loans.

(i)    Subject to the terms and conditions set forth herein, the Canadian Swingline Lender may in its discretion, and in reliance upon the agreements of the other Canadian Revolving Credit Lenders set forth in this Section 2.23, make available Canadian Swingline Loans to any Canadian Borrowers from time to time during the Availability Period in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of all outstanding Canadian Swingline Loans exceeding $10,000,000, (ii) the Total Canadian Revolving Credit Exposure exceeding the Canadian Line Cap, at such time or (iii) the Total Revolving Credit Exposure exceeding the Line Cap at such time; provided, that the Canadian Swingline Lender shall not be required to make a Canadian Swingline Loan to refinance an outstanding Canadian Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Canadian Borrowers may borrow, prepay and reborrow Canadian Swingline Loans. To request a Canadian Swingline Loan, a Canadian Borrower shall notify the Administrative Agent of such request written request (including any form on an electronic platform or electronic transmission platform approved by the Administrative Agent) not later than 1:00 p.m., Toronto time, on the day of a proposed Canadian Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Canadian Swingline Loan. The Administrative Agent will promptly advise the Canadian Swingline Lender of any such notice received from a Canadian Borrower. The Canadian Swingline Lender shall make each Canadian Swingline Loan available to the applicable Canadian Borrower in accordance with the instructions of the applicable Canadian Borrower (including, in the case of a Canadian Swingline Loan made to finance the reimbursement of a Canadian Letter of Credit as provided in Section 2.4, by remittance to the applicable Issuing Bank, and in the case of repayment of another Loan or fees or expenses, by remittance to the Administrative Agent to be distributed to the Lenders) on the requested date of such Canadian Swingline Loan.

(ii)    To facilitate administration of the Canadian Revolving Credit Loans, the Canadian Revolving Credit Lenders and the Administrative Agent agree (which agreement is solely among them, and not for the benefit of or enforceable by any Canadian Borrower) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among them as to the Canadian Revolving Credit Loans and the Canadian Swingline Loans and the Agent Advances shall take place on a periodic basis in accordance with this clause (ii). The Administrative Agent shall request a Settlement with the Canadian Revolving Credit Lenders on at least a weekly basis, or on a more frequent basis if so determined by the Administrative Agent, (A) on behalf of the Canadian Swingline Lender, with respect to each outstanding Canadian Swingline Loan and (B) with respect to collections received, in each case, by notifying the Canadian Revolving Credit Lenders of such requested Settlement by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 2:30 p.m. New York City Time, on the Settlement Date. Each Canadian Revolving Credit Lender (other than the Canadian Swingline Lender, in the case of Canadian Swingline Loans) shall make the amount of such Canadian Revolving Credit Lender’s Canadian Percentage of the outstanding principal amount of the Canadian Swingline Loans with respect to which Settlement is requested available to the Administrative Agent, to such account of the Administrative Agent as the Administrative Agent may designate, not later than 3:30 p.m., New York City time, on the Settlement Date applicable thereto, which may occur before or after the occurrence or during the continuation of a Default or an Event of Default and whether or not the applicable conditions precedent set forth in Article IV have then been satisfied without regard to any minimum amount specified therein. Such amounts made available to the Administrative Agent shall be applied against the amounts of the applicable Canadian Swingline Loan and, together with the portion of such Canadian Swingline Loan representing the Canadian Swingline Lender’s pro rata share thereof, shall constitute Canadian Revolving Credit Loans of the Canadian Revolving Credit Lenders. If any such amount is not made available to the Administrative Agent by any Canadian Revolving Credit Lender on the Settlement Date applicable thereto, the Administrative Agent shall, on behalf of the Canadian Swingline Lender with respect to each outstanding Canadian Swingline Loan, be entitled to recover such amount on demand from such Canadian Revolving Credit Lender together with interest thereon at the Federal Funds Rate for the first three days from and after the Settlement Date and thereafter at the interest rate then applicable to Canadian Revolving Credit Loans. Between Settlement Dates the Administrative Agent may pay over to the Canadian Swingline Lender any payments received by the Administrative Agent, which in accordance with the terms of this Agreement would be applied to the reduction of the Canadian Revolving Credit Loans, for application to the Canadian Swingline Lender’s Canadian Revolving Credit Loans or Canadian Swingline Loans. If, as of any Settlement Date, collections received since the then immediately preceding Settlement Date have been applied to the Canadian Swingline Lender’s Canadian Revolving Credit Loans, the Canadian Swingline Lender shall pay to the Administrative Agent for the accounts of the Canadian Revolving Credit Lenders, to be applied to the outstanding Canadian Revolving Credit Loans of such Canadian Revolving Credit Lenders, an amount such that each Canadian Revolving Credit Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Canadian Percentage of the Canadian Revolving Credit Loans. During the period between Settlement Dates, the Canadian Swingline Lender with respect to Canadian Swingline Loans, the Administrative Agent with respect to Agent Advances and each Canadian Revolving Credit Lender with respect to its Canadian Revolving Credit Loans shall be entitled to interest thereon at the applicable rate or rates payable under this Agreement.

(iii)    In addition, the Canadian Swingline Lender may by written notice given to the Administrative Agent not later than 1:00 p.m., Toronto time, on any Business Day require the Canadian Revolving Credit Lenders to acquire participations on such Business Day in all or a portion of the Canadian Swingline Loans outstanding. Such notice shall specify the aggregate amount of Canadian Swingline Loans in which such Canadian Revolving Credit Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each such Canadian Revolving Credit Lender, specifying in such notice such Canadian Revolving Credit Lender’s Canadian Percentage of such Canadian Swingline Loan or Loans. Each such Canadian Revolving Credit Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Canadian Swingline Lender, such Canadian Revolving Credit Lender’s Canadian Percentage of such Canadian Swingline Loan or Loans. Each such Canadian Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations in Canadian Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Canadian Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each such Canadian Revolving Credit Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.5 with respect to Loans made by such Canadian Revolving Credit Lender (and Section 2.5 shall apply, mutatis mutandis, to the payment obligations of such Canadian Revolving Credit Lenders), and the Administrative Agent shall promptly pay to the Canadian Swingline Lender the amounts so received by it from such Canadian Revolving Credit Lenders. The Administrative Agent shall notify the Canadian Borrowers of any participations in any Canadian Swingline Loan acquired pursuant to this paragraph. Any amounts received by the Canadian Swingline Lender from the Canadian Borrowers (or other party on behalf of the Canadian Borrowers) in respect of a Canadian Swingline Loan after receipt by the Canadian Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Canadian Revolving Credit Lenders that shall have made their payments pursuant to this paragraph and to the Canadian Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Canadian Swingline Lender or the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Canadian Borrowers for any reason. The purchase of participations in a Canadian Swingline Loan pursuant to this paragraph shall not relieve the Canadian Borrowers of any default in the payment thereof.

SECTION 3.    REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent, the Lenders and the Issuing Banks to enter into this Agreement and to make the Loans and/or issue or participate in Letters of Credit, each Borrower (and, to the extent set forth below, Holdings, jointly and severally) hereby represents and warrants to the Administrative Agent, each Lender and each Issuing Bank that:

3.1    Financial Condition. (i) The unaudited, consolidated balance sheets of FBMI and its consolidated subsidiaries as of March 30, 2018, and the related consolidated statements income, stockholders’ equity and cash flows of FBMI and its consolidated subsidiaries for the period then ended (the “Interim Financial Statements”) and (ii) the audited, consolidated balance sheets of FBMI and its consolidated subsidiaries as of December 31, 2017 and the related consolidated statements of income, stockholders’ equity and cash flows of FBMI and its consolidated subsidiaries for the twelve-month period then ended, together with all related notes and schedules thereto, accompanied by the reports thereon of FBMI’s independent auditors, copies of which have heretofore been furnished to the Administrative Agent, present fairly in all material respects the combined financial condition of FBMI and its consolidated subsidiaries as at such date, and the combined results of its operations, income and combined cash flows for the respective fiscal years or quarters then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP (unless otherwise noted therein and, in the case of the Interim Financial Statements, subject to the absence of explanatory footnote disclosures and year-end adjustments) applied consistently throughout the periods involved (except as disclosed therein).

3.2    No Change. Since the Closing Date, there has been no development or event, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

3.3    Corporate Existence; Compliance with Law. Each of Holdings and each Group Member (a) is duly organized or, as the case may be, incorporated, validly existing and in good standing or in full force and effect under the laws of the jurisdiction of its organization (to the extent such concepts exist in such jurisdictions), (b) has the organizational power and authority, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged, (c) in the case of any Domestic Subsidiary (or any Foreign Subsidiary organized in a jurisdiction where such concept exists), is duly qualified as a foreign organization and in good standing or in full force and effect under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law, except, in the case of the foregoing clauses (a) (solely with respect to Restricted Subsidiaries other than the Lead Borrower), (b), (c) and (d), as would not, in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

3.4    Organizational Power: Authorization: Enforceable Obligations. Each Loan Party has the corporate or other organizational power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrowers, to borrow hereunder. Each Loan Party has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party. No material consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents, except (i) consents, authorizations, filings and notices that have been obtained or made and are in full force and effect, (ii) the consents, authorizations, filings and notices described in Schedule 3.4, (iii) the filings referred to in Section 3.17, (iv) filings necessary to create or perfect Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties and (v) those consents, authorizations, filings and notices the failure of which to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each Loan Document has been duly executed and delivered on behalf of each Loan Party that is a party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

3.5    No Legal Bar. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law applicable to, or violate or result in a default under, any Contractual Obligation of Holdings or any Group Member, except, in each case, as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and will not result in, or require, the creation or imposition of any Lien on any of their respective Properties or revenues pursuant to any such Requirement of Law or any such Contractual Obligation (other than Permitted Liens or Liens created pursuant to the Loan Documents).

3.6    No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrowers, threatened in writing by or against Holdings or any Group Member or against any of their respective properties or revenues (a) with respect to this Agreement or any of the other Loan Documents or any of the transactions contemplated hereby or thereby or (b) that would have or reasonably be expected to have a Material Adverse Effect (after giving effect to applicable insurance).

3.7    Ownership of Property; Liens; Insurance.

(a)    Each of Holdings and each Group Member has good title to, or a valid leasehold interest in, all real property and other Property material to the conduct of its business except where the failure to have such title or interests would not have or reasonably be expected to have a Material Adverse Effect. None of the Pledged Capital Stock is subject to any Lien except Permitted Liens.

(b)    The properties of Holdings, the Lead Borrower and its Restricted Subsidiaries are insured with reputable insurance companies not Affiliates of Holdings, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where Holdings, the Lead Borrower or the applicable Restricted Subsidiary operates.

3.8    Intellectual Property. Except as would not have or reasonably be expected to result in a Material Adverse Effect, (i) each of the Borrowers and the Restricted Subsidiaries owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted (“Company Intellectual Property”); (ii) in the three years prior to the date hereof, no claim has been asserted in writing and is pending by any Person challenging or questioning the use of any Company Intellectual Property or the validity or effectiveness of any Company Intellectual Property, nor does any Borrower know of any valid basis for any such claim; and (iii) to the knowledge of any Borrower, the use of Company Intellectual Property by such Borrower and the other Restricted Subsidiaries does not infringe on the rights of any Person.

3.9    Taxes. Each of Holdings and each Group Member has timely filed or caused to be filed all US Federal and non-US income and all state, provincial, territorial and other Tax returns that are required to be filed and has timely paid or caused to be paid all US Federal and non-US income and all state, provincial, territorial and other Taxes levied or imposed upon it or its Properties or income due and payable by it (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP, or such applicable accounting rules or standards, have been provided on the books of any of the Group Members, as the case may be) except, in each case, where the failure to do so would not have or reasonably be expected to have a Material Adverse Effect.

3.10    Federal Reserve Board Regulations. No part of the proceeds of any Loans will be used by Holdings, the Lead Borrower or any of their respective Subsidiaries for any purpose that violates the provisions of the Regulations of the Board.

3.11    ERISA; Canadian Pension Plans.

(a)    Except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect, (i) neither a Reportable Event nor the failure of any Loan Party or Commonly Controlled Entity to make by its due date a required installment under Section 430(j) of the Code with respect to any Single Employer Plan or any failure by any Single Employer Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived has occurred during the two-year period prior to the date on which this representation is made or deemed made with respect to any Single Employer Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code, (ii) no termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Single Employer Plan has arisen, during such two-year period, (iii) neither the Lead Borrower nor any Commonly Controlled Entity has had, or is reasonably likely to have, a complete or partial withdrawal from any Multiemployer Plan that has resulted or would reasonably be expected to result in a material liability under ERISA, (iv) no failure by any Loan Party or any Commonly Controlled Entity to make any required contribution to a Multiemployer Plan pursuant to Sections 431 or 432 of the Code has occurred, (v) there has not been a determination that any Single Employer Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA) and (vi) to the knowledge of the Lead Borrower, no Multiemployer Plan is Insolvent, in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA),

(b)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) each Canadian Pension Plan is registered and administered in compliance with the applicable provisions of the ITA and applicable pension standards laws, (ii) each Canadian Defined Benefit Plan is fully funded on a going-concern and solvency basis using actuarial methods and assumptions in accordance with all Requirements of Law and the terms of each such Canadian Defined Benefit Plan; (iii) all material obligations of each Group Member (including fiduciary, funding, investment and administration obligations) required to be performed in connection with the Canadian Pension Plans and the funding agreements therefor have been performed on a timely basis, and, without limiting the generality of the foregoing, all contributions or premiums required to be made or paid by each Group Member to any Canadian Pension Plan have been made or paid in a timely fashion in accordance with the terms of such Canadian Pension Plan and all Requirements of Law; (iv) all employee contributions to all Canadian Pension Plans by way of authorized payroll deduction or otherwise have been properly withheld or collected by and fully paid into such plans in a timely manner, (v) no Lien exists in favor of an administrator of a Canadian Pension Plan for any overdue contributions or premiums, (vi) no event has occurred and no condition exists that has resulted or could reasonably be expected to result in a Canadian Pension Plan having its registration revoked; (vii) no event has occurred that has resulted in, and no condition exists that could reasonably be expected to result in, a Person ordering (or issuing a notice of intent to order) the termination or wind-up of any Canadian Pension Plan in whole or in part and (viii) no Person has ordered or given notice of the termination or wind-up of a Canadian Pension Plan in whole or in part. Each Group Member’s sole obligation to or in respect of any Canadian Multiemployer Plan or any similar plan registered under pension standards legislation of another jurisdiction in Canada, including a “specified multi-employer” or “multi-unit” pension plan is to make monetary contributions to such plan in the amounts and in the manner set forth in the applicable collective agreement and plan text. No Loan Party maintains, sponsors or contributes to any Canadian Defined Benefit Plan or has any liabilities or obligations in respect of a Canadian Defined Benefit Plan that has been terminated or wound up. As at the Closing Date, no full or partial wind-up has been declared with respect to a Canadian Defined Benefit Plan for which the assets and liabilities have not been distributed or for which a Loan Party would have an obligation.

3.12    Investment Company Act. No Loan Party is an “investment company” within the meaning of, or required to register under, the Investment Company Act of 1940.

3.13    Restricted Subsidiaries.

(a)    The Restricted Subsidiaries listed on Schedule 3.13(a) constitute all the Restricted Subsidiaries of the Lead Borrower as of the Closing Date. Schedule 3.13(a) sets forth as of the Closing Date the exact legal name (as reflected on the certificate of incorporation (or formation)) and jurisdiction of incorporation (or formation) of each Restricted Subsidiary of the Lead Borrower and, as to each such Restricted Subsidiary, the percentage and number of each class of Capital Stock of such Restricted Subsidiary owned by the Group Members.

(b)    As of the Closing Date, the Unrestricted Subsidiaries are set forth on Schedule 3.13(b).

3.14    Use of Proceeds. The proceeds of the Loans shall be used (a) on the Closing Date, together with (i) the proceeds of the Term Loans and (ii) certain of the cash on the balance sheet of the Lead Borrower, to (A) to consummate the Refinancing, (B) to consummate the other Transactions, (C) to pay the Transaction Costs and (D) for other purposes permitted hereunder and (b) from time to time thereafter, for general corporate purposes of the Group Members. The proceeds of any Loans under an Incremental Facility shall be used as specified in the relevant Incremental Facility Amendment. Letters of Credit shall be used solely to support payment and other obligations incurred in the ordinary course of business by the Lead Borrower and its Subsidiaries.

3.15    Environmental Matters. Other than exceptions to any of the following that would not, individually or in the aggregate, reasonably have or be expected to have a Material Adverse Effect:

(a)    each of Holdings and each Group Member: (i) is, and for the period of three (3) years immediately preceding the Closing Date has been, in compliance with all applicable Environmental Laws; (ii) holds all Environmental Permits required for any of its current operations or for any property owned, leased, or otherwise operated by any of them; and (iii) is in compliance with all of its Environmental Permits;

(b)    there is and has been no Release or threatened Release of, or exposure to, Hazardous Materials at, on, under or in any real property now or, during the period in which Holdings or any Group Member was the owner, tenant or operator of any former property, real property formerly owned, leased or operated by any of Holdings or any Group Member, or at any other location (including any location to which Hazardous Materials have been sent by Holdings or any Group Member for re-use or recycling or for treatment, storage, or disposal), in each case, in a manner or in an amount that would reasonably be expected to give rise to the imposition of remedial obligations, additional mitigation measures or Environmental Liabilities on Holdings or any Group Member or interfere with Holdings’ or any Group Member’s continued operations;

(c)    there is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) pursuant to any applicable Environmental Law to which Holdings or any Group Member is named as a party that is pending or, to the knowledge of Holdings or any Group Member, threatened in writing;

(d)    neither Holdings nor any Group Member has received any written request for information, or been notified in writing that it is a potentially responsible party under or relating to the Federal Comprehensive Environmental Response, Compensation, and Liability Act or any equivalent US state or similar Canadian federal, provincial or territorial Environmental Law;

(e)    neither Holdings nor any Group Member has entered into or agreed to any consent decree, order, settlement or other agreement, or is subject to any judgment, decree, order or other agreement, in any judicial, administrative, arbitral, or other forum for dispute resolution, relating to compliance with or liability under applicable Environmental Law; and

(f)    neither Holdings nor any Group Member has assumed or retained by contract or operation of law, or is otherwise subject to, any Environmental Liability.

3.16    Accuracy of Information, Etc.. No written information, report, financial statement, exhibit or schedule furnished by or on behalf of the Lead Borrower or any of its Restricted Subsidiaries to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto (as modified or supplemented by other information so furnished but excluding projected financial information (including the Projections) and information of a general economic, forward-looking or industry-specific nature), when taken as a whole, contained or contains as of the date the same was or is furnished any material misstatement of fact or omitted or omits to state any material fact necessary to make the statements contained therein, in the light of the circumstances under which they were or are made (after giving effect to all supplements and updates thereto), not materially misleading; provided, that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast, projection or other forward-looking statement, each Borrower represents only that it acted in good faith based upon assumptions believed by management of relevant Borrower, as the case may be, to be reasonable at the time made and at the time furnished (it being understood that forecasts and projections by their nature are inherently uncertain, that actual results may differ significantly from the forecasted or projected results and that such differences may be material and no assurances are being given that the results reflected in the forecasts and projections will be achieved).

3.17    Security Documents.

Each of the Security Documents executed and delivered by a Loan Party is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid, binding and enforceable security interest in the Collateral described therein, except as enforceability may be limited by applicable Debtor Relief Laws and by general equitable principles (whether enforcement is sought by proceedings in equity or at law). Subject to the terms of Section 5.9(d) and except as otherwise provided under applicable Requirements of Law (including the UCC and the PPSA, as applicable), in the case of (i) the Pledged Capital Stock described in the US Guarantee and Collateral Agreement and the Canadian Security Documents, when any stock certificates representing such Pledged Capital Stock (and constituting “certificated securities” within the meaning of the UCC or PPSA, as applicable) are delivered to the Administrative Agent, (ii) Collateral with respect to which a security interest may be perfected only by possession or control, upon the taking of possession or control by the Administrative Agent of such Collateral, (iii) Rolling Stock Collateral, when the Administrative Agent’s Lien is noted on any applicable certificate of title and (iv) the other personal property Collateral described in the Security Documents, when financing statements in appropriate form are filed in the appropriate filing offices, appropriate assignments or notices are filed in each applicable IP Office and such other filings as are specified by the US Guarantee and Collateral Agreement and the Canadian Security Documents have been completed, the Liens on the Collateral created by the US Guarantee and Collateral Agreement and the Canadian Security Documents, as applicable, shall constitute fully perfected Liens on, and security interests of the Loan Parties in such Collateral, as security for the Obligations, in each case prior to the Liens of any other Person (except Permitted Liens).

3.18    Solvency. As of the Closing Date, after giving effect to the Transactions to be consummated on the Closing Date, Holdings and its Subsidiaries, on a consolidated basis, are Solvent.

3.19    Sanctions; Anti-Bribery Laws; Anti-Terrorism, Money Laundering and Corruption Laws.

(a)    To the extent applicable, each Loan Party is in compliance, in all material respects, with (i) the Trading with the Enemy Act, the International Emergency Economic Powers Act and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V) and any other enabling legislation or executive order relating thereto (the “OFAC Regulations”), (ii) the PATRIOT Act, (iii) the United Nations Act (Canada) (“UNA”), (iv) the Corruption of Foreign Public Officials Act (Canada) (the “CFPOA”), and (v) Canadian Anti-Money Laundering Laws. No part of the proceeds of the Loans will be used by Holdings, the Borrowers, any other Loan Parties or any of their respective Subsidiaries, directly or, to their respective knowledge, indirectly for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the OFAC Regulations, the PATRIOT Act, UNA, Anti-Corruption Laws, the CFPOA or Canadian Anti-Money Laundering Laws.

(b)    Neither Holdings nor any Group Member nor, to the knowledge of Holdings or the Lead Borrower, any director, officer, agent, employee or Affiliate of Holdings or any Group Member, (i) is a person on the list of “Specially Designated Nationals and Blocked Persons” or (ii) is otherwise the subject to any US sanctions administered by the Office of Foreign Assets Control of the US Treasury Department (“OFAC”) or the US State

Department or to any Canadian sanctions administered under Canadian Anti-Money Laundering Laws, or any similar sanctions administered by any other relevant sanctions authority to whose jurisdiction any Group Member is subject (collectively, “Sanctions”); and no Group Member is a Person that is located in any country that is the subject of any Sanctions or will directly or indirectly use the proceeds of the Loans or any Letter of Credit or otherwise knowingly make available such proceeds to any Person (x) for the purpose of financing activities or business of or with any Person, or in any country, that, at the time of such financing, is the subject of any Sanctions or (y) in any manner that would result in a violation by any Secured Party or Loan Party of any sanctions administered by the federal government of the United States or Canada.

3.20    Labor Matters. Except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect, (a) there are no strikes, lockouts or slowdowns against any of Holdings or any Group Member pending or, to the knowledge of Holdings or the Lead Borrower, threatened in writing, (b) the hours worked by and payments made to employees of Holdings or any Group Member have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, provincial, territorial, local or foreign law dealing with payment of wages or hours of work and (c) all payments due from any of Holdings or any Group Member, or for which any claim may be made against any of Holdings or any Group Member, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of Holdings or any such Group Member. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any of Holdings or any Group Member is bound.

3.21    Borrowing Base Certificates. As of the date of any Borrowing Base Certificate, (a) all Accounts included in the calculation of Eligible Trade Accounts in such Borrowing Base Certificate satisfy the applicable requirements included in the definition of “Eligible Trade Accounts”, (b) all Qualifying Equipment included in the calculation of Eligible Qualifying Equipment satisfies the applicable requirements included in the definition of “Eligible Qualifying Equipment” and (c) all Inventory included in the calculation of “Eligible Inventory” satisfy the applicable requirements included in the definition of “Eligible Inventory”, except, in the case of clauses (a) through (c), where the failure to satisfy such requirements is not materially adverse to the interests of the Lenders.

3.22    Beneficial Ownership. As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

SECTION 4.    CONDITIONS PRECEDENT

4.1    Conditions to Closing Date. The agreement of each Lender and Issuing Bank to make the initial extension of credit requested to be made by it hereunder on the Closing Date is subject to the satisfaction (or waiver in accordance with Section 9.2), prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a)    Loan Documents. The Administrative Agent shall have received this Agreement, the US Guarantee and Collateral Agreement and the Canadian Security Documents and the ABL Intercreditor Agreement, in each case, executed and delivered by each party thereto.

(b)    Refinancing. The Refinancing shall have been consummated.

(c)    Financial Statements. The Administrative Agent shall have received each of the financial statements referred to in Section 3.1 (it being understood and agreed that any such financial statements filed on Form 10-K or 10-Q, as applicable, with the SEC shall be deemed to have been delivered and received for purposes of this clause (c)).

(d)    Fees. All fees and expenses in connection with the Revolving Credit Facility and the FILO Facility (including reasonable out-of-pocket legal fees and expenses) payable by the Borrowers to the Lenders, the Arrangers and the Administrative Agent on or before the Closing Date shall have been paid to the extent then due (including those fees and expenses required to be paid pursuant to the Fee Letter and the Engagement Letter (including the term sheets referred to therein)); provided, that all such amounts shall be required to be paid, as a condition precedent to the Closing Date, only to the extent invoiced at least three (3) Business Days prior to the Closing Date.

(e)    Solvency Certificate. The Administrative Agent shall have received a solvency certificate in the form of Exhibit J from a Responsible Officer of the Lead Borrower with respect to the solvency of Holdings and its Subsidiaries, on a consolidated basis, after giving effect to the Transactions.

(f)    Closing Certificate. The Administrative Agent shall have received a certificate of Holdings and the Lead Borrower, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments.

(g)    Other Certifications. The Administrative Agent shall have received the following:

(i)    a copy of the charter or other similar Organizational Document of each Loan Party as in effect on the Closing Date, certified (as of a date reasonably near the date of the initial extension of credit) as being a true and correct copy thereof by the Secretary of State or other applicable Governmental Authority of the jurisdiction in which each such Loan Party is organized or incorporated (or, in the case of any Loan Party incorporated under the laws of Canada or a province or territory thereof, by the Secretary, Assistant Secretary or other appropriate Responsible Officer of such Loan Party);

(ii)    a copy of a certificate of the Secretary of State or other applicable Governmental Authority of the jurisdiction in which each such Loan Party is organized, dated reasonably near the date of the initial extension of credit, certifying that such Person is duly organized and in good standing or in full force and effect under the laws of such jurisdiction; and

(iii)    a certificate of the Secretary, Assistant Secretary or other appropriate Responsible Officer of each Loan Party dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws, or operating or partnership agreement of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and, in the case of the Lead Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation or formation, partnership agreement or other constitutive documents of such Loan Party have not been amended since the date the documents furnished pursuant to clause 4.1(g)(i) above were certified, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party.

(h)    Legal Opinions. The Administrative Agent shall have received the legal opinion of (i) Kirkland & Ellis LLP, New York counsel to the Loan Parties and (ii) Davies Ward Phillips & Vineberg LLP, as Canadian counsel to the Loan Parties, and (iii) Barnes & Thornburg LLP, as Indiana counsel to the Loan Parties, in each case, in form and substance reasonably satisfactory to the Administrative Agent.

(i)    Pledged Capital Stock; Stock Powers; Pledged Notes. Subject to the extent delivery thereof is required under the applicable Security Document and the ABL Intercreditor Agreement, the Administrative Agent shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to any Security Document (if such shares are certificated securities for purposes of Article 8 of the UCC or of the PPSA, as applicable), together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note required to be delivered by the Loan Parties pursuant to any Security Document endorsed in blank or accompanied by an executed transfer form in blank (in each case to the extent delivery of such endorsements or transfer forms is customary under applicable Requirements of Law) by the pledgor thereof.

(j)    No Material Adverse Effect. Since December 31, 2017, there has been no occurrence, development, change, event or loss affecting the Lead Borrower that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(k)    Security Interests. The Security Documents, proper draft UCC financing statements and proper verified filed PPSA financing statements or other notices in respect thereof, shall have been delivered to the Administrative Agent and each such financing statement shall be in proper form for recording, publishing or filing in such manner and in such places as is required by law to create, perfect, preserve and protect the rights, Liens and security interests in the Collateral, and all fees and other charges then due and payable in connection with the execution, delivery, recording, publishing and filing of such instruments shall have been paid in full.

(l)    Know Your Customer and Other Required Information.

(i)    The Administrative Agent shall have received, no later than five (5) Business Days prior to the Closing Date, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act and Canadian Anti-Money Laundering Laws, in each case, as has been reasonably requested in writing at least ten (10) Business Days prior to the Closing Date.

(ii)    The Administrative Agent shall have received, no later than five (5) Business Days prior to the Closing Date, to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to the Borrower.

(m)    Representations and Warranties. The representations and warranties of each Loan Party set forth in Article III and in each other Loan Document shall be true and correct in all material respects (or, in the case of any such representation that is qualified by materiality, in all respects) as of the Closing Date, except in the case of any representation and warranty expressly stated to relate to a specific earlier date, in which case such representation and warranty shall be true and correct in all material respects (or, in the case of any such representation that is qualified by materiality, in all respects) as of such earlier date.

(n)    Borrowing Notice. Delivery of a Borrowing Request pursuant to Section 2.3.

(o)    Borrowing Base Certificate. Delivery of a Borrowing Base Certificate as of June 30, 2018.

(p)    No Default. No Default or Event of Default shall have occurred or would result upon consummation of the Transactions.

4.2    Conditions to Each Post-Closing Extension of Credit. The agreement of each Lender and any Issuing Bank or Swingline Lender to make any extension of credit requested to be made by it hereunder on any date (other than (w) the initial extensions of credit on the Closing Date (except with respect to the condition precedent specified in clause (d) below), and (x) Agent Advances, (y) a conversion of Loans to the other Type, or a continuation of Fixed Rate Loans and (z) at the option of the Issuing Bank, any amendment, modification, renewal or extension of a Letter of Credit which does not increase the face amount of such Letter of Credit) is subject to the satisfaction of the following conditions precedent (except as otherwise set forth in Section 2.20(c)):

(a)    Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date (provided, that, in each case such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified by materiality or “Material Adverse Effect”).

(b)    No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(c)    Borrowing Notice. Delivery of a Borrowing Request pursuant to Section 2.3 (or (x) in the case of Swingline Loans, Section 2.23(a)(i) or Section 2.23(b)(i), as applicable, or (y) in the case of the issuance of any Letter of Credit, Section 2.4(b)).

(d)    Borrowing Base Limitations. After giving effect thereto (and the use of the proceeds thereof):

(i)    the Total Revolving Credit Exposure would not exceed the Line Cap at such time;

(ii)    the Total Canadian Revolving Credit Exposure at such time would not exceed the Canadian Line Cap at such time; and

(iii)    the Total US Revolving Credit Exposure at such time would not exceed the US Line Cap at such time.

Each Borrowing of a Loan (other than a conversion of Loans to the other Type, or a continuation of Fixed Rate Loans) by and issuance of a Letter of Credit on behalf of one or more Borrower hereunder shall constitute a representation and warranty by Holdings and such Borrower as of the date of such extension of credit that the conditions contained in this Section 4.2 have been satisfied.

SECTION 5.    AFFIRMATIVE COVENANTS

The Borrowers hereby jointly and severally agree (and, solely with respect to Sections 5.3, 5.4, 5.5, 5.6, 5.15 and 5.16, Holdings and the Lead Borrower hereby jointly and severally agree) that, so long as any Revolving Credit Commitments remain in effect, any undrawn and unexpired Letter of Credit remains outstanding (unless such Letter of Credit has been cash collateralized in a manner consistent with Section 2.4(j) or otherwise backed by another letter of credit in a manner reasonably satisfactory to the applicable Issuing Bank) or any Loan or other amount (excluding Obligations in respect of any Specified Hedge Agreements, Cash Management Obligations and contingent reimbursement and indemnification obligations, in each case, which are not then due and payable) is owing to any Lender, the Administrative Agent or any Arranger hereunder, the Lead Borrower shall and shall cause each of the Restricted Subsidiaries to (and, solely with respect to Sections 5.3, 5.4, 5.5, 5.6, 5.15 and 5.16, Holdings shall):

5.1    Financial Statements. Furnish to the Administrative Agent for further delivery to each Lender:

(a)    within 90 days after the end of each fiscal year of the FBMI (which may be extended by any extensions permitted by the SEC so long as after giving effect to such extension, financial statements are delivered within 120 days (it being understood that any extensions shall reduce the 30-day grace period set forth in Section 7.1(d) by a like number of days)), a copy of the audited consolidated balance sheets of FBMI and its consolidated Subsidiaries, in each case as at the end of such year and the related audited consolidated statements of income, stockholders’ equity and of cash flows for such year, setting forth, in each case in comparative form the figures as of the end of and for the previous year, all in reasonable detail and prepared in accordance with GAAP, reported on without a “going concern” or like qualification, exception or explanatory paragraph, or qualification, exception, explanatory paragraph as to the scope of the audit or as to an emphasis of matter paragraph (other than any such qualification, exception or explanatory paragraph or emphasis of matter that is solely with respect to, or resulting solely from, (x) an upcoming maturity date under any Indebtedness occurring within one year from the time such report is delivered, (y) activities of any Unrestricted Subsidiaries or (z) any potential or actual inability to satisfy any financial maintenance covenant on a future date or in a future period), by an independent certified public accountant of nationally recognized standing (such report, a “Satisfactory Auditor’s Report”);

(b)    within 45 days (which may be extended by any extensions permitted by the SEC so long as after giving effect to such extension, financial statements are delivered within 60 days (it being understood that any extensions shall reduce the 30-day grace period set forth in Section 7.1(d) by a like number of days)) after the end of each of the first three quarterly periods of each fiscal year of FBMI, the unaudited consolidated balance sheets of FBMI and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income, stockholders’ equity and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth, commencing with the fifth such delivery, in each case in comparative form the figures as of the end of and for the corresponding period in the previous year, all in reasonable detail and certified by a Responsible Officer as fairly presenting in all material respects the financial condition, results of operations and cash flows of FBMI and its consolidated Subsidiaries in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes); and

(c)    together with each set of consolidated financial statements referred to in Sections 5.1(a) and 5.1(b) above, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) (which may be in footnote form only) from such consolidated financial statements.

Notwithstanding the foregoing, the obligations in clauses (a), (b) and (c) of this Section 5.1 may be satisfied with respect to furnishing financial information of (A) (i) the applicable financial statements of any direct or indirect parent company of the Lead Borrower that directly or indirectly owns all of the Capital Stock of the Lead Borrower, including FBMI, or (ii) any Wholly Owned Subsidiary of the Lead Borrower that, together with its consolidated Restricted Subsidiaries, constitutes substantially all of the assets of the Lead Borrower and its consolidated Subsidiaries (a “Qualified Reporting Subsidiary”) or (B) FBMI’s, the Lead Borrower’s (or such direct or indirect parent’s) Form 10-K or 10-Q, as applicable, filed with the SEC; provided, that, with respect to each of clauses (A) and (B), (i) to the extent such information relates to a parent of the Lead Borrower or Qualified Reporting Subsidiary, such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to the Lead Borrower (or such parent), on the one hand, and the information relating to the Lead Borrower and the Restricted Subsidiaries on a standalone basis, on the other hand (which consolidating information shall be certified by a Responsible Officer of the Lead Borrower as fairly presenting such information unless such consolidating information is contained in the financial statements included in a Form 10-K or 10-Q filed with the SEC), and (ii) to the extent such information is in lieu of information required to be provided under Section 5.1(a), the consolidated financial statements included in the materials provided pursuant to the foregoing clause (A) or (B) are accompanied by a Satisfactory Auditor’s Report.

Any financial statements required to be delivered pursuant to this Section 5.1 shall not be required to contain all purchase accounting adjustments relating to the Transactions to the extent in the reasonable determination of the

Lead Borrower it is not practicable to include any such adjustments in such financial statements, so long as the absence of such adjustments in the financial statements would not otherwise cause the Lead Borrower to fail to comply with obligations under the Loan Documents (including, for example, the obligation to deliver financial statements accompanied by an audit opinion meeting the requirements of Section 5.1(a)).

5.2    Certificates: Other Information. Furnish to the Administrative Agent in each case for further delivery to each Lender, or, in the case of clause (f) or (g), to the relevant Lender:

(a)    concurrently with the delivery of any financial statements pursuant to Sections 5.1(a) and 5.1(b) (or the annual or quarterly financial statements or Form 10-K or 10-Q, as applicable, referred to in clause (A) or (B) of the penultimate paragraph of Section 5.1), (i) a certificate of a Responsible Officer stating that such Responsible Officer has obtained no knowledge of any continuing Default or Event of Default, or if any such Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof and any action taken or proposed to be taken with respect thereto, (ii) a Compliance Certificate (which shall include calculations with respect to the Financial Covenant irrespective of whether a Compliance Period exists at such time) and (iii) solely with respect to the delivery of any financial statements pursuant to Section 5.1(a) (or the annual financial statements or Form 10-K referred to in clause (A) or (B) of the penultimate paragraph of Section 5.1), to the extent any changes have occurred since the most recently delivered Perfection Certificate (or, prior to the delivery of the initial Perfection Certificate, the Closing Date) an updated Perfection Certificate, signed by a Responsible Officer of the Lead Borrower, (A) setting forth the information required pursuant to the Perfection Certificate and indicating any changes in such information from the most recent Perfection Certificate delivered pursuant to this clause (iii) (or, prior to the first delivery of a Perfection Certificate pursuant to this clause (iii), from the Perfection Certificate delivered on the Closing Date) or (B) certifying that there has been no change in such information from the most recent Perfection Certificate delivered pursuant to this clause (iii) (or, prior to the first delivery of a Perfection Certificate pursuant to this clause (iii), from the Perfection Certificate delivered on the Closing Date);

(b)    as soon as available, and in any event no later than 90 days (or 120 days with respect to the fiscal year ending December 31, 2019) after the end of each fiscal year of the Lead Borrower, a consolidated budget (broken down by fiscal quarter) for the fiscal year immediately succeeding such fiscal year, setting forth a forecasted balance sheet and income statement of the Lead Borrower and its Restricted Subsidiaries for the period covered thereby (including a description of any material change in accounting policies from the previous fiscal year) (the “Projections”) (it being understood and agreed that (x) that the Projections shall constitute Private Side Information and shall only be made available to non-Public Lenders and (y) the Projections are based upon good faith estimates and assumptions believed by management of the Lead Borrower to be reasonable at the time made and at the time delivered, it being recognized that such Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of management, and that no assurance can be given that any particular Projections will be realized and that variances from the Projections and the actual results during the period or periods covered by such Projections may be material).

(c)    from and after the Closing Date, (i) unless clause (ii) below applies, not later than 5:00 P.M. (New York time) on or before the fifteenth (15th) Business Day of each fiscal month, (ii) during any period in which a Dominion Period is in effect, not later than 5:00 P.M. (New York time) on or before the third Business Day of each week, (iii) at the Lead Borrower’s discretion, at the time of the consummation of a Permitted Acquisition (subject to the limits of the Acquired Asset Borrowing Base), (iv) at the time of the consummation of a sale or other Disposition (including a sale of Accounts to a Permitted Receivables Financing Subsidiary) of, or any designation of a Restricted Subsidiary as an Unrestricted Subsidiary which holds, Aggregate Borrowing Base assets with a value in excess of $25,000,000 (other than any Disposition of cash or Inventory in the ordinary course of business), (v) at the time of the consummation of a sale or other Disposition of Capital Stock of any Group Member that results in any Subsidiary Guarantor that owns ABL Priority Collateral included in the Borrowing Base becoming a Non-Loan Party Subsidiary or an Excluded Subsidiary (pursuant to clause (d) of the definition of such term after giving effect to such transaction) and (vi) at the Borrower’s sole discretion on a more frequent basis

(subject to maintenance of such increased frequency for a period of sixty (60) consecutive days), a borrowing base certificate setting forth the US Borrowing Base, the Canadian Borrowing Base, the FILO Borrowing Base and the Aggregate Borrowing Base (in each case with supporting calculations in reasonable detail) substantially in the form of Exhibit L (each, a “Borrowing Base Certificate”), which shall be prepared as of the last Business Day of the preceding fiscal month in the case of each subsequent Borrowing Base Certificate (or, if any such Borrowing Base Certificate is delivered more frequently than monthly, as of the last Business Day of the week preceding such delivery); provided that, in the case of the Qualifying Equipment Net Book Value Amount of the Borrowing Base, such amount shall be updated in the first monthly Borrowing Base Certificate delivered after the last day of each fiscal quarter. Each such Borrowing Base Certificate shall include such supporting information as may be reasonably requested from time to time by the Administrative Agent;

(d)    (i) one (1) time during each fiscal year of the Lead Borrower (or, following a Collateral Test Trigger Event, up to one (1) additional time during the succeeding twelve-month period), or (ii) at any time after an Event of Default has occurred and is continuing, as often as the Administrative Agent reasonably requests (x) an appraisal of the Inventory and Equipment constituting Rolling Stock or mobile equipment of the Qualified Loan Parties and (y) a collateral examination of the Inventory, Equipment constituting Rolling Stock or mobile equipment and Accounts of the Qualified Loan Parties, in each case, in scope and form, and conducted by the Administrative Agent or from a third-party appraiser and a third-party consultant, respectively, reasonably satisfactory to the Administrative Agent and at the sole cost and expense of the Lead Borrower. The Administrative Agent shall deliver to the Administrative Agent and each Lender, within five (5) days of receipt thereof, each final report delivered to the Administrative Agent pursuant to this clause (d);

(e)    within ten days after the same are sent or made available, copies of all reports that FBMI, Holdings or any Group Member sends to the holders of any class of its public equity securities and, promptly after the same are filed, copies of all reports or other materials that FBMI, Holdings or any Group Member may make to, or file with, the SEC or any national securities exchange (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered to the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statement on Form S-8), and in any case not otherwise required to be furnished to the Administrative Agent or the Lenders pursuant to any other clause of this Section 5.2, in each case only to the extent such reports are of a type customarily delivered by borrowers to lenders in syndicated loan financings; provided, that the Lead Borrower shall not be required to deliver copies of any such reports or other materials that have been posted on EDGAR or any successor filing system thereto;

(f)    promptly after the request by any Lender, all documentation and other information that the Administrative Agent or any Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, the Beneficial Ownership Regulation, Canadian Anti-Money Laundering Laws or other applicable anti-money laundering laws; and

(g)    promptly upon the reasonable request therefor, such other certificates and information (including related to insurance) or documents (financial or otherwise) relating to any Loan Party or any Restricted Subsidiary as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request from time to time in good faith (excluding (i) information subject to attorney-client privilege, (ii) information the subject of binding confidentiality agreements entered into in good faith, and (iii) any information relating to any investigation by any Governmental Authority to the extent (A) such information is identifiable to a particular individual and the Lead Borrower in good faith determines such information should remain confidential or (B) the information requested is not factual in nature).

5.3    Payment of Obligations. Pay, discharge or otherwise satisfy before they become delinquent, as the case may be, all its obligations (other than Indebtedness), including Tax obligations, except (a) where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of any Group Member, as the case may be, or (b) where the failure to pay, discharge or otherwise satisfy the same would not have or reasonably be expected to have a Material Adverse Effect.

5.4    Conduct of Business and Maintenance of Existence. Compliance with Laws. Etc, (a) (i) preserve, renew and keep in full force and effect its corporate or other organizational existence (it being understood, for the avoidance of doubt, that the foregoing shall not limit any change in form of entity or organization) and (ii) take all reasonable action to maintain all rights, privileges, franchises, permits and licenses necessary in the normal conduct of its business, except, in each case, as otherwise permitted under Section 6.4 and except (other than in the case of the preservation of existence of Holdings and the Lead Borrower) to the extent that failure to do so would not have or reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations (other than obligations under agreements or instruments relating to Indebtedness), applicable Requirements of Law (including ERISA, applicable law relating to Canadian Pension Plans, the PATRIOT Act, the CFPOA, Anti-Corruption Laws, Sanctions, UNA and Canadian Anti-Money Laundering Laws) and all orders, writs, injunctions and decrees of any Governmental Authority applicable to it or to its business or property, except to the extent that failure to comply therewith would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

5.5    Maintenance of Property: Insurance.

(a)    (i) Except as would not have or reasonably be expected to have a Material Adverse Effect, keep all Property and systems necessary in its business in good working order and condition, ordinary wear and tear excepted and (ii) maintain with insurance companies that the Lead Borrower believes to be financially sound and reputable insurance on all its Property in at least such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Lead Borrower and the other Group Members) and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same geographic regions by companies of similar size engaged in the same or a similar business.

(b)    Within 90 days following the date hereof (subject to Section 5.14) and within 30 days following any date on which a new grantor or new Guarantor (as each such term is defined in the US Guarantee and Collateral Agreement or the Canadian ABL Guarantee and Collateral Agreement) is added to the US Guarantee and Collateral Agreement or the Canadian ABL Guarantee and Collateral Agreement or the date the relevant policy is obtained (or, in each case, such longer period as the Administrative Agent may agree), cause the Administrative Agent to be named as additional insured on all general liability insurance policies (excluding, for the avoidance of doubt, directors and officers, worker’s compensation, health and benefit, and vehicle and similar liability policies) of such grantor, and the Administrative Agent shall be named as lender’s loss payee on all property and casualty insurance policies of such grantor with respect to Collateral.

5.6    Inspection of Property; Books and Records; Discussions.

(a)    Keep proper books of records and account in which full, true and correct in all material respects entries in conformity with GAAP and all material applicable Requirements of Law shall be made of all material dealings and transactions in relation to its business activities and (b) permit representatives of any Lender, upon reasonable prior notice and during normal business hours, to visit and inspect any of its properties and examine and, at the applicable Borrower’s reasonable expense, make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired (subject to the immediately succeeding sentence) and to discuss the business, operations, properties and financial and other condition of Holdings and the Group Members with officers and employees of Holdings and the Group Members and with their respective independent certified public accountants (subject to such accountants’ policies and procedures). Notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing, such visits, inspections and examinations shall only be conducted by the Administrative Agent and shall be limited to one per fiscal year. The Administrative Agent and the Lenders shall give Holdings the opportunity to participate in any discussions with Holdings’ independent public accountants. Notwithstanding anything to the contrary in this Section 5.6, no Group Member will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes trade secrets or proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by any Requirement of Law or any binding agreement or (iii) is subject to attorney-client or similar privilege or constitutes attorney work product. For the avoidance of doubt, this Section 5.6 does not govern field examinations or inventory appraisals, which are governed by Section 5.2(d) and no inspections, pursuant to this Section 5.6 shall be duplicative of any visits pursuant to Section 5.2(d).

5.7    Notices. Promptly after (or, in the case of clause (c), within 30 days after) a Responsible Officer acquires knowledge thereof, give notice to the Administrative Agent and each Lender of:

(a)    the occurrence of any Event of Default;

(b)    any litigation, investigation or proceeding which may exist at any time, that would have or reasonably be expected to have a Material Adverse Effect; and

(c)    any other development or event that has or would reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 5.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action (if any) the relevant Group Member proposes to take with respect thereto.

5.8    Environmental Laws.

(a)    Comply in all respects with all applicable Environmental Laws, and obtain, maintain and comply with, any and all Environmental Permits, except to the extent the failure to so comply with Environmental Laws or obtain, maintain, or comply with Environmental Permits would not have or reasonably be expected to have a Material Adverse Effect.

(b)    Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other corrective actions required pursuant to applicable Environmental Laws and promptly comply in all respects with all lawful orders and directives of all Governmental Authorities regarding any violation of or non-compliance with applicable Environmental Laws and any Release or threatened Release of Hazardous Materials, except, in each case, to the extent the failure to do so would not have or reasonably be expected to have a Material Adverse Effect.

5.9    Additional Collateral, Etc.

(a)    Subject to Section 5.9(d), with respect to any personal Property (other than Excluded Assets) acquired or created (including the filing of any applications for the registration or issuance of any Intellectual Property) after the Closing Date by any existing Loan Party, no later than the later of (x) 45 days following the acquisition or creation thereof and (y) the next date of delivery of financial statements pursuant to Section 5.1(a) or 5.1(b) covering a period that includes the date of such acquisition or creation of such Property (subject, in each case, to any specific time frame established in the relevant Loan Documents or such later date as may be agreed by the Administrative Agent), (i) execute and deliver to the Administrative Agent such amendments to the Security Documents (including schedules thereto) or such other documents as the Administrative Agent may reasonably request to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such Property and (ii) take all actions reasonably necessary (as determined by the Administrative Agent in good faith) to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest (subject to Permitted Liens) in such Property to the extent required under the Security Documents, including the filing of UCC financing statements or PPSA financing statements in such US or Canadian jurisdictions as may be required by the Security Documents and the making of certificate of title notations in respect of Rolling Stock Collateral.

(b)    [Reserved].

(c)    With respect to (x) any new Restricted Subsidiary that would constitute a Subsidiary Guarantor within the meaning of that term created or acquired after the Closing Date (other than an Excluded Subsidiary), (y) any Intermediate Parent created after the Closing Date or (z) any previous Excluded Subsidiary that ceases to constitute an Excluded Subsidiary pursuant to the definition of such term (including any Immaterial Subsidiary that ceases to constitute an Immaterial Subsidiary or that has been designated by the Lead Borrower to no longer constitute an Immaterial Subsidiary in order to comply with the proviso to the definition thereof) (each such Person, a “Subsequent Required Guarantor”), in each case no later than the later of (x) 45 days following the date on which such Person constitutes a Subsequent Required Guarantor and (y) the next date of delivery of financial statements pursuant to Section 5.1(a) or Section 5.1(b) covering a period that includes the date such Person becomes a Subsequent Required Guarantor (subject, in each case, to any specific time frame established in the relevant Loan Documents or such later date as may be agreed by the Administrative Agent), (i) execute and deliver to the Administrative Agent such amendments to the Security Documents (including schedules thereto) as the Administrative Agent reasonably deems necessary to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected second priority security interest (subject to Permitted Liens) in the Capital Stock of such Subsequent Required Guarantor (other than to the extent constituting Excluded Assets), (ii) deliver to the Administrative Agent (x) the certificates, if any, representing such Capital Stock of such Subsequent Required Guarantor constituting certificated securities under the UCC or PPSA, as applicable, together with undated stock powers, in blank, to the extent necessary to perfect the Administrative Agent’s security interests therein, and (y) any note, instrument or debt security in favor of such Subsequent Required Guarantor, endorsed in blank or accompanied by an executed transfer form in blank, in each case executed and delivered by a duly authorized officer of such Subsequent Required Guarantor, in each case to the extent required by the Security Documents (and in each case to the extent delivery of such endorsements or transfer forms are customary under applicable Requirements of Law), (iii) cause such Subsequent Required Guarantor (A) to become a party to the applicable Security Documents and (B) to take such actions necessary to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest (subject to Permitted Liens) in the Collateral described in the applicable Security Documents with respect to such Subsequent Required Guarantor, including the recording of instruments in the applicable IP Office, if required, and the filing of UCC financing statements or PPSA financing statements in such jurisdictions as may be required by the Security Documents, and (iv) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent customary legal opinions relating to the matters described above of the type delivered on the Closing Date

(d)    Notwithstanding the foregoing provisions of this Section 5.9 or any other provision hereof or of any other Loan Document, (i) no Loan Party shall be required to grant a security interest in any Excluded Assets, (ii) except as set forth in clause (iii) below, no Loan Party shall be required to perfect any pledges, security interests and mortgages in the Collateral by any means other than (A)(1) filings pursuant to the Uniform Commercial Code (or PPSA) in the office of the Secretary of State (or similar central filing office) of the relevant State, Province or Territory (or such multiple combination thereof as may be required to achieve perfection) or elsewhere as required by the Uniform Commercial Code or the PPSA, (2) filings in the applicable IP Offices with respect to Intellectual Property as expressly required in the Security Documents and (3) certificate of title notations and filings with respect to Rolling Stock Collateral and (B) similar filings in other Qualified Jurisdictions to the extent required under the Loan Documents and (C) subject to the ABL Intercreditor Agreement and any other intercreditor arrangements entered into pursuant to this Agreement, delivery to the Administrative Agent of all certificates evidencing Capital Stock required to be delivered in order to perfect the Administrative Agent’s security interest therein, and intercompany notes and other instruments (including the Subordinated Intercompany Notes) to be held in its possession, in each case, as expressly required in the Security Documents, (iii) subject to Section 2.21(c), no Loan Party shall be required to enter into any control agreement with respect to any deposit account, securities account or commodity account, (iv) no Loan Party shall be required to take any action with respect to any assets located outside of the United States or Canada (other than actions listed in clause (ii)(A) or (C) above), (v) no Loan Party shall be required to take any actions in any jurisdiction other than the United States or Canada (or any political subdivision thereof) in connection with pledging Collateral or enter into any collateral documents governed by the laws of any country (or any political subdivision thereof) other than the United States or Canada (or any political subdivision thereof), (vi) no Collateral Foreign Subsidiary described in clause (a), (b) or (d) of the definition of Collateral Foreign Subsidiary shall be required to guarantee, or make any payments in respect of any US Borrower Obligations, (vii) no Collateral Foreign Subsidiary described in clause (a), (b) or (d) of the definition of Collateral Foreign Subsidiary shall be required to grant a security interest in any Property with respect to any US Borrower Obligations and (viii) no Subsidiary shall be required to pledge more than 65% of the voting Capital Stock of a Collateral Foreign Subsidiary with respect to any US Borrower Obligation and (ix) no Loan Party shall be required to prepare or deliver any environmental surveys or reports with respect to the real property of any Group Member.

5.10    Use of Proceeds. Use the proceeds of the Loans and the Letters of Credit only for the purposes specified in Section 3.14 and not in contravention of Section 3.19.

5.11    Further Assurances. From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Administrative Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of the Administrative Agent and the Lenders with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds or products thereof or with respect to any other property or assets hereafter acquired by any Loan Party which may be deemed to be part of the Collateral) pursuant hereto or thereto other than any Excluded Assets.

5.12    Canadian Pension Plans. In the case of any Canadian Subsidiaries (to the extent any Canadian Pension Plans exist):

(a)    Ensure that, for each Canadian Pension Plan, each Canadian Subsidiary complies, in a timely fashion, with and perform in all material respects all of its obligations under and in respect of such Canadian Pension Plan, including under any funding agreements and all applicable Requirements of Law (including any fiduciary, funding, investment and administration obligations);

(b)    Ensure that all employer or employee payments, contributions or premiums required to be remitted, paid to or in respect of each Canadian Pension Plan and Canadian Multiemployer Plan are paid or remitted by the Canadian Subsidiaries in a timely fashion in accordance with the terms thereof, any funding agreements, the terms of any applicable collective bargaining agreement, and all Requirements of Law;

(c)    Deliver to the Administrative Agent (A) if reasonably requested by the Administrative Agent, copies of each annual and other return, report or valuation with respect to each Canadian Pension Plan as filed with any applicable Governmental Authority; (B) promptly after receipt thereof, a copy of any direction, order, notice, ruling or opinion that any Canadian Subsidiary may receive from any applicable Governmental Authority with respect to any Canadian Pension Plan; and (C) notification within thirty days of the establishment of any Canadian Pension Plan, or the commencement of contributions to any such plan to which such Canadian Subsidiary was not previously contributing, including, for greater certainty, in the event of the acquisition of any Person if such Person sponsors, administers, or participates in, or has any liability or obligation in respect of, a Canadian Pension Plan; and

(d)    Ensure that no Loan Party (without the consent of the Administrative Agent) sponsors, administers, or participates in, or has any liability or obligation in respect of, a Canadian Defined Benefit Plan.

5.13    Designation of Subsidiaries.

(a)    The Lead Borrower may at any time designate any Restricted Subsidiary (other than any Borrower) as an Unrestricted Subsidiary or any Unrestricted Subsidiary (including any Restricted Subsidiary that is an Excluded Subsidiary as a Discretionary Guarantor or any Discretionary Guarantor as an Excluded Subsidiary) as a Restricted Subsidiary by written notice to the Administrative Agent; provided, that (i) immediately before and after such designation, no Event of Default shall have occurred and be continuing or would result therefrom and (ii) unless such designation is using the basket set forth in Section 6.7(r), the Payment Conditions shall be satisfied on a pro forma basis. Each Subsidiary that is a Restricted Subsidiary (as defined in the Term Loan Credit Agreement) shall not be designated as an Unrestricted Subsidiary under this Section 5.13(a) unless it is designated as an Unrestricted Subsidiary (as defined in the Term Loan Credit Agreement) under the Term Loan Credit Agreement substantially contemporaneously therewith.

(b)    The designation of any Subsidiary as an Unrestricted Subsidiary or any Discretionary Guarantor as an Excluded Subsidiary, as applicable, shall constitute an Investment by the Lead Borrower therein at the date of designation in an amount equal to the fair market value of the Lead Borrower Investment therein as determined in good faith by the Lead Borrower and the Investment resulting from such designation must otherwise be in compliance with Section 6.7 (as determined at the time of such designation). The designation of any Unrestricted Subsidiary as a Restricted Subsidiary or any Discretionary Guarantor as an Excluded Subsidiary, as applicable, shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time and a return on any Investment by the Lead Borrower in such Unrestricted Subsidiary; provided, that (i) solely for the purpose of calculating the outstanding amounts of Investments under Section 6.7 made in respect of any Unrestricted Subsidiary being redesignated as a Restricted Subsidiary or any Discretionary Guarantor as an Excluded Subsidiary, as applicable, upon such redesignation the Lead Borrower shall be deemed to continue to have an outstanding Investment in such Subsidiary in an amount (if positive) equal to (a) the Lead Borrower’s Investment in such Subsidiary at the time of such redesignation less (b) the fair market value of the net assets of such Subsidiary at the time of such redesignation attributable to the Lead Borrower’s ownership of such Subsidiary and (ii) solely for purposes of Section 5.9(c) and the Security Documents, any Unrestricted Subsidiary designated as a Restricted Subsidiary shall be deemed to have been acquired on the date of such designation. Any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Lead Borrower.

5.14    Post-Closing Matters. As promptly as reasonably practicable, and in any event within the time periods specified on Schedule 5.14 (or such longer period as the Administrative Agent may agree), after the Closing Date, complete, or cause the applicable Loan Party to complete, such undertakings and deliveries, in each case, as are set forth on Schedule 5.14.

5.15    Limitation on Lines of Business. Engage in only those material lines of business, either directly or through any Restricted Subsidiary, in which any Group Member is engaged on the date of this Agreement or that are reasonably related, incidental, complimentary or ancillary thereto or reasonable extensions thereof.

5.16    Changes in Fiscal Periods. Maintain the fiscal year of Holdings and each Group Member as ending on December 31; provided, that any Group Member may change such fiscal year with the prior written consent of the Administrative Agent (such consent not be unreasonably withheld, delayed or conditioned), or if such change is required by GAAP, in which case, the Lead Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

5.17    Qualifying Equipment.

(a)    Each Qualified Loan Party shall at all times maintain records with respect to Qualifying Equipment reasonably satisfactory to Administrative Agent, keeping correct, detailed and accurate records describing the Qualifying Equipment.

(b)    On and after the date that is ninety (90) days following the Closing Date (or such later date as the Administrative Agent may agree in its reasonable discretion), prior to the date that any Rolling Stock Collateral is included in the Borrowing Base, with respect to the Rolling Stock Collateral subject to certificates of title, the Qualified Loan Parties shall have submitted applications to the relevant state agencies for lien notations in the Administrative Agent’s name with respect to such certificates of title of such Rolling Stock Collateral and delivered, promptly after its receipt of certificates of title noting the Administrative Agent’s interest, all such certificates of title to Administrative Agent, unless the Administrative Agent consents that a third-party administrator acceptable to the Administrative Agent may retain such certificates of title after having entered into a required custody agreement in favor of the Administrative Agent; provided that, in those states where submitting an application to have a Lien noted on a certificate of title for any Rolling Stock Collateral is not sufficient to perfect such Lien under the applicable state law, then in addition, the Administrative Agent shall have received evidence that the Administrative Agent’s Lien with respect to such Rolling Stock Collateral has been noted on the certificate of title, except as the Administrative Agent may otherwise agree.

(c)    Each Qualified Loan Party will keep the Qualifying Equipment of such Qualified Loan Party only at the locations reasonably acceptable to the Administrative Agent, it being understood that the locations specified on Schedule 5.17 or that are otherwise specified from time to time in any Borrowing Base Certificate are acceptable (except for, in each case: (i) Qualifying Equipment out for repair; (ii) Qualifying Equipment in transit between locations; and (iii) Rolling Stock Collateral in “over the road use” retained for the purpose of loading or unloading, fueling, driver scheduling and compliance with hours of service, and other customary trucking use).

SECTION 6.    NEGATIVE COVENANTS

Each Borrower hereby jointly and severally agrees (and, solely with respect to Section 6.12, Holdings and the Lead Borrower, jointly and severally agree) that, so long as any Commitments remain in effect, any undrawn and unexpired Letter of Credit remains outstanding (unless such Letter of Credit has been cash collateralized in a manner consistent with the requirements of Section 2.4(j) or backed by another letter of credit in a manner reasonably satisfactory to the applicable Issuing Bank) or any Loan or other amount (excluding Obligations in respect of any Specified Hedge Agreements, Cash Management Obligations and contingent reimbursement and indemnification obligations, in each case, which are not then due and payable) is owing to any Lender, the Administrative Agent or any Arranger hereunder, each Borrower shall not (and, solely with respect to Section 6.12, Holdings shall not), and shall not permit any of the Restricted Subsidiaries of the Lead Borrower to (and, solely with respect to Section 6.12, permit any Intermediate Parent to):

6.1    Financial Covenant. During each Compliance Period, the Lead Borrower shall not permit (i) the Consolidated Fixed Charge Coverage Ratio for the last Test Period ended prior to the beginning of such Compliance Period for which financial statements have been delivered or were required to be delivered to the Lenders pursuant to Section 5.1(a) or (b) to be less than 1.00:1.00 or (ii) the Consolidated Fixed Charge Coverage Ratio for any Test Period ending thereafter until termination of such Compliance Period to be less than 1.00:1.00.

6.2    Limitation on Indebtedness. Directly or indirectly, create, incur, assume, guaranty or suffer to exist any Indebtedness or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(a)    Indebtedness pursuant to any Loan Document (including Indebtedness under any Incremental Facility and Extended Revolving Credit Commitments);

(b)    intercompany Indebtedness permitted pursuant to Section 6.7;

(c)    Indebtedness consisting of (A) (i) Capital Lease Obligations, (ii) Attributable Indebtedness, to the extent the underlying Sale and Leaseback Transaction giving rise to such Attributable Indebtedness is a Permitted Sale Leaseback or (iii) purchase money obligations (including obligations in respect of mortgage, industrial revenue bond, industrial development bond and similar financings) to finance or refinance (within 270 days of the acquisition or replacement or completion of construction, installation, repair or improvement of such fixed or capital assets, as applicable) the acquisition, replacement, construction, installation, repair or improvement of fixed or capital assets within the limitations set forth in Section 6.3(g) or (B) any Refinancing Indebtedness in respect of the Indebtedness described in clause (A); provided, however, that the aggregate amount of all such Indebtedness described in clauses (A) and (B) at any one time outstanding shall not exceed the greater of $50.0 million and 32.5% of Consolidated EBITDA for the Relevant Reference Period at the time of incurrence thereof calculated on a Pro Forma Basis;

(d)    Indebtedness outstanding on the date hereof and, to the extent such Indebtedness is in excess of $2.5 million, listed on Schedule 6.2(d); provided, that any such Indebtedness owed by any Loan Party to a Subsidiary that is not a Loan Party shall be evidenced by the Subordinated Intercompany Note (or, to the extent customary under applicable Requirements of Law, such other customary note or debt instrument) and subordinated to the Obligations on the terms set forth therein; provided, further, that such note may be delivered after the Closing Date pursuant to Section 5.14;

(e)    Guarantee Obligations, letters of credit, indemnities (including through cash collateralization), surety bonds, performance bonds and similar obligations (i) made in the ordinary course of business by any Group Member of obligations (other than in respect of Indebtedness for borrowed money) of (v) Holdings, (w) any Borrower, (x) any Restricted Subsidiaries, (y) any special purpose entities in connection with any construction or development projects relating to the business of the Group Members or (z) any joint venture of any Group Member, (ii) of any Group Member in respect of Indebtedness otherwise permitted to be incurred by any such Group Member, as the case may be, under this Section 6.2 (other than Section 6.2(d)), and (iii) of any Group Member in respect of Indebtedness of any Unrestricted Subsidiary or joint venture; provided, that (A) in the case of clause (ii), (x) if the Indebtedness being guaranteed is subordinated to the Obligations such guarantee shall be required to be subordinated to the Obligations on terms at least as favorable to the Lenders as those contained in the subordination provisions of such Indebtedness and (y) no Guarantee Obligations, letter of credit, indemnities (including through cash collateralization), surety bond, performance bond or similar obligation by any Restricted Subsidiary in respect of any Indebtedness of any Loan Party shall be permitted pursuant to such clause unless such Restricted Subsidiary is or shall become a Subsidiary Guarantor (it being understood that this proviso shall not prohibit such obligations to the extent incurred under another section of this Section 6.2) and (B) in the case of clauses (ii) and (iii), any such Guarantee Obligation, letter of credit, indemnities (including through cash collateralization), surety bond, performance bonds or similar obligation of a Loan Party in respect of Indebtedness of a Subsidiary or other Person that is not a Loan Party must be permitted as an Investment in such Person pursuant to Section 6.7;

(f)    any other Indebtedness not to exceed the sum of (1) at the time of incurrence, an amount equal to the aggregate amount of Incremental Term Loans (as defined in the Term Loan Credit Agreement as in effect on the date hereof) that could be incurred as Dollar Basket Incremental Debt (as defined in the Term Loan Credit Agreement as in effect on the date hereof) at such time (it being understood that this clause (f)(1) shall be reduced by any Incremental Facilities (as defined in the Term Loan Credit Agreement) or any Incremental Equivalent Debt (as defined in the Term Loan Credit Agreement as in effect on the date hereof) that constitute Dollar Basket Incremental Debt (as defined in the Term Loan Credit Agreement as in effect on the date hereof)) and (2) additional amounts so long as (x) in the case of Indebtedness that is secured by a Lien on any Term Priority Collateral (as defined in the ABL Intercreditor Agreement) that is pari passu with the Liens securing the Term Loan Obligations, the First Lien Net Leverage Ratio does not exceed either (A) 4.50:1.00 or (B) in the case of any

Indebtedness incurred pursuant to this clause (f)(2)(x) to finance a Permitted Acquisition or similar Investment permitted hereunder, if greater, the First Lien Net Leverage Ratio as of the Relevant Reference Period, (y) in the case of Indebtedness that is secured by a Lien on any Collateral that is junior to the Liens securing the Term Loan Obligations, the Secured Net Leverage Ratio does not exceed either (A) 6.00:1.00 or (B) in the case of any Indebtedness incurred under this clause (f)(2)(y) to finance a Permitted Acquisition or similar Investment permitted hereunder, if greater, the Secured Net Leverage Ratio as of the Relevant Reference Period and (z) in the case of Indebtedness that is unsecured or is secured by assets of Non-Loan Party Subsidiaries either (at the election of the Borrower) (I) the Total Net Leverage Ratio does not exceed either (A) 6.00:1.00 or (B) in the case of any Indebtedness incurred under this clause (f)(2)(z) to finance a Permitted Acquisition or similar Investment permitted hereunder, if greater, the Total Net Leverage Ratio as of the Relevant Reference Period or (II) the Interest Coverage Ratio is not less than either (A) 2.00:1.00 or (B) in the case of any Indebtedness incurred under this clause (f)(2)(z) to finance a Permitted Acquisition or similar Investment permitted hereunder, if less, the Interest Coverage Ratio as of the Relevant Reference Period, in each case determined on a Pro Forma Basis (after giving effect to any Pro Forma Transaction, including any acquisition consummated with the proceeds of such Indebtedness); provided, that (i) solely for purposes of determining the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio and the Total Net Leverage Ratio for purposes of permitting the incurrence of Permitted Ratio Debt pursuant to this clause (f), the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio and the Total Net Leverage Ratio shall be determined without netting the proceeds from the incurrence of such Permitted Ratio Debt (it being understood, for the avoidance of doubt, that such proceeds, to the extent constituting cash or Cash Equivalents, may be netted for subsequent determinations of the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio or the Total Net Leverage Ratio) and (ii) any Permitted Ratio Debt incurred under clause (1) above or any borrowing under this Agreement incurred substantially concurrently with any Permitted Ratio Debt incurred under clause (2) shall not be included for purposes of determining the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio or the Total Net Leverage Ratio, as the case may be, in connection with the incurrence of such Permitted Ratio Debt incurred under clause (2); provided, further, that (1) no Permitted Ratio Debt shall have a final maturity date earlier than 91 days following the then Latest Maturity Date and (2) Permitted Ratio Debt shall not have a Weighted Average Life to Maturity that is shorter than the remaining term of the Revolving Credit Facility(the Indebtedness incurred pursuant to this clause (f) being, “Permitted Ratio Debt”); provided, further, (x) any Permitted Ratio Debt incurred in reliance on clause (1) above may be reclassified as the Borrower elects from time to time as incurred in reliance on clause (2) if the Borrower is able to satisfy the applicable incurrence test in respect of clause (2) at such time on a Pro Forma Basis and (y) if the applicable ratio for the incurrence of any such Permitted Ratio Debt under clause (2) above would be satisfied on a Pro Forma Basis as of the end of any Relevant Reference Period, the reclassification in the foregoing clause (x) shall be deemed to have occurred automatically;

(g)    Indebtedness of any Group Member or of any Person that becomes a Restricted Subsidiary, in each case, (I) to the extent assumed in connection with a Permitted Acquisition or other acquisition permitted under Section 6.7 and not incurred in contemplation of such Permitted Acquisition or other acquisition in an unlimited amount plus (II) additional amounts not to exceed the sum of (1) $40.0 million and 25.5% of Consolidated EBITDA for the Relevant Reference Period and (2) additional amounts to the extent constituting Permitted Ratio Debt permitted to be incurred in accordance with Section 6.2(f); provided that, in the clause (II) above, (A) such Indebtedness shall not have a final maturity date that is earlier than 91 days following the Latest Maturity Date and (B) such Indebtedness shall not have a Weighted Average Life to Maturity that is shorter than the remaining term of the Revolving Credit Facility;

(h)    Indebtedness (including Guarantee Obligations in respect thereof) under the Term Loan Documents in an aggregate amount not to exceed the sum of (i) $450.0 million plus (ii) an amount equal to the aggregate principal amount of any Incremental Facility (as defined in the Term Loan Credit Agreement as in effect on the date hereof) (including any Refinancing Indebtedness in respect of thereof);

(i)    Indebtedness consisting of promissory notes issued by any Loan Party or other Restricted Subsidiary to current or former officers, directors, managers, consultants and employees, or their respective estates, executors, administrators, heirs, legatees, distributees, spouses or former spouses, to finance the purchase or redemption of Capital Stock of the Lead Borrower (or any direct or indirect parent thereof) to the extent such purchase or redemption is permitted under Section 6.6(b);

(j)    Indebtedness in respect of Cash Management Services, Cash Management Obligations or Cash Management Obligations (as defined in the Term Loan Credit Agreement as in effect on the date hereof), in each case in the ordinary course of business, and Indebtedness arising from the endorsement of instruments or other payment items for deposit and the honoring by a bank or other financial institution of instruments or other payments items drawn against insufficient funds;

(k)    to the extent constituting Indebtedness, (1) indemnification, (2) deferred purchase price adjustments, (3) earn-outs and (4) promissory notes or other Indebtedness that constitutes “seller financings” in respect of Permitted Acquisitions or other similar Investments permitted hereunder or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business or assets or any Investment permitted to be acquired or made hereunder; provided that, in case of this Section 6.2(k)(4), (A) such Indebtedness shall not have a final maturity date that is earlier than 91 days following the Latest Maturity Date and (B) such Indebtedness shall not have a Weighted Average Life to Maturity that is shorter than the remaining term of the Revolving Credit Facility;

(l)    Indebtedness of Non-Loan Party Subsidiaries in an aggregate principal amount (for all Non-Loan Party Subsidiaries that incur Indebtedness under this clause (l)) not to exceed at any time the sum of (1) the greater of (A) $55.0 million and (B) 35.5% of Consolidated EBITDA for the Relevant Reference Period at the time of incurrence thereof plus (2) additional amounts to the extent incurred in the form of ordinary course asset based or working capital credit facilities that are secured solely on assets of Non-Loan Party Subsidiaries and non-recourse to any Loan Party;

(m)    (A) Indebtedness consisting of the financing of insurance premiums in the ordinary course of business and (B) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business or consistent with past practice;

(n)    Indebtedness in respect of Hedge Agreements, Specified Hedge Agreements or Specified Hedge Agreements (as defined in the Term Loan Credit Agreement as in effect on the date hereof) entered into not for speculative purposes;

(o)    additional Indebtedness in an aggregate principal amount not to exceed at any time the greater of (A) $65.0 million and (B) 40.0% of Consolidated EBITDA for the Relevant Reference Period at the time of incurrence thereof;

(p)    (i) Permitted Term Loan Refinancing Indebtedness (as defined in the Term Loan Credit Agreement as in effect on the date hereof), (ii) Incremental Equivalent Debt (as defined in the Term Loan Credit Agreement as in effect on the date hereof), (iii) Permitted Exchange Notes (as defined in the Term Loan Credit Agreement as in effect on the date hereof), (iv) any Refinancing Indebtedness in respect of any of the foregoing and (v) Guarantee Obligations by the Guarantors in respect of each of the foregoing;

(q)    Indebtedness representing deferred compensation or similar obligations to employees of the Lead Borrower and its Subsidiaries incurred in the ordinary course of business;

(r)    Indebtedness consisting of obligations of the Group Members under deferred compensation or other similar arrangements with employees incurred by such Person in connection with acquisitions of Persons or businesses or divisions;

(s)    Indebtedness in respect of letters of credit, surety bonds, bank guarantees, bankers’ acceptances or similar instruments issued or created in the ordinary course of business in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims; provided, that upon the drawing of such letter of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 45 days (or such longer period as may be agreed upon by the Administrative Agent) unless the amount or validity of such obligations are being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Lead Borrower or its Restricted Subsidiaries, as the case may be;

(t)    Indebtedness in respect of self-insurance obligations, supply chain financing transactions, statutory obligations, trade contracts, governmental contracts (other than for borrowed money), performance, tender, bid, release, stay, customs, appeal, surety, documentary letters of credit, performance and/or return of money bonds, completion guarantees, leases and similar obligations provided by or obtained by any Group Member, in each case in the ordinary course of business, and Guarantee Obligations, indemnities (including through cash collateralization), letters of credit, surety bonds (including any Surety Bonds), performance bonds and similar instruments supporting such obligations;

(u)    Indebtedness in an amount not to exceed the greater of (A) $30.0 million and (B) 20.0% of Consolidated EBITDA for the Relevant Reference Period at the time of incurrence thereof incurred by a Permitted Receivables Financing Subsidiary in a Permitted Receivables Financing or by a Qualified Securitization Subsidiary in a Qualified Securitization Facility, in each case that is not recourse to the Lead Borrower or any other Group Member other than (A) one or more Permitted Receivables Financing Subsidiaries or Qualified Securitization Subsidiaries, as applicable, and (B) pursuant to Standard Securitization Undertakings;

(v)    Refinancing Indebtedness in respect of Indebtedness permitted under Section 6.2(d), (f), (g), (h), (l), (o), (u), (y) or (aa) (it being understood and agreed that to the extent that any Indebtedness incurred under Section 6.2(f), (g), (l), (o), (u), (y) or (aa) is refinanced with Refinancing Indebtedness under this clause (v), then the aggregate outstanding principal amount of such Refinancing Indebtedness shall also be deemed to utilize the related basket under the applicable clause of this Section 6.2 on a dollar-for-dollar basis (it being further understood that a Default shall be deemed not to have occurred solely to the extent that the incurrence of Refinancing Indebtedness would cause the permitted amount under such clause of this Section 6.2 to be exceeded and such excess shall be permitted hereunder));

(w)    [reserved];

(x)    Indebtedness supported by a Letter of Credit, in a principal amount not in excess of the stated amount of such Letter of Credit;

(y)    additional Indebtedness in an amount not to exceed the amount of capital contributions made to the Lead Borrower, or the amount of proceeds from the issuance of Qualified Capital Stock issued by the Lead Borrower, in each case since the Closing Date (so long as such capital contributions do not constitute a Cure Amount);

(z)    unsecured Indebtedness owed to a Permitted Investor or Affiliate thereof that is expressly subordinate and junior in right of payment to the Obligations pursuant to subordination arrangements in form and substance reasonably acceptable to the Administrative Agent; provided, that such Indebtedness shall (i) have a final maturity no earlier than the date that is 91 days after the Latest Maturity Date at the time of issuance, (ii) not require any payments of interest in cash or other amounts in respect of principal in cash prior to the date that is 91 days after the Latest Maturity Date at the time of issuance, (iii) not be subject to any amortization prior to the final maturity thereof, or be subject to any mandatory redemption or prepayment provisions or rights (except customary asset sale or change of control provisions) and (iv) not be subject to any financial maintenance covenant;

(aa)    so long as the Payment Conditions are satisfied on a Pro Forma Basis, unlimited Indebtedness (“Permitted Payment Conditions Debt”); provided that (1) such Indebtedness does not have a final maturity date earlier than 91 days following the then Latest Maturity Date and (2) any scheduled amortization in respect of such Indebtedness does not exceed 1.00% per annum; and

(bb)    to the extent constituting Indebtedness, all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in Section 6.2(a) through (aa) above;

(cc)    unsecured guarantees by any Borrower or any other Group Member of the obligations of any other Group Member under operating leases or other obligations that do not constitute Indebtedness, in each case, entered into in the ordinary course of business; and

(dd)    additional Indebtedness of the Canadian Loan Parties in an aggregate principal amount not to exceed at any time the greater of (A) $20 million and (B) 12.5% of Consolidated EBITDA for the Relevant Reference Period at the time of incurrence thereof (such indebtedness being, the “Canadian Term Loan”);

provided, that to the extent any Indebtedness incurred in reliance on clause (f), (g), (h), (l), (o) and (y) of this Section 6.2 is used to finance, in whole or in part, any Limited Condition Transaction, then for purposes of determining compliance under such clause, the Lead Borrower shall have the option of making the applicable determination as of the date the definitive documentation for such Permitted Acquisition or permitted Investment is executed, or the redemption or prepayment notice is given (and the applicable financial ratios or basket shall be calculated as if the Limited Condition Transaction and other Pro Forma Transactions in connection therewith, were consummated on such date until consummated or terminated); provided that the foregoing proviso shall be not applicable for purposes of Section 4.2 (other than Section 4.2(a) and (b)) if the Lead Borrower elects to have such determinations occur as of the date such definitive agreement or redemption or prepayment notice, any related incurrence of Indebtedness or Liens shall be deemed to have occurred on such date and outstanding thereafter for purposes of subsequently calculating any ratios under this Agreement after such date and before the consummation of such Limited Condition Transaction and to the extent baskets were utilized in satisfying any covenants, such baskets shall be deemed utilized, but any calculation of Consolidated EBITDA for purposes of other incurrences of Indebtedness or Liens or determining the permissibility of other transactions (not related to such Limited Condition Transaction) shall not reflect such Limited Condition Transaction until it is closed.

For purposes of determining compliance with any US Dollar-denominated restriction on the incurrence or refinancing of Indebtedness, the US Dollar Equivalent principal amount of Indebtedness denominated in a Foreign Currency shall be calculated based on the relevant currency Spot Rate in effect on the date such Indebtedness was incurred or refinanced, in the case of term debt, or first committed or refinanced, in the case of revolving credit debt; provided, that if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a Foreign Currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable US Dollar-denominated restriction to be exceeded if calculated at the relevant currency Spot Rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such US Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased, plus the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing.

To the extent otherwise constituting Indebtedness, the accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness shall be deemed not to be Indebtedness for purposes of this Section 6.2. The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the accreted amount thereof.

6.3    Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except for:

(a)    Liens for Taxes, assessments or governmental charges or levies, or other statutory obligations, not at the time delinquent or that are being contested in good faith by appropriate proceedings (provided, that adequate reserves with respect to such proceedings are maintained on the books of the Lead Borrower or the applicable Restricted Subsidiary, as the case may be, in conformity with GAAP);

(b)    (i) carriers’, warehousemen’s, landlords’, mechanics’, contractors’, materialmen’s, repairmen’s or other like Liens imposed by law or arising in the ordinary course of business which secure amounts that are not overdue for a period of more than 60 days or if more than 60 days overdue, are unfiled and no action has been taken to enforce such Lien, or that are being contested in good faith by appropriate proceedings (provided, that adequate reserves with respect to such proceedings are maintained on the books of the Group Members in conformity with GAAP), (ii) Liens of customs and revenue authorities to secure payment of customs duties in connection with the importation of goods in the ordinary course of business and (iii) Liens on specific items of inventory or other goods and proceeds thereof of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or such other goods in the ordinary course of business;

(c)    (i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit, surety bonds, performance bonds or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to any Group Member;

(d)    Liens incurred in connection with, or deposits by or on behalf of any Group Member to secure, the performance of self-insurance obligations (solely in the case of such self-insurance obligations, if and to the extent required by applicable Requirements of Law), supply chain financing arrangements, bids, trade contracts and governmental contracts (other than Indebtedness for borrowed money), leases, statutory obligations, surety, stay, customs and appeal bonds, performance and/or return of money bonds, completion guarantees and other obligations of a like nature (including those to secure health and safety or environmental obligations) incurred in the ordinary course of business;

(e)    easements, rights-of-way, covenants, conditions and restrictions, trackage rights, restrictions (including zoning restrictions or similar rights reserved to or vested in any Governmental Authority to control or regulate the use of any real property and Liens to public utilities or any municipality when required in connection with the supply of services or utilities to a Loan Party), encroachments, protrusions and other similar encumbrances and title defects incurred in the ordinary course of business that, in the aggregate, do not materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the Group Members taken as a whole; provided, that none of the foregoing secures Indebtedness for borrowed money;

(f)    Liens (i) in existence on the date hereof (or, for title insurance policies issued in accordance with Section 5.9, on the date of such policies, including if disclosed on such title policies) and either (x) listed on Schedule 6.3(f), in the case of Liens in existence on the date hereof, or (y) on real property that would be disclosed by an updated title report for any real property and (ii) any replacement, renewal or extension of any such Lien permitted under subclause (i) of this clause (f); provided, that (I) such replaced, renewed or extended Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 6.2(c), and (B) proceeds and products thereof, and (II) the replacement, renewal or extension of the obligations secured or benefited by such Liens is permitted under Section 6.2;

(g)    Liens securing Indebtedness incurred pursuant to Section 6.2(c) (and related obligations, including Capital Lease Obligations and Attributable Indebtedness); provided, that (i) such Liens (other than Liens securing Indebtedness that is Permitted Refinancing of Indebtedness originally incurred under Section 6.2(c)) shall be created within 270 days of the acquisition or replacement or completion of construction, installation, repair or improvement or refinancing of such fixed or capital assets, as applicable, (ii) such Liens do not at any time encumber any Property other than the Property acquired, constructed, installed, repaired, improved or financed by such Indebtedness when such Indebtedness was originally incurred, and the proceeds and products of and accessions to such Property, and (iii) the principal amount of Indebtedness initially secured thereby is not more than 100% of the purchase price or cost of construction, installation, repair or improvement of such fixed or capital asset; provided, further, that, in each case, individual financings of equipment and other assets provided by one lender or lessor may be cross collateralized to other outstanding financings of equipment and other assets provided by such lender or lessor;

(h)    Liens created pursuant to the Loan Documents (including Liens securing any Incremental Facility, Extended Revolving Credit Commitments, Specified Hedge Agreements and Cash Management Obligations, including, with respect to any Specified Hedge Agreements, Liens created pursuant to the Loan Documents on any margin or collateral posted by any Group Member under a Specified Hedge Agreement as a result of any regulatory requirement, swap clearing organizations, or other similar regulations, rule, or requirement);

(i)    any interest or title of a lessor or sublessor under any lease or sublease or real property license or sub-license entered into by any Group Member in the ordinary course of its business and covering only the assets so leased, subleased, licensed or sub-licensed;

(j)    Liens in connection with attachments or judgments or orders in circumstances not constituting an Event of Default under Section 7.1(h);

(k)    Liens existing on property at the time of its acquisition or existing on the property of a Person that becomes a Restricted Subsidiary of the Lead Borrower after the date hereof (including any replacements, renewals or extensions thereof); provided, that (i) any Indebtedness secured thereby is permitted under Section 6.2(g) or is Refinancing Indebtedness in respect thereof, (ii) such Liens cover solely the Property so acquired or the Property of the Person that became a Restricted Subsidiary and are not expanded to cover additional Property (other than proceeds and products thereof and accessions thereto) and (iii) the Administrative Agent may in its reasonable discretion require any Liens on ABL Priority Collateral (as defined in the ABL Intercreditor Agreement) securing Indebtedness incurred under Section 6.2(g) in excess of $100.0 million be junior to the Liens on ABL Priority Collateral securing the Obligations pursuant to the ABL Intercreditor Agreement or another intercreditor agreement reasonably acceptable to the Administrative Agent;

(l)    Liens securing (x) Indebtedness permitted under Section 6.2(h) or any Refinancing Indebtedness in respect thereof, (y) obligations arising under any Specified Hedge Agreements (as defined in the Term Loan Credit Agreement as in effect on the date hereof) entered into not for speculative purposes or (z) Cash Management Obligations (as defined in the Term Loan Credit Agreement as in effect on the date hereof) in the ordinary course of business; provided, that any Liens on ABL Priority Collateral shall be junior to the Liens securing the Obligations pursuant to the ABL Intercreditor Agreement and/or another intercreditor agreement reasonably acceptable to the Administrative Agent;

(m)    Liens on insurance policies and the proceeds thereof securing insurance premium financing permitted hereunder;

(n)    Liens arising out of conditional sale, installment sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Group Member in the ordinary course of business;

(o)    (i) Liens of a collection bank arising under Section 4-208 of the Uniform Commercial Code on the items in the course of collection, (ii) Liens attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and not for speculative purposes and (iii) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to accounts and cash and Cash Equivalents on deposit in accounts maintained by any Group Member (including any restriction on the use of such cash and Cash Equivalents or investment property), in each case under this clause (iii) granted in the ordinary course of business in favor of the banks or other financial or depositary institution with which such accounts are maintained, securing amounts owing to such Person with respect to Cash Management Services (including operating account arrangements and those involving pooled accounts and netting arrangements); provided, that, in the case of this clause (iii), unless such Liens arise by operation of applicable law, in no case shall any such Liens secure (either directly or indirectly) any Indebtedness for borrowed money;

(p)    licenses and sub licenses of Intellectual Property granted by any Group Member;

(q)    Liens arising from Uniform Commercial Code or PPSA (or equivalent statutes) financing statement filings regarding operating leases or consignments entered into by the Lead Borrower and its Restricted Subsidiaries in the ordinary course of business or consistent with industry practice or purported Liens evidenced by the filing of precautionary Uniform Commercial Code or PPSA (or equivalent statutes) financing statements or similar public filings and not relating to Indebtedness for borrowed money;

(r)    Liens on property rented to, or leased by, any Group Member pursuant to a Permitted Sale Leaseback; provided, that (i) such Liens do not encumber any other property of any Group Member and the proceeds and products of and accessions to such property, and (ii) such Liens secure only the Attributable Indebtedness incurred in connection with such Sale and Leaseback Transaction;

(s)    Liens on (i) the assets (including Capital Stock) owned by any Non-Loan Party Subsidiaries that secure Indebtedness or other obligations of Non-Loan Party Subsidiaries permitted under this Agreement, (ii) the Capital Stock of Non-Loan Party Subsidiaries or joint ventures, securing Indebtedness of such Non-Loan Party Subsidiaries or joint ventures permitted under Section 6.2 (and related obligations) or (iii) the Capital Stock of Unrestricted Subsidiaries;

(t)    Liens on the Collateral securing obligations in respect of Permitted Pari Passu Secured Refinancing Debt, Permitted Junior Secured Refinancing Debt (as defined in the Term Loan Credit Agreement), any Incremental Equivalent Debt (other than unsecured Incremental Equivalent Debt) or any Permitted Debt Exchange Notes (in each case, as defined in the Term Loan Credit Agreement as in effect as of the date hereof), and any Permitted Refinancing of, and any Guarantee Obligations by the Guarantors in respect of, any of the foregoing; provided, that any Liens on ABL Priority Collateral are junior to the Liens securing the Obligations pursuant to the ABL Intercreditor Agreement or another intercreditor agreement reasonably acceptable to the Administrative Agent;

(u)    good faith earnest money deposits made in connection with a Permitted Acquisition or any other Investment (other than Investments under Section 6.7(q)) or letter of intent or purchase agreement permitted hereunder;

(v)    Liens not otherwise permitted by this Section 6.3 so long as the aggregate amount of obligations secured thereby does not exceed the greater of $65.0 million and 40.0% of Consolidated EBITDA for the Relevant Reference Period at the time of incurrence thereof; provided that (i) Liens permitted pursuant to this clause (v) may be junior to or pari passu with Liens on any Term Priority Collateral (as defined in the ABL

Intercreditor Agreement) and (ii) any such Liens on ABL Priority Collateral are junior to the Liens securing the Obligations and the agent or other representative for the holders of such Liens shall have become a party to the ABL Intercreditor Agreement or another intercreditor agreement reasonably acceptable to the Administrative Agent;

(w)    Liens securing Refinancing Indebtedness permitted under Section 6.2(v) (and related obligations) if such Liens are permitted to secure such Indebtedness in accordance with the definition of “Refinancing Indebtedness”;

(x)    Liens in favor of Holdings, any Borrower or any Subsidiary Guarantor securing intercompany Indebtedness permitted hereunder;

(y)    Liens (i) on cash advances or deposits in favor of the seller of any property to be acquired in a Permitted Acquisition or an Investment permitted pursuant to Section 6.7 to be applied against the purchase price for such Investment or (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 6.5, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(z)    (i) Liens deemed to exist in connection with Investments in repurchase agreements under Section 6.7; provided, that such Liens do not extend to any assets other than those assets that are the subject of such repurchase agreement, and (ii) reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts maintained in the ordinary course of business and not for speculative purposes;

(aa)    Liens that are customary contractual rights of setoff relating to purchase orders and other agreements entered into with customers of any Group Member in the ordinary course of business;

(bb)    Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of the Group Members;

(cc)    ground leases in respect of real property on which facilities owned or leased by any Group Member are located;

(dd)    Liens on Permitted Receivables Financing Assets securing any Permitted Receivables Financing and Liens on Qualified Securitization Assets securing any Qualified Securitization Facility;

(ee)    Liens securing obligations in respect of trade-related letters of credit permitted under Section 6.2 and incurred in the ordinary course of business of the Group Members and covering the goods (or the documents of title in respect of such goods) financed by such letters of credit and the proceeds and products thereof;

(ff)    Liens securing Indebtedness permitted under Section 6.2(f) (other than Permitted Ratio Debt that constitutes unsecured Indebtedness), which may be secured by the Collateral; provided, that any Liens on ABL Priority Collateral are junior to the Liens securing the Obligations and the relative Lien priority in respect of any such Indebtedness shall be set forth in the ABL Intercreditor Agreement or another intercreditor agreement reasonably acceptable to the Administrative Agent and the Borrowers;

(gg)    Liens (i) on cash and Cash Equivalents to secure obligations under Hedge Agreements of the type described in Section 6.2(n), including Liens on any margin or collateral posted by any Group Member under any such Hedge Agreement as a result of any regulatory requirement, swap clearing organizations, or other similar regulations, rule, or requirement, and (ii) securing obligations of the type described in Section 6.2(j)

(excluding Cash Management Obligations and Cash Management Obligations (as defined in the Term Loan Credit Agreement as in effect on the date hereof));

(hh)    Liens securing Permitted Payment Conditions Debt; provided that (i) Liens permitted pursuant to this clause (hh) may be junior or pari passu with Liens on any Term Priority Collateral (as defined in the ABL Intercreditor Agreement) and (ii) any such Liens on ABL Priority Collateral are junior to the Liens securing the Obligations and the agent or other representative for the holders of such Liens shall have become a party to the ABL Intercreditor Agreement or another intercreditor agreement reasonably acceptable to the Administrative Agent;

(ii)    undetermined or inchoate Liens arising or potentially arising under statutory provisions which have not at the time been filed or registered in accordance with Requirements of Law or of which written notice has not been duly given in accordance with Requirements of Law or which although filed or registered, relate to obligations not due or delinquent;

(jj)    any encumbrance or restriction on cash or other deposits or net worth imposed by customers under agreements entered into in the ordinary course of business or consistent with past practice;

(kk)    customary provisions in leases, licenses, shareholder agreements, joint venture agreements and other similar agreements, organizational documents and instruments;

(ll)    restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Lead Borrower or any of the Restricted Subsidiaries is a party entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance of solely the property or assets of the Lead Borrower or such Restricted Subsidiary that are the subject of such agreement or the payment rights arising thereunder (and any accessions and additions thereto and any improvements, proceeds and products thereof) and does not extend to any other asset or property of the Lead Borrower or such Restricted Subsidiary or the assets or property of another Restricted Subsidiary;

(mm)    any encumbrance or restriction with respect to a Restricted Subsidiary that was previously an Unrestricted Subsidiary pursuant to or by reason of an agreement that such Subsidiary is a party to or entered into before the date on which such Subsidiary became a Restricted Subsidiary; provided that such agreement was not entered into in anticipation of an Unrestricted Subsidiary becoming a Restricted Subsidiary and any such encumbrance or restriction does not extend to any assets or property of the Lead Borrower or any other Restricted Subsidiary other than the assets and property of such Subsidiary;

(nn)    encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order, or required by any regulatory authority;

(oo)    Liens that relate to the reservations in any original grants from the Crown of any lands or interests therein;

(pp)    Liens securing the Canadian Term Loans; provided that, (x) Liens on assets and property that constitute assets of the type included in the Canadian Borrowing Base or otherwise constitute assets of the type included as ABL Priority Collateral shall be junior to the Liens securing the Obligations, (y) Liens on assets and property other than assets and property described in the foregoing clause (x) may be senior to the Liens securing the Obligations (“Canadian Term Loan Priority Collateral”) and (z) the administrative agent or other representative for the holders of the Liens securing the Canadian Term Loan shall have entered into the Canadian Intercreditor Agreement;

(qq)    any encumbrance or restriction pursuant to an agreement or instrument effecting a refinancing of Indebtedness incurred pursuant to, or that otherwise refinances, an agreement or instrument referred to in clauses (a) through (pp) of this Section 6.3 or this clause (qq) (an “Initial Agreement”) or contained in any amendment, supplement or other modification to an agreement referred to in clauses (a) through (pp) of this Section 6.3 or this clause (qq); provided, however, that the encumbrances and restrictions with respect to the Lead Borrower or such Restricted Subsidiary contained in any such agreement or instrument are no less favorable in any material respect to the Lenders taken as a whole than the encumbrances and restrictions contained in the Initial Agreement or Initial Agreements to which such refinancing or amendment, supplement or other modification relates (as determined in good faith by the Lead Borrower); and

6.4    Limitation on Fundamental Changes. Consummate any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself, or Dispose of all or substantially all of its Property or business, except that:

(a)    so long as no Event of Default has occurred and is continuing or would result therefrom (x) any merger, consolidation or amalgamation or other transaction the sole purpose of which is to (i) reincorporate or reorganize any Group Member (other than any Borrower) in any Qualified Jurisdiction, (ii) reincorporate or reorganize any US Borrower in any State of the United States, (iii) reincorporate or reorganize any Canadian Borrower in any province or territory of Canada or (iv) change the form of entity, shall be permitted and (y) any Group Member may be merged, consolidated or amalgamated with or into any other Group Member; provided, that, in each case of clauses (x) and (y), (A) in the case of any merger, consolidation or amalgamation involving any Borrower, such Borrower shall be the continuing, surviving or resulting entity and the Capital Stock of such Borrower shall remain Pledged Capital Stock and (B) in the case of any merger, consolidation or amalgamation involving one or more Subsidiary Guarantors (and not a Borrower), a Subsidiary Guarantor shall be the continuing, surviving or resulting entity or substantially simultaneously with such transaction, the continuing, surviving or resulting entity shall become a Subsidiary Guarantor and the Borrowers shall comply with Section 5.9 in connection therewith (unless such transaction would otherwise constitute an Investment permitted under Section 6.7(l), (r), (s) or (ee));

(b)    any Restricted Subsidiary of the Lead Borrower may Dispose of all or substantially all of its Property or business, including by way of a merger, amalgamation, dissolution, liquidation or consolidation, (i) to the Lead Borrower or any Subsidiary Guarantor or (ii) pursuant to a Disposition permitted under Section 6.5;

(c)    any Non-Loan Party Subsidiary may Dispose of all or substantially all of its assets to any other Non-Loan Party Subsidiary;

(d)    any merger, consolidation or amalgamation that is contemplated by, and occurs substantially simultaneously with, the Transactions shall be permitted;

(e)    any Investment permitted under Section 6.7 may be structured as a merger, consolidation or amalgamation; provided, that in the case of any such merger, consolidation or amalgamation of a Loan Party, the surviving, continuing or resulting legal entity of such merger, consolidation or amalgamation is a Loan Party (or substantially simultaneously with such transaction, the continuing, surviving or resulting entity shall become a Loan Party) (unless such transaction would otherwise constitute an Investment permitted under Section 6.7(l), (r), (s) or (ee)) and the Lead Borrower shall comply with Section 5.9 in connection therewith;

(f)    any Restricted Subsidiary of the Lead Borrower may dissolve, liquidate or wind up its affairs at any time if the Lead Borrower determines in good faith that such dissolution, liquidation or winding up is in the best interest of the Group Members, and not materially disadvantageous to the Lenders (as determined by the Lead Borrower in good faith) (provided, that in the case of any dissolution, liquidation or winding up of a Restricted Subsidiary that is a Subsidiary Guarantor or Additional Borrower, such Subsidiary shall at or before the time of such dissolution, liquidation or winding up transfer its assets to the Lead Borrower or another Subsidiary Guarantor unless such Disposition of assets is permitted under Section 6.5);

(g)    a merger, amalgamation, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 6.5;

(h)    a merger, amalgamation, dissolution, liquidation, consolidation or Disposition in connection with reorganizations and other activities related to Tax planning and reorganization, so long as after giving effect thereto, the security interests of the Secured Parties in the Collateral and the guarantees under the Security Documents, taken as a whole, are not materially impaired;

(i)    so long as no Event of Default has occurred and is continuing or would result therefrom, any US Borrower may merge or consolidate with (or dispose of all or substantially all of its assets to) any other Person; provided that (x) such US Borrower will be the continuing or surviving Person or (y) if (i) the Person formed by or surviving any such merger or consolidation is not such US Borrower, (ii) such US Borrower is not the Person into which the applicable Person has been liquidated or (iii) in connection with a disposition of all or substantially all of such US Borrower’s assets, the Person that is the transferee of such assets is not such US Borrower (any such Person described in the preceding clauses (i) through (iii), a “Successor US Borrower”), then such Successor US Borrower will (1) be an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia, (2) expressly assume all of the obligations of such US Borrower under this Agreement and the other Loan Documents to which such US Borrower is a party and (3) pledge 100% of the equity interests of such US Borrower (or any Intermediate Parent, as applicable) to the Administrative Agent as Collateral to secure the Obligations in accordance with the Guarantee and Collateral Agreement or otherwise in form and substance reasonably satisfactory to the Administrative Agent and the Lead Borrower, (iv) the Administrative Agent shall have received at least three (3) Business Days prior to the such transaction all documentation and other information in respect of such Successor US Borrower required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, (v) each Loan Party other than such US Borrower unless it is the other party to such merger, consolidation or disposition, shall have reaffirmed, pursuant to an agreement in form and substance reasonably satisfactory to the Administrative Agent, that is guarantee of and grant of any Liens as security for the Obligations shall apply to such Successor US Borrowers’ obligations under this Agreement and the other Loan Documents and (vi) such Successor US Borrower shall, immediately following such merger, consolidation or disposition, directly or indirectly own all of the Subsidiaries owned by such US Borrower immediately prior to such transaction; provided, further, that if the foregoing are satisfied, such Successor US Borrower will succeed to, and be substituted for, such Borrower under this Agreement; and

(j)    so long as no Event of Default has occurred and is continuing, any Canadian Borrower may merge, amalgamate or consolidate with (or dispose of all or substantially all of its assets to) any other Person; provided that (x) such Canadian Borrower will be the continuing or surviving Person or (y) if (i) the Person formed by or surviving any such merger, amalgamation or consolidation is not such Canadian Borrower, (ii) such Canadian Borrower is not the Person into which the applicable Person has been liquidated or (iii) in connection with a disposition of all or substantially all of such Canadian Borrower’s assets, the Person that is the transferee of such assets is not such Canadian Borrower (any such Person described in the preceding clauses (i) through (iii), a “Successor Canadian Borrower”), then such Successor Canadian Borrower will (1) be an entity organized or existing under the laws of Canada or any province or territory thereof, (2) expressly assume all of the obligations of such Canadian Borrower under this Agreement and the other Loan Documents to which such Canadian Borrower is a party and (3) pledge 100% of the equity interests of such Canadian Borrower (or any Intermediate Parent, as applicable) to the Administrative Agent as Collateral to secure the Obligations in accordance with the Guarantee and Collateral Agreement or otherwise in form and substance reasonably satisfactory to the Administrative Agent and the Lead Borrower, (iv) the Administrative Agent shall have received at least three (3) Business Days prior to the such transaction all documentation and other information in respect of such Successor Canadian Borrower required under applicable “know your customer” and anti-money laundering rules and regulations, including the

USA PATRIOT Act and Canadian Anti-Money Laundering Laws, (v) each Loan Party other than such Canadian Borrower unless it is the other party to such merger, amalgamation, consolidation or disposition, shall have reaffirmed, pursuant to an agreement in form and substance reasonably satisfactory to the Administrative Agent, that is guarantee of and grant of any Liens as security for the Obligations shall apply to such Successor Canadian Borrowers’ obligations under this Agreement and the other Loan Documents and (vi) such Successor Canadian Borrower shall, immediately following such merger, amalgamation, consolidation or disposition, directly or indirectly own all of the Subsidiaries owned by such Canadian Borrower immediately prior to such transaction; provided, further, that if the foregoing are satisfied, such Successor Canadian Borrower will succeed to, and be substituted for, such Canadian Borrower under this Agreement.

6.5    Limitation on Disposition of Property. Dispose of any of its Property (including receivables and leasehold interests), whether now owned or hereafter acquired, or, in the case of any Restricted Subsidiary, issue or sell any shares of such Restricted Subsidiary’s Capital Stock to any Person, except:

(a)    the Disposition of obsolete or worn out property in the ordinary course of business;

(b)    the sale of inventory and other assets held for sale in the ordinary course of business or consistent with past practice;

(c)    Dispositions permitted under Section 6.4 (other than Section 6.4(b)(ii));

(d)    (i) the sale or issuance of any Restricted Subsidiary’s Capital Stock to any Loan Party or the sale or issuance of any Excluded Subsidiary’s Capital Stock to another Restricted Subsidiary; provided, that the Guarantors’ collective ownership interest therein is not diluted; and (ii) the sale or issuance of any Capital Stock of, or any Indebtedness or other securities of, any Unrestricted Subsidiary;

(e)    Dispositions of Permitted Receivables Financing Assets or Qualified Securitization Assets pursuant to factoring agreements or other similar agreements or arrangements, including in connection with a Permitted Receivables Financing or Qualified Securitization Facility, as applicable, in each case so long as the consideration for any such Disposition is in the form of cash or retained Capital Stock or subordinated interests in the relevant Permitted Receivables Financing Subsidiary or Qualified Securitization Subsidiary, as applicable, being sold;

(f)    the Disposition of cash or Cash Equivalents or investment grade securities;

(g)    (i) the license or sub-license of Intellectual Property in the ordinary course of business and (ii) the lapse or abandonment in the ordinary course of business of any registrations or applications for registration of any Intellectual Property;

(h)    the lease, sublease, license or sub-license of property as described in Section 6.3(i);

(i)    the Disposition of surplus or other property no longer used or useful in the business of the Group Members in the ordinary course of business;

(j)    the Disposition of other assets (including the issuance or sale of any shares of a Restricted Subsidiary’s Capital Stock) from and after the Closing Date, so long as with respect to any Disposition pursuant to this clause (j) for a purchase price in excess of $12.5 million, (i) at least 75.0% of the consideration (taken together with all other consideration received from all Dispositions since the Closing Date) therefor is in the form of cash or Cash Equivalents or exchanged for other assets of comparable or greater market value or usefulness to the business of the Group Members, taken as a whole, and (ii) such Disposition is made at fair value (as determined by the Lead Borrower in good faith); provided, that (A) any liabilities (as shown on the Lead Borrower’s or such Restricted

Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Lead Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated in right of payment to the payment in cash of the Obligations (other than contingent indemnification and reimbursement obligations as to which no claim has been asserted by the Person entitled thereto), that are assumed by the transferee with respect to the applicable Disposition and, in the case of liabilities that constitute Indebtedness, for which the Lead Borrower and all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities received by the Lead Borrower or such Restricted Subsidiary from such transferee that are converted by such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of the applicable Disposition and (C) any Designated Non-Cash Consideration received in respect of such Disposition having an aggregate fair market value (as determined by the Lead Borrower in good faith) that, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (C) that has not been converted into cash, does not exceed the greater of $20.0 million and 12.5% of Consolidated EBITDA for the Relevant Reference Period at any time outstanding, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed for purposes of clause (j)(i) to be cash;

(k)    the Disposition of assets subject to or in connection with any Recovery Event;

(l)    Dispositions that constitute Restricted Payments permitted under Section 6.6;

(m)    Dispositions that constitute Investments permitted under Section 6.7;

(n)    Dispositions that constitute Liens permitted under Section 6.3;

(o)    Dispositions of assets pursuant to Permitted Sale Leasebacks;

(p)    Dispositions of property to any Group Member; provided, that if the transferor of such property is a Loan Party (i) the transferee thereof must be a Loan Party (or must become a Subsidiary Guarantor substantially simultaneously with such Disposition) or (ii) to the extent constituting an Investment, such Disposition must be a permitted Investment in a Non-Loan Party Subsidiary in accordance with Section 6.7;

(q)    Dispositions of Investments in joint ventures or similar entities to the extent required by. or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(r)    Dispositions of accounts receivable in connection with the collection or compromise thereof in the ordinary course of business or consistent with past practice or pursuant to customary factoring arrangements (and not for financing purposes);

(s)    the partial or total unwinding of any Hedge Agreement or any Cash Management Services;

(t)    in order to resolve disputes that occur in the ordinary course of business, the Group Members may discount or otherwise compromise for less than the face value thereof (with or without recourse), notes or accounts receivable;

(u)    Dispositions in connection with reorganizations and other activities related to Tax planning and re-organization, so long as after giving effect thereto, the security interests of the Secured Parties in the Collateral and the guarantees under the Security Documents, taken as a whole, are not materially impaired; provided that immediately prior to and after giving effect to any such Disposition, no Event of Default shall have occurred and be continuing;

(v)    any Group Member may sell or dispose of shares of Capital Stock of any of its Subsidiaries (other than Capital Stock of any Borrower) in order to qualify members of the governing body of the Subsidiary if and to the extent required by applicable law;

(w)    Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property, (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property; provided, that to the extent the property being transferred constitutes Collateral, such replacement property shall constitute Collateral or (iii) such property is exchanged for like property (excluding any boot thereon) for use in a similar business, to the extent allowable under Section 1031 of the Code;

(x)    Dispositions not otherwise permitted by this Section 6.5 so long as the aggregate fair market value for all such Dispositions in any fiscal year (as determined by the Lead Borrower in good faith at the time of the relevant Disposition) of the assets disposed does not exceed the greater of $20.0 million and 12.5% of Consolidated EBITDA for the Relevant Reference Period at the time of any such transaction; provided, that any unused amounts contemplated by this clause (x) may be carried over and utilized in the subsequent fiscal year (it being understood that such carried forward amount shall be utilized first in such subsequent fiscal year);

(y)    foreclosure or any similar action (not including a Recovery Event) with respect to any property;

(z)    any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Lead Borrower or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(aa)    any lending or other disposition of samples, including time limited evaluation software, provided to customers or prospective customers;

(bb)    any surrender or waiver of contractual rights or the settlement, release, surrender or waiver of contractual, tort, litigation or other claims of any kind;

(cc)    any swap of assets in exchange for other assets in the ordinary course of business of comparable or greater fair market value of usefulness to the business of the Lead Borrower and its Restricted Subsidiaries as a whole, as determined in good faith by the Lead Borrower;

(dd)    Dispositions of non-core or obsolete assets acquired in connection with Permitted Acquisitions or similar Investments permitted hereunder;

(ee)    any financing transaction with respect to property constructed, acquired, replaced, repaired or improved (including any reconstruction, refurbishment, renovation and/or development of real property) by the Lead Borrower or any Restricted Subsidiary after the Closing Date, including asset securitizations permitted hereunder; and

(ff)    Dispositions of assets or other property separately disclosed to the Administrative Agent prior to the Closing Date.

6.6    Limitation on Restricted Payments. (I) Declare or pay any dividend or make any distribution on (other than dividends or distributions payable solely in Qualified Capital Stock of the Person making the dividend or distribution so long as the ownership interest of any Loan Party in such Person is not diluted), or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, whether in cash or property or (II) make any Investment not otherwise permitted by Section 6.7 (collectively, “Restricted Payments”), except that:

(a)    any Restricted Subsidiary may make Restricted Payments to any Borrower, any Restricted Subsidiary and any Subsidiary Guarantor, and any Excluded Subsidiary may make Restricted Payments to any other Excluded Subsidiary;

(b)    The Lead Borrower may pay dividends or make distributions to permit Holdings or any direct or indirect holding company of Holdings (including FBMI) to purchase (or in the case of Holdings, to pay a dividend or make a distribution to a direct or indirect holding company to enable such holding company to purchase) the Capital Stock of Holdings or any direct or indirect holding company of Holdings (including FBMI) owned by future, present or former officers, directors, employees or consultants of FBMI, Holdings or a Group Member or make payments to employees of FBMI, Holdings or a Group Member upon termination of employment in connection with the exercise of stock options, stock appreciation rights or similar equity incentives or equity-based incentives pursuant to management incentive plans or other similar agreements or in connection with the death or disability of such employees, in an aggregate amount not to exceed $15.0 million in any calendar year (with unused amounts in any calendar year being carried over for the next three succeeding calendar years subject to a maximum of $25.0 million in any calendar year (provided, that such amounts set forth in this clause (b) may be increased by an amount equal to the cash proceeds of key man life insurance policies received by the Group Members after the Closing Date)); provided, further, that cancellation of Indebtedness owing to the Lead Borrower or any Restricted Subsidiary from any future, present or former members of management, directors, employees or consultants of the Lead Borrower or Restricted Subsidiaries or Holdings in connection with a repurchase of Capital Stock of the Lead Borrower or Holdings will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of this Agreement;

(c)    The Borrower may pay dividends or make distributions to permit Holdings and any direct or indirect holding company of Holdings (including FBMI) to (i) pay operating costs and expenses and other corporate overhead costs and expenses (including (A) directors’ fees and expenses and administrative, legal, accounting, filing and similar expenses and (B) salary, bonus and other benefits payable to officers and employees of Holdings or any direct or indirect holding company of Holdings (including FBMI)), in each case to the extent such costs, expenses, fees, salaries, bonuses and benefits are attributable to the ownership or operations of the Group Members and are reasonable (as determined by the Lead Borrower in good faith) and incurred in the ordinary course of business, (ii) pay (or make distributions to its direct or indirect owners to permit them to pay) any estimated or final Federal, state and local US or non-US income Taxes due and payable by Holdings or any direct or indirect holding company of Holdings (or any of their respective direct or indirect owners) as a result of Holdings or any such direct or indirect holding company (or any of their direct or indirect owners) being required to include (on a pass-through, consolidated or similar basis) Holdings’ the Lead Borrower’s and/or any of their Restricted Subsidiaries’ income on its income Tax returns, (iii) pay Taxes that are not determined by reference to income, but which are imposed on Holdings or any direct or indirect holding company of Holdings (or any of their direct or indirect owners) as a result of Holding’s or any such holding company’s (or any of its direct or indirect owners’) ownership of the direct or indirect equity of Holdings or Borrower, as the case may be, but only to the extent that Holdings or such holding company (or any of its direct or indirect owners) have not received cash or other property in connection with the events or transactions giving rise to such Taxes in amounts adequate to permit the payment of such Taxes, (iv) to the extent of amounts paid by Unrestricted Subsidiaries to Holdings or any Restricted Subsidiary, pay the Tax liabilities of Unrestricted Subsidiaries or Tax liabilities of Holdings or any direct or indirect owner of Holdings attributable to Unrestricted Subsidiaries, (v) pay franchise Taxes and other fees, Taxes and expenses required to maintain its corporate existence, (vi) finance any Investment permitted to be made hereunder other than Section 6.7(j), and so long as (A) such dividends or distributions shall be made substantially concurrently with the closing of such Investment and (B) Holdings shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Capital Stock) to be contributed to Holdings or a Restricted Subsidiary or

(2) the Person formed or acquired to be merged or amalgamated with or into Holdings or a Restricted Subsidiary in order to consummate such Investment (and subject to the provisions of Sections 5.9 and 6.4), (vii) pay costs, fees and expenses related to any equity or debt offering (other than any such offering intended to benefit Subsidiaries of any such holding company other than Holdings and the Restricted Subsidiaries) or any strategic transactions (including Investments or Dispositions) related to its ownership of the Group Members and (viii) make payments permitted under Section 6.9 (other than Section 6.9(c), and only to the extent such payments have not been and are not expected to be made directly by any Group Member);

(d)    [reserved];

(e)    any non-Wholly Owned Subsidiary of the Lead Borrower may declare and pay cash dividends or distributions to its equity-holders generally so long as the Lead Borrower or the Restricted Subsidiary that owns the Capital Stock in the Restricted Subsidiary paying such dividends or distributions receives at least its proportionate share thereof (based upon the relative holding of the equity interests in the Restricted Subsidiary paying such dividends or distributions);

(f)    any non-Guarantor Wholly Owned Subsidiary of the Lead Borrower may declare and pay cash dividends or distributions and make other Restricted Payments to the Lead Borrower or any Restricted Subsidiary of the Lead Borrower that owns the equity interests in such non-Guarantor Wholly Owned Subsidiary;

(g)    the Lead Borrower may pay dividends or make distributions to permit Holdings or any direct or indirect holding company of Holdings (including FBMI) to fund Public Company Costs;

(h)    to the extent constituting Restricted Payments, the Group Members may enter into and consummate transactions permitted under Section 6.4 or Section 6.7(d) or (h);

(i)    repurchases of Capital Stock in Holdings (or any direct or indirect parent company thereof, including FBMI) or any Group Member deemed to occur upon exercise of stock options or warrants or similar rights if such Capital Stock represents a portion of the exercise price of such options or warrants or similar rights shall be permitted (as long as Holdings and the Group Members make no payment in connection therewith that is not otherwise permitted hereunder);

(j)    (i) any Group Member may pay cash in lieu of fractional Capital Stock in connection with any dividend, distribution, split or combination thereof (or may dividend or distribute such cash to Holdings to allow Holdings to do the same) and (ii) Restricted Payments made with Excluded Contributions;

(k)    [reserved];

(l)    dividends, distributions or other Restricted Payments may be declared and paid to Holdings to permit Holdings or any direct or indirect holding company of Holdings (including FBMI) to pay dividends and make distributions to, or repurchase or redeem its Capital Stock or other Restricted Payments from, its public equity holders, in an amount not to exceed in any calendar year the sum of (i) 6.00% of the net proceeds previously received by or contributed to the Lead Borrower from the first underwritten public offering by FBMI of its Capital Stock prior to the Closing Date plus (ii) 7.00% of the Market Capitalization of FBMI as of the date of such Restricted Payment so long as the Payment Conditions are satisfied; provided, that as of the date of declaration, no Specified Event of Default shall have occurred and be continuing;

(m)    [reserved];

(n)    any dividend or distribution may be paid within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Agreement;

(o)    Restricted Payments may be made on the Closing Date in order to fund the payment of Transaction Costs;

(p)    so long as the Payment Conditions are satisfied on a Pro Forma Basis, the Lead Borrower and the Subsidiaries may make unlimited Restricted Payments;

(q)    so long as no Specified Event of Default has occurred and is continuing, other Restricted Payments may be made in an aggregate amount not to exceed the greater of $35.0 million and 22.5% of Consolidated EBITDA for the Relevant Reference Period;

(r)    distributions or payments of Permitted Receivables Financing Fees, sales, contributions and other transfers of Permitted Receivables Financing Assets and purchases of Permitted Receivables Financing Assets, in each case, in connection with a Permitted Receivables Financing;

(s)    dividends or other distributions of Capital Stock of, or Indebtedness owed to the Lead Borrower or a Restricted Subsidiary by, Unrestricted Subsidiaries (unless the Unrestricted Subsidiary’s principal asset is cash or Cash Equivalents); and

(t)    Restricted Payments pursuant to the Tax Receivable Agreement.

6.7    Limitation on Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting an ongoing business from, or make any other investment in, any other Person (all of the foregoing, “Investments”), except:

(a)    extensions of trade credit or the holding of receivables in the ordinary course of business and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(b)    Investments in cash and Cash Equivalents;

(c)    Investments existing (or committed to be made) on the Closing Date and identified on Schedule 6.7(c) and any modification, replacement, renewal, reinvestment or extension thereof (provided, that the amount of the original Investment (or the committed amount) is not increased except by the terms of such original Investment or commitment or as otherwise permitted by this Section 6.7);

(d)    loans and advances to employees, officers, directors, managers and consultants of the Lead Borrower (or any direct or indirect parent company thereof to the extent relating to the business of the Lead Borrower or the Group Members) or any Group Member in the ordinary course of business (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) in cash in connection with such Person’s purchase of Capital Stock of the Lead Borrower (or any direct or indirect parent thereof; provided, that the amount of such loans and advances used to acquire such Capital Stock shall be contributed to the Lead Borrower in cash) and (iii) for any other purpose, in an aggregate amount outstanding under clauses (ii) and (iii) not to exceed $2.5 million at any time;

(e)    Investments in assets useful in the business of the Group Members made by any Group Member with the proceeds of any Reinvestment Deferred Amount (as defined in the Term Loan Credit Agreement as in effect on the date hereof);

(f)    Investments by the Group Members constituting the purchase or other acquisition of all or substantially all of the property and assets or businesses of any Person or all or substantially all of the assets constituting a business unit, a line of business or division of such Person, or Capital Stock in a Person, together with any Investment necessary to consummate the foregoing, that, upon the consummation thereof, will be, or will become part of, a Wholly Owned Subsidiary of the Lead Borrower (including as a result of a merger, amalgamation or consolidation) (each, a “Permitted Acquisition”); provided, that

(i)    subject to Section 1.8, immediately prior to and after giving effect to any such purchase or other acquisition, the Payment Conditions are satisfied on a Pro Forma Basis; and

(ii)    all of the applicable provisions of Section 5.9 and the Security Documents have been or will be complied with in respect of such Permitted Acquisition (other than to the extent any Subsidiary purchased or acquired in such Permitted Acquisition is designated as an Unrestricted Subsidiary pursuant to Section 5.13 or is otherwise an Excluded Subsidiary).

(g)    Investments received in connection with the workout, bankruptcy or reorganization of, insolvency or liquidation of, or settlement of claims against and delinquent accounts of and disputes with, franchisees, customers and suppliers, or as security for any such claims, accounts and disputes, or upon the foreclosure with respect to any secured Investment;

(h)    advances of payroll payments to employees, officers, directors and managers of the Lead Borrower and its Restricted Subsidiaries in the ordinary course of business;

(i)    any Permitted Sale Leaseback;

(j)    intercompany Investments in the Lead Borrower and any Restricted Subsidiary of the Lead Borrower and other intercompany investments in the ordinary course of business; provided that the aggregate amount of Investments made by any Loan Party in any Restricted Subsidiary that is not a Loan Party shall not exceed the greater of $75.0 million and 50.0 % of Consolidated EBITDA for the Relevant Reference Period at the time such Investment is made;

(k)    Investments consisting of promissory notes and other deferred payment obligations and noncash consideration delivered as the purchase consideration for a Disposition permitted under Section 6.5;

(l)    so long as the Payment Conditions are satisfied on a Pro Forma Basis, unlimited Investments;

(m)    Group Members may endorse negotiable instruments and other payment items for collection or deposit in the ordinary course of business or make lease, utility and other similar deposits in the ordinary course of business;

(n)    Investments consisting of obligations under Hedge Agreements permitted under Section 6.2;

(o)    Investments consisting of Restricted Payments permitted under Section 6.6;

(p)    Investments of any Person that becomes (or is merged or consolidated or amalgamated with) a Restricted Subsidiary of the Lead Borrower on or after the date hereof on the date such Person becomes (or is merged or consolidated or amalgamated with) a Restricted Subsidiary of the Lead Borrower; provided, that (i) such Investments exist at the time such Person becomes (or is merged or consolidated or amalgamated with) a Restricted Subsidiary and (ii) such Investments are not made in anticipation or contemplation of such Person becoming (or merging or consolidating or amalgamated with) a Restricted Subsidiary;

(q)    Investments consisting of deposits made in accordance with clauses (c), (d), (o), (u), (y), (z)(ii) or (ee) of Section 6.3;

(r)    other Investments in an aggregate amount not to exceed the sum of (x) the greater of $40.0 million and 25.5% of Consolidated EBITDA for the Relevant Reference Period at the time such Investment is made and (y) unused amounts under Sections 6.6(q) and 6.8(ix);

(s)    [reserved];

(t)    deposits made in the ordinary course of business to secure the performance of leases or in connection with bidding on government contracts;

(u)    advances in connection with purchases of goods or services in the ordinary course of business;

(v)    Guarantee Obligations, letters of credit and similar obligations in respect of obligations not constituting Indebtedness for borrowed money entered into in the ordinary course of business;

(w)    Investments consisting of Liens permitted under Section 6.3;

(x)    Investments consisting of transactions permitted under Section 6.4, except for Section 6.4(e);

(y)    Investments to the extent that payment for such Investments is made with Qualified Capital Stock of the Lead Borrower or Capital Stock of any direct or indirect parent company of the Lead Borrower;

(z)    (i) Investments into a Permitted Receivables Financing Subsidiary or a Qualified Securitization Subsidiary or any Investment by a Permitted Receivables Financing Subsidiary or a Qualified Securitization Subsidiary in any other Person in connection with a Permitted Receivables Financing or a Qualified Securitization Facility, as applicable; and (ii) distributions or payments by such Permitted Receivables Financing Subsidiary or Qualified Securitization Subsidiary of Permitted Receivables Financing Fees or Qualified Securitization Fees, as applicable;

(aa)    Investments made in connection with the Transactions;

(bb)    loans and advances to the Lead Borrower (or any direct or indirect parent thereof, including FBMI) in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to the Lead Borrower (or such direct or indirect parent) in accordance with Section 6.6;

(cc)    Investments funded with Excluded Contributions;

(dd)    the Lead Borrower and its Restricted Subsidiaries may acquire Capital Stock in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to the Lead Borrower or any of its Restricted Subsidiaries or as security for any such Indebtedness or claim;

(ee)    Investments in joint ventures and Investments in a Restricted Subsidiary to enable such Restricted Subsidiary to make Investments in joint ventures not to exceed the greater of (x) $40.0 million and (y) 25.5% of Consolidated EBITDA for the Relevant Reference Period at the time such Investment is made;

(ff)    Investments in Unrestricted Subsidiaries and Investments in a Restricted Subsidiary to enable such Restricted Subsidiary to make Investments in Unrestricted Subsidiaries not to exceed the greater of (x) $40.0 million and (y) 25.5% of Consolidated EBITDA for the Relevant Reference Period at the time such Investment is made;

(gg)    Investments in similar businesses and Investments in a Restricted Subsidiary to enable such Restricted Subsidiary to make Investments in similar businesses not to exceed the greater of (x) $40.0 million and (y) 25.5% of Consolidated EBITDA for the Relevant Reference Period at the time such Investment is made;

(hh)    Investments in connection with reorganizations and other activities related to Tax planning and reorganization, so long as after giving effect thereto, the security interests of the Secured Parties in the Collateral and the guarantees under the Security Documents, taken as a whole, are not materially impaired;

(ii)    Investments consisting of licensing, sub-licensing or contribution of Intellectual Property pursuant to joint marketing arrangements with other Persons;

(jj)    contributions to a “rabbi” trust for the benefit of employees or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Lead Borrower;

(kk)    Investments entered into by an Unrestricted Subsidiary prior to the date such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary pursuant to Section 5.13; provided that such Investment was not entered into in contemplation of such Unrestricted Subsidiary becoming a Restricted Subsidiary;

(ll)    any Investment in any Restricted Subsidiary in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business or consistent with industry practice; and

(mm)    Investments on an unlimited basis entered into by any Non-Loan Party Subsidiary so long as such Investments are financed with internally generated cash flow of such Non-Loan Party Subsidiary;

provided, that for purposes of covenant compliance, (x) the amount of any Investment at any time shall be the amount actually invested (measured at the time made), without adjustment for subsequent changes in the value of such Investment, net of all Returns on such Investment up to the original amount of such Investment, and (y) the Lead Borrower shall have the option of making the applicable determination required by this Section 6.7 and any related determination required by Section 6.2 or 6.3, as applicable, as of the date the definitive documentation for the relevant Investment is executed or the relevant irrevocable redemption or prepayment notice is given, as applicable, and the applicable financial ratios and any other Pro Forma Transactions in connection therewith shall thereafter be calculated and determined as if such Limited Condition Transaction were consummated on such date until consummated or terminated; provided, further, that if the Lead Borrower elects to have such determinations occur as of the date of such definitive agreement or irrevocable redemption or prepayment notice, any related incurrence of Indebtedness or Liens shall be deemed to have occurred on such date and outstanding thereafter for purposes of subsequently calculating any ratios under this Agreement after such date and before the consummation of such Investment and to the extent baskets were utilized in satisfying any covenants, such baskets shall be deemed utilized, but any calculation of Consolidated EBITDA for purposes of other incurrences of Indebtedness or Liens or determining the permissibility of other transactions (not related to such Investment) shall not reflect such Investment until it is consummated or terminated; provided, further, that any intercompany Investment permitted above that is in the form of a loan or advance owed to (A) a Loan Party shall be evidenced by an intercompany note (individually or pursuant to a global note (which global note may be the Subordinated Intercompany Note)) and pledged by such Loan Party as Collateral pursuant to the Security Documents, and (B) a Non-Loan Party Subsidiary by a Loan Party shall be subordinated and subject to and in accordance with the terms of the Subordinated Intercompany Note or such other note in form and substance reasonably satisfactory to the Administrative Agent.

6.8    Limitation on Optional Payments of Covered Debt Instruments. Make any optional or voluntary payment, prepayment, repurchase or redemption of, or otherwise voluntarily or optionally defease or otherwise voluntarily or optionally satisfy (but for the avoidance of doubt, excluding any regularly scheduled interest payments and payments of fees, expenses and indemnification obligations thereunder) (a “Specified Prepayment”), any Covered Debt other than (i) a Specified Prepayment with the net cash proceeds of Indebtedness then permitted to be incurred pursuant to Section 6.2(p) or other Permitted Refinancing in respect of such Covered Debt (which Permitted Refinancing is permitted under Section 6.2), (ii) any Specified Prepayment so long as the Payment Conditions are satisfied on a Pro Forma Basis, (iii) [reserved], (iv) the conversion of such Covered Debt to Qualified Capital Stock of the Lead Borrower or Capital Stock of any direct or indirect parent company of the Lead Borrower, (v) any Specified Prepayment made within twelve months of the final maturity date of such Covered Debt, (vi) payments necessary so that such Covered Debt will not have “significant original issue discount” and thus will not be treated as “applicable high yield discount obligations” within the meaning of Section 163(i) of the Code, (vii) any Specified Prepayment made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the substantially concurrent sale of, Capital Stock (other than Disqualified Capital Stock) or a substantially concurrent contribution to the equity (other than through the issuance of Disqualified Capital Stock or through an Excluded Contribution (and excluding any proceeds constituting a Cure Amount)) of the Lead Borrower (or any direct or indirect parent thereof, including FBMI), (viii) [reserved], (ix) other Specified Prepayments so long as no Specified Event of Default shall have occurred and be continuing in an aggregate amount not to exceed the greater of $35.0 million and 22.5% of Consolidated EBITDA for the Relevant Reference Period at the time of such Specified Prepayment or (x) Specified Prepayments of Covered Debt assumed in connection with (and not in contemplation of) a Permitted Acquisition or similar permitted Investment so long as the Payment Conditions are satisfied on a Pro Forma Basis; provided, that in the case of clause (i), (ii), (iii), (vi), (ix) or (x), the Lead Borrower shall have the option of making the applicable determination, and any related determinations required by Section 6.2 or 6.3, as applicable, as of the date any irrevocable redemption or prepayment notice is given (and any Pro Forma Transactions in connection therewith shall thereafter be calculated and determined as if such Specified Prepayment were consummated on such date until consummated or terminated); provided, further, that if the Lead Borrower elects to have such determinations occur as of the date of such irrevocable redemption or prepayment notice, any related incurrence of Indebtedness or Liens shall be deemed to have occurred on such date and outstanding thereafter for purposes of subsequently calculating any ratios under this Agreement after such date and before the consummation of such Specified Prepayment and to the extent baskets were utilized in satisfying any covenants, such baskets shall be deemed utilized, but any calculation of Consolidated EBITDA for purposes of other incurrences of Indebtedness or Liens or determining the permissibility of other transactions (not related to such Specified Prepayment) shall not reflect such Specified Prepayment until it has been consummated or terminated.

6.9    Limitation on Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with a fair market value in excess of $10.0 million with any Affiliate (other than the Lead Borrower, any Restricted Subsidiary or any Person that becomes a Restricted Subsidiary as a result of such transaction) unless such transaction is otherwise permitted under this Agreement and is on fair and reasonable terms no less favorable to the Lead Borrower and its Restricted Subsidiaries, taken as a whole, than could be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate. Notwithstanding the foregoing, the Lead Borrower and its Restricted Subsidiaries may:

(a)    [reserved];

(b)    enter into and consummate the transactions listed on Schedule 6.9(b);

(c)    make Restricted Payments permitted pursuant to Section 6.6;

(d)    make Investments permitted under Section 6.7;

(e)    consummate the Transactions (including the issuance of Capital Stock to any officer, director, employee or consultant of the Lead Borrower or any of its Subsidiaries or any direct or indirect parent of the Lead Borrower) and pay fees and expenses related to thereto;

(f)    enter into employment and severance arrangements with officers, directors and employees of the Lead Borrower (or any direct or indirect parent company of the Lead Borrower), any Intermediate Parent, the Lead Borrower and the Restricted Subsidiaries and, to the extent relating to services performed for the Lead Borrower, any Intermediate Parent, the Lead Borrower and the Restricted Subsidiaries (as determined in good faith by the senior management of the relevant Person), pay director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification and expense reimbursement arrangements; provided, that any purchase of Capital Stock of the Lead Borrower (or any direct or indirect holding company of the Lead Borrower) in connection with the foregoing shall be subject to Section 6.6;

(g)    make customary payments to Lone Star or any of its Affiliates for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions or divestitures), which payments are approved by the majority of the members of the Board of Directors or a majority of the disinterested members of the Board of Directors of the Lead Borrower in good faith;

(h)    make payments to or receive payments from, and enter into and consummate transactions with, joint ventures (to the extent any such joint venture is only an Affiliate as a result of Investments by the Lead Borrower and the Restricted Subsidiaries in such joint venture) in the ordinary course of business to the extent otherwise permitted hereunder;

(i)    pay reasonable out-of-pocket costs and expenses relating to registration rights and indemnities provided to holders of Capital Stock of the Lead Borrower or any direct or indirect parent company thereof pursuant to any stockholders agreement or registration and participation rights agreement as in effect on the Closing Date or entered into after the Closing Date in connection with any financing transaction, the net proceeds of which are contributed to the Lead Borrower;

(j)    enter into transactions between the Lead Borrower or any Restricted Subsidiary and any Person other than an Unrestricted Subsidiary which would constitute a transaction with an Affiliate solely because a director of such Person is also a director of any Group Member or any direct or indirect parent of the Lead Borrower; provided, however, that such director abstains from voting as a director of the Lead Borrower or such direct or indirect parent, as the case may be, on any matter involving such other Person;

(k)    engage in the licensing and sub-licensing of Intellectual Property to permit the commercial exploitation of Intellectual Property between or among Affiliates of the Borrowers;

(l)    any transaction between or among the Lead Borrower or any Restricted Subsidiary and any Person that is an Affiliate of the Lead Borrower or any Restricted Subsidiary solely because the Lead Borrower or a Restricted Subsidiary owns an equity interest in or otherwise controls such Person;

(m)    make payments to any Permitted Investor of all out of pocket expenses incurred by such Permitted Investor in connection with its direct or indirect investment in the Lead Borrower and the Subsidiaries;

(n)    allow (i) investments by Affiliates in securities of the Lead Borrower or any of the Restricted Subsidiaries (and payment of reasonable out-of-pocket expenses incurred by such Affiliates in connection therewith) so long as the investment is being offered by the Lead Borrower or such Restricted Subsidiary generally to other non-affiliated third party investors on the same or more favorable terms and (ii) payments to Affiliates in respect of securities of the Lead Borrower or any of the Restricted Subsidiaries contemplated in the foregoing subclause (i) or that were acquired from Persons other than the Lead Borrower and the Restricted Subsidiaries, in each case, in accordance with the terms of such securities;

(o)    engage in transactions entered into by an Unrestricted Subsidiary with an Affiliate prior to the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary as described in Section 5.13; provided that such transaction was not entered into in contemplation of such Unrestricted Subsidiary becoming a Restricted Subsidiary;

(p)    enter into transactions with respect to which the Lead Borrower or any of the Restricted Subsidiaries, as the case may be, obtains a letter from an independent financial advisory, investment banking or appraisal firm stating that such transaction is fair to the Lead Borrower or such Restricted Subsidiary from a financial point of view or meets the requirements of the first sentence of this Section 6.9;

(q)    enter into and/or maintain the Tax Receivable Agreement; and

(r)    enter into any transaction effected as part of a Permitted Receivables Financing or Qualified Securitization Facility or engage in any dispositions or repurchases of Permitted Receivables Financing Assets, Qualified Securitization Assets or related assets in connection with any Permitted Receivables Financing or Qualified Securitization Facility.

6.10    Limitation on Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Group Member to create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, to secure the Obligations other than:

(a)    this Agreement (including any Permitted Amendment), the other Loan Documents and the Term Loan Documents or any Guarantee Obligations in respect of any of the foregoing;

(b)    any agreements governing any Permitted Term Loan Refinancing Indebtedness (as defined in the Term Loan Credit Agreement as in effect on the date hereof), any Incremental Equivalent Debt, any Incremental Revolving Commitments, any Replacement Facility (as defined in the Term Loan Credit Agreement as in effect on the date hereof), any Permitted Debt Exchange Notes (as defined in the Term Loan Credit Agreement as in effect on the date hereof) or any Refinancing Indebtedness with respect to any of the foregoing or Guarantee Obligations in respect of any of the foregoing (provided, that in the case of this clause (b), such prohibitions or limitations in documentation evidencing such Indebtedness are no more restrictive, when taken as a whole, than those in effect prior to the relevant incurrence of such Indebtedness);

(c)    any agreements governing any Indebtedness permitted under Section 6.2(c) and any other purchase money Indebtedness, Attributable Indebtedness or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed by or the subject of such Indebtedness and the proceeds and products thereof);

(d)    any agreements governing Indebtedness of any Excluded Subsidiary permitted under Section 6.2 (in which case, any such prohibition or limitation shall only be effective against the assets of such Excluded Subsidiary and its Subsidiaries);

(e)    any agreements governing Indebtedness permitted under Section 6.2(g) (in which case any such prohibition shall only be effective against the assets permitted to be subject to Liens permitted under Section 6.3(k) and the proceeds thereof);

(f)    customary provisions in joint venture agreements and similar agreements that restrict transfer of assets of, or equity interests in, joint ventures;

(g)    licenses or sub-licenses by any Group Member of Intellectual Property in the ordinary course of business (in which case any prohibition or limitation shall only be effective against the Intellectual Property subject thereto);

(h)    customary provisions (including customary net worth provisions) in leases, subleases, licenses and sub-licenses that restrict the transfer thereof or the transfer of the assets subject thereto by the lessee, sublessee, licensee or sub-licensee;

(i)    prohibitions and limitations arising by operation of law;

(j)    prohibitions and limitations that are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such prohibitions and limitations were not created in contemplation of such Person becoming a Restricted Subsidiary and apply only to such Restricted Subsidiary;

(k)    customary restrictions that arise in connection with any Disposition permitted under Section 6.5 applicable pending such Disposition solely to the assets subject to such Disposition;

(l)    customary provisions contained in an agreement restricting assignment of such agreement entered into in the ordinary course of business;

(m)    customary restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;

(n)    agreements existing and as in effect on the Closing Date and described in Schedule 6.10;

(o)    restrictions created in connection with any Permitted Receivables Financing or Qualified Securitization Facility that, in the good faith determination of the Lead Borrower, are necessary or advisable to effect such Permitted Receivables Financing or Qualified Securitization Facility (in which case any such restrictions shall only be effective against the applicable Permitted Receivables Financing Assets or Qualified Securitization Assets securing such Permitted Receivables Financing or Qualified Securitization Facility, as the case may be);

(p)    restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Lead Borrower or any Restricted Subsidiary is a party entered into in the ordinary course of business or consistent with industry practice; provided that such agreement prohibits the encumbrance of solely the property or assets of the Lead Borrower or such Restricted Subsidiary that are the subject to such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Lead Borrower or such Restricted Subsidiary or the assets or property of another Restricted Subsidiary;

(q)    any encumbrance or restriction with respect to a Restricted Subsidiary that was previously an Unrestricted Subsidiary which encumbrance or restriction exists pursuant to or by reason of an agreement that such Subsidiary is a party to or entered into before the date on which such Subsidiary became a Restricted Subsidiary; provided that such agreement was not entered into in anticipation of an Unrestricted Subsidiary becoming a Restricted Subsidiary and any such encumbrance or restriction does not extend to any assets or property of the Lead Borrower or any Restricted Subsidiary other than the assets and property of such Restricted Subsidiary; or

(r)    restrictions imposed by any agreement governing Indebtedness entered into after the Closing Date and permitted under Section 6.2 that are, taken as a whole, in the good faith judgment of the Lead Borrower, no more restrictive with respect to the Borrowers or any Restricted Subsidiary than the then customary market terms for Indebtedness of such type, so long as the Lead Borrower shall have determined in good faith that such restrictions would not, or would not reasonably be expected to, restrict or impair, in any material respect, the ability of the Borrowers and the Restricted Subsidiaries to make any payments required under the Loan Documents.

6.11    Limitation on Restrictions on Restricted Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary (other than a Subsidiary Guarantor) to make Restricted Payments in respect of any Capital Stock of such Restricted Subsidiary held by any Loan Party or to Guarantee Obligations of any Loan Party except for such encumbrances or restrictions existing under or by reason of (i) this Agreement (including any Permitted Amendment), the other Loan Documents, the Term Loan Documents (in the case of the Term Loan Documents, as in effect on the date hereof, except for any Permitted Amendment (as defined in the Term Loan Credit Agreement)), (ii) any agreements governing any Permitted Term Loan Refinancing Indebtedness, any Incremental Equivalent Debt, any Permitted Debt Exchange Notes (as defined in the Term Loan Credit Agreement as in effect on the date hereof), or any Refinancing Indebtedness with respect to any of the foregoing or Guarantee Obligations in respect of any of the foregoing (provided, that in the case of this clause (ii), such encumbrances or restrictions in documentation evidencing such Indebtedness are no more restrictive in any material respect, when taken as a whole, than those in effect prior to the relevant incurrence of such Indebtedness), (iii) any agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of a Restricted Subsidiary, solely with respect to such Restricted Subsidiary, (iv) customary net worth provisions contained in real property leases, subleases, licenses or permits entered into by any Group Member so long as such net worth provisions would not reasonably be expected to impair the ability of the Loan Parties to comply with their obligations under this Agreement or any of the other Loan Documents (as determined in good faith by the Lead Borrower), (v) any restriction with respect to Excluded Subsidiaries in connection with Indebtedness permitted under Section 6.2, (vi) to the extent not otherwise permitted under this Section 6.11, agreements, restrictions and limitations described in clauses (a) through (q) of Section 6.10, to the extent set forth in such clauses, (vii) restrictions with respect to the transfer of any asset contained in an agreement that has been entered into in connection with the disposition of such asset permitted hereunder, (viii) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Lead Borrower or any Restricted Subsidiary is a party entered into in the ordinary course of business or consistent with industry practice; provided that such agreement prohibits the encumbrance of solely the property or assets of the Lead Borrower or such Restricted Subsidiary that are the subject to such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Lead Borrower or such Restricted Subsidiary or the assets or property of another Restricted Subsidiary, (ix) any encumbrance or restriction with respect to a Restricted Subsidiary that was previously an Unrestricted Subsidiary which encumbrance or restriction exists pursuant to or by reason of an agreement that such Subsidiary is a party to or entered into before the date on which such Subsidiary became a Restricted Subsidiary; provided that such agreement was not entered into in anticipation of an Unrestricted Subsidiary becoming a Restricted Subsidiary and any such encumbrance or restriction does not extend to any assets or property of the Lead Borrower or any Restricted Subsidiary other than the assets and property of such Restricted Subsidiary and (x) restrictions imposed by any agreement governing Indebtedness entered into after the Closing Date and permitted under Section 6.2 that are, taken as a whole, in the good faith judgment of the Lead Borrower, no more restrictive in any material respect with respect to the Lead Borrower or any Restricted Subsidiary than either (i) Section 6.6 of this Agreement or (ii) the then customary market terms for Indebtedness of such type, so long as, in the case of this clause (ii) only, the Lead Borrower shall have determined in good faith that such restrictions would not, or would not reasonably be expected to, restrict or impair, in any material respect, the ability of the Borrowers and the Restricted Subsidiaries to make any payments required under the Loan Documents.

6.12    Limitation on Activities of Holdings and Intermediate Parents. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, neither Holdings nor any Intermediate Parent may:

(a)    (i) own any direct Subsidiary other than any Intermediate Parent, a Borrower or a Subsidiary that will promptly be contributed to or merged or amalgamated into Holdings, any Intermediate Parent, Borrowers or a Subsidiary Guarantor, (ii) own any material Investment (other than cash or Cash Equivalents and Investments in an Intermediate Parent, the Lead Borrower and the other Restricted Subsidiaries) unless such Investment will promptly be contributed to Holdings, any Intermediate Parent, a Borrower or a Restricted Subsidiary or (iii) create any Lien on the Capital Stock of any Intermediate Parent or a Borrower (other than Permitted Liens);

(b)    conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than (i) those incidental to its ownership of the Capital Stock of the Lead Borrower or an Intermediate Parent, (ii) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance), (iii) the performance of its obligations with respect to other contractual obligations contemplated by or incidental to the activities contemplated by the other clauses of this Section 6.12, (iv) any transaction that Holdings or such Intermediate Parent is expressly permitted or contemplated to enter into or consummate under the other subsections of this Section 6 as if Holdings or such Intermediate Parent were subject to such subsections, (v) the issuance of Capital Stock, payment of dividends or making of distributions, making of loans and contributions to the capital of its Subsidiaries and guaranteeing the obligations of its Subsidiaries and making Investments, (vi) participating in Tax, accounting and other administrative matters as a member of a consolidated group of companies, (vii) holding any cash or property received in connection with Restricted Payments made by a Group Member in accordance with Section 6.6 pending application thereof, (viii) providing indemnification to officers and directors, (ix) the incurrence of Indebtedness for any purpose relating to the business of Holdings and its Subsidiaries or to fund Restricted Payments or Investments relating to the business of Holdings and its Subsidiaries, in each case without limitations, (x) (A) entering into the Tax Receivable Agreement to make Tax benefit payments and making payments thereunder and (B) otherwise performing the functions of, and customary or reasonable activities of, a public holding company for a consolidated group of companies, (xi) the incurrence of Qualified Holding Company Debt, (xii) repurchases of Indebtedness through open market purchases and Dutch auctions (in the case of Term Loans, to the extent permitted under the Term Loan Credit Agreement), the making of any loan to any officers or directors contemplated by Section 6.6 or constituting an Investment permitted under Section 6.6, the making of any Investment in the Borrowers or any Subsidiary Guarantor or, to the extent otherwise allowed under Section 6.6, a Restricted Subsidiary, and (xiii) activities incidental to the businesses or activities described in the foregoing clauses (b)(i) through (b)(xii);

(c)    so long as no Event of Default has occurred and is continuing, Holdings may merge or consolidate with (or dispose of all or substantially all of its assets to) any other Person; provided that (x) Holdings will be the continuing or surviving Person or (y) if (i) the Person formed by or surviving any such merger or consolidation is not Holdings, (ii) Holdings is not the Person into which the applicable Person has been liquidated or (iii) in connection with a disposition of all or substantially all of Holdings’ assets, the Person that is the transferee of such assets is not Holdings (any such Person described in the preceding clauses (i) through (iii), a “Successor Holdings”), then the Successor Holdings will (1) be an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia and (2) expressly assume all of the obligations of Holdings under this Agreement and the other Loan Documents to which Holdings a party, (iv) the Administrative Agent shall have received at least three (3) Business Days prior to the such transaction all documentation and other information in respect of the Successor Holdings required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and (v) the Successor Holdings shall, immediately following such merger, consolidation or disposition, directly or indirectly own all of the Subsidiaries owned by

Holdings immediately prior to such transaction; provided, further, that if the foregoing are satisfied, the Successor Holdings will succeed to, and be substituted for, Holdings under this Agreement.

SECTION 7.    EVENTS OF DEFAULT

7.1    Events of Default. If any of the following events shall occur and be continuing:

(a)    (i) the applicable Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or (ii) the applicable Borrower shall fail to pay any interest on any Loan or any Reimbursement Obligation, or any Loan Party shall fail to pay any other amount payable hereunder or under any other Loan Document, within five (5) Business Days after any such interest or other amount becomes due in accordance with the terms hereof or thereof; or

(b)    any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement required to be furnished by such Loan Party at any time under this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made or furnished (provided, that, in each case, such materiality qualifier shall not be applicable with respect to any representation or warranty that is qualified or modified by materiality or Material Adverse Effect; provided, further that on the Closing Date only the representations and warranties specified (and to the extent specified) in Section 4.1(m) shall be made or deemed made for purposes of this Section 7.1(b)); provided that, if such fact, event or circumstance (to the extent capable of being cured) resulting in such incorrect representation or warranty (other than any representation or warranty made with respect to the accuracy of a Borrowing Base Certificate) shall have been cured, corrected or otherwise remedied within 30 days from the date a Responsible Officer of any Loan Party obtains knowledge thereof, such false or incorrect representation or warranty shall not constitute a Default or an Event of Default for purposes of the Loan Documents; or

(c)    any Loan Party shall (i) fail to timely deliver a Borrowing Base Certificate pursuant to Section 5.2(c) and such failure shall continue unremedied for (x) in the case of a Borrowing Base Certificate required to be delivered monthly, a period of five days or (y) in the case of a Borrowing Base Certificate required to be delivered weekly, a period of three days, or (ii) default in the observance or performance of any agreement contained in (A) Section 2.21, (B) clause (a)(i) of Section 5.4 (with respect to Holdings and the Lead Borrower only), (C) Section 5.7(a) (provided, that the delivery of the notice referred to in such Section 5.7(a) at any time will cure any such Event of Default arising from the failure to timely deliver such notice of default), or (D) Section 5.10 or Section 6 (in the case of the Financial Covenant in Section 6.1, subject to Section 7.2); or

(d)    any Loan Party shall default in the observance or performance of any covenant or other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section 7.1), and such default shall continue unremedied for a period of 30 days following the earlier of (x) the date of delivery of written notice thereof to the Lead Borrower by the Administrative Agent or (y) the date on which the Lead Borrower has actual knowledge of such violation; or

(e)    Holdings or any Group Member shall (i) default in making any payment of any principal of any Indebtedness (excluding the Loans and other Indebtedness under the Loan Documents) on the scheduled or original due date with respect thereto beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness (other than, with respect to Indebtedness consisting of obligations in respect of Hedge Agreements, termination events or equivalent events pursuant to the terms of such Hedge Agreements and not as a result of any default thereunder by Holdings or any such Group Member) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with or without the giving of notice, the lapse of time or both, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable (provided, that this subclause (iii) shall not apply to any secured Indebtedness that becomes due or subject to a mandatory offer to purchase as a result of the sale, transfer or other Disposition of assets securing such Indebtedness, if such sale, transfer or other Disposition is permitted hereunder and under the documents providing for such Indebtedness (and, for the avoidance of doubt, the aggregate principal amount of such Indebtedness shall not be included in determining whether an Event of Default has occurred under this clause (e))); provided, that a default, event or condition described in subclause (i), (ii) or (iii) of this clause (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in subclause (i), (ii) or (iii) of this clause (e) shall have occurred and be continuing with respect to Indebtedness, the outstanding principal amount of which would in the aggregate constitute Material Debt; provided, further, that upon becoming an Event of Default, such Event of Default shall be deemed to have been remedied and shall no longer be continuing if any such defaults, events or conditions are remedied or waived prior to any acceleration of the Loans pursuant to the below provisions of this Section 7.1 by any of the holders or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holders or beneficiaries) and, after giving effect thereto, at such time, one or more defaults, events or conditions of the type described in subclause (i), (ii) or (iii) of this clause (e) shall no longer be continuing with respect to an amount of Indebtedness that would in the aggregate constitute Material Debt; or

(f)    (i) any Material Party shall commence any case, proceeding or other action (A) under any existing or future Debtor Relief Laws, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, interim receiver, trustee, monitor, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Material Party shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against or with respect to any Material Party any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or for any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any Material Party any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Material Party shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii) or (iii) above; or (v) the Lead Borrower or any other Borrower shall not, or shall be unable to, or shall admit in writing its inability to, pay its debts in excess of $35.0 million as they become due; or

(g)    (A)(i) any Person shall engage in any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan that results in liability of Holdings or any Commonly Controlled Entity, (ii) any Person shall fail to make by its due date a required installment under Section 430(j) of the Code with respect to any Single Employer Plan or any failure by any Single Employer Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived or any Lien in favor of the PBGC or a Plan shall arise on the assets of Holdings or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is reasonably likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA and the present value of all accrued benefits, determined on a termination basis, exceeds the value of the assets of such Plan or (v) Holdings or any Commonly Controlled Entity shall be reasonably likely to incur any liability in connection with a withdrawal from, or the Insolvency of, a Multiemployer Plan; or (B) (vi) any Person shall fail to comply in all material respects with its funding obligations with respect to a Canadian Pension Plan or Canadian Multiemployer Plan, (vii) any Person shall fail to pay or remit any employer or employee payments, contributions or premiums required to be remitted, paid to or in respect of any Canadian Pension Plan or Canadian Multiemployer Plan in accordance with the terms thereof and any Requirements of Law, (viii) any Loan Party shall have received a notice from a Governmental Authority relating to the intention to terminate a Canadian Pension Plan or to appoint a trustee or similar official to administer any such Canadian Pension Plan, which notice or appointment of a trustee or similar official is reasonably likely to result in the termination of such Canadian Pension Plan, (ix) a Canadian Pension Event shall occur, (x) a Loan Party is in default with respect to payments to a Canadian Pension Plan resulting from its complete or partial withdrawal from such Canadian Pension Plan or the winding up of such Canadian Pension Plan or (xi) any Lien (other than a Permitted Lien) arises (save for contribution amounts not yet due) in connection with any Canadian Pension Plan; and in each case in clauses (i) through (xi) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect; or

(h)    one or more final judgments or decrees for the payment of money shall be entered against Holdings, any Intermediate Parent, the Lead Borrower or any of the Restricted Subsidiaries involving for Holdings, any Intermediate Parent, the Lead Borrower or any of the Restricted Subsidiaries, taken as a whole, a liability (to the extent not covered by insurance as to which the relevant insurance company has not denied coverage in writing) of $35.0 million or more, and all such judgments or decrees shall not have been satisfied, vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

(i)    any Security Document that creates a Lien with respect to a material portion of the Collateral shall cease, for any reason (other than by reason of the express release thereof pursuant to the provisions of the Loan Documents), to be in full force and effect, or any Loan Party (or any of its Affiliates that has the power, directly or indirectly, to direct or cause the direction of the management and policies of such Loan Party) shall so assert in writing, or any Lien with respect to any material portion of the Collateral created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby, except to the extent that (i) any of the foregoing results from the failure of the Administrative Agent (or the Term Loan Administrative Agent) to maintain possession of certificates actually delivered to it representing securities pledged under the Security Documents or to file UCC or PPSA continuation statements, as applicable, or (ii) such loss is covered by a title insurance policy benefitting the Administrative Agent or the Lenders and the related insurer has not asserted in writing that such loss is not covered by such title insurance policy and has not denied coverage; or

(j)    the guarantee contained in Section 2 of the US Guarantee and Collateral Agreement or either Canadian Guarantee and Collateral Agreement shall cease, for any reason (other than by reason of the express release thereof pursuant to the provisions of the Loan Documents), to be in full force and effect or any Loan Party (or any of its Affiliates that has the power, directly or indirectly, to direct or cause the direction of the management and policies of such Loan Party) shall so assert in writing (other than by reason of the express release thereof pursuant to the provisions of the Loan Documents); or

(k)    any Change of Control shall occur;

then, and in any such event, (A) if such event is an Event of Default specified in subclause (i) or (ii) of subclause (f) above with respect to one or more of the Lead Borrower, the Revolving Credit Commitments hereunder shall automatically and immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of LC Exposure, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Lead Borrower, declare the Revolving Credit Commitments to be terminated forthwith, whereupon the Revolving Credit Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to each Borrower, (x) declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of LC Exposure, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable and (y) subject to the terms and conditions of the ABL Intercreditor Agreement and any other intercreditor arrangement entered into in connection with this Agreement, commence foreclosure actions with respect to the Collateral in accordance with the terms and procedures set forth in the Security Documents. In the case of all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the applicable Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount in immediately available funds equal to 103% of the aggregate then undrawn and unexpired amount of such Letters of Credit (and the applicable Borrower hereby grants to the Administrative Agent, for the benefit of the applicable Secured Parties, a continuing security interest in all amounts at any time on deposit in such cash collateral account to secure the undrawn and unexpired amount of such Letters of Credit and all other Obligations). If at any time the Administrative Agent determines that any funds held in such cash collateral account are subject to any right or claim of any Person other than the Administrative Agent and the applicable Secured Parties or that the total amount of such funds is less than the aggregate undrawn and unexpired amount of outstanding Letters of Credit, the applicable Borrower shall, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in such cash collateral account, an amount equal to the excess of (a) such aggregate undrawn and unexpired amount over (b) the total amount of funds, if any, then held in such cash collateral account that the Administrative Agent determines to be free and clear of any such right and claim. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the applicable Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other Obligations shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the applicable Borrower (or such other Person as may be lawfully entitled thereto).

With respect to any Default or Event of Default, the words “exists”, “is continuing” or similar expressions with respect thereto shall mean that the Default or Event of Default has occurred and has not yet been cured or waived. If any Default or Event of Default occurs due to (i) the failure by any Loan Party to take any action by a specified time, such Default or Event of Default shall be deemed to have been cured at the time, if any, that the applicable Loan Party takes such action or (ii) the taking of any action by any Loan Party that is not then permitted by the terms of this Agreement or any other Loan Document, such Default or Event of Default shall be deemed to be cured on the earlier to occur of (x) the date on which such action would be permitted at such time to be taken under this Agreement and the other Loan Documents pursuant to an applicable amendment or waiver permitting such action and (y) the date on which such action is unwound or otherwise modified to the extent necessary for such revised action to be permitted at such time by this Agreement and the other Loan Documents; provided that (A) such Default or Event of Default will not be capable of being cured under this paragraph if the Administrative Agent has taken any action under Section 7.1 and (B) an Event of Default resulting from the failure to deliver a notice pursuant to such Section 5.7(a) shall cease to exist and be cured in all respects if the Default or Event of Default giving rise to such notice requirement shall have ceased to exist and/or be cured.

Notwithstanding anything to the contrary in this Section 7.1, (x) an Event of Default (the “Initial Default”) may not be cured pursuant to this Section 7.1: (a) if the taking of any action by any Loan Party or Subsidiary of a Loan Party that is not permitted during, and as a result of, the continuance of such Initial Default directly results in the cure of such Initial Default and the applicable Loan Party or Subsidiary had actual knowledge at the time of taking any such action that the Initial Default had occurred and was continuing; (b) in the case of an Event of Default under

Section 7.1(i) or Section 7.1(j) that directly results in material impairment of the rights and remedies of the Lenders and the Administrative Agent under the Loan Documents and that is incapable of being cured; (c) in the case of an Initial Default for which (i) the Lead Borrower failed to give notice to the Administrative Agent and the Lenders of such Initial Default in accordance with Section 5.7(a) of this Agreement and (ii) the Lead Borrower had actual knowledge of such failure to give such notice; or (d) in the case of an Event of Default under Section 7.1(c) arising due to the failure to perform or observe Section 5.5 that directly results in a material adverse effect on the ability of the Lead Borrower and the other Loan Parties (taken as a whole) to perform their respective payment obligations under any Loan Document to which the Lead Borrower or any of the other Loan Parties is a party, and (y) the Lead Borrower may only cure a failure to comply with the requirements of the Financial Covenant under Section 7.2, and for the avoidance of doubt, nothing in this Section 7.1 will permit the Borrower to cure a failure to comply with the requirements of the Financial Covenant.

7.2    Right to Cure.

(a)    Notwithstanding anything to the contrary contained in Section 7.1, in the event the Lead Borrower fails to comply with the requirements of the Financial Covenant on the last day of any fiscal quarter (a “Test Date”), during the period beginning on the first day of the relevant fiscal quarter until the expiration of the tenth Business Day (the “Anticipated Cure Deadline”) subsequent to the date the Compliance Certificate to be delivered pursuant to Section 5.2(a) is required to be delivered with respect to such fiscal quarter, the Lead Borrower shall have the right to issue Capital Stock or obtain a contribution to its common equity, in each case, for cash (the “Cure Right”), and upon the receipt by the Lead Borrower of such cash (the “Cure Amount”) pursuant to the exercise by Holdings of such Cure Right and request to the Administrative Agent to effect such recalculation, the Financial Covenant shall be recalculated giving effect to the following pro forma adjustments:

(i)    Consolidated EBITDA shall be increased solely for such fiscal quarter (and any four fiscal quarter-period that includes such fiscal quarter), solely for the purpose of measuring the Financial Covenant and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; and

(ii)    if, after giving effect to the foregoing calculations, the Lead Borrower shall then be in compliance with the requirements of the Financial Covenant, the Lead Borrower shall be deemed to have satisfied the requirements of the Financial Covenant as of the relevant Test Date with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Covenant that had occurred shall be deemed cured for the purposes of this Agreement as of the applicable Test Date and shall be deemed to have never existed.

(b)    Notwithstanding anything herein to the contrary (i) in each four-consecutive-fiscal-quarter period there shall be at least two fiscal quarters with respect to which the Cure Right is not exercised, (ii) during the term of this Agreement, the Cure Right may be exercised no more than five times, (iii) the Cure Amount shall be no greater than the amount required for purposes of causing the Lead Borrower to comply with the Financial Covenant as of the relevant Test Date, (iv) no Indebtedness repaid with the Cure Amount shall be deemed repaid for purposes of recalculating the Financial Covenant during the period in which the Cure Amount is included in the calculation of Consolidated EBITDA (it being understood that Indebtedness repaid with the Cure Amount shall be deemed repaid for all other purposes under this Agreement, including for purposes of determining if the Financial Covenant is in effect for subsequent periods), and (v) except to the extent of any reduction in Indebtedness from such proceeds contemplated by the parenthetical in clause (iv), the Cure Amount shall be disregarded calculating Consolidated EBITDA for all for other purposes of this Agreement (including determining financial ratio-based conditions (subject to the terms of clause (iv) above) or basket amounts).

(c)    Upon the Administrative Agent’s receipt of a notice from Holdings that it intends to exercise the Cure Right (a “Notice of Intent to Cure”), until the Anticipated Cure Deadline to which such Notice of Intent to Cure relates, (x) neither the Administrative Agent nor any other Secured Party shall exercise the right to accelerate payment of the Loans or terminate or suspend the Revolving Credit Commitments and neither the Administrative Agent nor any other Secured Party shall exercise any right to foreclose on or take possession of the Collateral, in each case solely on the basis of an allegation of an Event of Default having occurred and being continuing under Section 7.1 due to failure by the Lead Borrower to comply with the requirements of the Financial Covenant for the applicable period and (y) the Lead Borrower shall not be entitled to request any Borrowing, and no Lender or Issuing Bank shall have any obligation to make any Loan or issue or extend any Letter of Credit, during such period.

SECTION 8.    THE ADMINISTRATIVE AGENT

8.1    Appointment. Each Lender and Issuing Bank hereby irrevocably designates and appoints Bank of America (in its capacity as the Administrative Agent) as the Administrative Agent of such Lender and such Issuing Bank under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, each Lender and each Issuing Bank hereby authorizes the Administrative Agent to enter into each Security Document, the ABL Intercreditor Agreement and any other intercreditor or subordination agreements contemplated hereby on behalf of and for the benefit of the Lenders and the other Secured Parties and agrees to be bound by the terms thereof. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. The provisions of this Section 8 are solely for the benefit of the Administrative Agent and Lenders and no Loan Party shall have any rights as a third party beneficiary of the provisions hereof or thereof. The Administrative Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for any of the Loan Parties.

8.2    Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent may exercise such powers, rights and remedies and perform such duties by or through its agents, employees or sub-agents, and any sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of Sections 8.3, 8.4 and 8.7 shall apply to any of the Affiliates of the Administrative Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of Sections, 8.3, 8.4 and 8.7 shall apply to any such sub-agent and Affiliates where named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by either the Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including any exculpatory rights and rights to indemnification) directly without the consent or joinder of any other Person, against any or all Loan Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to the applicable the Administrative Agent and not to any Loan Party, Lender or any

other Person and no Loan Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

8.3    Exculpatory Provisions. Neither the Administrative Agent, any Issuing Bank, nor any of their respective officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates shall be (i) liable to any other Credit Party for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any other Credit Party for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent or Issuing Banks under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. Neither the Administrative Agent nor any Issuing Bank shall be under any obligation to any other Credit Party to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party. The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans or Commitments, or disclosure of confidential information, to any Disqualified Lender.

8.4    Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, facsimile or email message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to Holdings or any Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all affected Lenders) as it deems appropriate, and upon receipt of such instructions from Required Lenders (or such Lenders, as the case may be), the Administrative Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions, including for the avoidance of doubt refraining from any action that, in its opinion of its counsel, may be in violation of termination of property of a Defaulting Lender in violation of any Debtor Relief Law, or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all affected Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans. No Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder or any of the other Loan Documents in accordance with the instructions of the Required Lenders (or such other Lenders as may be required to give instructions hereunder).

8.5    Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received written notice from a Lender, Holdings or any Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all affected Lenders); provided, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

8.6    Non-Reliance on the Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of their respective officers, directors, employees, agents, advisors, attorneys-in-fact or Affiliates have made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of a Loan Party or any Affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any Affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, advisors, attorneys-in-fact or Affiliates.

8.7    Indemnification. The Lenders agree to indemnify the Administrative Agent, each Issuing Bank and each of their officers, directors, employees, Affiliates, agents, advisors and controlling persons (to the extent not reimbursed by Holdings or the Lead Borrower and without limiting any obligation of Holdings or the Lead Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section 8.7 (or, if indemnification is sought after the date upon which the Revolving Credit Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs and expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of, the Revolving Credit Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence, bad faith or willful misconduct. The agreements in this Section 8.7 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

8.8    Agent in Its Individual Capacity. The Administrative Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though Administrative Agent were not the Administrative Agent hereunder. With respect to its Loans made or renewed by it or with respect to any Letter of Credit issued or participated in by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent hereunder, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

8.9    Successor Administrative Agent.

(a)    The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders and the Lead Borrower. If the Administrative Agent shall resign as Administrative Agent, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be subject to written approval by the Lead Borrower (which approval shall not be unreasonably withheld or delayed if such successor is a commercial bank with a combined capital and surplus of at least $5.0 billion and otherwise may be withheld in the Lead Borrower’s sole discretion, which approval shall not be required during the continuance of a Specified Event of Default), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has been appointed as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders, subject to written approval by the Lead Borrower (which approval shall not be unreasonably withheld or delayed), appoints a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 8 and of Section 9.5 shall continue to inure to its benefit.

(b)    If the Administrative Agent or a controlling Affiliate thereof admits that it is insolvent or has become the subject of a Bankruptcy Event, it may be removed by the Lead Borrower or the Required Lenders. The Lead Borrower shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be subject to written approval by the Required Lenders (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has been appointed as Administrative Agent by the date that is 10 days following an Administrative Agent’s removal, the Administrative Agent’s removal shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Lead Borrower, subject to written approval by the Required Lenders (which approval shall not be unreasonably withheld or delayed), appoints a successor agent as provided for above. After any Administrative Agent’s replacement as Administrative Agent, the provisions of this Section 8 and of Section 9.5 shall continue to inure to its benefit.

8.10    Lead Borrower as Borrower Representative. Each Borrower hereby designates the Lead Borrower as its representative and agent for all purposes under the Loan Documents, including requests for Loans and Letters of Credit, designation of interest rates, delivery or receipt of communications, preparation and delivery of Borrowing Base Certificates and financial reports, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with the Administrative Agent, the Issuing Banks or any Lender. The Lead Borrower hereby accepts such appointment. The Administrative Agent, the Issuing Banks and the Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any notice of borrowing) delivered by the Lead Borrower on behalf of any Borrower. The Administrative Agent, the Issuing Banks and the Lenders may give any notice or communication with a Borrower hereunder to the Lead Borrower on behalf of such Borrower. Each of the Administrative Agent, the Issuing Banks and the Lenders shall have the right, in its discretion, to deal exclusively with the Lead Borrower for any or all purposes under the Loan Documents. Each Borrower agrees that any notice, election, communication, representation, agreement or undertaking made on its behalf by the Lead Borrower shall be binding upon and enforceable against it. Anything contained herein to the contrary notwithstanding, no Borrower (other than the Lead Borrower) shall be authorized to request any Borrowing or Letter of Credit hereunder without the prior written consent of the Lead Borrower.

8.11    Arrangers. Notwithstanding any other provision of this Agreement or any of the other Loan Documents, each Arranger is named as such for recognition purposes only, and in its capacity as such shall have no powers, rights, duties, responsibilities or liabilities with respect to this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby, but all such Persons shall have the benefit of the indemnities provided for hereunder.

8.12    Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Laws relative to any Loan Party, the Administrative Agent shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)    to file a verified statement pursuant to rule 2019 of the Federal Rules of Bankruptcy Procedure that, in its sole opinion, complies with such rule’s disclosure requirements for entities representing more than one creditor;

(b)    to file and prove a claim for the whole amount of the principal and interest and premium owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its respective agents and counsel and all other amounts due the Administrative Agent under this Agreement, allowed in such judicial proceeding); and

(c)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due to the Administrative Agent under this Agreement.

To the extent that the payment of any such compensation, expenses, disbursements and advances of the Administrative Agent, its agents and counsel, and any other amounts due to the Administrative Agent under this Agreement out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Lenders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

8.13    Certain ERISA Matters.

(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, that at least one of the following is and will be true:

(i)    such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments;

(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable, and the conditions of such exemption have been satisfied, with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or

(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, and (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (a) through (g) of Part I of PTE 84-14.

(b)    In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that:

(i)    none of the Administrative Agent or the Arrangers or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto);

(ii)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E);

(iii)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations);

(iv)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Letters of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder; and

(v)    no fee or other compensation is being paid directly to the Administrative Agent or the Arrangers or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Commitments or this Agreement.

(c)    Each of the Administrative Agent, the Arrangers and the Swingline Lenders hereby informs the Lenders that such Person is not undertaking to provide impartial investment advice, or to give advice or otherwise act in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

(d)    It is understood that different Persons may at any time be named as the Administrative Agent and in connection therewith, notwithstanding anything contained in this Agreement or any other Loan Document to the contrary, in the event that the Administrative Agent with respect to the Collateral, Borrowing Base eligibility standards, Reserves, intercreditor and subordination arrangements, collateral information rights, access rights, appraisal rights, audit rights, cash management rights or control agreement rights (each such matter a “Collateral Matter”), other than any proposed adjustment or revision or interpretation of Borrowing Base eligibility standards or Reserves (each such matter, a “Borrowing Base Matter”), (x) if the Administrative Agent do not agree on a determination with respect to a Collateral Matter, the determination shall be made by the Administrative Agent or (y) if the Administrative Agent do not agree on a determination with respect to a Borrowing Base Matter, the determination shall be made by the Administrative Agent, and, in each case, as between the Administrative Agent and the Lenders its decision shall be final.

(e)    Notwithstanding any provision herein, Section 8.12 shall not apply to the extent that the regulations under Section 3(21) of ERISA issued by the U.S. Department of Labor on April 8, 2016 are rescinded or otherwise revoked, repealed or no longer effective.

SECTION 9.    MISCELLANEOUS

9.1    Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(i)	if to any of Holdings or any Borrowers, to it at:

Foundation Building Materials Holding Company LLC

c/o Foundation Building Materials

2552 Walnut Avenue, Suite 160

Tustin, CA 92780

Attention: John Gorey

Facsimile: 714-734-3974

Telephone: 714-380-3127

E-mail: john.gorey@fbmsales.com

with copies (which shall not constitute notice) to:

Lone Star Americas Acquisitions LLC

2711 N. Haskell Avenue, Suite 1800

Dallas, TX 75204

Attention: General Counsel

Facsimile: 214-515-6924

Telephone: 214-515-6824

and

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention: Judson Oswald and Chad Nichols

Facsimile: (212) 446-4812 and (713) 836-3602

E-mail: judson.oswald@kirkland.com and

chad.nichols@kirkland.com

(ii)	if to the Administrative Agent, to it at:

Bank of America Business Capital

Attention: Carlos Gil or Portfolio Management

333 S. Hope Street, 19th Floor

CA9-193-13-33

Los Angeles, CA 90071

(iii)    if to any other Lender, Issuing Bank, or Swingline Lender to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

All notices and other communications given to any party hereto, in accordance with the provisions of this Agreement, shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service, or sent by fax or on the date five (5) Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.1, or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.1. As agreed to among Holdings, the Lead Borrower, the Administrative Agent and the applicable Lenders from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable Person provided from time to time by such Person.

Each of Holdings and the Lead Borrower hereby agrees, unless directed otherwise by the Administrative Agent or unless the electronic mail address referred to below has not been provided by the Administrative Agent to Holdings and the Lead Borrower, that it will, and will cause its Subsidiaries to, provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents or to the Lenders under Section 5, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that

(a) is or relates to a Borrowing Request, a notice pursuant to Section 2.6, or a notice requesting the issuance, amendment, extension or renewal of a Letter of Credit pursuant to Section 2.4, (b) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (c) provides notice of any Default or Event of Default under this Agreement or any other Loan Document or (d) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other extension of credit hereunder (all such nonexcluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to the Administrative Agent to an electronic mail address as directed by the Administrative Agent. In addition, each of Holdings and each Borrower agrees, and each agrees to cause its Subsidiaries, to continue to provide the Communications to the Administrative Agent or the Lenders, as the case may be, in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent.

Each of Holdings and the Lead Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders and the Issuing Banks materials and/or information provided by, or on behalf of, the Lead Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on Intralinks, Syndtrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that wish to receive information and documentation that is (x) of a type that would be publicly available if Holdings and its Subsidiaries were public reporting companies or (y) does not contain MNPI (collectively, “Public Lender Information”)) (each, a “Public Lender”). The Lead Borrower hereby agrees that (i) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Borrower Materials “PUBLIC”, the Lead Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any Private Lender Information (as defined below) (provided, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.12); (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor”; and (iv) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor”. Notwithstanding the foregoing, the following Borrower Materials shall be deemed to be marked “PUBLIC” unless Holdings or the Lead Borrower notify the Administrative Agent promptly that any such document contains Private Lender Information: (A) the Loan Documents, (B) notification of changes in the terms of the Revolving Credit Facilities and (C) all information delivered pursuant to Section 5.1 and Section 5.2(a). “Private Lender Information” means any information and documentation that is not Public Lender Information.

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain MNPI.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR

ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its electronic mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s electronic mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address. Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

9.2    Waivers; Amendments.

(a)    No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, each Issuing Bank and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by Holdings or the Lead Borrower therefrom shall in any event be effective unless the same shall be permitted by clause (b) of this Section 9.2, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance or extension of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b)    (A) None of this Agreement, any other Loan Document or any provision hereunder or thereunder may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by Holdings, the Lead Borrower and the Required Lenders or by Holdings, the Lead Borrower and the Administrative Agent (except to the extent where the consent of the Administrative Agent is not required pursuant to Section 2.20, 2.21, and 2.22) with the consent of the Required Lenders (other than with respect to the Fee Letter, which may be amended by an agreement or waiver solely among the parties thereto); provided, that, notwithstanding the foregoing, solely with the written consent of each Lender directly and adversely affected thereby (but without the necessity of obtaining the consent of the Required Lenders, other than in the case of clause (1) below, which shall require the consent of each Lender increasing its Revolving Credit Commitments as well as the consent of the Required Lenders if such increase is effectuated other than pursuant to the provisions under this Agreement specifically permitting increases of commitments without the further approval of Required Lenders), any such agreement may:

(1)    increase the Revolving Credit Commitment of any Lender (other than with respect to any Incremental Revolving Commitments pursuant to Section 2.20 in which such Lender has agreed to be an Additional Lender), it being understood that (x) a waiver of any condition precedent set forth in Section 4.2 or (y) the waiver of any Default, Event of

Default, mandatory prepayment or mandatory reduction of Revolving Credit Commitments or (z) a reallocation of Revolving Credit Commitments between the US Revolving Credit Commitments and the Canadian Revolving Credit Commitments pursuant to Section 2.7(d) shall not constitute an increase of any Revolving Credit Commitment of any Lender;

(2)    reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees or premiums payable hereunder (except in connection with the waiver of applicability of any post-Default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders)); provided, that any change in Historical Excess Availability, Historical Average Utilization or any definition applicable to any ratio used in the calculation of any rate of interest or fees shall not constitute a reduction in any rate of interest or any fee; provided, further that only the consent of the Required Lenders shall be required to effectuate or implement any changes in accordance with Section 1.12 to the extent consent of the Required Lenders is required thereby;

(3)    postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees or premiums payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Revolving Credit Commitment; it being understood that the waiver of any condition precedent set forth in Section 4.2 or the waiver of Default, mandatory prepayment or mandatory reduction of Revolving Credit Commitments shall not constitute a postponement of the scheduled date of payment of principal of any Loan or expiration of any Revolving Credit Commitment of any Lender; or

(4)    except as otherwise expressly provided in Section 9.14 or in the Security Documents, release all or substantially all of the Collateral or release Guarantors from their guarantee obligations under the Guarantee and Collateral Agreement representing all or substantially all of the value of such guarantees, taken as a whole;

(B)    solely with the written consent of the Lenders (other than a Defaulting Lender) holding 66.7% of the outstanding Revolving Credit Commitments and/or Total Revolving Credit Exposure, any such agreement may increase advance rates or make other modifications to the US Borrowing Base, the Canadian Borrowing Base or the FILO Borrowing Base (or any constituent definitions to the extent used therein) that have the effect of increasing availability thereunder (including changes in eligibility criteria);

(C)    solely with the written consent of each Lender (other than a Defaulting Lender), any such agreement may:

(1)    other than in connection with an extension of Revolving Credit Commitments pursuant to Section 2.22, change Section 2.17(b), (c), (f) or (g) or 2.21(c) in a manner that would alter the order or pro rata sharing of payments required thereby, or Sections 4.2 and 4.3 of the ABL Intercreditor Agreement (or the corresponding provision in any other intercreditor agreement);

(2)    change any of the provisions of this Section 9.2 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or grant any consent hereunder;

(3)    except as otherwise expressly provided in Section 9.15 or in the US Guarantee and Collateral Agreement or either Canadian Guarantee and Collateral Agreement, release all or substantially all of the Collateral or release Guarantors from their guarantee obligations under the US Guarantee and

Collateral Agreement or either Canadian Guarantee and Collateral Agreement representing all or substantially all of the value of such guarantees, taken as a whole;

provided, further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or any Issuing Bank or any Swingline Lender hereunder in a manner adverse to the Administrative Agent, such Issuing Bank or such Swingline Lender, as the case may be, without the prior written consent of the Administrative Agent or such Issuing Bank, as the case may be. Notwithstanding the foregoing, amendments, waivers and other modifications to the provisions of any Loan Document in a manner that by its terms adversely affects the rights or obligations of Lenders holding Loans or Revolving Credit Commitments of a particular Class (but not the rights or obligations of Lenders holding Loans or Revolving Credit Commitments of any other Class) will require only the prior written consent of Lenders holding the requisite percentage under this Section 9.2(b) of the outstanding Loans and unused Revolving Credit Commitments of such Class (as if such Class were the only Class of Loans and Revolving Credit Commitments then outstanding under this Agreement) and the Lead Borrower (and, if applicable, any other Borrower).

(c)    Notwithstanding anything to the contrary contained in this Section 9.2, the Administrative Agent and the Lead Borrower, in their sole discretion and without the consent or approval of any other party, may amend, modify or supplement any provision of this Agreement or any other Loan Document to (i) amend, modify or supplement such provision or cure any ambiguity, omission, mistake, error, defect or inconsistency, and such amendment, modification or supplement shall become effective without any further action or consent of any other party to any Loan Documents if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof (provided, that, if the Required Lenders make such objection in writing, such amendment, modification or supplement shall not become effective without the consent of the Required Lenders), (ii) to permit additional affiliates of Holdings to guarantee the Obligations and/or provide Collateral therefor, (iii) to integrate any terms or conditions from any documentation in respect of an Incremental Facility that are more restrictive than the terms hereunder, (iv) to increase the interest rates (including any interest rate margins or interest rate floors), fees and other amounts payable to any class or classes of Lenders and (v) to modify any other provision in a manner more favorable to the then-existing Lenders, in each case in connection with the issuance or incurrence of any Incremental Facilities or other Indebtedness permitted under Section 6.2. Such amendments shall become effective without any further action or consent of any other party to any Loan Document.

(d)    Notwithstanding anything in this Agreement or any other Loan Document to the contrary, no Lender consent is required to effect any amendment or supplement to the ABL Intercreditor Agreement or any other intercreditor arrangements entered into pursuant to this Agreement (i) that is for the purpose of adding the holders of any additional Indebtedness permitted hereunder, including any Refinancing Indebtedness in respect of any of the foregoing (or a Senior Representative with respect thereto) as parties thereto, as expressly contemplated by the terms of the ABL Intercreditor Agreement or such other intercreditor arrangement, as applicable (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing; provided, that such other changes are not adverse, in any material respect, to the interests of the Lenders) or (ii) that is expressly contemplated by the ABL Intercreditor Agreement or any such other intercreditor arrangements, as applicable (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing; provided, that such other changes are not adverse, in any material respect, to the interests of the Lenders); provided, further, that no such agreement shall directly and adversely amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent. Notwithstanding anything in this Agreement or any other Loan Document to the contrary. The applicable Borrowers may enter into Incremental Facility Amendments in accordance with Section 2.17 and Extension Amendments in accordance with Section 2.19 and joinder agreements with respect thereto in accordance with such sections, and such Incremental Facility Amendments and Extension

Amendments and joinder agreements may effect such amendments to the Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent and the Lead Borrower, to give effect to the existence and the terms of the Incremental Facility or Extension, as applicable, and will be effective to amend the terms of this Agreement and the other applicable Loan Documents (including to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other applicable Loan Documents with the other Revolving Credit Loans, and the accrued interest and fees in respect thereof and to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders), in each case, without any further action or consent of any other party to any Loan Document.

(e)    Notwithstanding anything in this Agreement or any other Loan Document to the contrary, Holdings and the applicable Borrower may enter into Incremental Facility Amendments in accordance with Section 2.18 and Extension Amendments in accordance with Section 2.22 and joinder agreements with respect thereto in accordance with such sections, and such Incremental Facility Amendments and Extension Amendments and joinder agreements may effect such amendments to the Loan Documents or such intercreditor agreements to give effect to the existence and the terms of the Incremental Facility or Extension, as applicable, and will be effective to amend the terms of this Agreement and the other applicable Loan Documents (including to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other applicable Loan Documents with the other Revolving Credit Loans, and the accrued interest and fees in respect thereof and to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders), in each case, without any further action or consent of any other party to any Loan Document.

(f)    Notwithstanding the foregoing, this Agreement may be amended to increase the US LC Sublimit, the Canadian LC Sublimit or the Total LC Sublimit with the written consent of the applicable Issuing Banks and the Administrative Agent. Notwithstanding anything to the contrary contained in this Section 9.2 or any other Loan Document, guarantees, collateral security documents and related documents executed in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be. together with this Agreement, amended and waived with the consent of the Administrative Agent at the request of Holdings or the Lead Borrower without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with local Requirements of Law or advice of local counsel, (ii) to cure ambiguities or defects or (iii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement or any other Loan Documents. In addition, if the Administrative Agent and the Lead Borrower shall have jointly identified an obvious error or any error or omission of a technical nature in this Agreement or any other Loan Document, then the Administrative Agent and the Lead Borrower shall be permitted to amend such provision without further action or consent by any other party; provided that the Required Lenders shall not have objected to such amendment within 5 Business Days after receiving a copy thereof.

9.3    Expenses; Indemnity; Damage Waiver.

(a)    Within 30 days after receipt of a written request, together with customary backup documentation in reasonable detail, the Lead Borrower shall pay (i) all reasonable and documented (in reasonable detail) out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, disbursements and other charges of legal counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof and the reasonable fees and expenses of consultants and appraisal firms in connection with appraisals and field examinations required hereunder and the Administrative Agent’s standard charges for examination activities and appraisal reviews, (ii) all out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender, including the fees, charges and disbursements of legal counsel for the Administrative

Agent, any Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section 9.3(a), including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit; provided, that the Lead Borrower’s obligations under this Section 9.3(a) for fees and expenses of legal counsel shall be limited to fees and expenses of (x) one primary outside legal counsel in each of the United States and Canada for all Persons described in clauses (i), (ii) and (iii) above, taken as a whole, (y) in the case of any actual or reasonably perceived conflict of interest, one outside legal counsel for each group of affected Persons similarly situated, taken as a whole, in each appropriate jurisdiction and (z) if necessary, one local or foreign legal counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions).

(b)    The Lead Borrower shall indemnify the Administrative Agent, each institution listed as an arranger or bookrunner on the cover page hereof, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, costs and related expenses (including the reasonable out-of-pocket fees, charges and disbursements of (i) one primary outside legal counsel in each of the United States and Canada to the Indemnitees, taken as a whole, (ii) in the case of any actual or reasonably perceived conflict of interest, one additional outside legal counsel in the United States and Canada for each group of affected Indemnitees similarly situated, taken as a whole, in each appropriate jurisdiction and (iii) if necessary, one local or foreign legal counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions)), which may at any time be imposed on, incurred by or asserted or awarded against any such Indemnitee arising out of, in connection with, or as a result of (w) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (x) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (y) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by Holdings or any of its Subsidiaries (including any predecessor entities), or any other Environmental Liability relating to Holdings or any of its Subsidiaries (including any predecessor entities), or (z) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto and whether or not such claim, litigation, investigation or proceeding is brought by Holdings, the Lead Borrower or any of their respective Affiliates, their respective creditors or any other Person; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (1) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of, or material breach of the Loan Documents by, such Indemnitee or its Related Parties, (2) arise out of any claim, litigation, investigation or proceeding that does not involve an act or omission by Holdings or any of its Subsidiaries and that is brought by an Indemnitee against any other Indemnitee (provided, that in the event of such a claim, litigation, investigation or proceeding involving a claim or proceeding brought against the Administrative Agent or any Arranger (in each case, in its capacity as such) by other Indemnitees, the Administrative Agent or any Arranger, as the case may be (in its capacity as such), shall be entitled (subject to the other limitations and exceptions set forth above) to the benefit of the indemnities set forth above), (3) arise from any settlement entered into by any Indemnitee or any of its Related Parties in connection with the foregoing without the Lead Borrower’s prior written consent (such consent not to be unreasonably withheld or delayed), or (4) are in respect of indemnification payments made pursuant to Section 8.7, to the extent the Lead Borrower would not have been or was not required to make such indemnification payments directly pursuant to the provisions of this Section 9.3(b). This Section 9.3(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc., arising from any non-Tax claim.

(c)    To the extent permitted by applicable law, none of Holdings, the Lead Borrower or any Indemnitee shall assert, and each of Holdings, the Lead Borrower and each Indemnitee hereby waives, any claim against Holdings, the Lead Borrower or any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and, to the extent permitted by applicable law, Holdings and each Borrower and each Indemnitee hereby waive, release and agree not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor; provided, that nothing contained in this paragraph shall limit the obligations of the Lead Borrower under Section 9.3(b) in respect of any such damages claimed against the Indemnitees by Persons other than Indemnitees.

(d)    All amounts due under this Section 9.3 shall be payable not later than 30 days after written demand therefor, together with customary backup documentation in reasonable detail.

(e)    Notwithstanding the foregoing, each Indemnitee shall be obligated to refund and return any and all amounts paid by any Borrower to such Indemnitee for fees, expenses or damages to the extent such Indemnitee is not entitled to payment of such amounts in accordance with the terms hereof, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

9.4    Successors and Assigns.

(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate or branch of any Issuing Bank that issues any Letter of Credit), except that (i) except as otherwise expressly provided in Section 6.4, the Lead Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by a Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.4. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate or branch of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in clause (c) of this Section 9.4) and, to the extent expressly contemplated hereby, the Related Parties of the Administrative Agent, each Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement. Except as expressly set forth in Section 8.3, nothing in this Agreement shall be deemed to prejudice any right or remedy that Holdings or the Lead Borrower may otherwise have at law or equity. Each Lender acknowledges and agrees that Holdings and its Subsidiaries will suffer irreparable harm if such Lender breaches any obligation under this Section 9.4. Additionally, each Lender agrees that Holdings and/or the Lead Borrower may seek to obtain specific performance or other equitable or injunctive relief to enforce this paragraph against such Lender with respect to such breach without posting a bond or presenting evidence of irreparable harm.

(b)    (i) Subject to the conditions set forth in clause (b)(ii) of this Section 9.4, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and the Loans at the time owing to it) with the prior written consent (each such consent not to be unreasonably withheld, delayed or conditioned) of:

(A)    the applicable Borrower; provided, that no consent of any Borrower shall be required for an assignment to another Lender, an Affiliate or branch of a Lender or an Approved Fund or, if a Specified Event of Default has occurred and is continuing, any other Eligible Assignee; provided, further, that (x) the applicable Borrower shall be deemed to have consented to any such assignment unless such Borrower shall have objected thereto by written notice to the Administrative Agent not later than the tenth Business Day following the date a written request for such consent is made and (y) that the withholding of consent by the Lead Borrower to any assignment to any Disqualified Lender shall be deemed reasonable (for the avoidance of doubt, it being understood and agreed that the Administrative Agent shall not have any responsibility or obligation to determine or notify the Lead Borrower with respect to whether any Lender or potential Lender is a Disqualified Lender, or have a duty to ascertain, inquire into, monitor or enforce compliance with the provisions relating to Disqualified Lenders and the Administrative Agent shall have no liability with respect to any assignment made to a Disqualified Lender); and

(B)    the Administrative Agent;

(C)    each Issuing Bank; and

(D)    each applicable Swingline Lender.

(ii)    Assignments shall be subject to the following additional conditions:

(A)    except in the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Credit Commitment or Loans of any Class or assignments to a Lender or an Affiliate or branch of a Lender, the amount of the Revolving Credit Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5.0 million unless (x) such assignee shall be an existing Lender or (y) each of the applicable Borrower and the Administrative Agent otherwise consent; provided, that no such consent of such Borrower shall be required if a Specified Event of Default has occurred and is continuing;

(B)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to all Classes (other than any Last Out Tranche);

(C)    the parties to each assignment shall (A) execute and deliver to the Administrative Agent via an electronic settlement system acceptable to the Administrative Agent or (B) if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent, an Assignment and Assumption, together with (unless waived by the Administrative Agent in its sole discretion) a processing and recordation fee of $3,500 (treating, for purposes of such fee, multiple, simultaneous assignments by or to two or more Approved Funds as a single assignment); and

(D)    the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any applicable Tax forms in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about Holdings, the Lead Borrower, the Loan Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

(iii)    Subject to acceptance and recording thereof pursuant to clause (b)(iv) of this Section 9.4, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an

Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits, and subject to the obligations, of Sections 2.13, 2.15, 2.16 and 9.3). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.4 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 9.4.

(iv)    The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Credit Commitment of, and principal amount (and, as applicable, stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent, each Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, any Issuing Bank and, if an Event of Default has occurred and is continuing, any Lender, at any reasonable time and from time to time upon reasonable prior notice. Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless such assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 9.4 and any written consent to such assignment required by paragraph (b) of this Section 9.4, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided, that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.4(d) or (e), Section 2.5(b), Section 2.17(d) or Section 8.7, the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(v)    Upon its receipt of a duly completed Assignment and Assumption, in each case executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless such assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 9.4, any written consent to such assignment required by paragraph (b) of this Section 9.4 and any applicable Tax forms, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided, that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Sections 2.4(d), 2.4(e), 2.5(b), 2.17(d) or 8.7, the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)    (i) Any Lender may, without the consent of any Borrower, the Administrative Agent or any Issuing Bank or any Swingline Lender, sell participations to one or more banks or other entities (other than any natural Person, Lone Star, any Affiliate of Lone Star, Holdings, any Borrowers or any Subsidiary of Holdings or any Borrower and any Disqualified Lenders (to the extent that a list of Disqualified Lenders has been made available to all relevant Lenders upon request therefore)) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and the Loans owing to it); provided, that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Lead Borrower, the Administrative Agent, each Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, further, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (A)(2) through (A)(4) of the first proviso to Section 9.2(b) that adversely affects the Participant. The Borrowers agree that, subject to paragraph (c)(ii) and (c)(iii) of this Section 9.4, each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 (and subject to the requirements and limitations of such Sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.4. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.8 as though it were a Lender; provided, further that such Participant agrees to be subject to Section 2.17(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Lead Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement or any other Loan Document (the “Participant Register”); provided, further, that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Revolving Credit Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Revolving Credit Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement, including payments of interest and principal, notwithstanding any notice to the contrary. The portion of the Participant Register relating to any Participant requesting payment from any Borrower under the Loan Documents shall be made available to such Borrower upon reasonable request. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(ii)    A Participant shall not be entitled to receive any greater payment under Section 2.14, 2.15 or 2.16, with respect to any participation sold to such Participant, than its participating Lender would have been entitled to receive (except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the participation) with respect to the participation sold to such Participant, unless Holdings is notified of the participation sold to such Participant and the sale of the participation to such Participant is made with the Lead Borrower’s prior written consent expressly acknowledging such Participant may receive a greater payment and such Participant agrees to comply with Section 2.18 as if it was a Lender. A Participant shall not be entitled to the benefits of Section 2.16 unless such Participant agrees, for the benefit of the Lead Borrower, to comply (and actually complies) with Section 2.16(e) as though it were a Lender (it being understood that the documentation required under Section 2.16(e) shall be delivered to the participating Lender).

(iii)    A Participant agrees to be subject to the provisions of Section 2.17 as if it were an assignee under paragraph (b) of this Section 9.4.

(iv)    Each Lender that sells a participation agrees, at the Lead Borrower’s request and expense, to use reasonable efforts to cooperate with the Lead Borrower to effectuate the provisions of Section 2.18(a) with respect to any Participant.

(v)    No participation may be sold to Lone Star, Holdings, any Borrower, any Affiliate of any of the foregoing or any of their respective Subsidiaries.

(d)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other applicable central bank, and this Section 9.4 shall not apply to any such pledge or assignment of a security interest; provided, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)    With respect to any assignment or participation by a Lender of any Loans or Commitments, (i) to a Disqualified Lender or (ii) to the extent the Borrower’s consent is required under the terms of Section 9.4(b)(ii)(A)(A) and such consent is not granted (or deemed to have been granted), to any other Person, in each case, the Borrower shall be entitled to (A) notwithstanding anything to the contrary in this Agreement, prepay such Loans or terminate such Commitments on a non-pro rata basis or (B) require such Disqualified Lender or other Person to assign such Loans or Commitments in accordance with the terms of this Agreement in addition to any other remedy available to the Borrower at law or equity, except to the extent that the Borrower consents in writing to such assignment or participation; provided that upon inquiry by any Lender to the Administrative Agent as to whether a specified potential assignee or prospective participant is on the list of Disqualified Lenders, the Administrative Agent shall be permitted to disclose to such Lender whether such specific potential assignee or prospective participant is in the list of Disqualified Lenders. No Disqualified Lender that purports to become a Lender hereunder (notwithstanding the provisions of this Agreement that prohibit Disqualified Lenders from becoming Lenders) shall be entitled to any of the rights or privileges enjoyed by the other Lenders with respect to voting, information and lender meetings.

9.5    Survival. All covenants, agreements, representations and warranties made by the Lead Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Revolving Credit Commitments have not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16 and 9.3 and Section 8 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Revolving Credit Commitments or the termination of this Agreement or any provision hereof.

9.6    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission (e.g., “PDF” or “TIFF”) shall be effective as delivery of a manually executed counterpart of this Agreement.

9.7    Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

9.8    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time with the prior written consent of the Administrative Agent (which consent shall not be required in connection with customary set-offs in connection with Cash Management Obligations and Specified Hedge Agreements), to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) (excluding any Exempt Account) at any time held and other obligations at any time owing by such Lender to or for the credit or the account of the applicable Borrower against any of and all the obligations of the applicable Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section 9.8 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. Each Lender shall notify the Administrative Agent and the Lead Borrower promptly after any such setoff. Notwithstanding anything to the contrary in the foregoing, no Lender shall exercise any right of set off in respect of any Controlled Account other than the Administrative Agent acting in their capacity as such.

9.9    Governing Law; Jurisdiction; Consent to Service of Process.

(a)    This Agreement and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement and the transactions contemplated hereby shall be construed in accordance with and governed by the law of the State of New York.

(b)    Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Notwithstanding the foregoing, any party hereto may bring an action or proceeding in other jurisdictions in respect of its rights under any Security Document governed by a law other than the laws of the State of New York or, with respect to the Collateral, in a jurisdiction where such Collateral is located.

(c)    Each of Holdings and each Borrower hereby irrevocably and unconditionally waive, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section 9.9. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)    Subject to clause (e) below, each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.1. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(e)    Without limiting the foregoing, each of the Foreign Loan Parties hereby irrevocably designates, appoints and empowers as of the Closing Date, CT Corporation System (the “Process Agent”). with an office on the Closing Date at 111 Eighth Avenue, 13th Floor, New York, New York 10011, United States, as its authorized designee, appointee and agent to receive, accept and acknowledge on its behalf and for its property, service of copies of the summons and complaint and any other process which may be served in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party or for recognition and enforcement of any judgment in respect thereof; such service may be made by mailing or delivering a copy of such process to such Foreign Loan Party, in care of the Process Agent at the Process Agent’s above address, and each of the Foreign Loan Parties hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. Each of the Foreign Loan Parties further agree to take any and all such action as may be necessary to maintain the designation and appointment of the Process Agent in full force in effect for a period of three years following the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder (other than contingent amounts not then due and payable); provided, that if the Process Agent shall cease to act as such, each such Foreign Loan Party agrees to promptly designate a new authorized designee, appointee and agent in New York City on the terms and for the purposes reasonably satisfactory to the Administrative Agent hereunder.

9.10    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

9.11    Headings. Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

9.12    Confidentiality.

(a)    Each of the Administrative Agent, each Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ employees, legal counsel, independent auditors, professionals and other experts or agents (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested or demanded by any regulatory authority claiming jurisdiction over it or its Affiliates (provided, that the Administrative Agent, such Issuing Bank or such Lender, as applicable, shall notify the Lead Borrower as soon as practicable in the event of any such disclosure by such Person (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising routine examination or regulatory authority) to the extent practicable and not prohibited by applicable law, rule or regulation), (iii) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process based on the advice of counsel (provided, that the Administrative Agent, such Issuing Bank or such Lender, as applicable, shall notify the Lead Borrower promptly thereof prior to any such disclosure by such Person (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising routine examination or regulatory authority) to the extent practicable and not prohibited by applicable law, rule or regulation), (iv) to any other party to this Agreement, (v) as reasonably determined to be necessary, in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) to bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any

Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to the Lead Borrower and its obligations (provided, that such assignees, transferees, participants, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 9.12 or other provisions at least as restrictive as this Section 9.12), (vii) to the extent that such information is independently developed by it, (viii) with the prior written consent of the Lead Borrower, (ix) to the extent such Information (A) becomes available other than as a result of a breach of this Section 9.12 to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Lead Borrower or any of its Affiliates or (B) to the extent that such information becomes publicly available other than by reason of improper disclosure by the Administrative Agent, any Issuing Bank or any Lender or any of their Affiliates or any related parties thereto in violation of any confidentiality obligations owing to Lone Star, the Permitted Investors, or any of their respective affiliates, (x) on a confidential basis to (A) any rating agency in connection with rating Holdings, the Lead Borrower or its Subsidiaries or the Revolving Credit Facilities or (1) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Revolving Credit Facilities or (2) market data collectors, similar services, providers to the lending industry and service providers to the Administrative Agent in connection with the administration and management of this Agreement and the Loan Documents, (xi) to the extent necessary or customary for inclusion in league table measurement, and (xii) for purposes of establishing a “due diligence” defense. For the purposes of this Section 9.12, “Information” means all information received from Holdings, the Lead Borrower or any of its Affiliates relating to Holdings or the Lead Borrower or any of its Subsidiaries or businesses, other than any such information that is available other than as a result of a breach of this Section 9.12 to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by a Borrower; provided, that, in the case of information received from a Borrower after the date hereof, such information is clearly identified on or before the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 9.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information which shall in no event be less than commercially reasonable care.

(b)    EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MNPI. AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW. INCLUDING FEDERAL. STATE. PROVINCIAL AND TERRITORIAL SECURITIES LAWS.

(c)    ALL INFORMATION. INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS. FURNISHED BY HOLDINGS, A BORROWER OR ANY AGENT PURSUANT TO. OR IN THE COURSE OF ADMINISTERING. THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION. WHICH MAY CONTAIN MNPI. ACCORDINGLY. EACH LENDER REPRESENTS AND WARRANTS TO HOLDINGS, THE BORROWERS AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

9.13    PATRIOT Act; Canadian Anti-Money Laundering.

(a)    The Administrative Agent and each Lender that is subject to the requirements of the PATRIOT Act hereby notifies the Lead Borrower that pursuant to the requirements of the PATRIOT Act, it may be required to obtain, verify and record information that identifies the Lead Borrower and each other Loan Party, which information includes the name and address of the Lead Borrower and each other Loan Party and other information that will allow such Lender to identify the Lead Borrower and each other Loan Party in accordance with the PATRIOT Act.

(b)    If the Administrative Agent has ascertained the identity of any Canadian Loan Party or any authorized signatories of any Canadian Loan Party for the purposes of applicable Canadian Anti-Money Laundering Laws, then the Administrative Agent: (i) shall be deemed to have done so as an agent for each Lender, and this Agreement shall constitute a “written agreement” in such regard between each Lender and the Administrative Agent within the meaning of the applicable Canadian Anti-Money Laundering Laws; and (ii) shall provide to each Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness. Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each of the Lenders agrees that the Administrative Agent has no obligation to ascertain the identity of the Canadian Loan Parties or any authorized signatories of the Canadian Loan Parties on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from any Canadian Loan Party or any such authorized signatory in doing so.

9.14    Release of Liens and Guarantees; Secured Parties.

(a)    In the event that any Loan Party conveys, sells, leases, assigns, transfers or otherwise Disposes of all or any portion of any of the Capital Stock or assets of any Loan Party to a Person that is not (and is not required hereunder to become) a Loan Party in a transaction permitted under this Agreement, the Liens created by the Loan Documents in respect of such Capital Stock or assets shall automatically terminate and be released, without the requirement for any further action by any Person and the Administrative Agent shall promptly (and the Lenders hereby authorize the Administrative Agent to) take such action and execute any such documents as may be reasonably requested by Holdings or the Lead Borrower and at the Lead Borrower’s expense to further document and evidence such termination and release of Liens created by any Loan Document in respect of such Capital Stock or assets. In the event that any Capital Stock or other asset constituting Collateral has become, or is becoming, an Excluded Asset, then, at the request of Holdings or any Borrower, the Administrative Agent agrees to promptly (and the Lenders hereby authorize the Administrative Agent to) take such action and execute such documents (including mortgage release documents) as may be reasonably requested by any Borrower, and at the Lead Borrower’s expense, to terminate, discharge and release (or to further document and evidence the termination, discharge and release of) the Liens created by any Loan Document in respect of such assets, effective upon such asset becoming an Excluded Asset. In the case of a transaction permitted under this Agreement the result of which is that a Loan Party would cease to be a Restricted Subsidiary or would become an Excluded Subsidiary (or in case any Restricted Subsidiary otherwise becomes an Excluded Subsidiary or the Lead Borrower elects that any Discretionary Guarantor that would otherwise constitute an Excluded Subsidiary cease to be a Discretionary Guarantor), the Guarantee Obligations created by the Loan Documents in respect of such Loan Party (and all security interests granted by such Guarantor under the Loan Documents) shall automatically terminate and be released, without the requirement for any further action by any Person and the Administrative Agent shall promptly (and the Lenders hereby authorize the Administrative Agent to) take such action and execute any such documents as may be reasonably requested or the Lead Borrower and at the Lead Borrower’s expense to further document and evidence such termination and release of such security interests and such Loan Party’s Guarantee Obligations in respect of the Obligations (including its Guarantee Obligations under the US Guarantee and Collateral Agreement and the Canadian ABL Guarantee and Collateral Agreements). Any representation, warranty or covenant contained in any Loan Document relating to any such Capital Stock, asset or subsidiary of any Loan Party shall no longer be deemed to be made with respect thereto once such Capital Stock or asset or Subsidiary is so conveyed, sold, leased, assigned, transferred or disposed of.

(b)    In the case of the incurrence of any Canadian Term Loans, the Lenders hereby authorize and the Administrative Agent hereby agrees to release and subordinate any Liens on Canadian Term Loan Priority Collateral and the Administrative Agent hereby agrees to enter into the Canadian Intercreditor Agreement in order to evidence the applicable priority with respect to its Liens on the Canadian Term Loan Priority Collateral.

(c)    Upon the payment in full of the Obligations and the termination or expiration of the Commitments, all Liens created by the Loan Documents shall automatically terminate and be released, without the requirement for any further action by any Person and the Administrative Agent shall promptly (and the Lenders hereby authorize the Administrative Agent to) take such action and execute any such documents as may be reasonably requested or the Lead Borrower and at the Lead Borrower’s expense to further document and evidence such termination and release of Liens created by the Loan Documents (including by way of assignment), and the Guarantee Obligations created by the Loan Documents in respect of the Guarantors shall automatically terminate and be released, without the requirement for any further action by any Person and the Administrative Agent shall promptly (and the Lenders hereby authorize the Administrative Agent to) take such action and execute any such documents as may be reasonably requested or the Lead Borrower and at the Lead Borrower’s expense to further document and evidence such termination and release of the Guarantors’ Guarantee Obligations in respect of the Obligations (including the Guarantee Obligations under the US Guarantee and Collateral Agreement and the Canadian Guarantee and Collateral Agreements).

(d)    Except with respect to the exercise of setoff rights of any Lender in accordance with Section 9.8 or with respect to a Lender’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any guarantee of the Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof. In the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the Administrative Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent on behalf of the Secured Parties at such sale or other disposition. In furtherance of the foregoing, no Hedge Agreement the obligations under which constitute Specified Hedge Agreement obligations and no other agreements the obligations under which constitute Cash Management Obligations, in each case will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under this Agreement or any other Loan Document. By accepting the benefits of the Collateral, each Secured Party that is a party to any such Hedge Agreement or such agreement in respect of Cash Management Services shall be deemed to have appointed the Administrative Agent to serve as administrative agent and collateral agent, as applicable, under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph.

9.15    No Fiduciary Duty. The Administrative Agent, each Issuing Bank, each Lender and each Swingline Lender and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lender Parties”) may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their affiliates. Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender Parties, on the one hand, and such Loan Party, its stockholders or its affiliates, on the other. The Loan Parties acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lender Parties, on the one hand, and the Loan Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender Parties have assumed any advisory or fiduciary responsibility in favor of any Loan Party, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender Parties have advised, are currently advising or will advise any Loan Party, its stockholders or its Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (y) the Lender Parties are acting solely as principals and not as the agents or fiduciaries of any Loan Party, its management, stockholders, creditors or any other Person. Each Loan Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Loan Party agrees that it will not claim that the Lender

Parties have rendered advisory services of any nature or respect, or owe a fiduciary or similar duty to such Loan Party, in connection with such transaction or the process leading thereto.

9.16    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent, any Issuing Bank or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the applicable Loan Party. In determining whether the interest contracted for, charged, or received by the Administrative Agent, a Lender or an Issuing Bank exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

9.17    Intercreditor Agreements.

(a)    The Administrative Agent is hereby authorized and directed to, to the extent required or permitted by the terms of the Loan Documents, (x) enter into (i) any Security Document, (ii) the ABL Intercreditor Agreement or (iii) any other intercreditor agreement contemplated hereunder or (y) make or consent to any filings or take any other actions in connection therewith (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, such agreements in connection with the incurrence by any Loan Party of any Indebtedness of such Loan Party that is permitted to be incurred and secured pursuant to Sections 6.2 and 6.3, in order to permit such Indebtedness to be secured by a valid, perfected lien on the Collateral (with such priority as may be designated by such Loan Party, to the extent such priority is permitted by the Loan Documents)), and the parties hereto acknowledge that the ABL Intercreditor Agreement and any other intercreditor agreement contemplated hereunder, any Security Document, and any consent, filing or other action will be binding upon them. Each of the Lenders (including in its capacities as a Lender and Issuing Bank (if applicable)) and each of the Secured Parties hereby (a) acknowledges that it has received a copy of the ABL Intercreditor Agreement, (b) consents to the subordination of Liens provided for in the ABL Intercreditor Agreement, (c) agrees that it will be bound by and will take no actions contrary to the provisions of any intercreditor agreement contemplated hereunder (if entered into) and (d) authorizes and instructs the Administrative Agent to enter into the ABL Intercreditor Agreement and any other intercreditor agreements contemplated hereunder or Security Document (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, such agreements in connection with the incurrence by any Loan Party of any Indebtedness of such Loan Party that is permitted to be incurred and secured pursuant to Sections 6.2 and 6.3, in order to permit such Indebtedness to be secured by a valid, perfected lien on the Collateral (with such priority as may be designated by such Loan Party, to the extent such priority is permitted by the Loan Documents)), and to subject the Liens on the Collateral securing the Obligations to the provisions thereof. The provisions of the foregoing sentence are intended as an inducement to the lenders under the Term Loan Credit Agreement to extend credit thereunder, and such lenders are intended third party beneficiaries of such provisions.

(b)    Notwithstanding anything herein to the contrary, the liens and security interests granted in the Security Documents to the Administrative Agent by the Loan Parties pursuant to this Agreement on and in any Collateral and the exercise of any right or remedy by the Administrative Agent with respect to any such Collateral hereunder, are subject to the provisions of the ABL Intercreditor Agreement. In the event of any conflict between the terms of the ABL Intercreditor Agreement and the terms of this Agreement, the terms of the ABL Intercreditor Agreement shall govern and control.

9.18    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b)    the effects of any Bail-In Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

9.19    Judgment Currency. Each of the Loan Parties’ obligations hereunder and under the other Loan Documents to make payments in any applicable currency (the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent or the respective Lender of the full amount of the Obligation Currency expressed to be payable to the Administrative Agent or such Lender under this Agreement or any other Loan Documents. If, for the purpose of obtaining or enforcing judgment against any of the Loan Parties in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made at the Spot Rate determined, in each case, as of the Business Day immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”). If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the applicable Group Member party hereto covenants and agrees to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date. For purposes of determining any other rate of exchange for this Section 9.19, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

9.20    Collateral or Margin Posted Under Hedge Agreements. Notwithstanding anything to the contrary in this Agreement or any Loan Document, to the extent that any Loan Party or counterparty to a Hedge Agreement is required to post any margin or collateral under a Hedge Agreement as a result of any regulatory requirement, swap clearing organization rule, or other similar regulation, rule, or requirement:

(a)    such Loan Party shall be permitted to make payments of such margin or collateral to the counterparty in satisfaction of any such regulation, rule, or requirement;

(b)    if any such counterparty posts any such margin or collateral with any Loan Party, such margin or collateral shall not be subject to any cash trap, cash sweep, or other cash management provision or restriction in any Loan Document, save and except any pledge or assignment of such Hedge Agreement, with the express intention that the applicable Loan Party shall be permitted to receive, return (including any return payment), or apply such margin or collateral in accordance with the relevant Hedge Agreement; provided, however, that such Loan Party shall not use any such margin or collateral for any other purpose than in accordance with the relevant Hedge Agreement; and

(c)    any cash or cash equivalent instruments posted by or to Lead Borrower shall not constitute Eligible Cash or Collateral or security for the Loans; provided that the foregoing shall not limit any grant of security over any applicable Loan Party’s rights in such cash or cash equivalent instruments under any pledge or assignment of the relevant Hedge Agreement.

SECTION 10.    ADDITIONAL LOAN PARTIES AND OBLIGATIONS

10.1    Additional Borrowers. At any time after the Closing Date, so long as no Default or Event of Default has occurred and is continuing or would result therefrom, any Group Member that is a direct or indirect Wholly Owned Subsidiary organized under the laws of the United States or, with the consent of each Lender, any other jurisdiction, may elect to be added as an Additional Borrower hereunder upon delivery to the Administrative Agent of a Notice of Additional Borrower as follows:

(a)    such Group Member shall be deemed a “Borrower” and (x) in the case of any Domestic Subsidiary, a “US Borrower” and (y) in the case of any Canadian Subsidiary, in each case, hereunder and under the Loan Documents with respect to the Revolving Credit Facility subject to the receipt by the Administrative Agent, in form and substance satisfactory to the Administrative Agent, of joinder and any other documentation reasonably requested by the Administrative Agent with respect to such Additional Borrower, including any promissory notes requested by a Lender through the Administrative Agent and written opinions of the Loan Parties’ counsel;

(b)    such Additional Borrower shall deliver the documents required by Section 5.9 with respect thereto; and

(c)    as a condition to the effectiveness of any joinder of any Additional Borrower, such Additional Borrower shall deliver all documentation and other information reasonably requested in writing by each Lender within ten Business Days following receipt of such Notice of Additional Borrower to satisfy requirements under applicable “know your customer” and anti-money-laundering rules and regulations, including without limitation, the PATRIOT Act and Canadian Anti-Money Laundering Laws.

10.2    Discretionary Guarantors. At any time after the Closing Date, Holdings may elect to add a Group Member that is an Excluded Subsidiary or any other Person reasonably satisfactory to the Administrative Agent to be added as an additional guarantor and a Loan Party (a “Discretionary Guarantor”) as follows:

(a)    Holdings shall provide a Notice of Additional Guarantor to the Administrative Agent of their intention to add any Discretionary Guarantor at least 15 Business Days (or such shorter period as the Administrative Agent may reasonably agree) prior to the date of the proposed addition;

(b)    consent of the Administrative Agent shall be required to approve any such addition (such consent not to be unreasonably withheld or delayed, but which may be withheld if the Administrative Agent reasonably determines that such Discretionary Guarantor is organized under the laws of a jurisdiction where (i) the amount and enforceability of the contemplated guarantee that may be entered into by a Person organized in the relevant jurisdiction is materially and adversely limited by applicable law or contractual limitations, (ii) the security interests (and the enforceability thereof) that may be granted with respect to assets (or various classes of assets)

located in the relevant jurisdiction are materially and adversely limited by applicable law or (iii) there is any reasonably identifiable and material adverse political or legal risk to the Lenders or the Administrative Agent associated with such jurisdiction); provided, that no such consent shall be required for the addition of any Discretionary Guarantor organized under the laws of a Qualified Jurisdiction;

(c)    The Lead Borrower and such Discretionary Guarantor shall deliver the documents required by Section 5.9, at the time such Group Member or other Person becomes a Discretionary Guarantor (or such later date as the Administrative Agent may reasonably agree) with respect to each such additional Guarantor (and solely for purposes of Section 5.9(c) and the Security Documents, such Subsidiary shall be deemed to have been acquired at the time such Notice of Additional Guarantor is received by the Administrative Agent); and

(d)    as a condition to the effectiveness of any joinder of any Discretionary Guarantor, such Discretionary Guarantor shall deliver opinions, board resolutions and officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Closing Date under Section 4.1 and all other documentation and other information, in each case as reasonably requested in writing by each Lender within ten Business Days following receipt of such Notice of Additional Guarantor to satisfy requirements under applicable “know your customer” and anti-money- laundering rules and regulations, including without limitation, the PATRIOT Act and the Proceeds of Crime (Money Laundering) (Canada) and Terrorist Financing Act (Canada).

It is understood and agreed that, as a condition to the effectiveness of any joinder of any Group Member or other Person as a “Discretionary Guarantor” under the Senior Secured Notes Indenture or any Senior Secured Bridge Document, such Group Member or other Person shall have become a Discretionary Guarantor hereunder, pursuant to and in accordance with the provisions of this Section 10.2.

(Signature pages follow.)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

HOLDINGS:

FBM ALPHA LLC

By:	/s/ John J. Gorey
Name:	John J. Gorey
Title:	Chief Financial Officer

LEAD BORROWER:

FOUNDATION BUILDING MATERIALS HOLDING COMPANY LLC

By:	/s/ John J. Gorey
Name:	John J. Gorey
Title:	Chief Financial Officer

ADDITIONAL US BORROWER:

FOUNDATION BUILDING MATERIALS, LLC

By:	/s/ John J. Gorey
Name:	John J. Gorey
Title:	Chief Financial Officer

ADDITIONAL US BORROWER:

FBM LOGISTICS, LLC

By:	/s/ John J. Gorey
Name:	John J. Gorey
Title:	Chief Financial Officer

CANADIAN BORROWER:

FBM CANADA GSD, INC.

By:	/s/ John J. Gorey
Name:	John J. Gorey
Title:	Chief Financial Officer

CANADIAN GUARANTOR:

FBM CANADA SPI, INC.

By:	/s/ John J. Gorey
Name:	John J. Gorey
Title:	Chief Financial Officer

[Signature Page to ABL Credit Agreement]

ADMINISTRATIVE AGENT:

BANK OF AMERICA, N.A.

By:	/s/ Carlos Gil
Name:	Carlos Gil
Title:	Senior Vice President

LENDER:

BANK OF AMERICA, N.A., as
Lender, US Swingline Lender and Issuing Bank

By:	/s/ Carlos Gil
Name:	Carlos Gil
Title:	Senior Vice President

LENDER:

BANK OF AMERICA, N.A. (acting through its Canada branch), as Lender, Canadian Swingline Lender and Issuing Bank

By:	/s/ Sylwia Durkiewicz
Name:	Sylwia Durkiewicz
Title:	Vice President

LENDER:

GOLDMAN SACHS BANK USA

By:	/s/ Robert Ehudin

Name:	Robert Ehudin
Title:	Authorized Signatory

[Signature Page to ABL Credit Agreement]

LENDER:

MUFG Union Bank, N.A.

By:	/s/ John Eissele

Name:	John Eissele

Title:	Managing Director

[Signature Page to ABL Credit Agreement]

LENDER: ROYAL BANK OF CANADA as a Lender

By:	/s/ A. Chaykoski

Name:	A. Chaykoski

Title:	Authorized Signatory

[Signature Page to ABL Credit Agreement]

LENDER:

SUNTRUST BANK

By:	/s/ Christopher N. Jensen

Name:	Christopher N. Jensen

Title:	Vice President

[Signature Page to ABL Credit Agreement]

LENDER:

WELLS FARGO BANK, N.A.

By:	/s/ Krista Mize

Name:	Krista Mize

Title:	Authorized Signatory

LENDER:

WELLS FARGO CAPITAL FINANCE CORPORATION CANADA

By:	/s/ David G. Phillips

Name:	David G. Phillips
Title:	Senior Vice President Credit Officer, Canada Wells Fargo Capital Finance Corporation Canada

[Signature Page to ABL Credit Agreement]

Schedule I

Consolidated EBITDA Adjustments

None.

Schedule 2.1

Lenders

Lender	US Revolving Credit Commitment (USD)	Canadian Revolving Credit Commitment (USD)[1]	Total Revolving Credit Commitment (USD)	FILO Commitment (USD)	Total Commitment (USD)	LC Issuer Sublimit
Bank of America, N.A.	$128,000,000.00	$0.00	$128,000,000.00	$7,000,000.00	$135,000,000.00	$15,000,000.00
BANK OF AMERICA, N.A. (acting through its Canada Branch)	$0.00	$25,600,000.00	$0.00	$0.00	$0.00	$0.00
SunTrust Bank	$80,000,000.00	$16,000,000.00	$80,000,000.00	$5,000,000.00	$85,000,000.00	$0.00
Goldman Sachs Bank USA	$51,000,000.00	$10,200,000.00	$51,000,000.00	$4,000,000.00	$55,000,000.00	$0.00
Royal Bank of Canada	$51,000,000.00	$10,200,000.00	$51,000,000.00	$4,000,000.00	$55,000,000.00	$0.00
MUFG Union Bank, N.A.	$42,000,000.00	$8,400,000.00	$42,000,000.00	$3,000,000.00	$45,000,000.00	$0.00
Wells Fargo Bank, N.A.	$23,000,000.00	$0.00	$23,000,000.00	$2,000,000.00	$25,000,000.00	$0.00
Wells Fargo Capital Finance Corporation Canada	$0.00	$4,600,000.00	$0.00	$0.00	$0.00	$0.00
Total	$375,000,000	$75,000,000	$375,000,000	$25,000,000	$400,000,000	$15,000,000.00

[1]

Note: The Canadian Revolving Credit Commitment is a sub-line of the Total Revolving Credit Commitments and represents the maximum amount a Lender has committed to provide under the Canadian Revolving Credit Facility.

Schedule 2.4(a)

Existing Letters of Credit

None.

Schedule 3.4

Consents, Authorizations, Filings and Notices

None.

Schedule 3.13(a)

Restricted Subsidiaries

Issuer	Jurisdiction of Organization of the Issuer	Owner	Number and class of Shares Owned
Foundation Building Materials Holding Company LLC	Delaware	FBM Alpha LLC	100 units

Foundation Building Materials, LLC	California	Foundation Building Materials Holding Company LLC	100% of limited liability company interests

FBM Logistics, LLC	Indiana	Foundation Building Materials, LLC	100% of limited liability company interests

FBM Missouri, Inc.	Missouri	Foundation Building Materials, LLC	98 common shares

FBM Canada GSD, Inc.	Alberta, Canada	Foundation Building Materials, LLC	1,000 common shares

FBM Canada SPI, Inc.	Alberta, Canada	Foundation Building Materials, LLC	1,000 common shares

FBM Whitby Inc.	Ontario, Canada	FBM Canada GSD, Inc.	100 common shares

Schedule 3.13(b)

Unrestricted Subsidiaries

None.

Schedule 5.14

Post-Closing Matters

None.

Schedule 5.17

Qualifying Equipment Locations

[Attached]

FBM Branch Directory Please note: This is a confidential document to be used only for sanctioned FBM purposes.

Branch #	SX #	Division	Type	Branch Name	Address	City	St/Prov	Zip/Postal	Country	Status
MI-001	001	Admin	Admin	Grand Rapids Admin	5203 Division Avenue South	Grand Rapids	MI	49548-5605	US	Closed
MI-002	002	SBP	Branch	Grand Rapids MI	5203 Division Avenue South	Grand Rapids	MI	49548-5605	US	Operating
MI-003	003	SBP	Branch	Traverse City MI	1325 Industry Drive	Traverse City	MI	49696-9245	US	Operating
MI-004	004	SBP	Branch	Muskegon MI	2121 Harvey Street	Muskegon	MI	49442-6103	US	Operating
MI-005	005	SBP	Branch	Holland MI	11778 Greenway Drive	Holland	MI	49424-8654	US	Operating
MI-006	006	SBP	Branch	Kalamazoo MI	3737 E Milham Avenue	Portage	MI	49002-9777	US	Operating
MI-007	007	SBP	Branch	Petoskey MI	1955 Fochtman Industrial Drive	Petoskey	MI	49770-9371	US	Operating
IN-008	008	SBP	Branch	South Bend IN	4320 Ameritech Drive	South Bend	IN	46628-9150	US	Operating
MI-009	009	SBP	Branch	Gaylord MI	2855 D and M Drive	Gaylord	MI	49735-7417	US	Operating
MI-010	010	SBP	Branch	Rockford MI	8177 Graphic Drive NE	Belmont	MI	49306-9448	US	Operating
MI-011	011	SBP	Branch	Marquette MI	185 Summit Street	Negaunee	MI	49866-9581	US	Operating
WI-012	012	SBP	Branch	Green Bay WI	338 E Frontage Road	Little Suamico	WI	54141-8665	US	Operating
~~WI-013~~	~~013~~	~~SBP~~	~~Branch~~	~~Madison WI~~	~~925 Walsh Road~~	~~Madison~~	~~WI~~	~~53714-1335~~	~~US~~	~~Moved~~
IN-014	014	SBP	Branch	Fort Wayne IN	2704 Goshen Road	Fort Wayne	IN	46808-1445	US	Operating
MI-015	015	SBP	Branch	Lansing MI	5430 Enterprise Drive	Lansing	MI	48911-4101	US	Operating
MI-016	016	SBP	Branch	Utica MI	5600 Auburn Road	Shelby Township	MI	48317-4120	US	Operating
WI-017	017	SBP	Branch	Appleton WI	882 B Valley Road	Menasha	WI	54952-1120	US	Operating
WI-018	018	SBP	Branch	Wausau WI	835 S 66th Avenue	Wausau	WI	54401-9320	US	Operating
IN-019	019	SBP	Branch	Indy West IN	4333 West 71st Street	Indianapolis	IN	46268-2260	US	Operating
IN-020	020	SBP	Unit	Indy Doors IN	4333 West 71st Street	Indianapolis	IN	46268-2260	US	Operating
IN-021	021	SBP	Branch	Indy East IN	1477 S Franklin Road	Indianapolis	IN	46239-1120	US	Operating
IN-022	022	SBP	Branch	Valparaiso IN	1457 State Road 2	Valparaiso	IN	46385-9009	US	Operating
IN-023	023	SBP	Branch	Kokomo IN	2101 N Webster Street	Kokomo	IN	46901-5822	US	Operating
IN-024	024	SBP	Branch	Lafayette IN	3428 Rascal Drive	Lafayette	IN	47909-2796	US	Operating
IN-025	025	SBP	Branch	Bloomington IN	300 W Country Club Drive	Bloomington	IN	47403-4395	US	Operating
IN-026	026	SBP	Branch	Fishers Reload IN	1477 S Franklin Road	Indianapolis	IN	46239-1120	US	Operating
MI-027	027	SBP	Branch	Midland MI	118 Waldo Avenue	Midland	MI	48642-5965	US	Operating
MI-028	028	SBP	Branch	Detroit MI	35766 Industrial Road	Livonia	MI	48150-1236	US	Operating
TN-029	029	SBP	Branch	Nashville TN	1619 Charlotte Avenue	Nashville	TN	37203-2906	US	Operating
TN-030	030	SBP	Branch	Murfreesboro TN	1015 Old Salem Road	Murfreesboro	TN	37129-4915	US	Operating
TN-031	031	SBP	Branch	Algood TN	340 Industrial Circle	Cookeville	TN	38506-6963	US	Operating
TN-032	032	SBP	Branch	Clarksville TN	139 Kraft Street	Clarksville	TN	37040-3001	US	Operating
PA-033	033	SBP	Branch	Pittsburgh PA	200 1st Avenue	Carnegie	PA	15106-2502	US	Operating
PA-034	034	SBP	Branch	Greensburg PA	3760 Route 136	Greensburg	PA	15601-6230	US	Operating
OH-035	035	SBP	Branch	Cleveland OH	5245 W 130th Street	Parma	OH	44130-1033	US	Operating
OH-036	036	SBP	Branch	Akron OH	169 Kelly Avenue	Akron	OH	44306-1852	US	Operating

CONFIDENTIAL

FBM Branch Directory Please note: This is a confidential document to be used only for sanctioned FBM purposes.

Branch #	SX #	Division	Type	Branch Name	Address	City	St/Prov	Zip/Postal	Country	Status
OH-037	037	SBP	Branch	Youngstown OH	4141 Mahoning Avenue	Austintown	OH	44515-2907	US	Operating
IL-038	038	SBP	Branch	Rockford IL	1125 Harrison Avenue, Floor 1	Rockford	IL	61104-7239	US	Operating
~~IL-039~~	~~039~~	~~SBP~~	~~Branch~~	~~Bloomington IL~~	~~420 Olympia Drive~~	~~Bloomington~~	~~IL~~	~~61704-5392~~	~~US~~	~~Moved~~
IL-040	040	SBP	Branch	Peoria IL	1926 S Lydia Avenue	Peoria	IL	61605-3400	US	Operating
IA-041	041	SBP	Branch	Quad Cities IA	5252 State Street	Riverdale	IA	52722-5774	US	Operating
IA-042	042	SBP	Branch	Des Moines IA	4401 112th Street	Urbandale	IA	50322	US	Operating
IA-043	043	SBP	Branch	Cedar Rapids IA	55 43rd Avenue SW	Cedar Rapids	IA	52404-4908	US	Operating
IA-044	044	SBP	Branch	Waterloo IA	198 Plaza Drive	Elk Run Heights	IA	50707-2000	US	Operating
WI-045	045	SBP	Branch	Elkhorn WI	976 Proctor Drive	Elkhorn	WI	53121-2024	US	Operating
WI-046	046	SBP	Branch	Milwaukee WI	8840 W Flagg Avenue	Milwaukee	WI	53225-2818	US	Operating
IL-047	047	SBP	Branch	Round Lake Park IL	195 Porter Drive	Round Lake Park	IL	60073-3634	US	Operating
~~IL-048~~	~~048~~	~~SBP~~	~~Branch~~	~~Romeoville IL~~	~~724 Parkwood Avenue~~	~~Romeoville~~	~~IL~~	~~60446-1135~~	~~US~~	~~Moved~~
IL-049	049	SBP	Branch	Chicago IL	4140 S Racine Avenue	Chicago	IL	60609-2525	US	Operating
FL-050	050	Admin	Admin	Florida Admin	1924 W Princeton Street	Orlando	FL	32804-4706	US	Closed
FL-051	051	SBP	Branch	Orlando FL	1924 W Princeton Street	Orlando	FL	32804-4706	US	Operating
FL-052	052	SBP	Branch	Orange City FL	2121 State Road 472	Deland	FL	32724-9615	US	Operating
FL-053	053	SBP	Branch	Jacksonville FL	6695 Colray Court	Jacksonville	FL	32258-4473	US	Operating
FL-054	054	SBP	Branch	Tampa FL	6001 Orient Road	Tampa	FL	33610-9406	US	Operating
FL-055	055	SBP	Branch	Sarasota FL	1688 Global Court	Sarasota	FL	34240-7867	US	Operating
~~FL-056~~	~~056~~	~~SBP~~	~~Branch~~	~~Ocala FL~~	~~4351 W Highway 40~~	~~Ocala~~	~~FL~~	~~34482-4044~~	~~US~~	~~Closed~~
FL-057	057	SBP	Branch	Naples FL	6190 Shirley Street	Naples	FL	34109-6201	US	Operating
MI-058	058	SBP	Branch	Ypsilanti MI	5075 Carpenter Road	Ypsilanti	MI	48197-9601	US	Operating
WI-059	059	SBP	Branch	McFarland WI	4412 Terminal Drive	McFarland	WI	53558	US	Operating
~~TX-060~~	~~060~~	~~Admin~~ 	~~Admin~~ 	~~Dallas Admin~~			~~TX~~		~~US~~	~~Closed~~
TX-061	061	SBP	Branch	Dallas TX	8231 John Carpenter Fwy	Dallas	TX	75247-4722	US	Operating
TX-062	062	SBP	Branch	Fort Worth TX	3434 Lawnwood Street	Fort Worth	TX	76111-4516	US	Operating
TX-063	063	SBP	Branch	Austin TX	1717 Grand Avenue Parkway	Pflugerville	TX	78660	US	Operating
TX-064	064	SBP	Branch	Tyler TX	3324 N Northeast Loop 323	Tyler	TX	75708-5647	US	Operating
~~TX-065~~	~~065~~	~~SBP~~	~~Branch~~	~~Tomball TX~~	~~24431 Hufsmith Kohrville Road~~	~~Tomball~~	~~TX~~	~~77375-6936~~	~~US~~	~~Closed~~
TX-066	066	SBP	Branch	South Houston TX	8821 East Almeda Street	Houston	TX	77054-4501	US	Operating
~~TX-067~~	~~067~~	~~SBP~~	~~Branch~~	~~Dallas TX~~	~~10550 Maybank Drive~~	~~Dallas~~	~~TX~~	~~75220-2513~~	~~US~~	~~Closed~~
~~TX-068~~	~~068~~	~~SBP~~	~~Branch~~	~~Fort Worth 2~~		~~Fort Worth~~	~~TX~~		~~US~~	~~Closed~~
TX-069	069	SBP	Branch	College Station TX	1121 Turkey Creek Road	Bryan	TX	77801-1522	US	Operating
CA-070	070	Admin	Admin	Home Office	2741 Walnut Avenue, #200	Tustin	CA	92780	US	Admin
~~CA-071~~	~~071~~	~~SBP~~	~~Branch~~	~~Campbell CA~~		~~Campbell~~	~~CA~~		~~US~~	~~Closed~~
CA-072	072	SBP	Branch	San Jose CA	675 Emory Street	San Jose	CA	95110-1824	US	Operating
CA-073	073	SBP	Branch	Orange CA	1431 N Main Street	Orange	CA	92867-3403	US	Operating

CONFIDENTIAL

FBM Branch Directory Please note: This is a confidential document to be used only for sanctioned FBM purposes.

Branch #	SX #	Division	Type	Branch Name	Address	City	St/Prov	Zip/Postal	Country	Status
CA-074	074	SBP	Branch	Escondido CA	1120 W Mission Avenue	Escondido	CA	92025-1663	US	Operating
CA-075	075	SBP	Branch	North Hollywood CA	7425 Coldwater Canyon Avenue	North Hollywood	CA	91605-3502	US	Operating
~~AZ-076~~	~~076~~	~~SBP~~	~~Branch~~	~~Phoenix GW~~		~~Phoenix~~	~~AZ~~		~~US~~	~~Closed~~
~~AZ-077~~	~~077~~	~~SBP~~	~~Branch~~	~~Tucson GW~~		~~Tucson~~	~~AZ~~		~~US~~	~~Closed~~
CA-078	078	SBP	Branch	San Francisco CA	390 Selby Street	San Francisco	CA	94124-1114	US	Operating
NE-079	079	SBP	Branch	Omaha NE	4629 S 136th Street	Omaha	NE	68137-1101	US	Operating
NE-080	080	SBP	Branch	Lincoln NE	5731 Seward Avenue	Lincoln	NE	68507-1639	US	Operating
KS-081	081	SBP	Branch	Manhattan KS	9040 Green Valley Drive	Manhattan	KS	66502	US	Operating
KS-082	082	SBP	Branch	Kansas City KS	3411 Brinkerhoff Road	Kansas City	KS	66115-1242	US	Operating
MO-083	083	SBP	Branch	Springfield MO	2140 N Bristol Lane	Nixa	MO	65714-8935	US	Operating
~~MO-084~~	~~084~~	~~SBP~~	~~Branch~~	~~Joplin MO~~	~~1602 E. 32nd Street., Suite B~~	~~Joplin~~	~~MO~~	~~64804-4007~~	~~US~~	~~Closed~~
KS-085	085	SBP	Branch	Wichita KS	1910 E Industrial Street	Wichita	KS	67216-2409	US	Operating
CO-086	086	SBP	Branch	Denver CO	3296 S Zuni Street	Englewood	CO	80110-2142	US	Operating
CA-087	087	SBP	Branch	Oxnard CA	301 Lombard Street	Oxnard	CA	93030-7296	US	Operating
CA-088	088	SBP	Branch	San Diego CA	4567 Federal Blvd	San Diego	CA	92102-2506	US	Operating
CA-089	089	SBP	Branch	Riverside CA	1975 3rd Street	Riverside	CA	92507-3474	US	Operating
CA-090	090	SBP	Branch	Pico Rivera CA	8542 Slauson Avenue	Pico Rivera	CA	90660-4327	US	Operating
CA-091	091	SBP	Branch	Hayward CA	3343 Arden Road	Hayward	CA	94545-3924	US	Operating
AZ-092	092	SBP	Branch	Phoenix AZ	3652 E Miami Avenue	Phoenix	AZ	85040-1631	US	Operating
AZ-093	093	SBP	Branch	Tucson AZ	600 W 25th Street	Tucson	AZ	85713-1553	US	Operating
AZ-094	094	SBP	Branch	Avondale AZ	1419 N. Eliseo C Felix Jr Way	Avondale	AZ	85323-1208	US	Operating
AZ-095	095	MFG	Branch	Casa Grande AZ	1092 N Jefferson Avenue	Casa Grande	AZ	85122-3816	US	Operating
~~CA-096~~	~~096~~	~~SBP~~	~~Unit~~	~~Pico Industrial Tools~~	~~8542 Slauson Avenue~~	~~Pico Rivera~~	~~CA~~	~~90660-4327~~		~~Closed~~
CO-097	097	SBP	Branch	Johnstown, CO	4754 Marketplace Drive	Johnstown	CO	80534	US	Operating
IL-098	098	SBP	Branch	Urbana IL	201 S. Industrial Circle	Urbana	IL	61802	US	Operating
~~FBM-099~~	~~099~~	~~Admin~~	~~Admin~~	~~Test Branch~~						~~Closed~~
~~FBM-100~~	~~100~~	~~Admin~~	~~Admin~~	~~Test Branch~~						~~Closed~~
KY-101	101	SBP	Branch	Covington KY	2048 Rolling Hills Drive	Covington	KY	41017-9418	US	Operating
OH-102	102	SBP	Branch	Sharonville OH	11360 Enterprise Park Drive	Sharonville	OH	45241-1885	US	Operating
OH-103	103	SBP	Branch	Dayton OH	300 S. Pioneer Blvd.	Springboro	OH	45066-1181	US	Operating
KY-104	104	SBP	Branch	London KY	895 Morentown Road	London	KY	40741-9043	US	Operating
KY-105	105	SBP	Branch	Lexington KY	1115 Delaware Avenue	Lexington	KY	40505 - 4092	US	Operating
OH-106	106	SBP	Branch	Southpoint OH	360 Commerce Drive	Southpoint	OH	45680-1302	US	Operating
OH-107	107	SBP	Branch	Columbus OH	1030 Freeway Drive North, Bldg 6	Columbus	OH	43229	US	Operating
~~KY-108~~	~~108~~	~~SBP~~	~~Branch~~	~~Louisville KY~~	~~3304 Gilmore Industrial Blvd~~	~~Louisville~~	~~KY~~	~~40213-2173~~	~~US~~	~~Closed~~
WA-109	109	SBP	Branch	Kent WA	1031 4th Avenue	Kent	WA	98032	US	Operating

CONFIDENTIAL

FBM Branch Directory Please note: This is a confidential document to be used only for sanctioned FBM purposes.

Branch #	SX #	Division	Type	Branch Name	Address	City	St/Prov	Zip/Postal	Country	Status
WA-110	110	SBP	Branch	Lakewood WA	10720 26th Avenue South	Lakewood	WA	98499-8719	US	Operating
WA-111	111	SBP	Branch	Maltby WA	21415 87th Avenue SE	Woodinville	WA	98072-8099	US	Operating
WA-112	112	SBP	Branch	Sequim WA	301 Business Park Loop	Sequim	WA	98382-9491	US	Operating
~~FBM-113~~	~~113~~	~~Admin~~ 	~~Admin~~ 	~~Acquisition~~						~~Closed~~
~~TX-114~~	~~114~~	~~SBP~~	~~Branch~~	~~Corpus Christi TX~~	~~142 Flato Road~~	~~Corpus Christi~~	~~TX~~	~~78405~~	~~US~~	~~Closed~~
NJ-115	115	SBP	Branch	Camden NJ	2201 Mount Ephraim Avenue, Bldg 21	Camden	NJ	08104	US	Operating
NJ-116	116	SBP	Branch	Hillside NJ	470 Mundet Place	Hillside	NJ	07205	US	Operating
PA-117	117	SBP	Branch	Lancaster PA	1600 Cloister Drive	Lancaster	PA	17601	US	Operating
PA-118	118	SBP	Branch	Wilkes-Barre PA	2 Streetevens Road	Wilkes-Barre	PA	18702	US	Operating
FL-119	119	SBP	Branch	Fort Myers FL	4655 Laredo Avenue	Fort Myers	FL	33905	US	Operating
FL-120	120	SBP	Branch	Miami FL	10565 NW 132nd Street	Hialeah Gardens	FL	33018	US	Operating
~~FL-121~~	~~121~~	~~SBP~~	~~Branch~~	~~Jacksonville Winroc~~	~~6803 Streetuart Lane South~~	~~Jacksonville~~	~~FL~~	~~32254~~	~~US~~	~~Closed~~
~~FL-122~~	~~122~~	~~SBP~~	~~Branch~~	~~Orlando Winroc~~	~~4125 L.B. McLeod Road~~	~~Orlando~~	~~FL~~	~~32811~~	~~US~~	~~Closed~~
FL-123	123	SBP	Branch	Pompano Beach FL	3000-12 N.W. 25th Avenue	Pompano Beach	FL	33069	US	Operating
~~FL-124~~	~~124~~	~~SBP~~	~~Branch~~	~~Tampa Winroc~~	~~6710 North 54th Street~~	~~Tampa~~	~~FL~~	~~33610~~	~~US~~	~~Closed~~
GA-125	125	SBP	Branch	Norcross GA	6445 McDonough Drive	Norcross	GA	30093	US	Operating
~~KY-126~~	~~126~~	~~SBP~~	~~Branch~~	~~Lexington Winroc~~	~~2512-C Palumbo Drive~~	~~Lexington~~	~~KY~~	~~40509~~	~~US~~	~~Closed~~
KY-127	127	SBP	Branch	Louisville KY	4621 E. Indian Trail, Suite D	Louisville	KY	40213	US	Operating
~~IN-128~~	~~128~~	~~SBP~~	~~Branch~~	~~Indianapolis Winroc~~	~~3029 N. Post Road~~	~~Indianapolis~~	~~IN~~	~~46226~~	~~US~~	~~Closed~~
IL-129	129	SBP	Branch	Addison IL	2301 West Windsor Court	Addison	IL	60101	US	Operating
MN-130	130	SBP	Branch	Minneapolis MN	5262 Glenbrook Avenue North	Oakdale	MN	55128	US	Operating
TX-131	131	SBP	Branch	Beaumont TX	2975 Crocket Street	Beaumont	TX	77701	US	Operating
~~TX-132~~	~~132~~	~~SBP~~	~~Branch~~	~~Houston Yale St Winroc~~	~~3556 Yale Street~~	~~Houston~~	~~TX~~	~~77018~~	~~US~~	~~Closed~~
TX-133	133	SBP	Branch	Sam Houston TX	7225 W. Sam Houston Parkway N	Houston	TX	77040	US	Operating
AZ-134	134	SBP	Branch	Phoenix AZ	4225 West Glenrosa Avenue	Phoenix	AZ	85019	US	Operating
AZ-135	135	SBP	Branch	Prescott AZ	2235 North Concord Drive	Dewey	AZ	86327	US	Operating
~~AZ-136~~	~~136~~	~~SBP~~	~~Branch~~	~~Tucson Winroc~~		~~Tucson~~	~~AZ~~		~~US~~	~~Closed~~
UT-137	137	SBP	Branch	Ogden UT	2735 South Wadman Drive	Ogden	UT	84401	US	Operating
UT-138	138	SBP	Branch	Orem UT	1442 West Center Street	Orem	UT	84057	US	Operating
UT-139	139	SBP	Branch	Salt Lake City UT	3225 South 900 West	Salt Lake City	UT	84119	US	Operating
UT-140	140	SBP	Branch	St. George UT	255 North 5500 West	Hurricane	UT	84737	US	Operating
MA-141	141	MI	Branch	Auburn SPI	14 Sword Street	Auburn	MA	01501	US	Operating
CT-142	142	MI	Branch	West Haven SPI	400 Frontage Road, Suite 3	West Haven	CT	06516	US	Operating
NJ-143	143	MI	Branch	Bellmawr SPI	31 Heller Road	Bellmawr	NJ	08031	US	Operating
NY-144	144	MI	Branch	Endwell SPI	3125 Pearl Street	Endwell	NY	13760	US	Operating
NY-145	145	MI	Branch	Rochester SPI	860 Maple Street	Rochester	NY	14611	US	Operating
NY-146	146	MI	Branch	Syracuse SPI	6439 Deere Road	Syracuse	NY	13206	US	Operating

CONFIDENTIAL

FBM Branch Directory Please note: This is a confidential document to be used only for sanctioned FBM purposes.

Branch #	SX #	Division	Type	Branch Name	Address	City	St/Prov	Zip/Postal	Country	Status
PA-147	147	MI	Branch	Lancaster SPI	1600 Cloister Drive	Lancaster	PA	17601	US	Operating
~~PA-148~~	~~148~~	~~MI~~	~~Branch~~	~~Harrisburg SPI~~	~~150 Silver Spring Road~~	~~Mechanicsburg~~	~~PA~~	~~17050~~	~~US~~	~~Closed~~
PA-149	149	MI	Branch	Pittsburgh SPI	1360 Island Avenue	Mckees Rocks	PA	15136	US	Operating
NC-150	150	MI	Branch	Charlotte SPI	3300A Woodpark Blvd	Charlotte	NC	28206	US	Operating
NC-151	151	MI	Branch	Greensboro SPI	207A Creek Ridge Road	Greensboro	NC	27406	US	Operating
NC-152	152	MI	Branch	Raleigh SPI	1513 Sunrise Avenue	Raleigh	NC	27608	US	Operating
NC-153	153	MI	Branch	Wilmington SPI	216 Old Dairy Road	Wilmington	NC	28405	US	Operating
SC-154	154	MI	Branch	Charleston SPI	5906 Loftis Road	Hanahan	SC	29410	US	Operating
FL-155	155	MI	Branch	Fort Myers SPI	5719 Corporation Circle	Fort Myers	FL	33905	US	Operating
FL-156	156	MI	Branch	Miami SPI	11200 NW 107th Street, Suite 8	Miami	FL	33178-3298	US	Operating
FL-157	157	MI	Branch	Jacksonville SPI	6803 Stuart Lane South	Jacksonville	FL	32254	US	Operating
FL-158	158	MI	Branch	Orlando SPI	4189 L.B. McLeod Road	Orlando	FL	32811	US	Operating
~~FL-159~~	~~159~~	~~MI~~	~~Branch~~	~~Pompano Beach SPI~~			~~FL~~		~~US~~	~~Closed~~
FL-160	160	MI	Branch	Tampa SPI	4701 Acline Drive	Tampa	FL	33605	US	Operating
~~GA-161~~	~~161~~	~~MI~~	~~Branch~~	~~Atlanta SPI~~	~~3291 Marjan Drive~~	~~Atlanta~~	~~GA~~	~~30340~~	~~US~~	~~Closed~~
GA-162	162	MI	Branch	Augusta SPI	680 Industrial Park Drive	Evans	GA	30809	US	Operating
GA-163	163	MI	Branch	Savannah SPI	291 Telfair Road	Savannah	GA	31401	US	Operating
TN-164	164	MI	Branch	Kingsport SPI	552 Eastern Star Road	Kingsport	TN	37663	US	Operating
TN-165	165	MI	Branch	Nashville SPI	3340 Ambrose Avenue	Nashville	TN	37207	US	Operating
KY-166	166	MI	Branch	Louisville SPI	5412 Shepherdsville Road	Louisville	KY	40228	US	Operating
OH-167	167	MI	Branch	Toledo SPI	141 H Street, Ampoint	Perrysburg	OH	43551	US	Operating
IN-168	168	MI	Branch	Evansville SPI	1310 Baker Avenue	Evansville	IN	47710	US	Operating
IN-169	169	MI	Branch	Indianapolis SPI	3029 N. Post Road	Indianapolis	IN	46226	US	Operating
IL-170	170	MI	Branch	Chicago SPI	1420 W. Thorndale Avenue	Itasca	IL	60143	US	Operating
IL-171	171	MI	Branch	Lake Bluff SPI	1301 Laura Lane	Lake Bluff	IL	60044	US	Operating
LA-172	172	MI	Branch	Baton Rouge SPI	1849 River Road South , Suite 100	Baton Rouge	LA	70802	US	Operating
MO-173	173	MI	Branch	Kansas City SPI	1700 Jasper Street	North Kansas City MO		64116	US	Operating
KS-174	174	MI	Branch	El Dorado SPI	2310 West 6th Avenue	El Dorado	KS	67042	US	Operating
OK-175	175	MI	Branch	Tulsa SPI	7201 E. 38th Street	Tulsa	OK	74145	US	Operating
TX-176	176	MI	Branch	Austin SPI	207-C East Street. Elmo	Austin	TX	78745	US	Operating
TX-177	177	MI	Branch	Beaumont SPI	2975 Crocket Street	Beaumont	TX	77701	US	Operating
TX-178	178	MI	Branch	Corpus Christi SPI	142 Flato Road	Corpus Christi	TX	78405	US	Operating
TX-179	179	MI	Branch	Dallas SPI	1142 Avenue S	Grand Prairie	TX	75050	US	Operating
TX-180	180	MI	Branch	La Porte SPI	359 Pike Court	La Porte	TX	77571	US	Operating
TX-181	181	MI	Branch	Houston Yale St SPI	3556 Yale Street	Houston	TX	77018	US	Operating
TX-182	182	MI	Branch	Freeport SPI	1220 S. Highway 288 #B	Richwood	TX	77531	US	Operating

CONFIDENTIAL

FBM Branch Directory Please note: This is a confidential document to be used only for sanctioned FBM purposes.

Branch #	SX #	Division	Type	Branch Name	Address	City	St/Prov	Zip/Postal	Country	Status
TX-183	183	MI	Branch	San Antonio SPI	1833 Hormel Drive	San Antonio	TX	78219	US	Operating
TX-184	184	MI	Branch	Seguin SPI	2511 N. Heideke Street	Seguin	TX	78155	US	Operating
CO-185	185	MI	Branch	Denver SPI	4770 Ivy Street	Denver	CO	80216	US	Operating
UT-186	186	MI	Branch	Salt Lake City SPI	945 West 2900 Street	Salt Lake City	UT	84119	US	Operating
ID-187	187	MI	Branch	Boise SPI	2000 East Commercial	Meridian	ID	83642	US	Operating
OR-188	188	MI	Branch	Medford SPI	970 Mason Way	Medford	OR	97501	US	Operating
OR-189	189	MI	Branch	Portland SPI	6709 NE 59th Place, Building 8	Portland	OR	97218	US	Operating
WA-190	190	MI	Branch	Kennewick SPI	6416 West Hood Place, Building A, Suite	Kennewick	WA	99336	US	Operating
WA-191	191	MI	Branch	Seattle SPI	18270 Segale Park Drive B	Tukwila	WA	98188	US	Operating
~~NY-192~~	~~192~~	~~FAB~~	~~Branch~~	~~Richlar SPI Fab~~	~~4447 46 Avenue SE~~	~~East Syracuse~~	~~NY~~	~~13057~~	~~US~~	~~Closed~~
PA-193	193	FAB	Branch	Lancaster SPI Fab	1600 Cloister Drive	Lancaster	PA	17601	US	Operating
~~NC-194~~	~~194~~	~~FAB~~	~~Branch~~	~~Charlotte SPI Fab~~	~~4297 Highway 24/27 East~~	~~Midland~~	~~NC~~	~~28107~~	~~US~~	~~Closed~~
FL-195	195	FAB	Branch	Tampa SPI Fab	4701 Acline Drive	Tampa	FL	33605	US	Operating
IL-196	196	FAB	Branch	Lake Bluff SPI Fab	1301 Laura Lane	Lake Bluff	IL	60044	US	Operating
LA-197	197	FAB	Branch	Baton Rouge SPI Fab	1849 River Road South , Suite 100	Baton Rouge	LA	70802	US	Operating
TX-198	198	FAB	Branch	Dallas SPI Fab	1142 Avenue S	Grand Prairie	TX	75050	US	Operating
TX-199	199	FAB	Branch	La Porte SPI Fab	359 Pike Court, Suite 200	La Porte	TX	77571	US	Operating
TX-200	200	FAB	Branch	Seguin SPI Fab	2511 N. Heideke Street	Seguin	TX	78155	US	Operating
CO-201	201	FAB	Branch	Denver SPI Fab	4770 Ivy Street	Denver	CO	80216	US	Operating
ID-202	202	FAB	Branch	Boise SPI Fab	2000 East Commercial	Meridian	ID	83642	US	Operating
OR-203	203	FAB	Branch	Medford SPI Fab	970 Mason Way	Medford	OR	97501	US	Operating
WA-204	204	FAB	Branch	Seattle SPI Fab	18270 Segale Park Drive B	Tukwila	WA	98188	US	Operating
GA-205	205	SBP	Branch	Marietta GA	1300 Canton Road NE	Marietta	GA	30066	US	Operating
~~FBM-206~~	~~206~~	~~Admin~~	~~Admin~~	~~Colorado acquisition~~						~~Closed~~
VA-207	207	SBP	Branch	Richmond VA	2109 Westmoreland Street.	Richmond	VA	23230	US	Operating
VA-208	208	SBP	Branch	Virginia Beach VA	5721 Bayside Road, Suite M	Virginia Beach	VA	23455	US	Operating
VA-209	209	SBP	Branch	Fredericksburg VA	4005 Leonard Drive	Fredericksburg	VA	22408	US	Operating
VA-210	210	SBP	Branch	Roanoke VA	6545 Commonwealth Drive	Roanoke	VA	24018	US	Operating
~~FBM-211~~	~~211~~	~~Admin~~	~~Admin~~	~~Host Analytics Use~~						~~Closed~~
~~FBM-212~~	~~212~~	~~Admin~~	~~Admin~~	~~Host Analytics Use~~						~~Closed~~
IL-213	213	FAB	Unit	Lake Bluff Panels	1301 Laura Lane	Lake Bluff	IL	60044	US	Operating
~~FBM-214~~	~~214~~	~~Admin~~	~~Admin~~	~~Host Analytics Use~~						~~Closed~~
TX-215	215	FAB	Unit	Mulligan Fab	2511 N. Heideke Street	Seguin	TX	78155	US	Operating
IN-216	216	SBP	Branch	Evansville IN	6717 Toney Lane	Evansville	IN	47715	US	Operating
~~PA-217~~	~~217~~	~~SBP~~	~~Branch~~	~~Irwin PA~~	~~10249 Garnet Lane~~	~~Irwin~~	~~PA~~	~~15642~~	~~US~~	~~Closed~~
GA-218	218	MI	Branch	Decatur GA SPI	3050 North Lanier Parkway	Decatur	GA	30034	US	Operating

CONFIDENTIAL

FBM Branch Directory Please note: This is a confidential document to be used only for sanctioned FBM purposes.

Branch #	SX #	Division	Type	Branch Name	Address	City	St/Prov	Zip/Postal	Country	Status
GA-219	219	FAB	Branch	Decatur GA SPI Fab	3050 North Lanier Parkway	Decatur	GA	30034	US	Operating
MN-220	220	SBP	Branch	Fridley MN	5346 Industrial Blvd. NE	Fridley	MN	55421	US	Operating
MN-221	221	SBP	Branch	Monticello MN	207 Dundas Road	Monticello	MN	55362	US	Operating
~~WA-222~~	~~222~~	~~SBP~~	~~Branch~~	~~Tacoma WA~~	~~10745 A Street South~~	~~Tacoma~~	~~WA~~	~~98444~~	~~US~~	~~Closed~~
GA-223	223	SBP	Branch	McDonough GA	900 Daily Mill Road	McDonough	GA	30253	US	Operating
MO-224	224	SBP	Branch	St Louis MO	3950 Taussig Road	Bridgeton	MO	63044	US	Operating
MO-225	225	SBP	Branch	Columbia MO	915 Elleta Blvd	Columbia	MO	65202	US	Operating
MO-226	226	SBP	Branch	Cape Girardeau MO	2109 Rust Avenue	Cape Girardeau	MO	63703	US	Operating
IL-227	227	SBP	Branch	Springfield IL	3151 Cockrell Lane	Springfield	IL	62711	US	Operating
KY-228	228	SBP	Branch	Paducah KY	4785 Cairo Road	Paducah	KY	42001	US	Operating
~~TN-229~~	~~229~~	~~SBP~~	~~Branch~~	~~Memphis TN~~	~~3520 Sky Harbor Cove~~	~~Memphis~~	~~TN~~	~~38118~~	~~US~~	~~Moved~~
MS-230	230	SBP	Branch	Tupelo MS	3406 West Main Street, #400	Tupelo	MS	38801	US	Operating
VA-231	231	SBP	Branch	Richmond VBS VA	3008 Impala Place	Richmond	VA	23228	US	Operating
TX-232	232	SBP	Branch	FBM Doors TX	6115 E. State Hwy 21	Bryan	TX	77808	US	Operating
FL-233	233	SBP	Branch	Vero Beach FL	9075 17th Place	Vero Beach	FL	32966	US	Operating
FL-234	234	SBP	Branch	Boynton Beach FL	3402 Quantam Blvd	Boynton Beach	FL	33426	US	Operating
MN-235	235	SBP	Branch	St Louis Park MN	4300 Park Glen Road	St. Louis Park	MN	55416	US	Operating
ND-236	236	SBP	Branch	Fargo ND	1425 Main Avenue	Fargo	ND	58103	US	Operating
SD-237	237	SBP	Branch	Sioux Falls SD	3605 W. Tickman Street	Sioux Falls	SD	57107	US	Operating
~~MN-238~~	~~238~~	~~SBP~~	~~Branch~~	~~Rochester ArmCom MN~~	~~234 35th Street SE~~	~~Rochester~~	~~MN~~	~~55904~~	~~US~~	~~Closed~~
MN-239	239	SBP	Branch	Rochester MN	4519 Morris Lane NE	Rochester	MN	55906	US	Operating
~~NE-240~~	~~240~~	~~SBP~~	~~Branch~~	~~Omaha ArmCom NE~~	~~4401 Florence Blvd.~~	~~Omaha~~	~~NE~~	~~68110~~	~~US~~	~~Closed~~
MO-241	241	SBP	Branch	Wentzville MO	108 Resource Drive	Wentzville	MO	63385	US	Operating
MO-242	242	SBP	Branch	Herculaneum MO	1317 McNutt Street	Herculaneum	MO	63048	US	Operating
CA-243	243	MI	Branch	Vacaville CA SPI	1051 Aldridge Road, Suite C	Vacaville	CA	95688	US	Operating
MD-244	244	MI	Branch	Laurel MD SPI	9125 Whiskey Bottom Road, Bldg B, SuitLaurel		MD	20723	US	Operating
NV-245	245	SBP	Branch	Las Vegas NV	4711 Mitchell Street	North Los Vegas	NV	89081	US	Operating
MS-246	246	SBP	Branch	FBM Memphis	11168 Willow Ridge Drive	Olive Branch	MS	38654-4013	US	Operating
PA-247	247	SBP	Branch	Harrisburg PA	109 Millers Lane	Harrisburg	PA	17110	US	Operating
PA-248	248	Unit	Branch	Harrisburg PA Stealth	109 Millers Lane	Harrisburg	PA	17110	US	Operating
PA-249	249	SBP	Branch	State College PA	435 Rolling Ridge Drive	Bellefonte	PA	16823	US	Operating
PA-250	250	SBP	Branch	Downingtown PA	299 Boat Road, Suite 300	Dowingtown	PA	19335	US	Operating
PA-251	251	SBP	Branch	Philadelphia PA	5200 Grays Avenue	Philadelphia	PA	19335	US	Operating
PA-252	252	SBP	Branch	New Freedom PA	224 N Constitution Avenue	New Freedom	PA	17349	US	Operating
VA-253	253	SBP	Branch	Woodbridge VA	14962 Farm Creek Drive	Woodbridge	VA	22191	US	Operating
TX-254	254	SBP	Branch	New Braunfels TX	7800 N Interstate 35	New Braunfels	TX	78130	US	Pending
ON-401	401	SBP	Branch	Burlington ON	1121 Walkers Line, Unit #3	Burlington	ON	L7N 2G4	Canada	Operating
ON-402	402	SBP	Branch	Cambridge ON	36 Cherry Blossom Road	Cambridge	ON	N3H 4R7	Canada	Operating

CONFIDENTIAL

FBM Branch Directory Please note: This is a confidential document to be used only for sanctioned FBM purposes.

Branch #	SX #	Division	Type	Branch Name	Address	City	St/Prov	Zip/Postal	Country	Status
ON-403	403	SBP	Branch	Collingwood ON	85 Sanford Fleming Drive	Collingwood	ON	L9Y 5A6	Canada	Operating
ON-404	404	SBP	Branch	London ON	571 Exeter Road	London	ON	N6E 2Z2	Canada	Operating
ON-405	405	SBP	Branch	Vaughan ON	91 Caldari Road, Unit #3	Vaughan	ON	L4K 3Z9	Canada	Operating
ON-406	406	SBP	Branch	Windsor ON	2975 Saint Etienne Blvd.	Windsor	ON	N8W 5B1	Canada	Operating
MB-407	407	SBP	Branch	Winnipeg MB	1122 Kenaston Blvd	Winnipeg	MB	R3P 0R7	Canada	Operating
SK-408	408	SBP	Branch	Regina SK	1048 & 1060 Fleury Street	Regina	SK	S4N 4W8	Canada	Operating
SK-409	409	SBP	Branch	Saskatoon SK	2801 & 2817 Miners Avenue N	Saskatoon	SK	S7K 4Z4	Canada	Operating
AB-410	410	SBP	Unit	Calgary Allroc Tool	7646 / 7648 40th Street SE	Calgary	AB	T2C 2V4	Canada	Operating
AB-411	411	SBP	Branch	Calgary Foothills AB	5155 48 Avenue SE	Calgary	AB	T2B 3S8	Canada	Operating
AB-412	412	SBP	Branch	Calgary North AB	5025 51st Street SE, Bays 14-16	Calgary	AB	T2B 3S8	Canada	Operating
AB-413	413	SBP	Branch	Lethbridge AB	530 - 36 Street N	Lethbridge	AB	T1H 5H6	Canada	Operating
AB-414	414	SBP	Branch	Red Deer AB	7651 49 Avenue	Red Deer	AB	T4P 1M3	Canada	Operating
AB-415	415	SBP	Branch	Edmonton West AB	10841 Winterburn Road NW	Edmonton	AB	T5S 2A9	Canada	Operating
AB-416	416	SBP	Branch	Edmonton South AB	4212, 4220 55th Avenue NW	Edmonton	AB	T6B 3S2	Canada	Operating
AB-417	417	SBP	Branch	Grande Prairie AB	109 - 87th Avenue	Grande Prairie	AB	T8V 5P6	Canada	Operating
AB-418	418	SBP	Branch	Fort McMurray AB	235 MacAlpine Crescent - Unit 4B	Fort McMurray	AB	T9H 4A5	Canada	Operating
BC-419	419	SBP	Branch	Surrey BC	9698 192 Street	Surrey	BC	V4N 4C6	Canada	Operating
BC-420	420	SBP	Branch	Vancouver BC	3525 Lougheed Highway	Vancouver	BC	V5M 2A6	Canada	Operating
BC-421	421	SBP	Branch	Kelowna BC	#6, 2789 Highway 97 North	Kelowna	BC	V1X 4J8	Canada	Operating
BC-422	422	SBP	Branch	Kamloops BC	660 Kingston Avenue	Kamloops	BC	V2B 2C8	Canada	Operating
BC-423	423	SBP	Branch	Victoria BC	515 Alpha Street	Victoria	BC	V8Z 1B4	Canada	Operating
BC-424	424	SBP	Branch	Nanaimo BC	2349 Delinea Place	Nanaimo	BC	V9T 5L9	Canada	Operating
BC-425	425	SBP	Branch	Campbell River BC	280, 1100 Homewood Road	Campbell River	BC	V9W 3N7	Canada	Operating
AB-427	427	MI	Branch	Edmonton SPI	12416 184 Street, Bldg C	Edmonton	AB	T5V 1T4	Canada	Operating
BC-428	428	MI	Branch	Burnaby SPI	3220 Lake City Way	Burnaby	BC	V5A 3A4	Canada	Operating
~~ON-429~~	~~429~~	~~FAB~~	~~Branch~~	~~Burlington S&A SPI Fab~~	~~1121 Walkers Line - Unit#3~~	~~Burlington~~	~~ON~~	~~L7N 2G4~~	~~Canada~~	~~Closed~~
AB-430	430	FAB	Branch	Edmonton SPI Fab	12374 184 Street, Bldg A	Edmonton	AB	T5V 1T4	Canada	Operating
ON-431	431	SBP	Branch	Whitby ON	1601 Tricont Avenue, Unit 1	Whitby	ON	L1N 7N5	Canada	Operating
PA-701	701	Admin	Admin	Lancaster Admin	1650 Manheim Pike, Suite 202	Lancaster	PA	17602	US	Admin
TX-702	702	Admin	Admin	Dallas Admin	8301 John Carpenter	Dallas	TX	75247-4724	US	Admin
AB-703	703	Admin	Admin	Calgary Admin	5025 51st Street SE, Bays 14-16	Calgary	AB	T2B 3S8	Canada	Admin
BC-704	704	Admin	Admin	Langley Admin (Vancouver)	9440 202 Street 204	Langley	BC	V1M 4A6	Canada	Admin
~~WI-898~~	~~898~~	~~SBP~~	~~Branch~~	~~Appleton WI~~		~~Appleton~~	~~WI~~		~~US~~	~~Closed~~
~~WI-899~~	~~899~~	~~SBP~~	~~Branch~~	~~Madison WI~~		~~Madison~~	~~WI~~		~~US~~	~~Closed~~
~~WI-899~~	~~899~~	~~SBP~~	~~Branch~~	~~Madison WI~~		~~Madison~~	~~WI~~		~~US~~	~~Closed~~

CONFIDENTIAL

FBM Branch Directory Please note: This is a confidential document to be used only for sanctioned FBM purposes.

Branch #	SX #	Division	Type	Branch Name	Address	City	St/Prov	Zip/Postal	Country	Status

		######		Updated branch names to remove “Winroc”
		#######		Deleted moved branches with same branch #
Legacy TIN hidden Column AI

CONFIDENTIAL

Schedule 6.2(d)

Existing Indebtedness

1. The Indebtedness secured by the liens set forth on Schedule 6.3(f).

Schedule 6.3(f)

Existing Liens

Debtor	Secured Party	(Filing Office) File No.	Date Filed	Description of Collateral
FBM Canada GSD, Inc. (f/k/a Winroc-SPI a Division of Superior General Partnership Inc.)	Diamond International Trucks Ltd.	(Government of Alberta) 15022503529	02/25/2015	2015 Freightliner SD114 Serial # 1FVPG3DV1EHFU0510

FBM Canada GSD, Inc. (f/k/a Winroc-SPI a Division of Superior General Partner)	Diamond International Trucks Ltd.	(Government of Alberta) 15081232149	08/12/2015	2013 7600 6x4 International Serial # 1HTGTSJT0DJ146038

FBM Canada GSD, Inc. (f/k/a Winroc-SPI a Division of Superior General Partner)	Diamond International Trucks Ltd.	(Government of Alberta) 15081232334	08/12/2015	2015 Kenworth T800 Serial # 1NKDX4TX3FR973812

FBM Canada GSD, Inc. (f/k/a Winroc-SPI a Division of Superior General Partner)	Diamond International Trucks Ltd.	(Government of Alberta) 16101713099	10/17/2016	1. 2017 114SD Freightliner Serial # 1FVUG3DV4HHH1549 2. 2016 435K4 Hi Pro HIAB Picker, Serial # 4350094 3. 2016 Falcon 25’ Flat Deck, Serial # 235002590

FBM Canada GSD, Inc.	Ace Truck Rentals Ltd.	(Government of Alberta) 16112926656	11/29/2016	2017 Freightliner 114SD Serial # 1FVPG3DV6HHHM1551

FBM Canada GSD, Inc.	Idealease Services Inc.	(Government of Alberta) 17011327297	01/13/2017	All trucks and other motor vehicles, trailers, and equipment now or from time to time leased or supplied by Secured Party

FBM Canada GSD, Inc.	Diamond International Trucks Ltd.	(Government of Alberta) 17112923467	11/29/2017	2018 LT625 6x4 International Serial # 3HSDZTZR2JN227779

FBM Canada GSD, Inc.	Penske Truck Leasing Canada Inc.; Locations De Camions Penske Canada Inc.	(Government of Alberta) 18021528165	02/15/2018	2019 Freightliner X12564ST Serial # 1FUJGLD10KLKB0429

FBM Canada GSD, Inc.	A.R.W Truck Equipment Ltd.	(Government of Alberta) 18031621024	03/16/2018	2007 Volvo Serial # 4V5KC9GH68N491706

FBM Canada GSD, Inc.	Brandell Diesel Inc.	(Government of Alberta) 18062225997	06/22/2018	2012 Kenworth Serial # 1NKDX4TX0CR955991

FBM Canada GSD, Inc.	A.R.W Truck Equipment Ltd.	(Government of Alberta) 18071917287	07/19/2018	2014 Kenworth T800 Serial # 1NKDX4TX3FR973812

FBM Canada GSD, Inc.	First Truck Centre Edmonton Inc.	(Government of Alberta) 18072502091	07/25/2018	2002 Freightliner/FL70, Serial # 1FVABTCT62HK03862

FBM Logistics, LLC	U.S. Bank Equipment Finance	(California Secretary of State) 17-7624628023	12/27/2017	1 Forklift-IC Pneumatic Class 5 2015 Model C50SL C50SL P455L-0474-9887; together with all replacements, repairs, additions, and accessories

FBM Logistics, LLC	U.S. Bank Equipment Finance, a Division of U.S. Bank National Association	(Indiana Secretary of State) 201700010116261	12/27/2017	2015 Clark Model C50SL Forklift

FBM Whitby, Inc. (f/k/a Del-Pro Building Supplies Inc.)	De Lage Landen Financial Service Canada Inc.	(Province of Ontario) 722614131	07/25/2018	1. 335K-4 CLX HIAB Crane Serial # 3351051 2. BCI 24’6” Drywall Deck

11

Foundation Building Materials, LLC	Toyota Motor Credit Corporation; REBAS, Inc. dba Toyota-Lift of Los Angeles	(California Secretary of State) 14-7403499990	03/17/2014	Toyota Forklift Model #8FGU25, Serial #51285

Foundation Building Materials, LLC	U.S. Bank Equipment Finance, a division of U.S. Bank National Association	(California Secretary of State) 15-7458174688	04/06/2015	17 – Xerox 3610; 26 – Xerox 3655; 5 – Xerox 6655; 4 – Xerox 6700; 2 – Xerox 6600; 1 – Xerox C70; 1 – Xerox 7225; 1 – Xerox 6655

Foundation Building Materials, LLC	U.S. Bank Equipment Finance	(California Secretary of State) 15-7469628088	06/12/2015

1 Copier 6655 E1B937553

1 Copier 6655 E1B937943

1 Copier 3655 C7X223868

1 Copier 3655 C7X227735

1 Printer 3610 A4T041079

1 Printer 3610 A4T040851

1 Copier Accessory 560YBF791232

1 Copier-CPC 7225 LX5700423

1 Copier 7225 LX5700423C

Foundation Building Materials, LLC	U.S. Bank Equipment Finance	(California Secretary of State) 15-7469628109	06/12/2015	1 Copier 6655 E1B938720 1 Copier-CPC 6655 E1B938720C

Foundation Building Materials, LLC	U.S. Bank Equipment Finance	(California Secretary of State) 15-7488186533	10/02/2015

1 Printer 3610 A4T551437

1 Printer 3610 A4T551448

1 Printer 3610 A4T551425

1 Printer 3610 A4T042885

1 Printer 3610 A4T553792

1 Printer 3610 A4T553795

1 Printer 3610 A4T553791

1 Printer 3610 A4T552478

1 Copier 3610 A4T551535

1 Copier WC3655 C7X228769

1 Copier WC3655 C7X232335

1 Copier-CPC W7225PT2 LX5821809BW

1 Copier W7225PT2 LX5821809

12

Foundation Building Materials, LLC	U.S. Bank Equipment Finance	(California Secretary of State) 16-7503709523	01/11/2016

1 Copier 7225 LX7986004C

1 Copier 3655 C7X232455

1 Copier 3655 C7X242844

1 Copier 3655 C7X368137

1 Copier 7255 LX7984405

1 Copier 7255 LX7984405C

1 Copier 6655 E1B964006

1 Copier 6655 E1B942685

1 Copier 6655 E1B963973

1 Copier 3655 C7X242842

1 Copier 7225 LX7986004

1 Printer 6700 AB9784351

1 Printer 3610 A4T554970

1 Printer 3610 A4T544323

1 Printer 3610 A47545935

1 Printer 3610 A47545931

1 Printer 3610 A4T552940

1 Printer 3610 A4T552938

1 Printer 3610 A4T545002

1 Printer 3610 A4T544301

1 Printer 3610 A4T552946

1 Printer 3610 A4T552945

1 Printer 3610 A4T552943

1 Printer 3610 A4T553189

1 Printer 3610 A4T553194

1 Printer 3610 A4T553191

1 Printer 3610 A4T554965

1 Printer 3610 A4T554966

1 Printer 3610 A4T554967

1 Printer-CPC 6700 AB9784351C

Foundation Building Materials, LLC	U.S. Bank Equipment Finance	(California Secretary of State) 16-7505202543	01/19/2016

1 Copier 6700 AB9785173

1 Copier 3610 A4T555363

1 Copier 3610 A4T555356

1 Copier 3655 C7X243797

1 Copier 6700 AB9785153

1 Copier 3610 A4T555359

1 Copier 7225 LX5822461C

1 Copier 7225 LX5823106C

1 Copier-CPC 7225 LX5823106

1 Copier-CPC 7225 LX5822461

1 Copier-CPC 6700 AB9765173C

1 Copier-CPC 6700 AB9785153C

Foundation Building Materials, LLC	U.S. Bank Equipment Finance, a division of U.S. Bank National Association	(California Secretary of State) 16-7511564662	02/29/2016	1 – 2015 Clark Model C50SL Forklift

13

Foundation Building Materials, LLC	Team Financial Group, Inc.	(California Secretary of State) 16-7533041848	06/28/2016

35 Xerox 3610, serial #’s A4T557265, A4T558666, A4T557558, A4T557564, A4T558582, A4T558579, A4T558019, A4T558014, A4T557560, A4T557563, A4T558577, A4T558581, A4T558578, A4T558584, A4T558580, A4T558865, A4T558583, A4T558016, A4T558013, A4T557557, A4T559202, A4T556517, A4T557178, A4T557176, A4T557177, A4T557173, A4T558922, A4T556771, A4T556772, A4T558862, A4T558864, A4T558015, A4T558011, A4T557559, A4T557562

1 Xerox 6700 DN, serial #AB978316

3 Xerox WC3655, serial #C7X245961, C7X245056, C7X242511

16 Xerox WC6655, serial #’s E1B967076, E1B965190, E1B965995, E1B967076, E1B965960, E1B965067, E1B965977, E1B966051, E1B966044, E1B943809, E1B967074, E1B939968, E1B939972, E1B965981, E1B965070, E1B967066

Foundation Building Materials, LLC	Team Financial Group, Inc.	(California Secretary of State) 16-7537590245	07/21/2016

8 Xerox 3610, serial #’s A4T558892, A4T561852, A4T561849, A4T561854 A4T560398, A4T560395, A4T560420, A4T558585

2 Xerox 3655, serial #’s C7X257461, C7X257477

5 Xerox 6655, serial #’s E1B968011, E1B967921, E1B967910, E1B967989, E1B967911

14

Foundation Building Materials, LLC	Team Financial Group, Inc.	(California Secretary of State) 16-7549343688	10/04/2016

12 Xerox 3610 serial #A4T565176, A4T565067, A4T565209, A4T561108, A4T561109, A4T565217, A4T561268, A4T561164, A4T561910, A4T561907, A4T561900, A4T561107

4 Xerox 3655 serial #C7X256516, C7X257506, C7X257278, C7X259029

2 Xerox 6655, serial #E1B971408, E1B970786

1 Xerox 6600 serial #XL1401372

1 Xerox 5955, serial #AWM738380

1 Xerox 7845, serial #MX4473524

1 HP 4015, serial #CNDY342778

Foundation Building Materials, LLC	Team Financial Group, Inc.	(California Secretary of State) 16-7562206227	12/20/2016

8 Xerox 3610, serial #A4T565539, A4T565252, A4T565544, A4T564945, A4T565546, A4T562164, A4T562576, A4T563160

1 Xerox 3615, serial #A2T026838

7 Xerox 3655, serial #C7X261673, C7X261401, C7X259002, C7X261640, C7X261423, C7X262553, C7X262550

2 Xerox 6600, serial #XL1402931, XL1402971

1 Xerox 7845, serial #MX447932

Foundation Building Materials, LLC	Team Financial Group, Inc.	(California Secretary of State) 17-7575968843	03/17/2017

18 Xerox 3610, serial #A4T567359, A4T567326, A4T566858, A4T566857, A4T566860, A4T566892, A4T567313, A4T567254, A4T566752, A4T566751, A4T566755, A4T566951, A4T566675, A4T567311, A4T567256, A4T566876, A4T567016, A4T566722

2 Xerox 3615, serial #A2T025538, A2T025493

4 Xerox 3655, serial #C7X262273, C7X263844, C7X263603, C7X273111

3 Xerox 6655, serial #E1B978546, E1B977318, E1B977312

Foundation Building Materials, LLC	HYG Financial Services, Inc.	(California Secretary of State) 17-7584066943	05/08/2017	All equipment now or hereafter leased by Lessor to Lessee

15

Foundation Building Materials, LLC	Team Financial Group, Inc.	(California Secretary of State) 17-7602476767	08/24/2017

1 Xerox 3260, serial #K8A243711

8 Xerox 3610, serial #A4T568455, A4T568670, A4T568674, A4T568451, A4T568672, A4T569177, A4T568189, A4T568675

38 Xerox 3655 serial #C7X275875, C7X272702, C7X274490, C7X274326, C7X272955, C7X272857, C7X269055, C7X269055, C7X276859, C7X272742, C7X274280, C7X272856, C7X279788, C7X275873, C7X276909, C7X275812, C7X279790, C7X274568, C7X275573, C7X274573, C7X275626, C7X279783, C7X274177, C7X273980, C7X268191, C7X276870, C7X269416, C7X274182, C7X279798, C7X274494, C7X274110, C7X276866, C7X279789, C7X272858, C7X261625, C7X269056, C7X279812, C7X282627, C7X269420

2 Xerox 6655, serial #E1B981273, E1B981156

2 Xerox B405, serial #9HB336145, 9HB336213

1 Xerox C400, serial #7HB469411

16

Foundation Building Materials, LLC	Team Financial Group, Inc.	(California Secretary of State) 18-7625919967	01/05/2018

9 Xerox 3655, serial #C7X283328, C7X276895, C7X283273, C7X274005, C7X272983, C7X272950, C7X274014, C7X273986, C7X274100

2 Xerox 4015 serial #CNDYC35309, CNDYB44798

1 Xerox 6515, serial #5AV813882

2 Xerox 6655, serial #E1B982522, E1B982386

16 Xerox, serial #6HB024570, 6HB026342, 6HB026346, 6HB026280, 6HB024634, 6HB024574, 6HB025991, 6HB025910, 6HB025999, 6HB027474, 6HB024662, 6HB027464, 6HB027515, 6HB025956, 6HB024279, 6HB027465

1 Xerox B405, serial #9HB339495

1 Xerox B7035, serial #5DA081834

1 Xerox C400, serial #7HB469707

1 Xerox C8035, serial #3TX387242

1 Xerox C8046, serial #8TB552064

Finisher serial #SV 1500304A3

Foundation Building Materials, LLC	Team Financial Group, Inc.	(California Secretary of State) 18-7656518108	06/28/2018

18 – Xerox B400 serial #s 6HB030697, 6HB031533, 6HB030698, 6HB030706, 6HB031535, 6HB031539, 6HB031414, 6HB031532, 6HB031301, 6HB031076, 6HB031061, 6HB031064, 6HB031361, 6HB031431, 6HB031448, 6HB031451, 6HB031435, 6HB031437

1 Xerox 6510 serial #AV775859

3 Xerox B405 serial #s 9HB351993, 9HB351938, 9HB351932

1 Xerox B7035, serial #5DA088217

4 Xerox C400 serial #s 7HB772948, 7HB472266, 7HB470285, 7HB457751

1 Xerox C7030 serial #3UA288206

1 Xerox WC6515 serial #5AV815876

5 Xerox WC6655 serial #s E1B083406, E1B083346, E1B083349, E1B083338, E1B084594

17

Winroc-SPI Corporation; FBM Canada GSB, Inc.	Ace Truck Rental LTD.	(Government of Alberta) 1610907579	10/16/2016	2017 Freightliner/CT114089S Serial # 1FVPG3DV4HHHM1550

18

Schedule 6.7(c)

Existing Investments

None.

Schedule 6.9(b)

Existing Affiliate Transactions

None.

Schedule 6.10

Existing Negative Pledges

None.

EXHIBIT A-1

TO THE ABL

CREDIT AGREEMENT

FORM OF U.S. GUARANTEE AND COLLATERAL AGREEMENT

Provided Separately

Exhibit A-1

EXHIBIT A-2

TO THE ABL

CREDIT AGREEMENT

FORM OF CANADIAN GUARANTEE AND COLLATERAL AGREEMENT

Provided Separately

Exhibit A-2

EXHIBIT B

TO THE ABL

CREDIT AGREEMENT

FORM OF COMPLIANCE CERTIFICATE

[DATE]

This Compliance Certificate (this “Certificate”) is delivered to you pursuant to Section 5.2(a) of the ABL Credit Agreement dated August 13, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among, FBM Alpha LLC, a Delaware limited liability company (including its permitted successors, “Holdings”), Foundation Building Materials Holding Company LLC, a Delaware limited liability company (including its permitted successors, the “Lead Borrower”), the Additional US Borrowers (as defined in the Credit Agreement) from time to time party thereto, the Canadian Borrowers from time to time party thereto (together with the Lead Borrower and the Additional US Borrowers, the “Borrowers”, and each, a “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto as lenders and as issuing banks and Bank of America, N.A., as administrative agent and collateral agent (together with its successors and permitted assigns in such capacity, the “Administrative Agent”). Capitalized terms used and not defined herein have the meanings given such terms in the Credit Agreement.

1.    I am the duly elected, qualified and acting [                    ]1 of the Lead Borrower and solely in such capacity (and not individually) make the below certifications.

2.    I have reviewed and am familiar with the contents of this Certificate.

3.    I have reviewed the terms of the Credit Agreement and the Loan Documents and have made, or caused to be made under my supervision, a review in reasonable detail of the transactions and condition of FBMI and its consolidated Subsidiaries during the accounting period covered by the financial statements attached hereto as Attachment 1 (the “Financial Statements”). [Except as specified on Attachment 2,]2[S]uch review did not disclose the existence during or at the end of the accounting period covered by the Financial Statements, and I have no knowledge of the existence, as of the date of this Certificate, of any continuing Default or Event of Default.

4.    Attached hereto as Attachment 3 is a reasonably detailed calculation of the Consolidated Fixed Charge Coverage Ratio for the Relevant Reference Period.

5.    Attached hereto as Attachment 4 is an updated Perfection Certificate, signed by a Responsible Officer of the Lead Borrower, (A) setting forth the information required pursuant to the Perfection Certificate and indicating, in a manner reasonably satisfactory to the Administrative Agent, any changes in such information from the most recent Perfection Certificate delivered pursuant to Section 5.2(a)(iii) of the Credit Agreement (or, prior to the first delivery of

[1]	Insert title of Responsible Officer.
[2]	Attachment 2 should be included if there is any Default or Event of Default.

Exhibit B-1

EXHIBIT B

TO THE ABL

CREDIT AGREEMENT

a Perfection Certificate pursuant to Section 5.2(a)(iii) of the Credit Agreement, from the Perfection Certificate delivered on the Closing Date) or (B) certifying that there has been no change in such information from the most recent Perfection Certificate delivered pursuant to Section 5.2(a)(iii) of the Credit Agreement (or, prior to the first delivery of a Perfection Certificate pursuant to Section 5.2(a)(iii) of the Credit Agreement, from the Perfection Certificate delivered on the Closing Date).]3

[Signature page follows]

[3]

To be included solely with respect to the concurrent delivery of financial statements pursuant to Section 5.1(a) (or the annual financial statements or Form 10-K referred to in clause (A) or (B) of the penultimate paragraph of Section 5.1) of the Credit Agreement.

Exhibit B-1

EXHIBIT B

TO THE ABL

CREDIT AGREEMENT

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the day and year first written above in the name of and on behalf of the Lead Borrower.

FOUNDATION BUILDING MATERIALS HOLDING COMPANY LLC

By:
Name:
Title:

Exhibit B-1

ATTACHMENT 1

OF

EXHIBIT B

The information described herein pertains to the [fiscal quarter / fiscal year] ended             , 20    .

[Attach Financial Statements.]

Exhibit B

Attachment 1

ATTACHMENT 2

OF

EXHIBIT B

[Description of Default or Event of Default, if applicable]

[Specify the nature and extent thereof and any action taken or proposed to be taken with respect thereto]

Exhibit B

Attachment 2

ATTACHMENT 3

OF

EXHIBIT B

The information described herein pertains to the [fiscal quarter / fiscal year] ended             , 20    .

[Set forth a reasonably detailed calculation of the Consolidated Fixed Charge Coverage Ratio for the Relevant Reference Period.]

Exhibit B

Attachment 3

ATTACHMENT 4

OF

EXHIBIT B

[Attach updated Perfection Certificate]

Exhibit B

Attachment 4

EXHIBIT C

to the

ABL Credit Agreement

FORM OF CLOSING CERTIFICATE

FOR

FOUNDATION BUILDING MATERIALS HOLDING COMPANY, LLC

FBM ALPHA LLC

[            ], 2018

Pursuant to (i) Section 4.1(f) of the Term Loan Credit Agreement, dated August 13, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Term Loan Credit Agreement”; terms defined therein being used herein as therein defined), among FBM ALPHA LLC, a Delaware limited liability company (formerly known as LSF9 Cypress Parent, LLC) (“Holdings”), FOUNDATION BUILDING MATERIALS HOLDING COMPANY LLC, a Delaware limited liability company (formerly known as FBM Beta LLC and LSF9 Cypress Holdings, LLC) (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto as lenders and ROYAL BANK OF CANADA, as administrative agent and collateral agent (together with its successors and permitted assigns in such capacity, the “Administrative Agent”), and (ii) Section 4.1(f) of that certain ABL Credit Agreement dated August 13, 2018, (the “ABL Credit Agreement” and together with the Term Loan Credit Agreement, the “Credit Agreements”; the terms defined therein being used herein as therein defined), among Holdings, FOUNDATION BUILDING MATERIALS HOLDING COMPANY LLC, a Delaware limited liability company (the “Lead Borrower”), the Additional US Borrowers (as defined therein) from time to time party thereto, the Canadian Borrowers (as defined therein) from time to time party thereto (together with the Lead Borrower and the Additional US Borrowers, the “Borrowers”, and each, a “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto as lenders and as issuing banks and Bank of America, N.A., as administrative agent and collateral agent (together with its successors and permitted assigns in such capacity, the “Administrative Agent”), the undersigned John J. Gorey, a Responsible Officer of each of Holdings, the Borrower and the Lead Borrower hereby certifies, in such capacity (and not individually), as follows:

1.    The representations and warranties of each Loan Party set forth in Article III of the Credit Agreements and in each other Loan Document are true and correct in all material respects (or, in the case of any such representation that is qualified by materiality, in all respects) as of the Closing Date, except in the case of any representation and warranty expressly stated to relate to a specific earlier date, in which case such representation and warranty is true and correct in all material respects (or, in the case of any such representation that is qualified by materiality, in all respects) as of such earlier date.

2.    As of the date hereof, no Default or Event of Default shall have occurred or would result under either of the Credit Agreements upon consummation of the Transactions contemplated in each of the Credit Agreements.

3.     Since December 31, 2017, there has been no occurrence, development, change, event or loss affecting the Lead Borrower that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.    As of the date hereof, the Refinancing has been consummated pursuant to Section 4.1(b) of the ABL Credit Agreement.

[Signature page follows]

C-1

IN WITNESS WHEREOF, the undersigned has hereunto set his name as of the date first set forth above.

FBM ALPHA LLC

By:
Name:
Title:

FOUNDATION BUILDING MATERIALS HOLDING COMPANY LLC

By:
Name:
Title:

C-1

EXHIBIT D

TO THE ABL

CREDIT AGREEMENT

PERFECTION CERTIFICATE

Provided Separately

Exhibit D-1

EXHIBIT E

TO THE ABL

CREDIT AGREEMENT

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into between the Assignor named below (the “Assignor”) and the Assignee named below (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the ABL Credit Agreement (as defined below), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]1]

[1]	Select as applicable.

Exhibit E-1

3.	Borrowers:	Foundation Building Materials Holding Company LLC, the Additional US Borrowers from time to time party to the Credit Agreement and the Canadian Borrowers from time to time party to the Credit Agreement

4.	Agent:	Bank of America, N.A., as Administrative Agent under the Credit Agreement

5.	Credit Agreement:	The ABL Credit Agreement, dated as of August 13, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms defined therein being used herein as therein defined), among, FBM Alpha LLC, a Delaware limited liability company (“Holdings”), Foundation Building Materials Holding Company LLC, a Delaware limited liability company (the “Lead Borrower”), the Additional US Borrowers (as defined therein) from time to time party thereto, the Canadian Borrowers from time to time party thereto (together with the Lead Borrower and the Additional US Borrowers, the “Borrowers”, and each, a “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto as lenders and as issuing banks and Bank of America, N.A., as the Administrative Agent

Exhibit E-1

6.	Assigned Interest:

Facility Assigned[1]	Aggregate Amount of Revolving Credit Commitment/Loans for all Lenders	Amount of US Revolving Credit Commitment/Loans Assigned[2]	Amount of Canadian Revolving Credit Commitment/Loans Assigned[3]	Percentage Assigned of Revolving Credit Commitment/Loans[3]
	$	$	$	%
	$	$	$	%
	$	$	$	%

Effective Date:             , 201     [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about Holdings, the Borrowers, the other Loan Parties and their Affiliates or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

[Signature page follows]

[1]

Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g., “US Revolving Credit Facility”, “Incremental Facility” or other Facility under the Credit Agreement).

[2]

Except in the case of (i) an assignment of the entire remaining amount of the Assignor’s Revolving Credit Commitment or Loans of any Class or (ii) assignments to an existing Lender or an Affiliate or branch of a Lender, the assignment of an amount less than $5,000,000 will require the consent of each of the Lead Borrower and the Administrative Agent. Any partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under the Credit Agreement with respect to all Classes.

[3]	Set forth, to at least nine decimals, as a percentage of the Revolving Credit Commitment/Loans of all Lenders.

Exhibit E-1

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

NAME OF ASSIGNOR

By:
Name:
Title:

ASSIGNEE

NAME OF ASSIGNEE
By:
Name:
Title:

[Consented to]4 and Accepted:

BANK OF AMERICA, N.A., as Administrative Agent
By:
Name:
Title:

By:
Name:
Title:

[Consented to]5 and Accepted:

[Issuing Bank], as an Issuing Bank:

By:
Name:
Title:

[4]	To be added only if the consent of the Administrative Agent or the Issuing Bank, as applicable, is required by the terms of the Credit Agreement.

Exhibit E-1

[Swingline Lender], as a Swingline Lender:

By:
Name:
Title:

Exhibit E-1

[Consented to:][5]

[BORROWER]

By:

By:
Name:
Title:

[5]	To be added only if the consent of a Borrower is required by the terms of the Credit Agreement.

Exhibit E-1

ANNEX 1

ABL CREDIT AGREEMENT DATED AUGUST 13, 2018

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.    Representations and Warranties.

1.1    Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent (or if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent) and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Lead Borrower, any of the Lead Borrower’s Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by Holdings, any of the Lead Borrower’s Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document or any other instrument or documents furnished pursuant hereto or thereto.

1.2    Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent (or if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent) and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements referred to in Section 3.1 or delivered pursuant to Section 5.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (vi) it is not a Disqualified Lender or an Affiliate of a Disqualified Lender and (vii) attached to the Assignment and Assumption is any documentation required to be delivered by it

Annex 1 page-1

pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee and (b) agrees (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (ii) it appoints and authorizes the Administrative Agent to take such action on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto and (iii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by email or telecopy or other electronic method shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Annex 1 page-2

EXHIBIT F

TO THE ABL

CREDIT AGREEMENT

FORM OF ABL INTERCREDITOR AGREEMENT

Provided Separately

Exhibit F-1

EXHIBIT G-1

TO THE ABL

CREDIT AGREEMENT

FORM OF REVOLVING CREDIT NOTE

THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

[US/CDN] $[ ]	New York, New York

[            ]

FOR VALUE RECEIVED, the undersigned, [                    ], a [                    ] (including its permitted successors, the “Borrower”), hereby unconditionally promises to pay to [                    ] (the “Lender”) or its registered assigns at the office of the Administrative Agent specified in the Credit Agreement (as hereinafter defined) in lawful money of [the United States] [Canada] and in immediately available funds, the principal amount of (a) [        ][DOLLARS/CANADIAN DOLLARS] ([$/CDN$][        ]) or, if less, (b) the aggregate unpaid principal amount of all Revolving Credit Loans (as defined in the Credit Agreement) owing by the Borrower to the Lender pursuant to the Credit Agreement. The principal amount shall be paid in the applicable amounts and on the applicable dates specified in the Credit Agreement. The Borrower further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the applicable rates and on the applicable dates specified in the Credit Agreement.

The holder of this Note is authorized to endorse on the schedules annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date, Type and amount of each Revolving Credit Loan made pursuant to the Credit Agreement and the date and amount of each payment or prepayment of principal thereof, each continuation thereof, each conversion of all or a portion thereof to another Type, each continuation of all or a portion thereof as the same Type and, in the case of Fixed Rate Loans, the length of each Interest Period with respect thereto. Each such endorsement shall constitute prima facie evidence of the accuracy of the information endorsed absent manifest error. The failure to make any such endorsement or any error in any such endorsement shall not affect the obligations of the Borrower in respect of any Revolving Credit Loan.

This Note (a) is one of the Notes referred to in the ABL Credit Agreement dated August 13, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among FBM Alpha LLC, a Delaware limited liability company (“Holdings”), Foundation Building Materials Holding Company LLC, a Delaware limited liability company (the “Lead Borrower”), the Additional US Borrowers (as defined therein) from time to time party thereto, the Canadian Borrowers (as defined therein) from time to time party thereto (together with the Lead Borrower and the

Exhibit G-1

EXHIBIT G-1

TO THE ABL

CREDIT AGREEMENT

Additional US Borrowers, the “Borrowers”, and each, a “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto as lenders and as issuing banks and Bank of America, N.A., as administrative agent and collateral agent (together with its successors in such capacity, the “Administrative Agent”), (b) is subject to the provisions of the Credit Agreement, which are hereby incorporated herein by reference and (c) is subject to prepayment in whole or in part as provided in the Credit Agreement. This Note is secured and guaranteed as provided in the Loan Documents. Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and the guarantees, the terms and conditions upon which the security interests and each guarantee were granted and the rights of the holder of this Note in respect thereof.

The principal balance of the Revolving Credit Loans owing to the Lender, the rates of interest applicable thereto and the date and amount of each payment made on account of the principal thereof, shall be recorded by the Lender on its books; provided that the failure of the Lender to make any such recordation or any error therein shall not in any manner affect the obligation of the Borrower to make a payment when due of any amount owing under the Credit Agreement or this Note.

Upon the occurrence and during the continuation of any one or more Events of Default, all principal and all accrued interest then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE REGISTRATION AND OTHER PROVISIONS OF SECTION 9.4 OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

[Signature page follows]

Exhibit G-1

IN WITNESS WHEREOF, the parties have hereby caused this Note to be duly executed by their respective authorized officers as of the day and year first above written.

[BORROWER]

by
Name:
Title:

[Signature Page to Revolving Credit Note]

Schedule A

to Revolving Note

[For US Borrower Only]

LOANS, CONVERSIONS AND REPAYMENTS OF ALTERNATE BASE RATE LOANS

Date	Amount of Alternate Base Rate Loans	Amount Converted to Alternate Base Rate Loans	Amount of Principal of Alternate Base Rate Loans Repaid	Amount of Alternate Base Rate Loans Converted to LIBOR Rate Loans	Unpaid Principal Balance of Alternate Base Rate Loans	Notation Made By

Exhibit G-1

Schedule B

to Revolving Note

[For Canadaian Borrower Only]

LOANS, CONVERSIONS AND REPAYMENTS OF CANADIAN BASE RATE LOANS

Date	Amount of Canadian Base Rate Loans	Amount Converted to Canadian Base Rate Loans	Amount of Principal of Canadian Base Rate Loans Repaid	Amount of Canadian Base Rate Loans Converted to LIBOR Rate Loans	Unpaid Principal Balance of Canadian Base Rate Loans	Notation Made By

Exhibit G-1

Schedule C

to Revolving Note

[For Canadaian Borrower Only]

LOANS, CONVERSIONS AND REPAYMENTS OF CANADIAN PRIME RATE LOANS

Date	Amount of Canadian Prime Rate Loans	Amount Converted to Canadian Prime Rate Loans	Amount of Principal of Canadian Prime Rate Loans Repaid	Amount of Canadian Prime Rate Loans Converted to CDOR Rate Loans	Unpaid Principal Balance of Canadian Prime Rate Loans	Notation Made By

Exhibit G-1

Schedule D

to Revolving Note

LOANS, CONTINUATIONS, CONVERSIONS AND REPAYMENTS OF LIBOR RATE LOANS

Date	Amount of LIBOR Rate Loans	Amount Converted to LIBOR Rate Loans	Interest Period and Adjusted LIBO Rate with Respect Thereto	Amount of Principal of LIBOR Rate Loans Repaid	Amount of LIBOR Rate Loans Converted to ABR Loans	Unpaid Principal Balance of LIBOR Rate Loans	Notation Made By

Exhibit G-1

Schedule E

to Revolving Note

[For Canadaian Borrower Only]

LOANS, CONTINUATIONS, CONVERSIONS AND REPAYMENTS OF CDOR RATE LOANS

Date	Amount of CDOR Rate Loans	Amount Converted to CDOR Rate Loans	Interest Period and CDOR Rate with Respect Thereto	Amount of Principal of CDOR Rate Loans Repaid	Amount of CDOR Rate Loans Converted to Canadian Prime Rate Loans	Unpaid Principal Balance of CDOR Loans	Notation Made By

Exhibit G-1

EXHIBIT H-1

TO THE ABL

CREDIT AGREEMENT

FORM OF

U.S. TAX CERTIFICATE

(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the ABL Credit Agreement dated as of August 13, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among, FBM Alpha LLC, a Delaware limited liability company (“Holdings”), Foundation Building Materials Holding Company LLC, a Delaware limited liability company (the “Lead Borrower”), the Additional US Borrowers (as defined therein) from time to time party thereto, the Canadian Borrowers (as defined therein) from time to time party thereto (together with the Lead Borrower and the Additional US Borrowers, the “Borrowers”, and each, a “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto as lenders and as issuing banks and Bank of America, N.A., as administrative agent and collateral agent (together with its successors and permitted assigns in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the applicable Borrower within the meaning of Section 881(c)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the applicable Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the applicable Borrower with a certificate of its non-US Person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the applicable Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the applicable Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Exhibit H-1

[NAME OF LENDER]

By:
Name:
Title:

Date:	, 20[ ]

Exhibit H-1

EXHIBIT H-2

TO THE ABL

CREDIT AGREEMENT

FORM OF

U.S. TAX CERTIFICATE

(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the ABL Credit Agreement dated as of August 13, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among FBM Alpha LLC, a Delaware limited liability company (“Holdings”), Foundation Building Materials Holding Company LLC, a Delaware limited liability company (the “Lead Borrower”), the Additional US Borrowers (as defined therein) from time to time party thereto, the Canadian Borrowers (as defined therein) from time to time party thereto (together with the Lead Borrower and the Additional US Borrowers, the “Borrowers”, and each, a “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto as lenders and as issuing banks and Bank of America, N.A., as administrative agent and collateral agent (together with its successors and permitted assigns in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the applicable Borrower within the meaning of Section 881(c)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the applicable Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-US Person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Exhibit H-2

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: , 20[ ]

Exhibit H-2

EXHIBIT H-3

TO THE ABL

CREDIT AGREEMENT

FORM OF

U.S. TAX CERTIFICATE

(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the ABL Credit Agreement dated as of August 13, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among, FBM Alpha LLC, a Delaware limited liability company (“Holdings”), Foundation Building Materials Holding Company LLC, a Delaware limited liability company (the “Lead Borrower”), the Additional US Borrowers (as defined therein) from time to time party thereto, the Canadian Borrowers (as defined therein) from time to time party thereto (together with the Lead Borrower and the Additional US Borrowers, the “Borrowers”, and each, a “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto as lenders and as issuing banks and Bank of America, N.A., as administrative agent and collateral agent (together with its successors and permitted assigns in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) it and/or its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the applicable Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the applicable Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Exhibit H-3

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: , 20[ ]

Exhibit H-3

EXHIBIT H-4

TO THE ABL

CREDIT AGREEMENT

FORM OF

U.S. TAX CERTIFICATE

(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the ABL Credit Agreement dated as of August 13, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among, FBM Alpha LLC, a Delaware limited liability company (“Holdings”), Foundation Building Materials Holding Company LLC, a Delaware limited liability company (the “Lead Borrower”), the Additional US Borrowers (as defined therein) from time to time party thereto, the Canadian Borrowers (as defined therein) from time to time party thereto (together with the Lead Borrower and the Additional US Borrowers, the “Borrowers”, and each, a “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto as lenders and as issuing banks and Bank of America, N.A., as administrative agent and collateral agent (together with its successors and permitted assigns in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it and/or its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the applicable Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the applicable Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the applicable Borrower with IRS Form W-8IMY accompanied by one of the following forms for each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the applicable Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the applicable Borrower and the Administrative Agent with a properly completed and currently

Exhibit H-4

effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: , 20[ ]

Exhibit H-4

EXHIBIT I-1

TO THE ABL

CREDIT AGREEMENT

FORM OF BORROWING REQUEST

[Date]

Bank of America, N.A.

333 S. Hope Street, 19th Floor

CA9-192-13-33

Los Angeles, California 90071

Attention: Carlos Gil or Portfolio Manager

Fax: [                    ]

[Borrower]

Ladies and Gentlemen:

Pursuant to Section 2.3 of that certain ABL Credit Agreement dated as of August 13, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used but not defined herein having the meanings given such terms in the Credit Agreement), among FBM Alpha LLC, a Delaware limited liability company (including its permitted successors, “Holdings”), Foundation Building Materials Holding Company LLC, a Delaware limited liability company (including its permitted successors, the “Lead Borrower”), the Additional US Borrowers (as defined therein) from time to time party thereto, the Canadian Borrowers (as defined therein) from time to time party thereto (together with the Lead Borrower and the Additional US Borrowers, the “Borrowers”, and each, a “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto as lenders and as issuing banks and Bank of America, N.A., as administrative agent and collateral agent (together with its successors and permitted assigns in such capacity, the “Administrative Agent”), the undersigned Borrower, a [Canadian Borrower][US Borrower], hereby requests a [US Revolving Credit Borrowing][Canadian Revolving Credit Borrowing][FILO Borrowing] under the Credit Agreement, and in that connection sets forth below the information relating to such [US Revolving Credit Borrowing][Canadian Revolving Credit Borrowing][FILO Borrowing]:

1.    The requested date for the borrowing of the proposed Revolving Credit Loan is [            , 20    ] (the “Borrowing Date”).1

[1]

The Borrowing Request shall be delivered (a) in the case of a LIBO Rate or CDOR Rate Loan, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing (other than Fixed Rate Borrowings to be incurred on the Closing Date for which notice may be given not later than 11:00 a.m., New York City time, one Business Day prior to the Closing Date) or (b) in the case of an Alternate Base Rate, Canadian Base Rate or Canadian Prime Rate Loan (including Agent Advances), not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. The requested date must be a Business Day.

Exhibit I-1

2.    The proposed Revolving Credit Loan is a [US Revolving Credit Borrowing][Canadian Revolving Credit Borrowing][FILO Borrowing].

3.    The Type of the proposed [US Revolving Credit Borrowing][Canadian Revolving Credit Borrowing][FILO Borrowing] is a [Alternative Base Rate][Canadian Base Rate][Canadian Prime Rate][LIBO Rate][CDOR Rate] Loan.

4.    The currency and aggregate principal amount of the proposed Revolving Credit Loan is [$/CDN$][        ].

[5.    The initial Interest Period for each [LIBO Rate][CDOR Rate] Loan made as part of the proposed Revolving Credit Loan is [                    ]2 month[s].]3

6.    [The undersigned Borrower hereby authorizes and directs the Administrative Agent to disburse the net proceeds of the proposed Revolving Credit Loan as set forth on the funds flow memorandum attached hereto as Annex 1.]4[Insert location and number of the account to which the funds requested pursuant to this Borrowing Request are to be disbursed.]5

7.    The US Borrowing Base (based on the Borrowing Base Certificate last delivered) is $[        ].

8.    The Canadian Borrowing Base (based on the Borrowing Base Certificate last delivered) is $[        ].

9.    The FILO Borrowing Base (based on the Borrowing Base Certificate last delivered) is $[        ].

10.    The Aggregate Borrowing Base (based on the Borrowing Base Certificate last delivered) is $[        ].

[11.    The Revolving Credit Loans made pursuant to this Borrowing Request [do not] constitute Agent Advances (it being understood that the Administrative Agent shall be under no obligation to make such Agent Advance).]6

[2]	Interest Periods may be one, two, three or six months (or, if approved by all participating Lenders, 12 months).
[3]	To be included only in the case of a LIBO Rate or CDOR Rate Loan.
[4]	To be included for Borrowings on the Closing Date.
[5]	To be included for Borrowings following the Closing Date.
[6]	To be included only in the case of an Alternate Base Rate, Canadian Base Rate or Canadian Prime Rate Loan.

Exhibit I-1

[The undersigned Borrower hereby represents and warrants that [the conditions specified in Section 4.2 of the Credit Agreement have been satisfied as of the Borrowing Date]7.]

[The undersigned Borrower hereby acknowledges that the Credit Agreement has not yet become effective, and must become effective in order for such Borrowing to occur. In order to induce the Lenders to agree to make Loans as part of such Borrowing, the Borrower hereby agrees, for the benefit of the Lenders, that (a) on and following the effectiveness of the Credit Agreement, such Borrowing shall for all purposes be deemed to have been requested under and in accordance with the Credit Agreement and (b) if for any reason the Credit Agreement does not become effective or the Credit Agreement becomes effective but such Borrowing does not occur on August 13, 2018 (in each case, other than as a result of a breach by the Administrative Agent or the Lenders under the Credit Agreement), the Borrower agrees to reimburse the Lenders for any reasonable loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lenders to fund such Borrowing, but excluding any loss of anticipated profit. For purposes of interpreting this paragraph, the provisions of Section 2.15 of the Credit Agreement shall apply (regardless of whether the Credit Agreement ever becomes effective).]8

[7]	To be included for Borrowings following the Closing Date.
[8]	To be included for any Borrowing Request delivered prior to the Closing Date.

Exhibit I-1

Very truly yours,

FOUNDATION BUILDING MATERIALS HOLDING COMPANY LLC][9]

By:
Name:
Title:

[BORROWER][10]

By:
Name:
Title:

[9]	To be included for the Borrowing Request delivered in connection with the Revolving Credit Loans borrowed on the Closing Date.
[10]	To be included for any Borrowing Request delivered following the Closing Date.

Exhibit I-1

Annex 1

[Funds Flow Memorandum]

Exhibit I-1

EXHIBIT I-2

TO THE ABL

CREDIT AGREEMENT

FORM OF INTEREST ELECTION REQUEST

[Date]

Bank of America, N.A.

333 S. Hope Street, 19th Floor

CA9-192-13-33

Los Angeles, California 90071

Attention: Carlos Gil or Portfolio Manager

Fax: [                    ]

[Borrower]

Ladies and Gentlemen:

Reference is made to the ABL Credit Agreement dated as of August 13, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used but not defined herein having the meanings given such terms in the Credit Agreement), among, FBM Alpha LLC, a Delaware limited liability company (“Holdings”), Foundation Building Materials Holding Company LLC, a Delaware limited liability company (the “Lead Borrower”), the Additional US Borrowers (as defined therein) from time to time party thereto, the Canadian Borrowers (as defined therein) from time to time party thereto (together with the Lead Borrower and the Additional US Borrowers, the “Borrowers”, and each, a “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto as lenders and as issuing banks and Bank of America, N.A., as administrative agent and collateral agent (together with its successors and permitted assigns in such capacity, the “Administrative Agent”).

Pursuant to Section 2.6 of the Credit Agreement, the undersigned Borrower, a [Canadian Borrower][US Borrower], hereby irrevocably notifies the Administrative Agent of the following information with respect to the Interest Election Request requested hereby:

1.    The effective date for the election made pursuant to this Interest Election Request is [            , 20    ].

2.    The existing Revolving Credit Loan to which this Interest Rate Election applies is a [US Revolving Credit Borrowing][Canadian Revolving Credit Borrowing][FILO Borrowing].

Exhibit I-2

3.    The Type of the existing [US Revolving Credit Borrowing][Canadian Revolving Credit Borrowing][FILO Borrowing] is a [Alternate Base Rate][Canadian Base Rate][Canadian Prime Rate][LIBO Rate][CDOR Rate]1 Loan.

4.    The currency and aggregate principal amount of the existing Revolving Credit Loans to be [converted][continued] is [$/CDN$][        ]2.

[5.    Type and principal amount of each new Borrowing resulting from the requested conversion is [Alternate Base Rate][Canadian Base Rate][Canadian Prime Rate][LIBO Rate][CDOR Rate] Loan and [$/CDN$][        ]3.]4

[6.    The Interest Period for each new [LIBO Rate][CDOR Rate] Loan resulting from the requested [conversion][continuance] is [                    ]5 month[s].]6

[1]	If a Fixed Rate Borrowing, specify last day of current Interest Period.
[2]	If different options are being elected with respect to different portions of the existing Borrowing, indicate the portions thereof to be allocated to each resulting Borrowing.
[3]	If different options are being elected with respect to different portions of the Borrowing, specify type for each resulting new Borrowing.
[4]	To be included only if a conversion is requested.
[5]	Interest Periods may be one, two, three or six months (or, if approved by all participating Lenders, 12 months).
[6]	To be included only in the case of a LIBO Rate or CDOR Rate Loan.

Exhibit I-2

Very truly yours,

[BORROWER][7]

By:
Name:
Title:

[7]	To be signed by the applicable Borrower making the Interest Election Request.

Exhibit I-2

EXHIBIT I-3

TO THE ABL

CREDIT AGREEMENT

PREPAYMENT NOTICE

[Date]

Bank of America, N.A.

333 S. Hope Street, 19th Floor

CA9-192-13-33

Los Angeles, California 90071

Attention: Carlos Gil or Portfolio Manager

Fax: [                    ]

Re:    Prepayment Notice for [BORROWER]

Ladies and Gentlemen:

Pursuant to that certain ABL Credit Agreement dated August 13, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used but not defined herein having the meanings given such terms in the Credit Agreement), among, FBM Alpha LLC, a Delaware limited liability company (including its permitted successors, “Holdings”), Foundation Building Materials Holding Company LLC, a Delaware limited liability company (including its permitted successors, the “Lead Borrower”), the Additional US Borrowers (as defined therein) from time to time party thereto, the Canadian Borrowers (as defined therein) from time to time party thereto (together with the Lead Borrower and the Additional US Borrowers, the “Borrowers”, and each, a “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto as lenders and as issuing banks and Bank of America, N.A., as administrative agent and collateral agent (together with its successors and permitted assigns in such capacity, the “Administrative Agent”), [BORROWER] hereby notifies the Administrative Agent of its prepayment of the [US][Canadian] Revolving Credit Loan under the Credit Agreement and in that connection sets forth below the information relating to such [US Revolving Credit Borrowing][Canadian Revolving Credit Borrowing][FILO Borrowing]:

Exhibit I-3

1.    [This prepayment is an optional prepayment pursuant to Section 2.9(a) of the Credit Agreement.]1[This prepayment is a mandatory prepayment pursuant to Section 2.11(a) of the Credit Agreement.]2

2.    The date for the prepayment of the Revolving Credit Loan is [            , 20    ] (the “Payment Date”).

3.    The [US Revolving Credit Borrowing][Canadian Revolving Credit Borrowing][FILO Borrowing] to be prepaid was borrowed effective [            , 20    ].

4.    The currency and principal amount3 of the Revolving Credit Loan to be prepaid is [USD][CDN] $[ ], which principal shall be prepaid in addition to accrued interest thereon.

5.    The remaining balance of the [US Revolving Credit Borrowing][Canadian Revolving Credit Borrowing][FILO Borrowing] originated on [            , 20    ] will be [USD][CDN] $[        ].

Please let us know if you have any questions regarding this matter.

Very truly yours,

[BORROWER]

By:
Name:
Title:

[1]	To be included in the event of an optional prepayment.
[2]	To be included in the event of a mandatory prepayment.
[3]

Each prepayment shall be in a principal amount of (i) in the case of a Alternate Base Rate, Canadian Base Rate or Canadian Prime Rate Loan, $500,000 or a whole multiple of $100,000 in excess thereof and (ii) in the case of a LIBO Rate or CDOR Rate Loan, $500,000 or a whole or multiple of $500,000 in excess thereof.

Exhibit I-3

EXHIBIT J

TO THE ABL

CREDIT AGREEMENT

FORM OF SOLVENCY CERTIFICATE

This Solvency Certificate is being executed and delivered pursuant to (i) Section 4.1(e) of that certain Term Loan Credit Agreement, dated as of August 13, 2018 (the “Term Loan Credit Agreement”; the terms defined therein being used herein as therein defined), by and among FBM ALPHA LLC, a Delaware limited liability company (formerly known as LSF9 Cypress Parent, LLC) (“Holdings”), FOUNDATION BUILDING MATERIALS HOLDING COMPANY LLC, a Delaware limited liability company (formerly known as FBM Beta LLC and LSF9 Cypress Holdings, LLC) (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto as lenders and ROYAL BANK OF CANADA, as administrative agent and collateral agent and (ii) Section 4.1(e) of that certain ABL Credit Agreement dated August 13, 2018 (the “ABL Credit Agreement” and together with the Term Loan Credit Agreement, the “Credit Agreements”; the terms defined therein being used herein as therein defined), among Holdings, FOUNDATION BUILDING MATERIALS HOLDING COMPANY LLC, a Delaware limited liability company (the “Lead Borrower”), the Additional US Borrowers (as defined therein) from time to time party thereto, the Canadian Borrowers (as defined therein) from time to time party thereto (together with the Lead Borrower and the Additional US Borrowers, the “Borrowers”, and each, a “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto as lenders and as issuing banks and Bank of America, N.A., as administrative agent and collateral agent (together with its successors and permitted assigns in such capacity, the “Administrative Agent”).

I, John J. Gorey, a Financial Officer (or other officer of equivalent duties) of Holdings (after giving effect to the Transactions), in such capacity and not in an individual capacity, hereby certify on behalf of Holdings as follows:

1.

The sum of the debt and liabilities (subordinated, contingent or otherwise) of Holdings and its subsidiaries, on a consolidated basis, does not exceed the fair value of the present assets of the Holdings and its subsidiaries, on a consolidated basis.

2.	The capital of Holdings and its subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business as conducted or contemplated to be conducted on the date hereof.

3.

The present fair saleable value of the assets of Holdings and its subsidiaries, on a consolidated basis, is greater than the total amount that will be required to pay the probable liabilities, on a consolidated basis, of Holdings and its subsidiaries as they become absolute and matured.

Exhibit J

4.

Holdings and its subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe that they will incur, debts or other liabilities, including current obligations, beyond their ability to pay such debts or other liabilities as they become due (whether at maturity or otherwise).

5.

For purposes of this Solvency Certificate, the amount of any contingent liability has been computed as the amount that, in light of all of the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability.

6.

In reaching the conclusions set forth in this Solvency Certificate, the undersigned has (i) reviewed the Credit Agreements and other Loan Documents referred to therein and such other documents deemed relevant and (ii) made such other investigations and inquiries as the undersigned has deemed appropriate. The undersigned is familiar with the financial performance and prospects of Holdings and its subsidiaries.

7.

The undersigned confirms and acknowledges that the Administrative Agent and the Lenders are relying on the truth and accuracy of this Solvency Certificate in connection with the Commitments and Loans under the Credit Agreements.

[Signature page follows]

Exhibit J

IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first written above.

FBM ALPHA LLC

By:
Name:
Title:

FOUNDATION BUILDING MATERIALS HOLDING COMPANY LLC

By:
Name:
Title:

Exhibit J

EXHIBIT K-1

TO THE ABL

CREDIT AGREEMENT

FORM OF NOTICE OF ADDITIONAL BORROWER AND ASSUMPTION AGREEMENT

This NOTICE OF ADDITIONAL BORROWER AND ASSUMPTION AGREEMENT (this “Agreement”), dated [            ], 201     made by [                    ] (the “Additional Borrower”), in favor of Bank of America, N.A., as administrative agent and collateral agent (together with its successors, in such capacity, the “Administrative Agent”) and the lenders party to that certain ABL Credit Agreement dated August 13, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among, FBM Alpha LLC, a Delaware limited liability company (“Holdings”), Foundation Building Materials Holding Company LLC, a Delaware limited liability company (the “Lead Borrower”), the Additional US Borrowers (as defined therein) from time to time party thereto, the Canadian Borrowers (as defined therein) from time to time party thereto (together with the Lead Borrower and the Additional US Borrowers, the “Borrowers”, and each, a “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto as lenders and as issuing banks and Bank of America, N.A., as administrative agent and collateral agent (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

W I T N E S S E T H:

WHEREAS, pursuant to and in accordance with Section 10.1 of the Credit Agreement, the Additional Borrower has elected to be added as a Borrower under the Credit Agreement;

WHEREAS, the Additional Borrower has agreed to execute and deliver this Agreement in order to become a party to the Credit Agreement; NOW, THEREFORE, IT IS AGREED:

1.    Credit Agreement. By executing and delivering this Agreement, the Additional Borrower, as provided in Section 10.1 of the Credit Agreement, (a) hereby becomes a party to the Credit Agreement as a [US][Canadian] Borrower thereunder with the same force and effect as if originally named therein as a [US][Canadian] Borrower and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a [US][Canadian] Borrower thereunder. The Additional Borrower hereby represents and warrants that (i) each of the representations and warranties contained in Section 3 of the Credit Agreement is true, correct and complete in all material respects (or if qualified by materiality therein, in all respects) on and as of the date hereof to the same extent as though made on and as of the date hereof (after giving effect to this Agreement), except to the extent such representations and warranties specifically relate to an earlier

Exhibit K-1

date, in which case such representations and warranties were true, correct and complete in all material respects (or if qualified by materiality therein, in all respects) on and as of such earlier date and (ii) no Default or Event of Default has occurred and is continuing or would result from the addition of the Additional Borrower pursuant to this Agreement.

2.    Loan Document. This Agreement shall constitute a “Loan Document” for purposes of the Credit Agreement and the other Loan Documents, whether or not reference is made to this Agreement in the Credit Agreement or in any other Loan Document or other document or instrument delivered in connection therewith.

3.    Acknowledgment and Consent. Each Additional Borrower hereby acknowledges that it has reviewed the terms and provisions of the Credit Agreement and this Agreement and consents hereto. Each Additional Borrower acknowledges and agrees that each of the Loan Documents to which it is a party or otherwise bound shall continue in full force and effect and that all of its obligations thereunder shall be valid and enforceable and shall not be impaired or limited by the execution or effectiveness of this Agreement.

4.    Conditions Precedent. The effectiveness of this Agreement is conditioned on the Administrative Agent receiving (i) documents required by Section 5.9 of the Credit Agreement with respect to such Additional Borrower and (ii) such documentation and other information reasonably requested in writing by each Lender within ten Business Days following receipt of this Agreement to satisfy requirements under applicable “know your customer” and anti-money-laundering rules and regulations, including, the PATRIOT Act and, in the case of any Canadian Borrower, Canadian Anti-Money Laundering Laws.

5.    Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the undersigned has caused this Notice of Additional Borrower and Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL BORROWER]

By:
Name:
Title:

Exhibit K-1

EXHIBIT K-2

TO THE ABL

CREDIT AGREEMENT

FORM OF NOTICE OF ADDITIONAL GUARANTOR

[Date]

Bank of America, N.A.

333 S. Hope Street, 19th Floor

CA9-192-13-33

Los Angeles, California 90071

Attention: Carlos Gil or Portfolio Manager

Fax: [                    ]

FBM ALPHA LLC

Ladies and Gentlemen:

This Notice of Additional Guarantor is delivered pursuant to Section 10.2 of that certain ABL Credit Agreement, dated August 13, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used but not defined herein having the meanings given such terms in the Credit Agreement), among, FBM Alpha LLC, a Delaware limited liability company (including its permitted successors, “Holdings”), Foundation Building Materials Holding Company LLC, a Delaware limited liability company (including its permitted successors, the “Lead Borrower”), the Additional US Borrowers (as defined therein) from time to time party thereto, the Canadian Borrowers (as defined therein) from time to time party thereto (together with the Lead Borrower and the Additional US Borrowers, the “Borrowers”, and each, a “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto as lenders and as issuing banks and Bank of America, N.A., as administrative agent and collateral agent (together with its successors and permitted assigns in such capacity, the “Administrative Agent”), and reference is made thereto for full particulars of the matters described therein.

Holdings hereby provides notice that it hereby elects to add [                    ], effective as of [            ], 20[    ]1, a [jurisdiction] [type of entity] (the “Additional Guarantor”), a [Group Member which is currently an Excluded Subsidiary]2, as a Discretionary Guarantor under the Credit Agreement.

[1]	To be no earlier than 15 Business Days after the date of the notice (or such shorter period as the Administrative Agent may reasonably agree).
[2]	Or such other Person reasonably satisfactory to the Administrative Agent.

Exhibit K-2

Holdings and the Additional Guarantor shall deliver the documents required by Section 5.9 of the Credit Agreement in accordance with the requirements of Section 10.2 of the Credit Agreement, with respect to the Additional Guarantor.

[Pursuant to Section 10.2 of the Credit Agreement, Holdings hereby requests that the Administrative Agent consent to the addition of the Additional Guarantor as a Discretionary Guarantor, such consent to be evidenced by the Administrative Agent’s signature hereto.]3

In accordance with Section 10.2(d) of the Credit Agreement, the effectiveness of this Notice of Additional Guarantor is conditioned upon the receipt by the Administrative Agent of (a) opinions (to the extent reasonably requested by the Administrative Agent), board resolutions and officers’ certificates and/or reaffirmation agreements consistent with those delivered to the Administrative Agent under Section 4.1 of the Credit Agreement and (b) all other documentation and other information, in each case as reasonably requested in writing by the Administrative Agent or any Lender within ten Business Days following receipt of this Notice of Additional Guarantor to satisfy requirements under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act and the Canadian Anti-Money Laundering Laws.

This Notice of Additional Guarantor shall constitute a Loan Document under the Credit Agreement.

THIS NOTICE OF ADDITIONAL GUARANTOR SHALL BE CONSTRUED BY, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[Signature page follows]

[3]	To be included only if the consent of the Administrative Agent is required; pursuant to Section 10.2, no such consent is required if the Additional Guarantor is organized in a Qualified Jurisdiction.

Exhibit K-2

IN WITNESS WHEREOF, the undersigned has caused this Notice of Additional Guarantor to be duly executed and delivered as of the date first above written.

FBM ALPHA LLC

By:	Foundation Building Materials, Inc., its sole member

By:
Name:
Title:

[Notice of Additional Guarantor]

Exhibit K-2

[Consented to by:][4]

[BANK OF AMERICA, N.A., as Administrative Agent]

By:
Name:
Title:

[4]	To be included only if the consent of the Administrative Agent is required.

Exhibit K-2

EXHIBIT L

TO THE ABL

CREDIT AGREEMENT

FORM OF BORROWING BASE CERTIFICATE

[Date]

Bank of America, N.A.

333 S. Hope Street, 19th Floor

CA9-192-13-33

Los Angeles, California 90071

Attention: Carlos Gil or Portfolio Manager

Fax: [                    ]

FBM ALPHA LLC

Ladies and Gentlemen:

The undersigned hereby certifies that:

1.    I am the duly elected [                    ] of FOUNDATION BUILDING MATERIALS HOLDING COMPANY LLC, a Delaware limited liability company (including its permitted successors, the “Lead Borrower”), and solely in such capacity (and not individually) make the below certifications.

2.    In accordance with subsection 5.2(c) of that certain ABL Credit Agreement dated as of August 13, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used but not defined herein having the meanings given such terms in the Credit Agreement), among, FBM Alpha LLC, a Delaware limited liability company (including its permitted successors, “Holdings”), the Lead Borrower, the Additional US Borrowers (as defined therein) from time to time party thereto, the Canadian Borrowers (as defined therein) from time to time party thereto (together with the Lead Borrower and the Additional US Borrowers, the “Borrowers”, and each, a “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto as lenders and as issuing banks and Bank of America, N.A., as administrative agent and collateral agent (together with its successors and permitted assigns in such capacity, the “Administrative Agent”), attached hereto as Annex 1 is a true and accurate calculation of the US Borrowing Base, the Canadian Borrowing Base, the FILO Borrowing Base and the Aggregate Borrowing Base as of [        ][    ], 20[    ], determined in accordance with the requirements of the Credit Agreement.

[The undersigned hereby provides notice to the Administrative Agent of the following modifications to Schedule 5.17 of the Credit Agreement regarding additional locations where Qualifying Equipment is held by a Qualifying Loan Party: [list new locations]/[delete locations previously notified].

Exhibit L-1

IN WITNESS WHEREOF, the undersigned has caused this certificate to be duly executed as of the date first written above.

FOUNDATION BUILDING MATERIALS HOLDING COMPANY LLC

By:
Name:
Title:

Exhibit L-1

Annex 1 to Exhibit L

[Attach supporting calculations for US Borrowing Base, Canadian Borrowing Base, the FILO Borrowing Base and Aggregate Borrowing Base in reasonable detail, including the following:]

	BANK OF AMERICA BUSINESS CAPITAL		ISC: CONFIDENTIAL			FBM
	CERTIFICATE - CONSOLIDATED REVOLVER	1			BBC DATE:

ACCOUNTS RECEIVABLE
1	BEGINNING BALANCE LINE 5 LAST REPORT
2	PLUS SALES AS OF			(+)

3	LESS CREDITS AS OF			(-)

4	LESS GROSS COLLECTIONS AS OF			(-)

5	ADJUSTMENTS:

6	ADJUSTMENTS:

7	ENDING BALANCE

8	LESS: INELIGIBLE

9	ELIGIBLE NOT TO EXCEED

10	Less: AR Reserves

11	AR AVAILABILITY - Net Eligible AR @ Adv%, net of Reserves

CREDIT CARD RECEIVABLE
12	CREDIT CARD RECEIVABLE AS OF

13	LESS: INELIGIBLE

14	ELIGIBLE CC RECEIVABLE

15	Less: Reserves

16	Net Eligible CC Receivable @ Adv%, net of Reserves

17	Sublimit

18	CC RECEIVABLE AVAILABILITY -

INVENTORY
19	INVENTORY AS OF

20	LESS: INELIGIBLE

21	ELIGIBLE INVENTORY

22	Less: Reserves

23	Net Eligible Inventory @ Adv%, net of Reserves

24	Appraised Inventory @ 85% of NOLV

25	INVENTORY AVAILABILITY

Exhibit L-1

MACHINERY & EQUIPMENT
MACHINERY & EQUIPMENT AS OF

26	LESS: INELIGIBLE/ACCUM DEPRECIATION

27	ELIGIBLE M&E (Net Book Value) @ 85% of NOLV

28	Sublimit

29	M&E AVAILABILITY

30
CASH
ELIGIBLE CASH AS OF

31	Less: Reserves

32	CASH AVAILABILITY - Net Eligible Cash @ Adv%

33
COLLATERAL RESERVES
	LESS:	Wage Earner Protection Reserve

34	LESS:	Priority Payables Reserve

35	LESS:	Rent Reserve

36	LESS:	Delinquent Taxes Reserve

37	LESS:	PMSI Reserve / AP to Vendors with Security Interest

38	LESS:	Wage Lien Reserve

39	LESS:	Other Reserve - FILO PUSHDOWN RESERVE

40	TOTAL RESERVES

41
GROSS AVAILABILITY
42	LINE AMOUNT
43	ADJUSTED GROSS AVAILABILITY
44
LOAN ACTIVITY
OUTSTANDING LOAN BALANCE as of
45
REVOLVING LOAN AVAILABILITY
CALCULATED AVAILABILITY
46	LESS: OUTSTANDING LOAN BALANCE

47	LESS: MERCHANDISE L/C

48	LESS: Other Reserve

49	LESS: Other Reserve

50	NET AVAILABLE

51

THE UNDERSIGNED REPRESENTS AND WARRANTS THAT THE INFORMATION SET FORTH ABOVE IS TRUE AND COMPLETE.

THE UNDERSIGNED GRANTS A SECURITY INTEREST IN THE COLLATERAL REFLECTED ABOVE TO BANK OF AMERICA, N.A.,

AS ADMINISTRATIVE AGENT AND REPRESENTS AND WARRANTS THAT SAID COLLATERAL COMPLIES WITH THE REPRESENTATIONS,

WARRANTIES AND COVENANTS CONTAINED IN THE ABL CREDIT AGREEMENT DATED AUGUST 13, 2018.

AUTHORIZED SIGNATURE:	BANK OF AMERICA BUSINESS CAPITAL

Name:	JOHN GOREY	RECEIVED BY:
TITLE:	CFO

Exhibit L-1

EXHIBIT M

TO THE ABL

CREDIT AGREEMENT

FORM OF COLLATERAL ACCESS AGREEMENT1

This COLLATERAL ACCESS AGREEMENT (this “Agreement”) is entered into by [NAME OF LANDLORD] (“Landlord”), to and for the benefit of Bank of America, N.A., as collateral agent for the Secured Creditors (as defined below) (in such capacity and together with any successor thereto, the “Collateral Agent”). Unless otherwise defined herein, all capitalized terms used herein and defined in the ABL Credit Agreement referred to below shall be used herein as therein defined.

RECITALS:

WHEREAS, Landlord is the record title holder and owner of certain real (immovable) property located at [ADDRESS OF PROPERTY] (the “Real Property”);

WHEREAS, [NAME OF TENANT], a [JURISDICTION OF INCORPORATION/ FORMATION] (“Tenant”), has possession of and occupies all or a portion of the Real Property (the “Premises”) in accordance with a lease agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Lease”);

WHEREAS, reference is made to that certain ABL Credit Agreement dated August 13, 2018 (as amended, restated, amended and restated, supplemented, otherwise modified or otherwise replaced from time to time, the “ABL Credit Agreement”), among, FBM Alpha LLC, a Delaware limited liability company (including its permitted successors, “Holdings”), Foundation Building Materials Holding Company LLC, a Delaware limited liability company (including its permitted successors, the “Lead Borrower”), the Additional US Borrowers (as defined therein) from time to time party thereto, the Canadian Borrowers (as defined therein) from time to time party thereto (together with the Lead Borrower and the Additional US Borrowers, the “Borrowers”, and each, a “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto as lenders and as issuing banks (the “Lenders”) and Bank of America, N.A., as administrative agent and collateral agent (together with its successors and permitted assigns in such capacity, the “Administrative Agent”), pursuant to which Tenant (an affiliate of the Lead Borrower) has executed a guarantee and collateral agreement and other collateral documents in relation to the ABL Credit Agreement;

WHEREAS, Tenant’s repayment of (or guaranty of) the extensions of credit made by the Lenders under the ABL Credit Agreement will be secured by substantially all of the assets of Tenant, including all of the following now or hereafter located on the Premises,

[1]	Subject to reasonable changes to conform to local laws, as applicable, in the reasonable discretion of the Collateral Agent.

Exhibit M-1

(i) all inventory of Tenant, (ii) all equipment used in Tenant’s business, (iii) all leasehold improvements of Tenant, and (iv) all furniture and all other personal (movable) property (the “Collateral”); and

WHEREAS, the Collateral Agent has requested that Landlord execute this Agreement as a requirement under the ABL Credit Agreement.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord hereby represents and warrants to, and covenants and agrees with, the Collateral Agent as follows:

1.    Landlord Lien. (a) Landlord hereby acknowledges the validity of the Administrative Agent’s lien and hypothec on the Collateral and (i) waives, discharges and releases unto the Collateral Agent and its successors and assigns any and all security interests, prior claims and hypothecs created by statute, contract (including the Lease) or by common law and any and all rights granted by or under any present or future laws to levy, execute or distrain for rent or any other charges which may be due to Landlord against the Collateral, and any and all other claims, prior claims, liens, hypothecs and demands of every kind which it now has or may hereafter have against the Collateral (including, without limitation, any right to include the Collateral in any secured financing that Landlord may become a party to), and (ii) agrees that any rights, claims or demands it may have in or to the Collateral, no matter how arising (to the extent not effectively waived pursuant to clause (a)(i) of this paragraph 1, shall be subordinate to the rights of the Collateral Agent in respect thereof, and Landlord hereby cedes priority and preference of rank of any and all hypothecs it has or may in the future have on the Collateral in favor of all of the present and future Collateral Agent’s hypothecs on the Collateral. Landlord acknowledges that the Collateral is and will remain personal (movable) property and not fixtures or immovable property or part of the underlying real estate even though it may be affixed to or placed on the Premises.

(b)    Landlord further agrees not to assert any claim to the Collateral while Tenant is indebted under (or in respect of) the ABL Credit Agreement. Landlord acknowledges that the Collateral Agent shall have a first priority security interest in, and hypothec on, the Collateral and that the Collateral Agent shall have the right to file, register, publish and record [Uniform Commercial Code/Personal Property Security Act] financing statements and hypothec registrations (or local law equivalent) against the Collateral.

2.    Nature of Collateral. The Collateral may be installed in or located on the Premises and is not and shall not be deemed to be a fixture or immovable property or part of the underlying real estate but shall at all times be considered personal (movable) property.

3.    Collateral Agent’s Access. (a) Landlord agrees that while the Lease is in effect (including during any extension or renewal periods) it will not prevent the Collateral

Exhibit M-1

Agent or its designees from entering upon the Premises at all reasonable times and upon reasonable notice to inspect, appraise or remove the Collateral.

(b)    In the event that Landlord either deems itself entitled to redeem or take possession of the Premises during the term of the Lease or intends to terminate the Lease prior to the expiration of the term thereof due to a default of Tenant thereunder, Landlord will deliver notice (the “Termination Notice”) to the Collateral Agent to that effect not less than 20 days before taking such action. Landlord agrees that within the 90-day period after the Collateral Agent receives the Termination Notice (the “Disposition Period”), the Collateral Agent shall have the right, but not the obligation, to enter upon and into the Premises for the purpose of assembling, repossessing, appraising, displaying, removing, preparing for sale or lease, repairing, transferring, selling (at public or private sale) or otherwise dealing with the Collateral. Landlord further agrees that during the Disposition Period, Landlord will not interfere with the Collateral Agent’s actions in removing the Collateral from the Premises or such other of the Collateral Agent’s actions in otherwise enforcing its security interest in, or hypothec on, the Collateral. Notwithstanding anything to the contrary in this paragraph, Landlord acknowledges that the Collateral Agent shall at no time have any obligation to remove the Collateral from the Premises. The Collateral Agent shall not be liable for any diminution in value of the Premises caused by the absence of the Collateral actually removed, by the need to replace the Collateral after such removal or for any other matter except as specifically set forth herein. For the actual period of occupancy by the Collateral Agent during the Disposition Period, the Collateral Agent will pay to Landlord a fee equal to the basic rent required to be paid under the Lease by tenant as if the Lease were in full force and effect, pro rated on a per diem basis based on a 30 day month (provided, that such rent shall exclude any rent adjustments, indemnity payments, or similar amounts payable under the Lease for default, holdover status or similar charges), to the extent that such amount is not paid by Tenant. If any injunction or stay is issued (including an automatic stay or any other stay due to a bankruptcy, receivership, arrangement or similar proceeding) that prohibits the Collateral Agent from removing the Collateral, commencement of the Disposition Period shall be deferred until such injunction or stay is lifted or removed.

(c)    In entering upon or into the Premises under either clause (a) or (b) set forth above of this paragraph 3, the Collateral Agent hereby agrees to indemnify, defend and hold Landlord harmless from and against any and all claims, judgments, liabilities, costs and expenses incurred by Landlord, not as a result of the Landlord’s own gross negligence, intentional fault or breach and caused solely by the Collateral Agent entering upon or into the Premises and taking any of the foregoing actions with respect to the Collateral. Such costs shall include any damage to the Premises made by the Collateral Agent in severing and/or removing the Collateral therefrom and taking any of the foregoing actions with respect to the Collateral. Additionally, the Collateral Agent shall repair, at its sole cost and expense, any physical damage to the Premises actually caused by the Collateral Agent’s taking any of the foregoing actions with respect to the Collateral (ordinary wear and tear excluded).

Exhibit M-1

4.    Default Notices. Landlord shall send to the Collateral Agent a copy of any notice of default under the Lease sent by Landlord to Tenant (the “Default Notice”). Any Default Notice shall state the nature of the default and shall specify the amounts of rent or other payments provided for that are claimed to be in default.

5.    Default and Cure Rights. Notwithstanding anything to the contrary contained in the Lease, and without thereby assuming Tenant’s obligations under the Lease, in the event of a default by Tenant under the Lease, the Collateral Agent shall have the right, but not the obligation, to cure any such default(s) within the later of (a) 30 days following receipt of a Default Notice, and (b) the last day of the cure period available to Tenant under the terms of the Lease (except with respect to payment default(s), which cure must be made within the later of (i) 15 days following receipt of a Default Notice, and (ii) the last day of the cure period available to Tenant under the terms of the Lease with respect to payment default(s)); provided, however, that if a non-monetary default cannot reasonably be cured by the Collateral Agent within such 30 day period, the Collateral Agent shall have such additional period of time as shall be reasonably necessary (at Landlord’s commercially reasonable discretion) to cure such non-monetary default so long as the Collateral Agent commences such curative measures within such 30 day period and thereafter proceeds diligently to complete such curative measures. No action by the Collateral Agent or any Lender pursuant to this Agreement shall be deemed to be an assumption by the Collateral Agent or the Lenders of any obligation under the Lease, and except as expressly provided in paragraph 3 above, the Collateral Agent shall not have any obligation to the Landlord.

6.    Delivery of Notices. All notices to the Collateral Agent under this Agreement shall be in writing and sent to the Collateral Agent by e-mail, by telefacsimile (with a copy to be sent by certified or overnight mail), by certified or registered mail, return receipt requested, or by overnight delivery service at the address set forth on the signature page to this Agreement.

7.    Expiration of Agreement. The provisions of this Agreement shall continue in effect until the earlier of (a) the date on which the Lease would otherwise terminate absent a Tenant default, and (b) Landlord shall have received the Collateral Agent’s written certification that the ABL Credit Agreement has been terminated.

8.    Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by, and shall be construed and enforced in accordance with, the law of the jurisdiction in which the Premises are located.

9.    Successors and Assigns. The terms and provisions of this Agreement shall inure to the benefit of and be binding upon the successor and assigns of Landlord (including any successor owner of the Real Property) and the Collateral Agent. Landlord will disclose the terms and conditions of this Agreement to any purchaser or successor to Landlord’s interest in the Premises.

Exhibit M-1

10.    Amendments. This Agreement may not be changed or terminated orally or by course of conduct and is binding upon, and inures to the benefit of, the parties hereto, the Lenders and each of their respective successors and assigns.

11.    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but together the counterparts shall constitute one and the same document.

12.    ABL Credit Agreement. The parties thereto may, without in any way affecting or limiting this Agreement, and without notice to Landlord, modify, supplement, restate (in whole or in part), replace or refinance the ABL Credit Agreement or any of the other Loan Documents thereunder.

13.    Language. The parties hereto confirm that it is their wish that this agreement and all documents relating thereto, including notices, be drawn up in the English language. Les parties aux présentes confirment leur volonté que cette convention de même que tous documents, y compris tous avis, s’y rapportant soient rédigés en langue anglaise.

[Signature page follows]

Exhibit M-1

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed and delivered as of the day and year first set forth above.

[NAME OF LANDLORD]

By:
Name:
Title:

[Address]

Bank of America, N.A.

333 S. Hope Street, 19th Floor

CA9-192-13-33

Los Angeles, California 90071

Attention: Carlos Gil or Portfolio Manager

Fax: [                    ]

Exhibit M-1